   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996
                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                          WESTAMERICA BANCORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

      CALIFORNIA                     6025                        94-2156203
    (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
    JURISDICTION OF     CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)
                               1108 FIFTH AVENUE
                         SAN RAFAEL, CALIFORNIA 94901
                                (415) 257-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------
                                DAVID L. PAYNE
   CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          WESTAMERICA BANCORPORATION
                               1108 FIFTH AVENUE
                         SAN RAFAEL, CALIFORNIA 94901
                                (415) 257-8000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

       JONATHAN D. JOSEPH, ESQ.                RONALD W. BACHLI, ESQ.
      GABRIELLA A. LOMBARDI, ESQ.                R. BRENT FAYE, ESQ.
     PILLSBURY MADISON & SUTRO LLP              LILLICK & CHARLES LLP
             P.O. BOX 7880               TWO EMBARCADERO CENTER, SUITE 2700
 SAN FRANCISCO, CALIFORNIA 94120-7880   SAN FRANCISCO, CALIFORNIA 94111-3996
            (415) 983-1000                         (415) 984-8200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                          PROPOSED       PROPOSED
                                          AMOUNT          MAXIMUM        MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF              TO BE       OFFERING PRICE   AGGREGATE     REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED(1)     PER SHARE    OFFERING PRICE     FEE(2)
Common Stock, no par value per
 share(3)..........................  6,600,000 Shares  Not Applicable Not Applicable    $40,250
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of ValliCorp Holdings, Inc., a Delaware corporation ("ValliCorp"), in the proposed merger of ValliCorp with the Registrant. Represents the maximum number of shares of Common Stock of the Registrant expected to be issued upon the consummation of the merger, based upon the number of shares of ValliCorp common stock outstanding on November 30, 1996 and which may be issuable pursuant to outstanding ValliCorp stock options and convertible securities prior to consummation of the proposed merger, all as provided in the Agreement and Plan of Reorganization attached as Annex A to the attached Joint Proxy Statement/Prospectus.
(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of $20.125, the market value of the common stock of ValliCorp to be exchanged in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of such stock as reported on the Nasdaq NMS on December 2, 1996.
(3) Associated with and attached to the Common Stock are common stock purchase rights which will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  [LETTERHEAD OF WESTAMERICA BANCORPORATION]

                                                                         , 1997

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of the Shareholders of
Westamerica Bancorporation ("Westamerica") to be held at                ,
               , California, at        .m., local time, on      , February
   , 1997 (the "Westamerica Special Meeting").

  At the Westamerica Special Meeting, Westamerica shareholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Agreement"), by and among Westamerica, ValliCorp Holdings, Inc. ("ValliCorp"), and ValliWide Bank ("ValliWide"), and an Agreement and Plan of Merger between Westamerica and ValliCorp (the "Merger Agreement" and, collectively with the Agreement, the "Agreements") and the transactions contemplated thereby, including without limitation, certain provisions benefiting directors, executive officers and employees of ValliCorp, as more fully described in the accompanying Joint Proxy Statement/Prospectus. Copies of the Agreements are attached to the Joint Proxy Statement/Prospectus as Annex A. As more fully described therein, pursuant to the Agreements, ValliCorp will merge with and into Westamerica (the "Merger"). No other business is expected to be transacted at the Westamerica Special Meeting other than matters incidental to the conduct of the Westamerica Special Meeting.

  As a result of the Merger, each share of ValliCorp common stock, $0.01 par value per share ("ValliCorp Common Stock"), outstanding at the effective time of the Merger will be converted into the right to receive $21.00 of value in Westamerica common stock, without par value ("Westamerica Common Stock"), subject to certain potential adjustments as described in the Agreement and the accompanying Joint Proxy Statement/Prospectus. No fractional shares of Westamerica Common Stock will be issued to holders of shares of ValliCorp Common Stock, and, in lieu thereof, cash will be paid to ValliCorp shareholders in accordance with the Agreement.

  Under applicable law, the approval and adoption of the Agreements and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of both Westamerica Common Stock and ValliCorp Common Stock. The proposed Merger is also subject to certain regulatory approvals and the satisfaction of the conditions contained in the Agreement. Your Board of Directors has determined that the Agreements, the Merger and the transactions contemplated thereby are in the best interests of Westamerica and its shareholders.

  THE WESTAMERICA BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS, HAS APPROVED THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT WESTAMERICA SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE WESTAMERICA SPECIAL MEETING.

  The accompanying Notice and Joint Proxy Statement/Prospectus describe the matters to be acted upon at the Westamerica Special Meeting. Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, including the annexes thereto. Such documents contain a detailed description of the Merger, its terms and conditions and the transactions contemplated by the Agreements.

  Because of the significance of the proposed Merger to Westamerica, your representation and vote at the Westamerica Special Meeting, in person or by proxy, is especially important. Consummation of the proposed Merger requires, among other conditions, regulatory approval and the approval of the Agreements by the holders of a majority of the Common Stock of both Westamerica and ValliCorp. I urge you to vote FOR approval and adoption of the Agreements.

  Your continuing support of Westamerica is appreciated. Whether or not you plan to attend the Westamerica Special Meeting, please sign, date and mail the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the Board of Directors of Westamerica, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy. If you attend the Westamerica Special Meeting and vote in person, your vote will supersede your Proxy.

                                          Sincerely,

                                          David L. Payne
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                           Officer

                          WESTAMERICA BANCORPORATION

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY   , 1997

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Westamerica
Bancorporation ("Westamerica") will be held at                ,
               , California, on      , February   , 1997 at       .m., local
time (the "Westamerica Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Joint Proxy
Statement/Prospectus:

  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Agreement"), by and among Westamerica, ValliCorp Holdings, Inc. ("ValliCorp"), and ValliWide Bank ("ValliWide"), and an Agreement and Plan of Merger between Westamerica and ValliCorp (the "Merger Agreement" and, collectively with the Agreement, the "Agreements") and the transactions contemplated thereby, including without limitation, certain provisions benefiting directors, executive officers and employees of ValliCorp and the proposed merger of ValliCorp with and into Westamerica (the "Merger").

  The Agreements are set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus.

  If the Merger is consummated, holders of Westamerica Common Stock who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from Westamerica a cash payment of the fair market value of their shares determined in accordance with Chapter
13. See "DISSENTERS' RIGHTS OF APPRAISAL--APPRAISAL RIGHTS OF WESTAMERICA SHAREHOLDERS" in the attached Joint Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, a copy of which is included as Annex E thereto and incorporated herein by this reference.

  No other business will be transacted at the Westamerica Special Meeting, other than matters incidental to the conduct of the Westamerica Special Meeting.

  The Westamerica Board of Directors has fixed the close of business on December 30, 1996 as the record date for the Westamerica Special Meeting. Only Westamerica shareholders of record at the close of business on such date are entitled to notice of and to vote at the Westamerica Special Meeting. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Westamerica Common Stock.

  Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she may now plan to attend the Westamerica Special Meeting in person, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present in person at the Westamerica Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Westamerica Special Meeting.

                                          By Order of the Board of Directors,

                                          Mary Anne Bell
                                          Assistant Corporate Secretary

      , 1997
San Rafael, California

  THE WESTAMERICA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                   [LETTERHEAD OF VALLICORP HOLDINGS, INC.]

                                                                         , 1997

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of the Shareholders of
ValliCorp Holdings, Inc. ("ValliCorp"), to be held at                , Fresno,
California, at        .m., local time, on      , February   , 1997 (the
"ValliCorp Special Meeting").

  At the ValliCorp Special Meeting, ValliCorp shareholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Agreement"), by and among ValliCorp, ValliWide Bank ("ValliWide") and Westamerica Bancorporation ("Westamerica"), and an Agreement and Plan of Merger between Westamerica and ValliCorp (the "Merger Agreement" and, collectively with the Agreement, the "Agreements") and the transactions contemplated thereby, including without limitation, certain provisions benefiting directors, executive officers and employees of ValliCorp, as more fully described in the accompanying Joint Proxy Statement/Prospectus. Copies of the Agreements are attached to the Joint Proxy Statement/Prospectus as Annex A. As more fully described therein, pursuant to the Agreements, ValliCorp will merge with and into Westamerica (the "Merger"). No other business is expected to be transacted at the ValliCorp Special Meeting other than matters incidental to the conduct of the ValliCorp Special Meeting.

  As a result of the Merger, each share of ValliCorp common stock, $0.01 par value per share ("ValliCorp Common Stock"), outstanding at the effective time of the Merger will be converted into the right to receive $21.00 of value in Westamerica common stock, without par value ("Westamerica Common Stock"), subject to certain potential adjustments as described in the Agreement and the accompanying Joint Proxy Statement/Prospectus. No fractional shares of Westamerica Common Stock will be issued to holders of shares of ValliCorp Common Stock, and, in lieu thereof, cash will be paid to ValliCorp shareholders in accordance with the Agreement.

  Under applicable law, the approval and adoption of the Agreements and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of both Westamerica Common Stock and ValliCorp Common Stock. The proposed Merger is also subject to certain regulatory approvals and the satisfaction of the conditions contained in the Agreement. Your Board of Directors has determined that the Agreements, the Merger and the transactions contemplated thereby are in the best interests of ValliCorp and its shareholders.

  THE VALLICORP BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS, HAS APPROVED THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT VALLICORP SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE VALLICORP SPECIAL MEETING.

  The accompanying Notice and Joint Proxy Statement/Prospectus describe the matters to be acted upon at the ValliCorp Special Meeting. Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, including the annexes thereto. Such documents contain a detailed description of the Merger, its terms and conditions and the transactions contemplated by the Agreements.

  Because of the significance of the proposed Merger to ValliCorp, your representation and vote at the ValliCorp Special Meeting, in person or by proxy, is especially important. Consummation of the proposed Merger requires, among other conditions, regulatory approval and the approval of the Agreements by the holders of a majority of the Common Stock of both ValliCorp and Westamerica. I urge you to vote FOR approval and adoption of the Agreements.

  Your continuing support of ValliCorp is appreciated. Whether or not you plan to attend the ValliCorp Special Meeting, please sign, date and mail the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the Board of Directors of ValliCorp, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy. If you attend the ValliCorp Special Meeting and vote in person, your vote will supersede your Proxy.

                                       Sincerely,

                                       J. Mike McGowan
                                       Chairman and Chief Executive Officer

                           VALLICORP HOLDINGS, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY   , 1997

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of ValliCorp
Holdings, Inc. ("ValliCorp"), will be held at                , Fresno,
California, on      , February   , 1997 at       .m., local time (the
"ValliCorp Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Agreement"), by and among ValliCorp, ValliWide Bank ("ValliWide") and Westamerica Bancorporation ("Westamerica"), and an Agreement and Plan of Merger between Westamerica and ValliCorp (the "Merger Agreement" and, collectively with the Agreement, the "Agreements") and the transactions contemplated thereby, including without limitation, certain provisions benefiting directors, executive officers and employees of ValliCorp and the proposed merger of ValliCorp with and into Westamerica (the "Merger").

  The Agreements are set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus.

  No other business will be transacted at the ValliCorp Special Meeting, other than matters incidental to the conduct of the ValliCorp Special Meeting.

  The ValliCorp Board of Directors has fixed the close of business on December 30, 1996 as the record date for the ValliCorp Special Meeting. Only ValliCorp shareholders of record at the close of business on such date are entitled to notice of and to vote at the ValliCorp Special Meeting. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of ValliCorp common stock.

  Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she may now plan to attend the ValliCorp Special Meeting in person, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present in person at the ValliCorp Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the ValliCorp Special Meeting.

                                          By Order of the Board of Directors,

                                          E. L. Herbert
                                          Executive Vice President,
                                          General Counsel and Secretary

         , 1997
Fresno, California

  THE VALLICORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                    SUBJECT TO COMPLETION, DATED      , 1996

                           WESTAMERICA BANCORPORATION
                                      AND
                            VALLICORP HOLDINGS, INC.
                             JOINT PROXY STATEMENT

                                  -----------
                           WESTAMERICA BANCORPORATION
                                   PROSPECTUS

  This Joint Proxy Statement/Prospectus (the "Joint Proxy
Statement/Prospectus") is being furnished to shareholders of ValliCorp Holdings, Inc. ("ValliCorp"), and Westamerica Bancorporation ("Westamerica") in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at their respective Special Meetings of Shareholders.

  This Joint Proxy Statement/Prospectus relates to the proposed merger of ValliCorp with and into Westamerica (the "Merger") pursuant to the Agreement and Plan of Reorganization, dated as of November 11, 1996 (the "Agreement"), among Westamerica, ValliCorp and ValliWide Bank ("ValliWide"), a related Agreement and Plan of Merger (the "Merger Agreement," and, collectively with the Agreement, the "Agreements") and the transactions contemplated thereby. Upon consummation of the Merger, each outstanding share of the Common Stock, par value $.01 per share, of ValliCorp ("ValliCorp Common Stock" or "ValliCorp Share") will, with certain exceptions, be converted into the right to receive $21.00 of value in the Common Stock, no par value, of Westamerica (including certain common stock purchase rights which will not be exercisable or be evidenced separately from the Westamerica Common Stock prior to the occurrence of certain events) (the "Westamerica Common Stock"), subject to adjustment as described generally below and in detail in the Agreement.

  Specifically, as set forth in the Agreement, the purchase price to be paid to ValliCorp shareholders in the form of Westamerica Common Stock will be as follows. If the average closing price of Westamerica Common Stock on the Nasdaq National Market System ("NMS") for a period of 20 consecutive trading days ending five trading days prior to the effective date of the Merger (the "Average Price") is between $48.69 and $53.81 (inclusive), then ValliCorp shareholders will receive $21.00 of value in Westamerica Common Stock for each outstanding share of ValliCorp Common Stock (thus, the exchange ratio will be determined by dividing $21.00 by the Average Price). If the Average Price is above $53.81, the exchange ratio will be adjusted such that ValliCorp shareholders will receive the equivalent of 40% of the appreciation above that amount. If the Average Price is below $48.69, then ValliCorp shareholders will receive .4313 of a share of Westamerica Common Stock in exchange for each ValliCorp Share; provided, however, that if the Average Price falls below $46.13, the Board of Directors of ValliCorp may choose to either maintain an exchange ratio of .4313 or exercise a right to terminate the Agreement. If ValliCorp exercises its right to terminate the Agreement, Westamerica may choose to either increase the exchange ratio to a ratio which will provide approximately $19.90 of value in Westamerica Common Stock for each ValliCorp Share (whereupon no termination shall have occurred), or allow the Agreement to be terminated. In addition, the purchase price per ValliCorp Share may be further adjusted downward if ValliCorp's consolidated shareholders' equity falls below $138,885,000, calculated in the manner and based on certain adjustments set forth in the Agreement.

  This Joint Proxy Statement/Prospectus also serves as a prospectus for Westamerica under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of shares of Westamerica Common Stock (including the associated Westamerica Common Stock purchase rights described herein under "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights
Plan" with respect to such shares) in the Merger. On             , 1997, the
closing price of Westamerica Common Stock on the NMS was $         and the
closing price of ValliCorp Common Stock on the NMS was $        . If the
Average Price at the Effective Date is the same as the aforesaid closing price of Westamerica Common Stock and assuming ValliCorp's consolidated stockholders'
equity remains above $138,885,000, the exchange ratio would be     which
equates to a purchase price of $      per ValliCorp Share.

  This Joint Proxy Statement/Prospectus does not cover resales of Westamerica Common Stock to be received by ValliCorp shareholders upon consummation of the Merger, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale. This Joint Proxy Statement/Prospectus and the accompanying forms of Proxy are first being mailed
to shareholders of Westamerica and ValliCorp on or about January   , 1997.

 THE ABOVE  MATTERS ARE  DISCUSSED IN  DETAIL IN  THIS JOINT  PROXY STATEMENT/
  PROSPECTUS. THE PROPOSED MERGER IS  A COMPLEX TRANSACTION. SHAREHOLDERS ARE
   STRONGLY  URGED   TO  READ  AND  CONSIDER  CAREFULLY  THIS   JOINT  PROXY
     STATEMENT/PROSPECTUS IN ITS ENTIRETY.

                                  -----------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 NOR HAS  THE  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES
 COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  JOINT  PROXY
 STATEMENT/  PROSPECTUS. ANY  REPRESENTATION  TO THE  CONTRARY  IS A  CRIMINAL
  OFFENSE.

                                  -----------

     The date of this Joint Proxy Statement/Prospectus is January   , 1997.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   1
SUMMARY...................................................................   3
  The Parties.............................................................   3
  The Meetings and Votes Required.........................................   3
  Certain Considerations..................................................   4
  Background of the Merger................................................   5
  Reasons for the Merger; Recommendations of the Boards of Directors......   5
  Opinion of ValliCorp's Financial Advisor................................   5
  Opinion of Westamerica's Financial Advisor..............................   6
  Effective Date of the Merger............................................   6
  Purchase Price and Potential Adjustments................................   6
  Treatment of Stock Options..............................................   7
  Conditions and Regulatory Approvals.....................................   7
  Covenants...............................................................   8
  Stock Option Agreement..................................................   9
  Agreements with ValliCorp Directors.....................................   9
  Noncompetition Agreements...............................................   9
  Amendment and Termination...............................................  10
  Expenses................................................................  10
  Certain Federal Income Tax Consequences.................................  10
  Accounting Treatment....................................................  11
  Interests of Certain Persons in the Merger..............................  11
  Dissenters' Rights of Appraisal.........................................  12
  Market Price and Dividend Data..........................................  13
  Differences in Charter Documents........................................  14
  Selected Historical and Pro Forma Financial Data........................  14
INTRODUCTION..............................................................  19
INFORMATION ABOUT WESTAMERICA.............................................  19
INFORMATION ABOUT VALLICORP AND VALLIWIDE BANK............................  20
THE MEETINGS..............................................................  21
  Matters to be Considered at the Meetings................................  21
CERTAIN CONSIDERATIONS....................................................  23
  Shares Eligible for Future Sale; Dilution...............................  23
  Interests of ValliCorp Officers and Directors in the Merger.............  24
  ValliCorp's Results of Operations.......................................  25
  Real Estate Lending Activities; Nonperforming Assets....................  26
  Organizational Structure and Operations Upon the Merger.................  26
  Effect of Shareholder Rights Plan.......................................  26
  Legislative and Regulatory Environment..................................  27
THE MERGER................................................................  27
  Background of the Merger................................................  27
  Reasons for the Merger; Recommendations of the Boards of Directors......  28
  Opinion of ValliCorp's Financial Advisor................................  31
  Opinion of Westamerica's Financial Advisor..............................  34
  Effective Date of the Merger............................................  39
  Purchase Price and Potential Adjustments................................  40
  Conversion of Shares of ValliCorp Common Stock..........................  41
  Exchange of ValliCorp Stock Certificates; Fractional Interests..........  41
  Treatment of Stock Options..............................................  42
  Covenants of Westamerica and ValliCorp; Conduct of Business Prior to the
   Merger.................................................................  43
  Representations and Warranties; Conditions to the Merger................  50
  Management and Operations Following the Merger..........................  52
  Required Regulatory Approvals...........................................  52
  Amendment; Termination..................................................  54
  Expenses................................................................  55
  Agreements with ValliCorp Directors.....................................  55
  Noncompetition Agreements...............................................  56

                                                                           PAGE
                                                                           ----
  Stock Option Agreement..................................................  56
  Certain Federal Income Tax Consequences.................................  60
  Accounting Treatment....................................................  61
  Trading Markets for Stock...............................................  61
  Resales of Westamerica Common Stock.....................................  61
DISSENTERS' RIGHTS OF APPRAISAL...........................................  61
  ValliCorp Shareholders..................................................  61
  Appraisal Rights of Westamerica Shareholders............................  61
PRO FORMA COMBINED FINANCIAL INFORMATION..................................  63
MARKET PRICE AND DIVIDEND INFORMATION.....................................  72
  Market Quotations.......................................................  72
  Dividends and Dividend Policy...........................................  72
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS.............................  74
  General.................................................................  74
  Certain Anti-Takeover Measures..........................................  74
  Quorum Requirements.....................................................  74
  Cumulative Voting.......................................................  74
  Classified Board of Directors...........................................  75
  Indemnification of Directors and Executive Officers.....................  75
  Elimination of Directors' Monetary Liability for Breach of Duty of Care.  77
  Shareholder Meetings and Action by Written Consent......................  78
  Amendment of Bylaws.....................................................  78
  Removal of Directors....................................................  79
  Filling Vacancies on the Board of Directors.............................  79
  Amendment of Articles or Certificate....................................  80
  Notice of Shareholder Business..........................................  80
  Notice of Director Nominations..........................................  81
  Limitation on Action by Shareholders--Call of Annual or Special Meeting
   of Shareholders and Action by Shareholders Without a Meeting...........  81
  Westamerica "Interested Person" Provision...............................  81
  Delaware Anti-takeover Statute..........................................  82
  Series A Preferred Stock Purchase Rights Accompanying ValliCorp Common
   Stock..................................................................  82
  Consideration of Factors Other Than Price...............................  82
  Shareholder Vote for Mergers and Other Reorganizations..................  83
  Inspection of Shareholder Lists.........................................  83
DESCRIPTION OF WESTAMERICA CAPITAL STOCK AND INDEBTEDNESS.................  83
  Common Stock............................................................  83
  Preferred Stock and Class B Common Stock................................  84
  Debt Agreement..........................................................  84
  Shareholder Rights Plan.................................................  84
  Automatic Dividend Reinvestment Service and Employee Stock Purchase
   Plan...................................................................  86
DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS...................  86
  Common Stock............................................................  86
  Dividend Reinvestment and Stock Purchase Plan...........................  87
  Series A Preferred Stock Purchase Rights................................  87
  Debt Agreements.........................................................  90
EXPERTS...................................................................  90
LEGAL MATTERS.............................................................  91
SOLICITATION OF PROXIES...................................................  91
PROPOSALS OF SECURITY HOLDERS.............................................  91

ANNEX A--Agreement and Plan of Reorganization and Agreement and Plan of Merger ANNEX B--Stock Option Agreement
ANNEX C--Fairness Opinion of Montgomery Securities
ANNEX D--Fairness Opinion of Hoefer & Arnett, Inc.
ANNEX E--California General Corporation Law Chapter 13--Dissenters' Rights

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WESTAMERICA OR VALLICORP. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN, IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF WESTAMERICA OR VALLICORP SINCE THE DATE HEREOF.
                             AVAILABLE INFORMATION

  Westamerica and ValliCorp are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Westamerica and ValliCorp each file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Westamerica and ValliCorp with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. The Westamerica Common Stock and the ValliCorp Common Stock are each listed on the NMS. Reports, proxy statements and other information concerning Westamerica and ValliCorp can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, N.W., Washington, D.C.

  Westamerica has filed with the Commission a Registration Statement on Form S-4 under the Securities Act relating to the shares of Westamerica Common Stock to be issued in connection with the Merger (together with any amendments thereto, the "Registration Statement"). This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Westamerica filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. The Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

  Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference herein relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY WESTAMERICA (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM MARY ANNE BELL, ASSISTANT CORPORATE SECRETARY, WESTAMERICA BANCORPORATION, 1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901 (TELEPHONE (415) 257-8000). THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY VALLICORP (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM E. L. HERBERT, SECRETARY, VALLICORP HOLDINGS, INC., 8405 NORTH FRESNO STREET, FRESNO, CALIFORNIA 93720 (TELEPHONE (209) 437-5700). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETINGS TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY
               , 1997.

  The following documents of Westamerica are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of those documents: Westamerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; Westamerica's Quarterly Report on Form

10-Q for the quarter ended March 31, 1996; Westamerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; Westamerica's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; Westamerica's Current Report on Form 8-K dated February 21, 1996; Westamerica's Current Report on Form 8-K dated July 31, 1996; Westamerica's Current Report on Form 8-K dated November 13, 1996; and all other reports and documents filed by Westamerica pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering of Westamerica Common Stock to which this Joint Proxy Statement/Prospectus relates.

  The following documents of ValliCorp are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of those documents: ValliCorp's Supplemental Consolidated Financial Statements as of December 31, 1995 and 1994 (incorporated by reference from ValliCorp's Registration Statement on Form S-4 (333-06411)); ValliCorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; ValliCorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; ValliCorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; ValliCorp's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; ValliCorp's Current Report on Form 8-K dated February 2, 1996 (and an 8-K/A dated February 2, 1996); ValliCorp's Current Report on Form 8-K dated March 22, 1996; ValliCorp's Current Report on Form 8-K dated March 27, 1996; ValliCorp's Current Report on Form 8-K dated November 13, 1996; and all other reports and documents filed by ValliCorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering of Westamerica Common Stock to which this Joint Proxy Statement/Prospectus relates.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that such statement is modified or replaced by a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF WESTAMERICA FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS TO BE REALIZED FROM THE MERGER, THE EXPECTED IMPACT OF THE MERGER ON WESTAMERICA'S FINANCIAL PERFORMANCE AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY (SEE "CERTAIN CONSIDERATIONS", "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS" AND "PRO FORMA COMBINED FINANCIAL INFORMATION"). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF WESTAMERICA AND VALLICORP ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY, (7) CHANGES IN THE REGULATORY ENVIRONMENT, (8) CHANGES IN BUSINESS CONDITIONS AND INFLATION, AND (9) CHANGES IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF WESTAMERICA OR VALLICORP NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF WESTAMERICA AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

  ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO WESTAMERICA HAS BEEN SUPPLIED BY WESTAMERICA, AND ALL INFORMATION RELATING TO VALLICORP HAS BEEN SUPPLIED BY VALLICORP. NEITHER WESTAMERICA NOR VALLICORP WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Shareholders are urged to read carefully this Joint Proxy Statement/Prospectus and the attached Annexes in their entirety. Certain capitalized terms which are used but not defined in this Summary are defined elsewhere in this Joint Proxy Statement/Prospectus or in the Agreement.

THE PARTIES

  Westamerica is a bank holding company, headquartered in San Rafael, California, incorporated under the laws of the State of California and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Westamerica's wholly-owned banking subsidiaries, Westamerica Bank and Bank of Lake County, are California state-chartered banks, insured by the Federal Deposit Insurance Corporation (the "FDIC") and members of the Federal Reserve System. Westamerica's subsidiary banks presently operate 57 banking offices in 13 Northern California counties. At September 30, 1996, Westamerica had consolidated assets of approximately $2.5 billion, deposits of approximately $2.1 billion, and shareholders' equity of approximately $229 million. Westamerica's principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and Westamerica's telephone number at that location is (415) 257-8000.

  ValliCorp is a bank holding company, headquartered in Fresno, California, incorporated under the laws of the State of Delaware and registered under the BHC Act. ValliCorp owns all of the outstanding shares of ValliWide Bank, a California state-chartered bank ("ValliWide"), insured by the FDIC, and a member of the Federal Reserve System. ValliWide presently operates 55 banking offices located in the California counties of Calaveras, Fresno, Kern, Kings, Madera, Merced, Nevada, Placer, Sacramento, San Luis Obispo, Stanislaus, Tulare, Tuolumne and Yolo. At September 30, 1996, ValliCorp had consolidated assets of approximately $1.3 billion, deposits of approximately $1.2 billion and shareholders' equity of approximately $139 million. ValliCorp's principal executive offices are located at 8405 North Fresno Street, Fresno, California 93720, and ValliCorp's telephone number at that location is (209) 437-5700.

THE MEETINGS AND VOTES REQUIRED

  Westamerica. The Westamerica Special Meeting (including any adjournments or
postponements thereof) will be held at                ,                ,
California, on           , February   , 1997, at       .m., local time. At the
Westamerica Special Meeting, holders of Westamerica Common Stock will consider and vote upon a proposal to adopt and approve the Agreements and the transactions contemplated thereby, including without limitation, certain provisions benefiting directors, executive officers and employees of ValliCorp. Only holders of record of Westamerica Common Stock at the close of business on December 30, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Westamerica Special Meeting. See "The Meetings."

  As of the Record Date, there were     shares of Westamerica Common Stock
outstanding, of which     shares were beneficially owned by executive officers
and directors of Westamerica. It is anticipated that all such shares of Westamerica Common Stock will be voted for approval of the Agreements and the transactions contemplated thereby. Accordingly, approval of the Agreements and the transactions contemplated thereby at the Westamerica Special Meeting is
expected to require the affirmative vote of an additional         shares of
Westamerica Common Stock outstanding on the Record Date to be voted by the remaining shareholders of Westamerica. To ValliCorp's knowledge, as of the Record Date, directors and executive officers of ValliCorp did not beneficially own any shares of Westamerica Common Stock.

  ValliCorp. The ValliCorp Special Meeting (including any adjournments or
postponements thereof) will be held at           , Fresno, California, on
          , February   , 1997, at       .m., local time. At the ValliCorp
Special Meeting, holders of ValliCorp Common Stock will consider and vote upon a proposal to adopt and approve the Agreements and the transactions contemplated thereby, including without limitation, certain provisions benefiting directors, executive officers and employees of ValliCorp. Only holders of record of ValliCorp Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the ValliCorp Special Meeting. See "The Meetings."

  As of the Record Date, there were           shares of ValliCorp Common Stock
outstanding, of which [697,449] shares or    % were subject to sole or shared
voting power by directors of ValliCorp. The directors of ValliCorp have agreed to vote such shares of ValliCorp Common Stock for approval of the Agreements and the transactions contemplated thereby. Additionally, Westamerica owns 115,500 ValliCorp Shares, all of which Westamerica intends to vote for approval of the Agreements and the transactions contemplated thereby. Accordingly, approval of the Agreements and the transactions contemplated thereby at the ValliCorp Special Meeting is expected to require the affirmative vote of an
additional         shares of ValliCorp Common Stock outstanding on the Record
Date to be voted by the remaining shareholders of ValliCorp. In addition, as of the Record Date, executive officers of ValliCorp owned an additional shares of ValliCorp Common Stock. To Westamerica's knowledge, as of the Record Date, directors and executive officers of Westamerica did not beneficially own any shares of ValliCorp Common Stock.

  Approval of the Agreements by a majority of each of the Westamerica and ValliCorp shareholders will constitute approval of the Agreements, and each of the transactions contemplated thereby, including, without limitation, certain provisions benefiting directors, executive officers and employees of ValliCorp, as more fully described herein. See "Certain Considerations--Interests of ValliCorp Officers and Directors in the Merger." The affirmative vote of the holders of a majority of the outstanding shares of both Westamerica and ValliCorp Common Stock entitled to vote at the Westamerica Special Meeting and the ValliCorp Special Meeting, respectively, is required to approve and adopt the Agreements and the transactions contemplated thereby. Such approvals are conditions to, and required for, consummation of the Merger. See "The Meetings" and "The Merger--Representations and Warranties; Conditions to the Merger" and "--Treatment of Stock Options."

  A shareholder giving a Proxy has the power to revoke that Proxy prior to exercise. See "The Meetings--Matters to be Considered at the Meetings."

CERTAIN CONSIDERATIONS

  See "Certain Considerations" for a discussion of certain factors which should be carefully considered by shareholders in deciding whether to vote for approval of the Agreements and the transactions contemplated thereby. Such section discusses shares of Westamerica Common Stock eligible for future sale which may have a dilutive effect, interests of ValliCorp officers and directors in the Merger, possible adverse impacts on ValliCorp's results of operations, real estate lending activities and nonperforming assets, organizational structure and operations after the Merger, the effect of the Westamerica shareholder rights plan and the legislative and regulatory environment.

  CERTAIN MATTERS DISCUSSED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THE SECTIONS HEREIN ENTITLED "CERTAIN CONSIDERATIONS", "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS" AND "PRO FORMA COMBINED FINANCIAL INFORMATION". THEREFORE, THE MATTERS SET FORTH THEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS AND PROSPECTS OF WESTAMERICA AND VALLICORP.

BACKGROUND OF THE MERGER

  The Boards of Directors of Westamerica and ValliCorp began to consider the possibility of a business combination of their respective institutions during the second quarter of 1996. After various discussions and negotiations between certain of their directors and officers, Westamerica accepted a confidentiality agreement presented by ValliCorp on June 25, 1996, for the purpose of conducting a preliminary due diligence examination of ValliCorp. Early in the third quarter, representatives of Montgomery Securities ("Montgomery") met with the ValliCorp Board of Directors to discuss, among other things, the interest of Westamerica in acquiring ValliCorp, a proposed restructuring plan under which ValliCorp would have remained independent and alternatives to the overtures by Westamerica. The ValliCorp Board of Directors formed a special committee of the board to evaluate ValliCorp's alternatives. Shortly thereafter, said committee authorized Montgomery to begin contacting prospective purchasers. Initially, 12 prospective purchasers, including Westamerica, were contacted. Based on the responses from the prospective purchasers, Westamerica and ValliCorp and their respective attorneys and financial advisors entered into additional discussions and negotiations. However, the ValliCorp Board of Directors terminated negotiations with Westamerica late in the third quarter of 1996. Promptly following such termination, ValliCorp management and Montgomery began acquisition discussions with two additional financial institutions; however, both institutions subsequently decided not to proceed further. During the fourth quarter of 1996, negotiations were reopened between Westamerica and ValliCorp. During these new negotiations, Westamerica completed additional due diligence on ValliCorp and ValliCorp conducted a due diligence examination of Westamerica. Upon completion of such due diligence examinations and after certain additional discussions and negotiations, each of the Westamerica Board and ValliCorp Board held a meeting on November 11, 1996 to discuss and evaluate the proposed Merger and the Agreements. Both Boards unanimously approved the Agreements, a related Stock Option Agreement and other ancillary matters and the Agreement and the Stock Option Agreement were entered into on November 11, 1996.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Each of the Westamerica Board and ValliCorp Board believes the Merger to be in the best interests of their respective institutions, shareholders, communities and banking customers. Each Board expects that Westamerica, as the surviving company, will be stronger in terms of growth opportunities and profitability than is either institution at present. Westamerica will also have the advantage of consolidation and centralization of certain management and operations functions and certain economies of scale. Furthermore, it is believed that Westamerica, the surviving company, as a stronger independent financial institution with a retail branch network extending south into Kern County, north into Mendocino County and from the central coast to the Sierra foothills, will be better able to compete with major banks in the communities now served by each company. Local communities within California will also benefit through the provision of increased banking services. ACCORDINGLY, THE BOARDS OF DIRECTORS OF WESTAMERICA AND VALLICORP HAVE APPROVED THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMEND APPROVAL OF THE AGREEMENTS BY THE SHAREHOLDERS OF WESTAMERICA AND VALLICORP, RESPECTIVELY.

  In evaluating the recommendations of the Boards of Directors summarized above, shareholders should carefully consider the matters described under "Certain Considerations" and "The Merger--Background of the Merger" and "-- Reasons for the Merger; Recommendations of the Boards of Directors."

OPINION OF VALLICORP'S FINANCIAL ADVISOR

  Montgomery has rendered an opinion, dated November 11, 1996 (the "Montgomery Fairness Opinion"), to the ValliCorp Board of Directors that the consideration to be received by the holders of ValliCorp Common Stock pursuant to the Merger is fair to such holders from a financial point of view, as of the date of such opinion. The text of the Montgomery Fairness Opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Montgomery, is attached to this Joint Proxy Statement/Prospectus as Annex C. ValliCorp shareholders are urged to read the Montgomery Fairness Opinion in its entirety. The Agreement does not require that the Montgomery Fairness Opinion be updated prior to the Effective Date. See "The Merger--Opinion of ValliCorp's Financial Advisor," which also contains a discussion of the fees to be paid to Montgomery. The fees to be paid to Montgomery are generally contingent upon consummation of the Merger. See "Certain Considerations."

OPINION OF WESTAMERICA'S FINANCIAL ADVISOR

  Hoefer & Arnett, Inc. ("H&A"), has rendered an opinion, dated November 11, 1996 (the "H&A Fairness Opinion"), to the Westamerica Board of Directors that the Merger is fair, from a financial point of view, to the shareholders of Westamerica, as of the date of such opinion. The H&A Fairness Opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by H&A, is attached to this Joint Proxy Statement/Prospectus as Annex D. Westamerica shareholders are urged to read the H&A Fairness Opinion in its entirety. The Agreement does not require that the H&A Fairness Opinion be updated prior to the Effective Date. See "The Merger--Opinion of Westamerica's Financial Advisor," which also contains a discussion of the fees to be paid to H&A. The fees to be paid to H&A are contingent upon consummation of the Merger. See "Certain Considerations."

EFFECTIVE DATE OF THE MERGER

  The Merger will be effective upon the date of the filing with the California Secretary of State of a duly executed Merger Agreement and the officers' certificates prescribed by Section 1103 of the California General Corporation Law (the "GCL") and/or other documents as required by the Delaware General Corporation Law (the "DGCL") or upon any subsequent date specified in the Merger Agreement (the "Effective Time"). The date on which the Effective Date occurs as specified in the Merger Agreement is referred to herein as the "Effective Date." It is presently anticipated that the Merger will be consummated in the second quarter of 1997.

PURCHASE PRICE AND POTENTIAL ADJUSTMENTS

  The purchase price (the "Purchase Price") to be paid for each share of ValliCorp Common Stock is $21.00 of value in Westamerica Common Stock, subject to adjustment under certain circumstances as described below and in the Agreement.

  Specifically, as set forth in the Agreement, the Purchase Price to be paid to ValliCorp shareholders in the form of Westamerica Common Stock will be as follows. If the average closing price of Westamerica Common Stock on the NMS for a period of 20 consecutive trading days ending five trading days prior to the Effective Date (the "Average Price") is between $48.69 and $53.81 (inclusive), then ValliCorp shareholders will receive $21.00 of value in Westamerica Common Stock for each outstanding share of ValliCorp Common Stock (thus, the Exchange Ratio is determined by dividing $21.00 by the Average Price). If the Average Price is above $53.81, the Exchange Ratio will be adjusted such that ValliCorp shareholders will receive the equivalent of 40% of the appreciation above that amount. Under this formula, for every $1 that the Average Price is above $53.81, ValliCorp shareholders will receive approximately an additional $0.16 of value in Westamerica Common Stock. If the Average Price is below $48.69, then the Exchange Ratio is fixed at .4313 so that ValliCorp shareholders will receive .4313 of a share of Westamerica Common Stock in exchange for each share of ValliCorp Common Stock; provided, however, that if the Average Price falls below $46.13, the Board of Directors of ValliCorp may choose to either maintain an Exchange Ratio of .4313 or exercise a right to terminate the Agreement. If ValliCorp exercises its right to terminate the Agreement, Westamerica may choose to either increase the Exchange Ratio to a ratio which will provide approximately $19.90 of value in Westamerica Common Stock for each ValliCorp Share (whereupon no termination shall have occurred), or allow the Agreement to be terminated.

  In addition, the Purchase Price may be further adjusted downward based on a measure of ValliCorp's consolidated shareholders' equity in the manner and based on certain adjustments as set forth in the Agreement. Generally, at the end of the calendar quarter prior to the Effective Date, ValliCorp's shareholders' equity (calculated in the manner set forth in the Agreement) must be equal to or in excess of $138,885,000. If said amount is less than $138,885,000 but more than $125,000,000, then the Exchange Ratio will be adjusted downward based on a formula set forth in the Agreement. The formula takes the consolidated shareholders' equity calculated in the manner set forth in the Agreement, divides it by $138,885,000 (to determine the fraction of book value attained) and then multiplies by the prior Exchange Ratio to yield the final Exchange Ratio. However, if said consolidated shareholders' equity is below $125,000,000, Westamerica may terminate the Agreement.

  If the Average Price at the Effective Date is the same as the closing price
of Westamerica Common Stock on     , 1997 of $     and assuming ValliCorp's
consolidated stockholders' equity remains above $138,885,000, the exchange
ratio would be     which equates to a purchase price of $     per ValliCorp
Share.

  Immediately following consummation of the Merger, based on the number of shares of Westamerica Common Stock and ValliCorp Common Stock outstanding on the Record Date, the former shareholders of ValliCorp will hold between approximately [39.0%] to [36.6%] of the shares of the issued and outstanding Common Stock of Westamerica assuming the Average Price remains between $48.69 and $53.81 (inclusive). To the extent the Average Price is above $53.81, the percentage of Westamerica Common Stock which former ValliCorp shareholders will hold following the Effective Date will be less than [36.6%] of Westamerica's outstanding Common Stock. In general, since the Exchange Ratio will be fixed at
 .4313 if the Average Price is less than $48.69, the maximum percentage of Westamerica Common Stock which former ValliCorp shareholders will own in Westamerica after the Effective Date will remain at approximately [39.0%]. If
the Average Price as of the Effective Date is $     and ValliCorp's
consolidated shareholders' equity as of the calendar quarter prior to the Effective Date is equal to or in excess of $138,885,000 the former shareholders of ValliCorp will hold approximately [ %] of the shares of the issued and outstanding Westamerica Common Stock (based on the number of shares outstanding on the Record Date). Each share of Westamerica Common Stock issued and outstanding immediately prior to consummation of the Merger will remain outstanding and unchanged as a result of the Merger. See "The Merger--Purchase Price and Potential Adjustments" and "--Conversion of Shares of ValliCorp Common Stock."

TREATMENT OF STOCK OPTIONS

  As of the Record Date, options to purchase 886,689 shares of ValliCorp Common Stock were outstanding pursuant to ValliCorp's stock option plans or stock option plans of companies acquired by ValliCorp (collectively, the "ValliCorp Stock Option Plan"). The Agreement provides that, following the Effective Date, all outstanding options under the ValliCorp Stock Option Plan will be assumed by Westamerica or replaced by options for an equivalent number of shares of Westamerica Common Stock with an exercise price calculated in accordance with the Exchange Ratio, but otherwise on terms and conditions that are consistent with the terms and conditions of the existing ValliCorp Stock Option Plan stock options. See "The Merger--Treatment of Stock Options" and "Certain Considerations--Interests of ValliCorp Officers and Directors in the Merger."

CONDITIONS AND REGULATORY APPROVALS

  The respective obligations of Westamerica and ValliCorp to effect the Merger are subject to various conditions described in "The Merger--Representations and Warranties; Conditions to the Merger."

  The Merger will occur only if all required government approvals are in effect or have been obtained (without the imposition of any conditions or requirements as determined in the reasonable opinion of Westamerica or ValliCorp to materially and adversely affect the anticipated economic and business benefits of the Merger), the Agreements are approved by the majority of the outstanding shares of ValliCorp Common Stock and of Westamerica Common Stock and certain other conditions are satisfied, including, but not limited to, the Merger being accounted for as a pooling of interests, ValliCorp's consolidated shareholders' equity as of the calendar quarter preceding the Effective Date (calculated as set forth in the Agreement) being $125,000,000 or more, the Merger qualifying as a tax-free reorganization, neither party suffering a Material Adverse Effect since September 30, 1996 and the absence of any investigation, legal action, proceeding or legal impediment to the Merger which so adversely affects the anticipated economic and business benefits to Westamerica of the Merger as to render consummation of the Merger inadvisable.

COVENANTS

  The Agreement contains covenants of Westamerica and ValliCorp which provide, among other things, that ValliCorp and its subsidiaries will conduct their respective business in the ordinary course as such was conducted prior to entering into the Agreement. The Agreement further provides that, unless Westamerica has given its previous written consent to any act or omission to the contrary (which consent shall not be unreasonably withheld), ValliCorp and its subsidiaries will not, until the Effective Date, do certain things as further described below. See "The Merger--Covenants of Westamerica and ValliCorp; Conduct of Business Prior to the Merger."

  The Agreement also provides that, except with the prior written consent of Westamerica, neither ValliCorp nor any ValliCorp subsidiary will propose, declare, set aside or pay any dividend or distribution in respect of its common stock other than regular quarterly cash dividends in amounts substantially equivalent to dividends paid in the two years prior to the Agreement. Westamerica and ValliCorp will also coordinate the declaration of any dividends in respect of Westamerica Common Stock and ValliCorp Common Stock. ValliCorp has agreed not to increase its quarterly dividend to a level that is greater than .4098 times Westamerica's then current dividend, but may increase its dividend to that level without violating this covenant.

  ValliCorp will not, directly or indirectly, solicit, initiate, or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to endorse any Takeover Proposal, or participate in any negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that prior to receipt of the ValliCorp shareholder approval of the Agreements the foregoing covenant is subject to certain exceptions to allow the ValliCorp Board to comply with its fiduciary duties. If the ValliCorp Board, in the exercise of its fiduciary duties, exercises its right to accept a Superior Proposal, it may only do so based on the advice of a financial advisor of nationally recognized reputation that said proposal would, if consummated, be more favorable to ValliCorp's shareholders from a financial point of view than the Merger and by paying a Termination Fee of $6 million.

  If the Agreement is terminated pursuant to its terms other than solely because the Federal Reserve Board or Superintendent issues a final order denying approval of the Merger, a failure of the condition requiring Westamerica shareholder approval of the Merger occurs, or other than by ValliCorp pursuant to a Material Adverse Effect which has occurred with respect to Westamerica and its subsidiaries taken as a whole since September 30, 1996 or pursuant to a material breach of the Agreement by Westamerica not cured within 30 days after written notice thereof by ValliCorp, and an Acquisition Event occurs with respect to ValliCorp within 18 months after the date of such termination, ValliCorp is obligated to pay a $6 million Termination Fee.

  With respect to five ValliWide branches which prior to November 11, 1996 ValliWide had considered closing or consolidating, ValliWide has agreed it will so close or consolidate said branches prior to the Effective Date. ValliWide has also agreed that it will utilize all commercially reasonable efforts to sell, close or consolidate certain additional branches prior to the Effective Date, subject to certain closing conditions.

  Westamerica has agreed that, promptly following the Effective Date, Westamerica will take those actions necessary to cause three persons who are current directors of ValliCorp to become directors of Westamerica.

Westamerica has also agreed that, following the Effective Date, it will indemnify all persons who are or become directors or officers of ValliCorp or any of its subsidiaries prior to the Effective Date to the fullest extent permitted by applicable law on the basis set forth in the Agreement, and all rights to indemnification and all limitations on liability existing in favor of said directors and officers in effect on November 11, 1996 shall survive the Merger and be honored by Westamerica for six years after the Effective Date. Westamerica will also cause all such directors and officers to be covered by ValliCorp's existing directors' and officers' liability insurance policy for no less than three years after the Effective Date, provided that Westamerica will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the most recent premium paid by ValliCorp.

  In addition, Westamerica has agreed not to accept any offer from any third party regarding a Takeover Proposal of Westamerica with any other entity unless such offer is expressly conditioned upon the performance by Westamerica or its successor in interest of its obligations under the Agreement.

STOCK OPTION AGREEMENT

  As a condition to and in consideration for entering into the Agreement, ValliCorp granted Westamerica an option to purchase up to 3,747,187 shares of ValliCorp Common Stock (the "Option Shares") at an exercise price of $18.00 per share (the "Stock Option"). The Option Shares, if issued pursuant to the Stock Option Agreement entered into between Westamerica and ValliCorp (the "Stock Option Agreement") would represent approximately 19.9% of the issued and outstanding shares (excluding treasury shares) of ValliCorp Common Stock after giving effect to the issuance of any shares pursuant to an exercise of the Stock Option, but in no event will the number of Option Shares exceed 19.9% of ValliCorp's issued and outstanding Common Stock.

  The number of Option Shares will be increased to the extent that ValliCorp issues additional shares of Common Stock (otherwise than pursuant to an exercise of the Stock Option) such that the number of Option Shares will continue to equal 19.9% of the then issued and outstanding shares of ValliCorp Common Stock without giving effect to the issuance of shares pursuant to an exercise of the Stock Option. The number of shares of ValliCorp Common Stock subject to the Stock Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividend, split-up, merger, recapitalization, combination, subdivision, exchange of shares, or similar event relating to ValliCorp. In the event that ValliCorp issues or agrees to issue any shares of Common Stock (other than as permitted under the Agreement) at a price less than $18.00 per share (or lower than an adjusted price per share), the exercise price will be equal to such lesser price.

  The Stock Option is exercisable only upon the occurrence of both an "Initial Triggering Event" and a "Subsequent Triggering Event" prior to termination of the Stock Option, as set forth in the Stock Option Agreement, none of which has occurred as of the date hereof. See "The Merger--Stock Option Agreement." Westamerica has agreed that the aggregate amount of gain realized by Westamerica pursuant to the Stock Option Agreement when added to the Termination Fee, if any, received by Westamerica will not exceed $15 million.

AGREEMENTS WITH VALLICORP DIRECTORS

  Westamerica has entered into a Shareholder Agreement with certain shareholders of ValliCorp, each of whom is also a director of ValliCorp (collectively, the "ValliCorp Directors"), pursuant to which the ValliCorp Directors have agreed generally (i) to vote all shares of ValliCorp Common Stock as to which they have sole or shared voting power (the "Shares") in favor of the approval of the Agreement, thereby increasing the likelihood that the Agreement will be approved by the shareholders of ValliCorp and (ii) not to sell, assign, transfer or otherwise take any action that will alter or affect in any way the right to vote any of their Shares of ValliCorp Common Stock prior to and through the date of the ValliCorp Special Meeting. See "The Merger--Agreements with ValliCorp Directors."

NONCOMPETITION AGREEMENTS

  As a condition to consummation of the Merger under the Agreement, the non-employee directors of ValliCorp and ValliWide (collectively, the "Non-Employee Directors") have entered into noncompetition agreements (the "Noncompetition Agreements") with Westamerica. Pursuant to the Noncompetition Agreements, after the Effective Date, the Non-Employee Directors will not be permitted, without Westamerica's written consent, to engage in activities within Calaveras, Fresno, Kern, Kings, Merced, Madera, Nevada, Placer, Stanislaus, Tulare, Tuolumne, Sacramento, San Luis Obispo or Yolo Counties in the State of California which are similar to or competitive with the activities of Westamerica, ValliCorp or ValliWide. The Noncompetition Agreements expire two years after the Effective Date.

  In addition, the Noncompetition Agreements require the Non-Employee Directors to treat as confidential all information concerning the records, properties, books, contracts, commitments and affairs of Westamerica, ValliCorp or their respective subsidiaries, even if a Noncompetition Agreement is terminated or expires. See "The Merger--Noncompetition Agreements."

AMENDMENT AND TERMINATION

  The Agreements may be amended or supplemented at any time by mutual agreement of Westamerica and ValliCorp. Any amendment or supplement must be in writing and approved by the boards of directors and/or officers authorized by the boards. The Agreements may be terminated by the mutual consent of the Boards of Directors of both Westamerica and ValliCorp at any time prior to the consummation of the Merger.

  The Agreements may also be terminated as follows: (i) by the Board of Directors of Westamerica on or after August 15, 1997, if (A) any of the conditions precedent of Westamerica in the Agreement have not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and ValliCorp has failed to complete the Merger; (ii) by the Board of Directors of Westamerica if a Material Adverse Effect has occurred with respect to ValliCorp and its subsidiaries taken as a whole since September 30, 1996, or there has been failure or prospective failure on the part of ValliCorp or ValliWide to comply with its obligations under the Agreement, or any failure or prospective failure to comply with any of the conditions precedent; (iii) by Westamerica if, after the date of the Agreement, any person (other than Westamerica or any subsidiary thereof) becomes and remains for 10 Business Days the beneficial owner of 10% or more of the then outstanding shares of ValliCorp or any Person (other than Westamerica or a subsidiary thereof) commences a bona fide tender offer or exchange offer to acquire at least 10% of the then outstanding shares of ValliCorp; (iv) by the Board of Directors of ValliCorp on or after August 15, 1997, if (A) any of the conditions precedent of ValliCorp have not been fulfilled, or (B) such conditions have been fulfilled or waived by ValliCorp but Westamerica has failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if Westamerica is contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated by the Agreement, such nonfulfillment will not give ValliCorp the right to terminate the Agreement until the earlier of (A) 12 months after the date of the Agreement and (B) 60 days after the completion of such litigation and of any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise any waiting period with respect thereto; (v) by the Board of Directors of ValliCorp if (A) a Material Adverse Effect occurs with respect to Westamerica and its subsidiaries taken as a whole since September 30, 1996, or (B) there has been any failure or prospective failure to comply with any condition precedent of ValliCorp; and (vi) by the Board of Directors of ValliCorp, if the Board of Directors so determines by a vote of a majority of the members of the entire Board, at any time during the two-day period commencing one day after the Determination Date, if the Average Price as of the Determination Date of shares of Westamerica Common Stock shall be less than $46.13 (the "Minimum Price"), subject to certain limitations set forth in the Agreement. See "The Merger--Amendment; Termination."

EXPENSES

  Westamerica and ValliCorp have each agreed to pay their own costs incurred incident to the performance of their obligations under the Agreements, except that each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Joint Proxy Statement/Prospectus. See "The Merger--Expenses" and "--Amendment; Termination."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is anticipated that the principal federal income tax consequences of the Merger will be as follows: (a) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) no gain or loss will be recognized by the shareholders of ValliCorp who receive Westamerica Common Stock in exchange for the shares of ValliCorp Common Stock which they hold, except in respect of cash received for fractional shares; (c) the holding period of the Westamerica Common Stock in the hands of the former ValliCorp shareholders will generally include the holding period of their exchanged ValliCorp Common Stock; (d) the tax basis of the shares of Westamerica Common Stock received by the shareholders of ValliCorp will be the same as the tax basis of their exchanged shares of ValliCorp Common Stock (less any basis allocable to fractional shares); and (e) the Merger will not result in any recognized gain or loss to Westamerica, ValliCorp or the existing Westamerica shareholders (other than dissenting shareholders of Westamerica). As a condition to the consummation of the Merger, Westamerica and ValliCorp will each receive an opinion of Westamerica's legal counsel to the effect that the Merger will have the foregoing federal income tax consequences. For a detailed discussion of the income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." SHAREHOLDERS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM UNDER UNITED STATES FEDERAL, STATE OR LOCAL TAX LAW OR APPLICABLE FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a pooling of interests, and it is a condition to Westamerica's obligation to consummate the Merger that Westamerica shall have received a letter from KPMG Peat Marwick LLP, Westamerica's independent public accountants ("KPMG"), to the effect that the Merger will qualify for such accounting treatment. See "The Merger-- Representations and Warranties; Conditions to the Merger" and "--Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of the Record Date, the directors and executive officers of ValliCorp beneficially owned [714,531] shares of ValliCorp Common Stock, not including shares such persons may acquire through the exercise of stock options or the conversion of Convertible Debentures. On such date, the directors and executive officers of ValliCorp held options to acquire [492,295] shares of ValliCorp Common Stock. Options not exercised prior to the Effective Date will be converted into options to acquire Westamerica Common Stock on substantially the same terms and conditions as the options to purchase ValliCorp Common Stock held by such persons prior to the Merger. Under the general conversion rules set forth in the Agreement, options shall be deemed to continue as an option to purchase the number of shares of Westamerica Common Stock equal to the Exchange Ratio multiplied by the number of shares of ValliCorp Common Stock previously covered by such option at an option exercise price for each such share of Westamerica Common Stock equal to the previous option exercise price for each share of ValliCorp Common Stock divided by the Exchange Ratio. Additionally, as of the Record Date, directors of ValliCorp also owned [$279,717] of Convertible Debentures which will be assumed by Westamerica to the extent that such Debentures have not been converted into ValliCorp Common Stock prior to the Effective Date. Such debentures are convertible into [50,857] shares of ValliCorp Common Stock. Following the Effective Date, the directors owning such debentures will have the right to convert the debentures into that number of shares of Westamerica Common Stock times the Exchange Ratio.

  J. Mike McGowan, Chairman of the Board and Chief Executive Officer of ValliCorp, and Steven C. Pumphrey, Director, President and Chief Operating Officer of ValliCorp, are parties to employment agreements dated July 1, 1996 that provide for severance pay of three times their annual salary (including bonus). Executive Officers John H. Tait, Edwin L. Herbert and Wolfgang T.N. Muelleck are parties to similar agreements dated July 1, 1996 providing for severance payments of two times annual salary (including bonus). All of these contracts provide for an additional lump sum cash payment (the "Gross-Up Payment") equal to the sum of any federal excise taxes payable by the executives plus all federal, state, local and excise taxes payable by the executives on said Gross-Up Payment. Upon consummation of the Merger, it is anticipated that, in accordance with each of their employment agreements, J. Mike McGowan, Steven C. Pumphrey, John H. Tait, Edwin L. Herbert, and Wolfgang
T.N. Muelleck will receive lump sum severance payments of approximately     ,
     ,      ,       , and      , respectively (which amounts include an
approximation of the anticipated Gross-Up Payments). Six other key employees of ValliCorp will become entitled to receive up to two years of severance payments in a single payment upon consummation of the Merger. See "Certain Considerations--Interests of Certain Persons in the Merger."

  At the Effective Time, the Board of Directors of Westamerica will be comprised of 12 directors. Westamerica has agreed that, promptly following the Closing Date, Westamerica will take those actions necessary to add three current ValliCorp directors to the Westamerica Board, none of whom have yet been identified.

  The former officers and employees of ValliCorp who become officers or employees of Westamerica will be entitled to participate in all employee benefits and benefit programs of Westamerica, in accordance with the terms of such plans or programs.

  Westamerica has also agreed that, following the Effective Date, it will indemnify all persons who are or become directors or officers of ValliCorp or any of its subsidiaries prior to the Effective Date to the fullest extent permitted by applicable law on the basis set forth in the Agreement, and all rights to indemnification and all limitations of liability existing in favor of said directors and officers in effect on November 11, 1996 shall survive the Merger and be honored by Westamerica for six years after the Effective Date. Westamerica has agreed that, for three years after the Effective Date, it will cause the persons who served as directors or officers of ValliCorp and its subsidiaries on or before the Effective Date to be covered by ValliCorp's existing directors' and officers' liability insurance policy (although Westamerica may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) or so-called tail coverage obtained in connection with ValliCorp's directors' and officers' liability insurance policies in effect as of the Effective Date; provided that Westamerica will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the most recent premium paid by ValliCorp.

  Westamerica has authorized ValliCorp to make retention bonus payments to certain key ValliCorp employees who maintain their employment at least through the Closing Date. ValliCorp has agreed not to make retention bonus payments without Westamerica's consent (which shall not be unreasonably withheld).

  The Agreement provides that the service of a non-employee director of ValliCorp for purposes of the ValliCorp director stock option plan does not terminate so long as such individual remains a director or advisory director of ValliWide or its successors on and after the Effective Date. This provision has the effect of allowing such non-employee directors who become directors or advisory directors of ValliWide or its successors to retain all of their stock options which otherwise may lapse following the Effective Time. Westamerica has agreed to offer all non-employee directors of ValliCorp a position as director or advisory director of ValliWide or any successor in interest thereto.

DISSENTERS' RIGHTS OF APPRAISAL

  Westamerica Shareholders. Because Westamerica Common Stock is traded on the NMS, dissenters' rights will be available to the shareholders of Westamerica only if the holders of five percent (5%) or more of Westamerica Common Stock make a written demand upon Westamerica for the purchase of dissenting shares in accordance with Chapter 13 of the GCL ("Chapter 13") If this condition is satisfied and the Merger is consummated, shareholders of Westamerica who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive an amount equal to the fair market value of their shares as of November 11, 1996, the day before the public announcement of the Merger. The high, low and closing sales prices for Westamerica Common Stock on November 11, 1996 were $52.50, $52.00 and $52.50, respectively. A copy of Chapter 13 is attached hereto as Annex E and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. See "Dissenters' Rights of Appraisal-- Appraisal Rights of Westamerica Shareholders."

  ValliCorp Shareholders. Under applicable provisions of the DGCL holders of record of ValliCorp Common Stock are not entitled to appraisal rights in connection with the Merger. See "Dissenters' Rights of Appraisal."

MARKET PRICE AND DIVIDEND DATA

  Westamerica Common Stock is listed and traded on the NMS under the symbol "WABC." ValliCorp Common Stock is listed and traded on the NMS under the symbol "VALY."

  The following table sets forth the last reported sales price per share for Westamerica Common Stock and ValliCorp Common Stock as reported on the NMS on November 11, 1996, the trading date prior to the public announcement of the
Merger, and on                , 1997 the latest practicable trading day before
the printing of this Joint Proxy Statement/Prospectus, and equivalent per share prices for ValliCorp Common Stock based on the prices of Westamerica Common
Stock:

                                                   HISTORICAL        EQUIVALENT
                                                  MARKET VALUE       PRO FORMA
                                                    PER SHARE       MARKET VALUE
                                              --------------------- PER SHARE OF
                                              VALLICORP WESTAMERICA VALLICORP(1)
                                              --------- ----------- ------------
   Last Trade:
     November 11, 1996.......................  $18.75     $52.25       $21.00
                , 1997.......................

--------
(1) The equivalent pro forma market value per share of ValliCorp Common Stock represents the last reported sales price per share of Westamerica Common Stock prior to announcement of the Agreement and as of the most recent practical date prior to the date of this Joint Proxy Statement/Prospectus
    multiplied by an Exchange Ratio of .4019 and    , respectively. The
    Exchange Ratio is subject to potential adjustments as provided in the Agreement. See "The Merger--Purchase Price and Potential Adjustments"

  Following the Merger, no shares of ValliCorp Common Stock will be outstanding and Westamerica Common Stock will continue to be traded on the NMS.

  Westamerica has paid quarterly cash dividends since it commenced operations on January 1, 1973. The Westamerica Board of Directors considers the advisability and amount of proposed dividends each quarter. Westamerica's primary source of funds for the payment of dividends is its principal banking subsidiary, Westamerica Bank, whose ability to pay dividends to Westamerica is subject to various legal and regulatory restrictions. See "Market Price and Dividend Information--Dividends and Dividend Policy." Westamerica is subject to certain restrictions on its ability to pay dividends under a Westamerica debt agreement. See "Description of Westamerica Capital Stock and Indebtedness--Debt Agreement."

  ValliCorp has paid quarterly cash dividends since the second quarter of 1991. The ValliCorp Board of Directors considers the advisability and amount of proposed dividends each quarter. ValliCorp's primary source of funds for the payment of dividends is its principal banking subsidiary, ValliWide, whose ability to pay dividends to ValliCorp is subject to various legal and regulatory restrictions. See "Market Price and Dividend Information--Dividends and Dividend Policy."

DIFFERENCES IN CHARTER DOCUMENTS

  Westamerica is organized under the GCL and ValliCorp is organized under the DGCL. Accordingly, there are differences in their respective charter documents and rights of shareholders. See "Certain Differences in Rights of Shareholders."

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following tables present selected historical and pro forma combined consolidated financial information for Westamerica and ValliCorp. The following financial data should be read in conjunction with the historical consolidated financial statements of Westamerica, the supplemental consolidated financial statements of ValliCorp, the unaudited interim historical consolidated financial statements, and the unaudited pro forma combined consolidated financial information and the notes to such statements, certain of which are included elsewhere in this Joint Proxy Statement/Prospectus. The selected supplemental historical financial information for ValliCorp includes El Capitan Bancshares, Inc., and CoBank Financial Corporation with which ValliCorp consummated business combinations accounted for as poolings of interests as of February 2, 1996 and March 22, 1996, respectively, and the September 13, 1996 purchase of Auburn Bancorp. The unaudited pro forma combined financial information presents selected financial information based on the historical and supplemental financial statements of the parties, giving effect to the proposed Merger under the pooling of interests method of accounting and the assumptions and adjustments described in the notes thereto. See "Pro Forma Combined Financial Information." The unaudited pro forma combined and pro forma equivalent financial statements do not indicate the results or financial position that would have occurred if the Merger had been in effect for the periods or on the dates indicated or that may occur in the future.

                                  WESTAMERICA
            UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                         ----------------------  ----------------------------------------------------------
                            1996        1995        1995        1994        1993        1992        1991
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
  Interest income....... $  129,952  $  130,717  $  174,377  $  166,094  $  165,975  $  185,060  $  212,811
  Interest expense......     45,738      43,716      58,612      49,860      51,158      69,951     103,233
  Net interest income...     84,214      87,001     115,765     116,234     114,817     115,109     109,578
  Provision for loan
   losses...............      3,525       4,320       5,595       7,420      10,581       8,410      12,201
  Noninterest income....     16,282      16,090      21,533      25,999      33,806      30,646      28,485
  Noninterest expense...     56,297      66,520      86,340      94,341     121,441     111,662     103,358
  Income before income
   taxes................     40,674      32,251      45,363      40,472      16,601      25,683      22,504
  Provision for income
   taxes................     12,708       9,775      13,979      12,810       4,507       9,642       7,742
    Net income..........     27,966      22,476      31,384      27,662      12,094      16,041      14,762
Balance sheet (end of
 period):
  Total assets.......... $2,529,167  $2,428,676  $2,490,944  $2,457,427  $2,428,848  $2,376,715  $2,366,705
  Net loans.............  1,381,949   1,334,546   1,353,732   1,354,539   1,368,923   1,424,436   1,494,766
  Deposits..............  2,069,143   2,005,382   2,049,521   2,071,692   2,110,031   2,142,085   2,145,431
  Other borrowed funds..    206,460     186,613     195,622     160,950     112,649      38,468      39,278
  Shareholders' equity..    229,200     218,295     223,937     204,661     188,644     177,640     162,583
Financial ratios:
  Total capital to risk-
   adjusted assets......      14.89%      15.51%      15.18%      15.01%      14.13%      12.25%      11.12%
  Tier 1 capital to
   average total assets.       8.99        9.02        9.12        8.37        7.83        7.67        7.05
  Reserve for loan
   losses to total
   loans................       2.43        2.42        2.42        2.34        2.15        2.03        1.85
  Return on average
   assets...............       1.51        1.25        1.30        1.13        0.51        0.68        0.64
  Return on average
   equity...............      16.68       14.08       14.61       14.13        6.73        9.49        9.33
  Nonperforming assets
   to total assets......       0.56        0.70        0.61        0.81        1.30        2.38        2.52
Per share:
  Net income............ $     2.89  $     2.27  $     3.18  $     2.79  $     1.22  $     1.66  $     1.54
  Dividends declared....       0.69        0.57        0.77        0.64        0.57        0.51        0.44
  Book value............      24.28       22.18       22.87       20.67       19.03       18.18       17.12
Average shares
 outstanding............      9,672       9,893       9,877       9,916       9,884       9,678       9,587
Dividend payout ratio...      23.88%      25.11%      24.21%      22.94%      46.72%      30.72%      28.57%

                                   VALLICORP
           UNAUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                          ----------------------  ------------------------------------------------------
                             1996        1995        1995        1994        1993       1992      1991
                          ----------  ----------  ----------  ----------  ----------  --------  --------
                                      (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
  Interest income.......  $   74,072  $   81,644  $  109,324  $   90,544  $   71,190  $ 67,954  $ 71,349
  Interest expense......      23,012      27,524      37,015      23,461      21,093    24,108    32,447
  Net interest income...      51,060      54,120      72,309      67,083      50,097    43,846    38,902
  Provision for loan
   losses...............       5,629       7,813       9,633       3,958       2,922     2,227     1,361
  Noninterest income....      10,398       9,326      12,822      11,663      10,476     8,329     7,113
  Noninterest expense...      44,924      40,806      55,746      56,520      39,819    34,893    31,545
  Income before income
   taxes................      10,905      14,827      19,752      18,268      17,832    15,055    13,109
  Provision for income
   taxes................       4,471       5,934       7,950       7,817       6,596     5,614     4,917
    Net income..........       6,434       8,893      11,802      10,451      11,236     9,441     8,192
Balance sheet (end of
period):
  Total assets..........  $1,329,555  $1,362,439  $1,390,035  $1,335,769  $1,215,061  $857,769  $812,798
  Net loans*............     865,899     889,209     850,763     865,583     708,800   544,802   521,565
  Deposits..............   1,150,950   1,196,718   1,221,386   1,178,131   1,084,364   779,833   740,845
  Other borrowed funds..      30,096      32,505      31,342      31,623       1,262     1,582     1,719
  Stockholders' equity..     139,376     126,438     127,121     116,508     112,026    69,966    62,391
Financial ratios:
  Total capital to risk-
   adjusted assets             13.99%      13.14%      13.37%      12.63%      14.60%    12.11%    11.75%
  Tier 1 capital to
   average total assets         9.98        8.72        8.74        8.69        8.73      7.58      7.28
  Reserve for loan
   losses to total
   loans................        1.75        2.05        1.73        1.61        1.73      1.47      1.41
  Return on average
   assets...............        0.99        0.91        0.87        0.86        1.19      1.13      1.09
  Return on average
   equity...............       10.01        9.87        9.49        9.04       13.95     14.30     14.00
  Nonperforming assets
   to total assets......        1.36        2.08        1.46        0.86        0.87      0.88      0.70
Per share:
  Net income............  $     0.48  $     0.66  $     0.88  $     0.78  $     1.08  $   0.98  $   0.85
  Dividends paid........        0.30        0.27        0.36        0.32        0.27      0.23      0.15
  Book value............        9.97        9.55        9.58        8.91        8.94      7.19      6.91
Average shares outstand-
 ing....................      13,525      13,464      13,525      13,402      10,490     9,725     9,661
Dividend payout ratio ..       70.35%      31.89%      39.08%      34.67%      22.29%    21.91%    20.21%

-------
*Excludes loans held for sale

                           WESTAMERICA AND VALLICORP
        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                         ------------------------  ------------------------------------------------------------
                            1996          1995        1995          1994        1993        1992        1991
                         ----------    ----------  ----------    ----------  ----------  ----------  ----------
                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
  Interest income....... $  203,988    $  212,361  $  283,701    $  256,638  $  237,165  $  253,014  $  284,160
  Interest expense......     68,750        71,240      95,627        73,321      72,251      94,059     135,680
  Net interest income...    135,238       141,121     188,074       183,317     164,914     158,955     148,480
  Provision for loan
   losses...............      9,154        12,133      15,228        11,378      13,503      10,637      13,562
  Noninterest income....     26,680        25,416      34,229        36,929      44,249      38,986      35,598
  Noninterest expense...    101,221       107,326     142,086       150,128     161,227     146,565     134,903
  Income before income
   taxes................     51,543        47,078      65,115        58,740      34,433      40,739      35,613
  Provision for income
   taxes................     17,164        15,709      21,929        20,627      11,103      15,256      12,659
  Net income............     34,379        31,369      43,186        38,113      23,330      25,483      22,954
Balance sheet (end of
 period):
  Total assets.......... $3,856,758(3) $2,428,676  $3,880,979(3) $3,793,196  $3,640,919  $3,234,484  $3,179,503
  Net loans.............  2,247,848     2,223,755   2,204,495     2,220,122   2,077,723   1,957,380   2,009,256
  Deposits..............  3,220,093     3,202,100   3,270,907     3,249,823   3,194,395   2,921,918   2,886,276
  Other borrowed funds..    236,556       219,118     226,964       192,573     113,911      40,050      40,997
  Shareholders' equity..    366,743(3)    344,733     350,378(3)    321,169     300,670     247,606     224,974
Financial ratios:
  Total capital to risk-
   adjusted assets......      14.52%        14.62%      14.50%        14.13%      14.28%      12.21%      11.27%
  Tier 1 capital to
   average total assets.       9.28          8.91        8.97          8.48        8.14        7.65        7.11
  Reserve for loan
   losses to total
   loans................       2.17          2.27        2.15          2.05        2.00        1.86        1.73
  Return on average
   assets...............       1.22          1.11        1.14          1.04        0.94        1.08        1.00
  Return on average
   equity...............      13.14         12.41       12.73         12.24       11.97       10.85       10.53
  Nonperforming assets
   to total assets......       0.84          1.19        0.92          0.83        1.15        1.98        2.06
Per share:(2)(5)
  Net income............ $     2.27(1) $     2.04  $     2.80(1) $     2.47  $     1.64  $     1.87  $     1.69
  Book value............      24.26         22.58       23.04         21.05       19.94       18.24       17.05
Average shares
 outstanding(2)(3)(5)...     15,170(1)     15,411      15,399(1)     15,408      14,183      13,663      13,546
Equivalent pro forma
 ValliCorp per
 share:(4)(5)
Net income.............. $     0.93    $     0.84  $     1.15    $     1.01  $     0.67  $     0.76  $     0.69
Book value..............       9.94          9.25        9.44          8.64        8.17        7.47        6.99

--------
(1) On September 30, 1996 and December 31, 1995, Westamerica owned 115,500 and 50,000 shares of ValliCorp Common Stock with a cost basis of $1,653,699 and $679,688, respectively. Amounts indicated here have been adjusted to eliminate these shares as a result of the Merger.

(2) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica and ValliCorp pro forma combined average shares outstanding have been calculated using the number of Westamerica average shares outstanding during the periods presented, increased by the anticipated number of shares of Westamerica Common Stock to be issued to ValliCorp shareholders using an Exchange Ratio of .4098, assuming an Average Price of a share of Westamerica Common Stock of $51.25, for each of the average shares of ValliCorp Common Stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such pro forma per share data assumes no dissenting Westamerica shareholders and no exercise of outstanding ValliCorp or Westamerica stock options or other similar rights or conversion of ValliCorp Convertible Debentures. The Exchange Ratio is subject to potential adjustments in certain circumstances as provided in the Agreement.

  See "The Merger--Purchase Price and Potential Adjustments." See also "Pro Forma Combined Financial Information."

(3) During the nine months ended September 30, 1996 and the 12 months ended December 31, 1995, Westamerica owned 108,164 and 1,699 average shares of ValliCorp Common Stock, respectively. Amounts indicated have been adjusted to eliminate these shares as a result of the Merger.

(4) The equivalent pro forma ValliCorp per share information has been calculated by multiplying the pro forma combined per share data by an Exchange Ratio of .4098, assuming an Average Price of $51.25. There can be no assurance that the Average Price will not be higher or lower than $51.25.

(5) Using an Exchange Ratio of    , which assumes an Average Price of a share
    of Westamerica Common Stock of $    (which corresponds to the most recent
    closing price per share of $    for Westamerica Common Stock on     ,
    1997), for each of the average shares of ValliCorp Common Stock outstanding during the nine-month period ended September 30, 1996, the net income per share, book value per share and average shares outstanding would have been
    $   , $    and    , respectively, and the equivalent pro forma ValliCorp
    net income per share and book value per share would have been $    and
    $   , respectively.

                                 INTRODUCTION

  This Joint Proxy Statement/Prospectus is being furnished to shareholders of Westamerica Bancorporation ("Westamerica") in connection with the solicitation of proxies by the Board of Directors of Westamerica for use at the Special Meeting of Shareholders of Westamerica (the "Westamerica Special Meeting") to
be held at               ,                , California, on          , February
  , 1997, at       .m., local time, and at any adjournments or postponements
thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to shareholders of ValliCorp Holdings, Inc. ("ValliCorp"), in connection with the solicitation of proxies by the Board of Directors of ValliCorp for use at the Special Meeting of Shareholders of ValliCorp (the "ValliCorp Special Meeting" and, together with the Westamerica Special Meeting, the "Meetings") to be held
at     , Fresno, California, on         , February   , 1997, at       .m.,
local time, and at any adjournments or postponements thereof.

  At the Meetings, the shareholders of ValliCorp and Westamerica will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of November 11, 1996 (the "Agreement"), by and among Westamerica, ValliCorp and ValliWide Bank ("ValliWide"), and an Agreement and Plan of Merger between Westamerica and ValliCorp (the "Merger Agreement" and, collectively with the Agreement, the "Agreements") and the transactions contemplated thereby, including but not limited to, the Merger (as defined below). Copies of the Agreements are attached as Annex A hereto and more fully described herein. The Agreements provide, among other things, that ValliCorp will merge with and into Westamerica with Westamerica as the surviving entity (the "Merger") and, except as described herein, each share of ValliCorp Common Stock will be converted into a right to receive $21.00 of value in Westamerica common stock, without par value ("Westamerica Common Stock"), subject to certain potential adjustments as set forth in the Agreement. See "The Merger-- Purchase Price and Potential Adjustments," "--Conversion of Shares of ValliCorp Common Stock" and "--Treatment of Stock Options." The date on which this Joint Proxy Statement/Prospectus is first being sent to shareholders of
Westamerica and ValliCorp is on or about             , 1997.

  This Joint Proxy Statement/Prospectus also serves as a prospectus for Westamerica under the Securities Act of 1933, as amended (the "Securities Act"), for the Westamerica Common Stock and certain common stock purchase rights associated therewith to be issued in connection with the consummation of the Merger.

                         INFORMATION ABOUT WESTAMERICA

  Westamerica is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which was incorporated in the State of California in 1972. At September 30, 1996, Westamerica had total consolidated assets of approximately $2.5 billion, deposits of approximately $2.1 billion and shareholders' equity of approximately $229 million. Westamerica's wholly-owned banking subsidiaries, Westamerica Bank and Bank of Lake County, are California state-chartered banks insured by the Federal Deposit Insurance Corporation (the "FDIC") with 57 banking offices throughout Northern California and in the Central California cities of Modesto, Ceres and Turlock.

  Westamerica was formed pursuant to a plan of reorganization among three previously unaffiliated banks: Bank of Marin, Bank of Sonoma County and First National Bank of Mendocino County (formerly First National Bank of Cloverdale). Subsequent to its incorporation, Westamerica acquired the Bank of Lake County (1974), Gold Country Bank (1979) and Vaca Valley Bank (1981). In 1983, Westamerica merged all of its banking subsidiaries into a single commercial bank known as "Westamerica Bank, N.A." In 1988, Westamerica created a new national bank called Bank of Lake County, N.A., which it promptly sold to Napa Valley Bancorp, a bank holding company headquartered in Napa, California ("Napa Valley Bancorp"). In 1992, Westamerica acquired John Muir National Bank and merged it with and into Westamerica Bank. In 1993, Westamerica acquired by merger Napa Valley Bancorp and its wholly-owned banking subsidiaries, Napa Valley Bank, Bank of Lake

County, N.A., and Suisun Valley Bank, along with Napa Valley Development, a California corporation which developed real estate and provided real estate consulting services to Napa Valley Bancorp. Napa Valley Development has since been dissolved. Suisun Valley Bank was subsequently merged with and into Westamerica Bank. In addition, as part of the Napa Valley Bancorp merger, Westamerica acquired a majority interest in Sonoma Valley Bank, which was subsequently sold. In 1993, Westamerica Bank, N.A., was converted to a California state-chartered bank and became a member of the Federal Reserve System. In 1994, Bank of Lake County, N.A., was converted to a California state-chartered bank.

  In 1995, Westamerica acquired by merger PV Financial, a bank holding company that was headquartered in Modesto, California ("PV Financial"), and PV Financial's wholly-owned subsidiary, Pacific Valley National Bank. Pacific Valley National Bank was subsequently merged with and into Westamerica Bank. In 1995, Westamerica acquired by merger CapitolBank Sacramento, a California state-chartered bank headquartered in Sacramento, California. CapitolBank was subsequently merged with and into Westamerica Bank. In 1996, Westamerica acquired by merger North Bay Bancorp, a bank holding company that was headquartered in Novato, California, and its wholly-owned subsidiary, Novato National Bank. Novato National Bank was subsequently merged with and into Westamerica Bank. During 1996, Napa Valley Bank was merged into Westamerica Bank. Bank of Lake County became a member of the Federal Reserve System in 1996.

  Westamerica's subsidiary, Community Banker Services Corporation ("CBSC"), provides centralized services to Westamerica's banking subsidiaries. Through its subsidiary, Weststar Mortgage Corporation, CBSC conducts mortgage servicing activities. The Federal Reserve Bank of San Francisco (the "FRBSF") and the California Department of Corporations recently approved Westamerica's application to commence a commercial lending business through a wholly-owned subsidiary, Westamerica Commercial Credit, Inc. This subsidiary commenced operations during November 1996.

  Westamerica, through its banking subsidiaries, provides checking and savings deposit services, commercial, real estate and personal loans and trust services. In addition, most branches offer safe deposit facilities, automated teller units, collection services and other investment services.

  Westamerica's principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and its telephone number at that location is
(415) 257-8000.

                INFORMATION ABOUT VALLICORP AND VALLIWIDE BANK

  ValliCorp is a Delaware corporation, headquartered in Fresno, California. Its principal wholly-owned subsidiary is ValliWide Bank ("ValliWide," formerly Bank of Fresno), which was incorporated in April 1973. At September 30, 1996, ValliCorp's only subsidiary bank was ValliWide.

  ValliCorp commenced operations by way of a consolidation through merger in November 1989 of two bank holding companies: Fresno Bancorp and Western Commercial, Inc. ("Western Commercial"). Both of these holding companies were headquartered in Fresno. As a part of a companion bank merger, Fresno Bank of Commerce ("Commerce"), a wholly-owned subsidiary of Western Commercial, was merged into Bank of Fresno, the wholly-owned subsidiary of Fresno Bancorp. At the time of the merger of the two banks, Bank of Fresno became a wholly-owned subsidiary of ValliCorp and Commerce ceased to exist. Merced Bank of Commerce, another wholly-owned subsidiary of Western Commercial, based in Merced, California, became a subsidiary of ValliCorp. In January 1991, ValliCorp completed the acquisition of Madera Valley Bank, based in Madera, California, which was merged into Bank of Fresno. In November 1993, ValliCorp completed a merger with Pacific Bancorporation, with headquarters in Bakersfield, California, and its wholly-owned subsidiary, Community First Bank.

  In August 1994, Merced Bank of Commerce was merged into Bank of Fresno. Concurrently with such merger, Bank of Fresno's name was changed to ValliWide Bank. In June 1995, Community First Bank was merged into ValliWide Bank.

  In December 1994, ValliCorp completed two acquisitions. It acquired Bank One, Fresno, N.A., based in Fresno, California, which was merged into ValliWide, and Mineral King Bancorp, Inc., with headquarters in Visalia, California, including its subsidiary, Mineral King National Bank, through the merger of Mineral King Bancorp, Inc., into ValliCorp. In February 1995, Mineral King National Bank was merged into ValliWide.

  In 1996, ValliCorp consummated three acquisitions. In the first quarter of 1996, ValliCorp completed the acquisitions of El Capitan Bancshares, Inc., based in Sonora, California, along with its wholly-owned subsidiary, El Capitan National Bank, and CoBank Financial Corporation, based in San Luis Obispo, California, along with its wholly-owned subsidiary, Commerce Bank of San Luis Obispo, N.A. El Capitan Bancshares and CoBank Financial Corporation were merged into ValliCorp, and El Capitan National Bank and Commerce Bank of San Luis Obispo, N.A., were merged into ValliWide. In September 1996, ValliCorp completed the acquisition of Auburn Bancorp, based in Auburn, California, and its wholly-owned subsidiary, The Bank of Commerce, N.A., which were merged into ValliCorp and ValliWide, respectively.

  ValliCorp is the largest independent bank holding company headquartered in its target market, Central California, defined by ValliCorp as a 40,000 square mile area of Central California covering a 16 county area, primarily including the San Joaquin Valley and extending from Placer County in the north to Kern County in the south. ValliWide operates 55 branches in 14 counties. ValliWide provides traditional banking services, including personal and business checking and savings accounts, insured money market deposit accounts, time deposits and IRA and trustee control (pension fund) accounts; commercial, construction, mortgage and consumer loans; travelers' checks; safe deposit boxes; cashier's checks and money orders; and other customary banking services. ValliWide actively engages in both retail and wholesale commercial banking, principally serving small- and medium-sized businesses, professionals and the title and escrow industry.

  As of September 30, 1996, ValliCorp and its subsidiary had approximately 824 employees, including seven executive officers.

                                 THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS

  Westamerica. At the Westamerica Special Meeting, holders of record of Westamerica Common Stock will consider and vote upon a proposal to approve and adopt the Agreements and the transactions contemplated thereby.

  THE WESTAMERICA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT WESTAMERICA SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Only holders of record of Westamerica Common Stock at the close of business on December 30, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Westamerica Special Meeting. As of the Record Date, there were shares of Westamerica Common Stock outstanding. Each share of Westamerica Common Stock will entitle the holder thereof to one vote per share held.

  Under the GCL, the approval and adoption of the Agreements and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Westamerica Common Stock. Holders of a majority of the outstanding shares of Westamerica Common Stock must be represented, either in person or by proxy, at the Westamerica Special Meeting for a quorum to be present.

  Each properly completed proxy returned in time for voting at the Westamerica Special Meeting, unless revoked by the Westamerica shareholder, will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted "FOR" the approval and adoption of the Agreements and the transactions contemplated thereby, including the Merger. No matters other than those referred to in this

Joint Proxy Statement/Prospectus will be brought before the Westamerica Special Meeting, except for matters incidental to the conduct of the Westamerica Special Meeting. Pursuant to the Agreement, neither Westamerica or ValliCorp nor any member of their respective Boards of Directors will submit any other matters for approval at the Meetings, except with the other's prior approval. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the Westamerica Special Meeting, including any adjournment or postponement thereof.

  A Westamerica shareholder may revoke a proxy at any time before it is voted by filing with Mary Anne Bell, Assistant Corporate Secretary of Westamerica, 1108 Fifth Avenue, San Rafael, California 94901, a written instrument revoking the proxy, or by submitting a duly executed proxy bearing a later date or by attending the Westamerica Special Meeting and voting in person.

  Shares of Westamerica Common Stock which abstain from voting and "broker non-votes" (shares as to which brokerage firms have not received voting instructions from their clients and therefore do not have the authority to vote the shares at the Westamerica Special Meeting) will be counted for purposes of determining a quorum. Because the affirmative vote of a majority of the outstanding shares of Westamerica Common Stock is required to approve the Merger, both abstentions and broker non-votes will have the same legal effect as votes against the Merger. See "Dissenters' Rights of Appraisal-- Appraisal Rights of Westamerica Shareholders."

  WESTAMERICA SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS AND WILL NOT EXCHANGE THEIR CERTIFICATES AFTER THE MERGER.

  As of the Record Date, there were     shares of Westamerica Common Stock
outstanding, of which     shares were beneficially owned by executive officers
and directors of Westamerica. It is anticipated that all such Westamerica Common Stock will be voted for approval of the Merger. Accordingly, approval of the Agreements and the transactions contemplated thereby at the Westamerica Special Meeting is expected to require the affirmative vote of an additional shares of Westamerica Common Stock outstanding on the Record Date to be voted by the remaining shareholders of Westamerica. To ValliCorp's knowledge, as of the Record Date, directors and executive officers of ValliCorp did not beneficially own any shares of Westamerica Common Stock.

  ValliCorp. At the ValliCorp Special Meeting, holders of ValliCorp Common Stock will consider and vote upon a proposal to approve and adopt the Agreements and the transactions contemplated thereby, including the Merger. ValliCorp shareholders will also consider and vote upon such other matters as may properly be brought before the ValliCorp Special Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF VALLICORP HAS UNANIMOUSLY APPROVED THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT VALLICORP SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Only holders of record of ValliCorp Common Stock at the close of business on December 30, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the ValliCorp Special Meeting. As of the Record Date, there were shares of ValliCorp Common Stock outstanding. Each share of ValliCorp Common Stock will entitle the holder thereof to one vote per share held.

  Under the DGCL, the approval and adoption of the Agreements and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of ValliCorp Common Stock. Holders of at least a majority of the outstanding shares of ValliCorp Common Stock must be represented, either in person or by proxy, at the ValliCorp Special Meeting for a quorum to be present.

  Each properly completed proxy returned in time for voting at the ValliCorp Special Meeting will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted "FOR" approval and adoption of the Agreements and the transactions contemplated thereby, including the

Merger. It is not expected that any matters other than those referred to in this Joint Proxy Statement/Prospectus will be brought before the ValliCorp Special Meeting. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the ValliCorp Special Meeting, including any adjournment or postponement thereof, except that Proxies which have been voted against the proposal to approve the Agreements and the transactions contemplated thereby will not be voted by the Proxy holder for any proposal to adjourn the Meeting.

  A ValliCorp shareholder may revoke a proxy at any time before it is voted by filing with E. L. Herbert, Corporate Secretary of ValliCorp, 8405 North Fresno Street, Fresno, California 93720, an instrument revoking the proxy, or by submitting a duly executed proxy bearing a later date, or by attending the ValliCorp Special Meeting and voting in person. Attendance at the ValliCorp Special Meeting will not by itself constitute revocation of a proxy.

  Shares of ValliCorp Common Stock which abstain from voting and "broker non-votes" (shares as to which brokerage firms have not received voting instructions from their clients and therefore do not have the authority to vote the shares at the ValliCorp Special Meeting) will be counted for purposes of determining a quorum. Because the affirmative vote of a majority of the outstanding shares of ValliCorp Common Stock is required to approve the Merger, both abstentions and broker non-votes will have the same legal effect as votes against the Merger.

  VALLICORP SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF VALLICORP STOCK CERTIFICATES WILL BE MAILED TO EACH VALLICORP SHAREHOLDER AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE MERGER.

  As of the Record Date, there were           shares of ValliCorp Common Stock
outstanding, of which [697,449] shares or    % were subject to sole or shared
voting power by directors of ValliCorp. The directors of ValliCorp have agreed to vote such shares of ValliCorp Common Stock for the approval of the Merger. Additionally, as of the Record Date, Westamerica owned 115,500 ValliCorp Shares. Accordingly, approval of the Merger at the ValliCorp Special Meeting
is expected to require the affirmative vote of an additional         shares of
ValliCorp Common Stock outstanding on the Record Date to be voted by the remaining shareholders of ValliCorp. As of the Record Date, executive officers
of ValliCorp owned an additional         shares of ValliCorp Common Stock. To
Westamerica's knowledge, as of the Record Date, directors and executive officers of Westamerica did not beneficially own any shares of ValliCorp Common Stock.

                            CERTAIN CONSIDERATIONS

  CERTAIN MATTERS DISCUSSED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THE SECTION HEREIN ENTITLED "CERTAIN CONSIDERATIONS." THEREFORE, THE MATTERS SET FORTH IN "CERTAIN CONSIDERATIONS" SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS AND PROSPECTS OF WESTAMERICA AND VALLICORP.

  In deciding whether to approve the Merger, shareholders should consider the following factors, in addition to the other matters set forth or incorporated by reference herein:

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

  Shares of Westamerica Common Stock eligible for future sale could have a dilutive effect on the market for Westamerica Common Stock and could adversely affect the market price. The Articles of Incorporation of Westamerica authorize the issuance of 50,000,000 shares of common stock, of which
[         ] shares were outstanding at December 30, 1996. Pursuant to its stock option plans, at December 30, 1996, Westamerica had outstanding restricted performance shares and options to purchase an aggregate of 739,992 shares of

Westamerica Common Stock. As of December 30, 1996, 165,518 shares of Westamerica Common Stock remained available for option grants under Westamerica's stock option plans. Sales of substantial amounts of Westamerica Common Stock in the public market following the Merger could adversely affect the market price of Westamerica Common Stock. There are no restrictions in the Agreement preventing Westamerica from issuing additional shares.

  Westamerica has previously announced its intention to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Westamerica to enhance shareholder value or satisfy other strategic objectives of Westamerica. Other acquisitions, if any, could be accomplished by the issuance of additional shares of Westamerica Common Stock or other securities convertible into or exercisable for such Westamerica Common Stock. See "Pro Forma Combined Financial Information" and "Description of Westamerica Capital Stock and Indebtedness."

  There can be no assurance given as to the market value of Westamerica Common Stock after the Merger based on future acquisitions, if any, or other factors, including but not limited to, general economic conditions or fluctuating interest rates.

INTERESTS OF VALLICORP OFFICERS AND DIRECTORS IN THE MERGER

  As of the Record Date, the directors and executive officers of ValliCorp beneficially owned 714,531 shares of ValliCorp Common Stock not including shares such persons may acquire through the exercise of stock options and Convertible Debentures. On such date, the directors and executive officers of ValliCorp held options to acquire 492,295 shares of ValliCorp Common Stock, all of which were vested as of the date hereof or will vest as a result of the Merger. Options not exercised prior to the Effective Date will be converted into vested options to acquire Westamerica Common Stock on substantially the same terms and conditions as the options to purchase ValliCorp Common Stock held by such persons prior to the Merger. Under the general conversion rules set forth in the Agreement, an option to acquire ValliCorp Common Stock shall be deemed to continue as an option to purchase the number of shares of Westamerica Common Stock equal to the Exchange Ratio multiplied by the number of shares of ValliCorp Common Stock previously covered by such option at an option exercise price for each such share of Westamerica Common Stock equal to the previous option exercise price for each ValliCorp Share divided by the Exchange Ratio. Additionally, three directors of ValliCorp also owned $279,717 of Convertible Debentures which will be assumed by Westamerica to the extent that such debentures have not been converted into ValliCorp Common Stock prior to the Effective Date. Such debentures are convertible into 50,857 ValliCorp Shares. Following the Effective Date, the directors owning such debentures will have the right to convert the debentures into that number of shares of Westamerica Common Stock times the Exchange Ratio.

  J. Mike McGowan, Chairman of the Board and Chief Executive Officer of ValliCorp, and Steven C. Pumphrey, Director, President and Chief Operating Officer of ValliCorp, are parties to employment agreements dated July 1, 1996 that provide for severance pay of three times their annual salary (including bonus). Executive officers John H. Tait, Edwin L. Herbert and Wolfgang T.N. Muelleck are parties to similar agreements dated July 1, 1996 providing severance payments of two times annual salary (including bonus). As of the Effective Date, Messrs. McGowan, Pumphrey, Tait, Herbert and Muelleck will hold vested stock options to purchase ValliCorp Shares (which will be assumed by Westamerica) in the following amounts: 177,400, 50,000, 51,752, 35,000 and 60,128, respectively. Upon consummation of the Merger, it is anticipated that, in accordance with each of their employment agreements, J. Mike McGowan, Steven C. Pumphrey, John H. Tait, Edwin L. Herbert, and Wolfgang T.N. Muelleck
will receive lump sum severance payments estimated to be approximately $    ,
$     , $     , $     , and $     , respectively. All of the aforesaid
executive officers and two other executive officers have provisions in their employment contracts which provide that each of the seven executive officers shall receive from ValliCorp an additional payment (the Gross-Up Payment) such that the net amount retained by each executive officer, after deduction of any federal excise tax on the total severance benefits payable under said employment contract (including by reason of the accelerated vesting of stock options) ("Total Benefits"), and any federal, state and local income tax, excise taxes and FICA Medicare withholding taxes upon the Gross-Up Payments shall be equal to the Total Benefits. The lump sum severance payments set forth above include an approximate estimate of the anticipated Gross-Up Payments described in the preceding sentence. The effect of each such Gross-Up Payment is to provide each executive with the same aggregate net lump-sum payments after all excise taxes are paid by the executive as if said excise tax payments were not required under applicable law. Six other key employees of ValliCorp will become entitled to receive up to two years of severance payments in a single payment upon consummation of the Merger.

  At the Effective Time, the Board of Directors of Westamerica will be comprised of 12 directors. Westamerica has agreed that, promptly following the Closing Date, Westamerica will take those actions necessary to add three current ValliCorp directors to the Westamerica Board, none of whom have yet been identified.

  The former officers and employees of ValliCorp who become officers or employees of Westamerica will be entitled to participate in all employee benefits and benefit programs of Westamerica, in accordance with the terms of such plans or programs.

  Westamerica has also agreed that, following the Effective Date, it will indemnify all persons who are or become directors or officers of ValliCorp or any of its subsidiaries prior to the Effective Date to the fullest extent permitted by applicable law on the basis set forth in the Agreement, and all rights to indemnification and all limitations of liability existing in favor of said directors and officers in effect on November 11, 1996 shall survive the Merger and be honored by Westamerica for six years after the Effective Date. Westamerica has agreed that, for three years after the Effective Date, it will cause the persons who served as directors or officers of ValliCorp and its subsidiaries on or before the Effective Date to be covered by ValliCorp's existing directors' and officers' liability insurance policy (although Westamerica may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) or so-called tail coverage obtained in connection with ValliCorp's directors' and officers' liability insurance policies in effect as of the Effective Date; provided that Westamerica will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the most recent premium paid by ValliCorp.

  Westamerica has agreed to the payment of retention bonus payments to certain key ValliCorp employees who maintain their employment at least through the Closing Date. ValliCorp has agreed not to make retention bonus payments without Westamerica's consent (which shall not be unreasonably withheld).

  The Agreement provides that the service of a non-employee director of ValliCorp for purposes of the ValliCorp Stock Option Plan does not terminate so long as such individual remains a director or advisory director of ValliWide or its successors on and after the Effective Date. This provision has the effect of allowing such non-employee directors who become directors or advisory directors of ValliWide or its successors to retain all of their stock options which otherwise may lapse following the Effective Time. Westamerica has agreed to offer all non-employee directors (who do not become Westamerica directors) a position as an advisory director.

VALLICORP'S RESULTS OF OPERATIONS

  For the nine months ended September 30, 1996, ValliCorp reported net income of approximately $6,434,000, or $0.48 per share, compared to $8,893,000, or $0.66 per share, for the same period in 1995. Principally as the result of costs and expenses including professional and investment banking fees associated with the Merger, restructuring of certain of ValliWide's branches and increased reserves for contingencies, it is anticipated by ValliCorp management that ValliCorp's results for the fourth quarter of 1996 and for the year ended December 31, 1996 will be adversely impacted. It is presently estimated by ValliCorp management that the above described costs, expenses and increased reserves will result in net income for the fourth quarter of 1996 being significantly less than the approximately $2,449,000, or $0.18 per share, reported for the third quarter of 1996. However, no assurance can be given as to the level of earnings which may be reached during the fourth quarter of 1996.

  Because the costs and expenses associated with the Merger and the branch restructurings may continue into 1997, such factors could also adversely impact ValliCorp's results of operations during 1997.

REAL ESTATE LENDING ACTIVITIES; NONPERFORMING ASSETS

  The loan portfolios of Westamerica and ValliCorp are dependent on real estate. At September 30, 1996, real estate served as the principal source of collateral with respect to approximately 52% of ValliCorp's loan portfolio, 56% of Westamerica's loan portfolio and 52% of pro forma combined Westamerica and ValliCorp's loan portfolio. A worsening of current economic conditions and rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans, as well as Westamerica's financial condition and results of operations in general and the market value for Westamerica Common Stock. Acts of nature, including earthquakes, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact Westamerica's financial condition.

  ValliCorp's nonperforming assets were $18 million, or 1.36% of total assets, at September 30, 1996, as compared to $20 million, or 1.46% of total assets, at December 31, 1995, $12 million, or 0.86% of total assets, at December 31, 1994, and $11 million, or 0.87% of total assets, at December 31, 1993. Westamerica's nonperforming assets were $14 million, or 0.56% of total assets, at September 30, 1996, as compared to $15 million, or 0.61% of total assets, at December 31, 1995, $20 million, or 0.82% of total assets, at December 31, 1994, and $32 million, or 1.30% of total assets, at December 31, 1993. There are no assurances that nonperforming assets will not increase and adversely affect the financial condition of ValliCorp and/or Westamerica.

ORGANIZATIONAL STRUCTURE AND OPERATIONS UPON THE MERGER

  Upon the consummation of the Merger, the separate corporate existence of ValliCorp will cease and ValliCorp will be merged with and into Westamerica, and ValliWide will be a subsidiary of Westamerica. It is also anticipated that ValliWide will be merged into Westamerica Bank during mid-1997. At that time, it is anticipated that five ValliWide branches located in Fresno, Kern and Sacramento counties will have been closed or consolidated and that up to an additional eight ValliWide branches may (subject to regulatory approvals) have been closed, sold or consolidated. In most cases, management of Westamerica expects that Westamerica will be able to serve customers of said branches at other existing Westamerica or ValliWide branches.

  Westamerica anticipates that, after the Effective Date, a significant percentage of ValliWide's existing employees and customers will be retained. Westamerica has identified and offered employment to certain key employees of ValliCorp. There are no assurances that ValliWide customers will not move their banking relationships (including deposits) to other financial institutions and that a greater than anticipated number of ValliWide employees will not remain employed by Westamerica after the Merger. In addition, while Westamerica expects to achieve operating cost savings through the elimination of duplicative corporate and administrative expenses and the consolidation of banking operations, there can be no assurance that Westamerica will be able to realize such cost savings. See "The Merger--Covenants of Westamerica and ValliCorp; Conduct of Business Prior to the Merger" and "--Management and Operations Following the Merger."

EFFECT OF SHAREHOLDER RIGHTS PLAN

  Westamerica has a Shareholder Rights Plan which is implemented pursuant to an Amended and Restated Rights Agreement dated as of March 23, 1995 (the "Amended and Restated Rights Agreement") that could discourage potential takeover attempts and which could eliminate the possibility that Westamerica shareholders might realize a premium of the kind which often results from actual or rumored takeover attempts. The Amended and Restated Rights Agreement entitles the holders of each share of Westamerica Common Stock to the right (each, a "Right"), when exercisable, to purchase from Westamerica one share of Westamerica Common Stock at a price of $65.00 per share, subject to adjustment in certain circumstances. A Right is attached to each share of Westamerica Common Stock. The Rights only become exercisable and trade separately from Westamerica Common Stock following the earlier of (i) a public announcement that a person or group of affiliated or associated persons has become the beneficial owner of Westamerica securities having 15% or more of Westamerica's voting power (an "Acquiring Person") or (ii) 10 days following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any person having beneficial ownership of securities having 15% or more of such voting power. Upon becoming exercisable, each holder of a Right (other than an Acquiring Person whose rights will become null and void) will, for at least a 60-day period thereafter, have the right (subject to the following sentence), upon payment of the exercise price of $65.00, to receive upon exercise that number of shares of Westamerica Common Stock having a market value of twice the exercise price of the Right, to the extent available. Subject to applicable law, the Board of Directors, at its option, may at any time after a Person becomes an Acquiring Person (but not after the acquisition by such Person of 50% or more of the outstanding Common Stock), exchange all or part of the then outstanding and exercisable Rights (except for Rights which have become void) for shares of Common Stock equivalent to one share of Common Stock per Right or, alternatively, for substitute consideration consisting of cash, securities of Westamerica or other assets (or any combination thereof). See "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."

LEGISLATIVE AND REGULATORY ENVIRONMENT

  The banking and financial services businesses in which Westamerica, ValliCorp and ValliWide engage are highly regulated. The laws and regulations affecting such businesses are under constant review by Congress and applicable regulatory agencies and may be changed dramatically in the future. Such changes could affect the business of bank holding companies and banks. For example, in September 1994, the President signed legislation amending the BHC Act and the Federal Deposit Insurance Act to provide for interstate banking and branching. Such changes will affect the competitive environment in which Westamerica Bank and ValliWide operate and may affect the amount of capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. It is not certain what changes will occur or the effect that any such changes would have on the profitability of the combined company, its ability to achieve certain cost savings or compete effectively or its ability to take advantage of new opportunities after the Merger. See "The Merger--Management and Operations Following the Merger," "Supplemental Historical Information," and "Incorporation of Certain Documents by Reference."

  Westamerica is organized under the corporate law of California. ValliCorp is organized under the corporate law of Delaware. While similarities in rights exist for shareholders of Westamerica and ValliCorp, there are significant differences in the laws applicable to each company and in their respective charter documents. See "--Effect of Shareholder Rights Plan" and "Certain Differences in Rights of Shareholders."

                                  THE MERGER

BACKGROUND OF THE MERGER

  The following is a brief description of the events that resulted in the execution of the Agreement dated as of November 11, 1996 among ValliCorp, ValliWide and Westamerica.

  Discussions concerning the possibility of a business combination between ValliCorp and Westamerica began during the second quarter of 1996. After various discussions and negotiations between certain of ValliCorp's and Westamerica's directors and officers, Westamerica commenced a preliminary due diligence examination pursuant to a confidentiality agreement dated June 25, 1996.

  In connection with these discussions and ValliCorp's interest in evaluating other possible strategic initiatives, in July 1996, Montgomery was engaged as financial advisor to ValliCorp. In addition, the Board of

Directors of ValliCorp appointed a special committee to participate with its financial advisor in the evaluation of ValliCorp's alternatives. As part of this process, Montgomery contacted 12 financial institutions to determine their level of interest in a possible business combination. As a result of this process, only Westamerica responded favorably to ValliCorp's criteria for such a transaction.

  At a meeting of the Board of Directors of ValliCorp held on July 10, 1996, Montgomery presented its evaluation of ValliCorp's alternatives. At this meeting, ValliCorp's Board of Directors determined to proceed with further discussions with Westamerica concerning the possibility of a business combination. During the remainder of the third quarter of 1996, the parties and their respective attorneys and financial advisors conducted additional discussions and negotiations. However, these negotiations reached an impasse, and ValliCorp's discussions with Westamerica were terminated on September 16, 1996.

  Following ValliCorp's public announcement that merger discussions had terminated, two additional financial institutions inquired of ValliCorp's financial advisors concerning ValliCorp's interest in a business combination. In response to these inquiries, ValliCorp's Board of Directors, on September 17, 1996, authorized its financial advisors to ascertain the level of interest of these institutions. However, after preliminary discussions with each institution, neither expressed any further interest.

  Near the end of September 1996, Westamerica contacted ValliCorp expressing continued interest in further discussions of a business combination. On October 8, 1996, a committee of the ValliCorp Board of Directors, assisted by ValliCorp's attorneys and financial advisor, began discussions and negotiations anew. During these negotiations, Westamerica completed additional due diligence on ValliCorp and ValliCorp conducted a due diligence examination of Westamerica. At the October 28, 1996 meeting of ValliCorp's Board of Directors, ValliCorp's attorneys and financial advisor provided the Board with a report on the progress of these negotiations and their preliminary analysis of the possible terms of a transaction with Westamerica. Upon completion of each party's due diligence examination and after certain additional discussions and negotiations, each of the Westamerica Board of Directors and ValliCorp Board of Directors held meetings on November 11, 1996 to discuss and evaluate the proposed Merger and the Agreements. At the ValliCorp Board meeting, ValliCorp received an oral opinion of Montgomery, supported by certain financial analysis and other data, that the proposed business combination with Westamerica was fair from a financial point of view. This oral opinion was confirmed by a written opinion of Montgomery, dated November 11, 1996. Both Boards approved the Agreements, a related Stock Option Agreement and other ancillary matters, and the Agreement and the Stock Option Agreement were entered into on November 11, 1996.

  Annex A to this Joint Proxy Statement/Prospectus contains copies of the Agreements. The Agreements are described herein under "The Merger."

  See "--Reasons for the Merger; Recommendations of the Boards of Directors," "--Opinion of ValliCorp's Financial Advisor" and "--Opinion of Westamerica's Financial Advisor" below.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Westamerica. The strategy of the Board of Directors of Westamerica for enhancing long-term value for Westamerica shareholders recognizes that further consolidation will occur in the banking and financial services industry in the United States and that Westamerica must be in a position to take advantage of this change. Pursuant to this strategy, management of Westamerica, at the direction of the Board of Directors of Westamerica, continually explores and evaluates acquisition opportunities, such as the merger of ValliCorp with and into Westamerica.

  On November 11, 1996, the Westamerica Board of Directors (the "Westamerica Board") held a special meeting to give final consideration to the proposed Merger, the Agreements and the Stock Option Agreement. At the meeting, Westamerica's senior management and its financial and legal advisers explained the proposed terms of the Agreement and summarized for the directors the results of due diligence efforts. H&A gave an explanation of the methodologies used in determining the fair value of ValliCorp and advised the Westamerica Board that, in the opinion of H&A, as of that date, the consideration to be paid by Westamerica in the Merger was fair to the shareholders of Westamerica from a financial point of view. See "-- Opinion of Westamerica's Financial Advisor." After discussion regarding the Merger and other transactions contemplated by the Agreement and consideration, among other things, of the matters set forth below, the Westamerica Board unanimously approved the Agreement and the Stock Option Agreement and the transactions contemplated thereby.

  The Board of Directors of Westamerica did not assign any relative or specific weights to the factors considered and individual directors may have assigned different weights to the following factors:

    (1) the Board of Directors' familiarity with and review of ValliCorp's business, results of operations, prospects and financial condition and the willingness of the Board of Directors of ValliCorp to consider a merger with Westamerica;

    (2) economic conditions and prospects for the markets in which Westamerica and ValliCorp operate, and competitive pressures in the financial services industry in general and the banking industry in particular;

    (3) the enhancement of Westamerica's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with another California bank holding company, such as ValliCorp;

    (4) information concerning the business, results of operations, asset quality and financial condition of Westamerica and ValliCorp on a stand-alone and combined basis, and the future growth prospects of Westamerica and ValliCorp following the Merger. In this regard, the Westamerica Board gave extensive consideration to the results of the initial review conducted by Westamerica's management with respect to ValliCorp's business and operations, including, in particular, its asset quality and certain related conditions in the Agreement. Such review included an assessment of the opportunities to achieve increased market penetration in certain existing markets and to expand into ValliCorp's market areas in Central California;

    (5) the possibility of achieving cost savings and operational synergies which the management of Westamerica believes may be achieved as a result of the Merger through the elimination of duplicate efforts;

    (6) an assessment that ValliCorp is the largest of the remaining independent financial institutions contiguous to Westamerica's primary market area that provide potential expansion opportunities for Westamerica;

    (7) an assessment that, in the current economic environment, expansion through acquisition of another financial institution is most economically advantageous to Westamerica's shareholders when compared to other alternatives such as de novo branch openings or branch acquisitions;

    (8) the geographic and business fit of Westamerica and ValliCorp and the complementary nature of their respective businesses;

    (9) information with respect to historical trading ranges and multiples for Westamerica Common Stock and ValliCorp Common Stock, and expected trading ranges and multiples for each on a stand-alone basis and for the two companies on a combined basis and the Westamerica Board's evaluation of the financial terms of the Merger and their effect on the shareholders of Westamerica and the Westamerica's Board's belief that such terms are fair to Westamerica and its shareholders, based in part on the expression of H&A's opinion as to the fairness to Westamerica of the consideration to be paid by Westamerica in the Merger;

    (10) the expectation that for federal income tax purposes the Merger will constitute a tax-free reorganization to Westamerica and its subsidiaries;

    (11) the expectation that the Merger will be accounted for under the pooling of interests method of accounting;

    (12) the terms and conditions of the Agreements;

    (13) the likelihood of the Merger being approved by the appropriate regulatory authorities; and

    (14) the structure of the Merger and the resulting corporate entities.

  Based upon all of these matters, and such other matters as deemed relevant, the Board of Directors of Westamerica unanimously approved the Agreements, the Stock Option Agreement and the issuance of Westamerica Common Stock in connection therewith.

  THE BOARD OF DIRECTORS OF WESTAMERICA UNANIMOUSLY RECOMMENDS THAT WESTAMERICA SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF WESTAMERICA COMMON STOCK UPON CONSUMMATION OF THE MERGER.

  ValliCorp. The strategy of the ValliCorp Board of Directors (the "ValliCorp Board") for enhancing long-term value for ValliCorp shareholders includes providing high quality financial services to communities within its target market and to continually seek to increase its market share through the growth of existing branches in the communities it serves and through acquisitions of other financial institutions and/or branches within its target market. The Agreements and the Merger were considered by the ValliCorp Board in this context.

  On November 11, 1996, the ValliCorp Board held a special meeting to give final consideration to the proposed Merger, the Agreements and the Stock Option Agreement. At the meeting, ValliCorp's senior management and its financial and legal advisors explained the proposed terms of the Agreement and summarized for the directors the results of due diligence efforts. Montgomery gave a detailed explanation of the methodologies used in determining fairness of the consideration to be received by ValliCorp shareholders and advised the ValliCorp Board that, in the opinion of Montgomery, as of that date, the consideration to be paid by Westamerica in the Merger was fair to ValliCorp's shareholders from a financial point of view. See "--Opinion of ValliCorp's Financial Advisor." After discussion regarding the Merger and other transactions contemplated by the Agreement and consideration, among other things, of the matters set forth below, the ValliCorp Board unanimously approved the Agreement and the Stock Option Agreement and the transactions contemplated thereby.

  The Board of Directors of ValliCorp did not assign any relative or specific weights to the factors considered and individual directors may have assigned different weights to the following factors:

    (1) the Board of Directors' familiarity with and review of Westamerica's business, results of operations, prospects and financial condition and the willingness of the Board of Directors of Westamerica to consider a merger with ValliCorp;

    (2) economic conditions and prospects for the markets in which Westamerica and ValliCorp operate, and competitive pressures in the financial services industry in general and the banking industry in particular;

    (3) the enhancement of ValliCorp's competitiveness and its ability to serve its customers, depositors, creditors, other constituents and the communities in which it operates as a result of a business combination with another California bank holding company, such as Westamerica;

    (4) information concerning the business, results of operations, asset quality and financial condition of Westamerica and ValliCorp on a stand-alone and combined basis, and the future growth prospects of Westamerica and ValliCorp following the Merger. In this regard, the ValliCorp Board gave extensive consideration to the results of the due diligence review conducted by ValliCorp's management with respect to Westamerica's business and operations, including, in particular, its asset quality;

    (5) the possibility of achieving cost savings and operational synergies which the management of ValliCorp believes may be achieved as a result of the Merger through the elimination of duplicate efforts;

    (6) an assessment that in the current economic environment, the Merger is most economically advantageous to ValliCorp's shareholders when compared to other alternatives such as de novo branch openings or acquisitions of other financial institutions or branches of other financial institutions;

    (7) the geographic and business fit of Westamerica and ValliCorp and the complementary nature of their respective businesses;

    (8) information with respect to historical trading ranges and multiples for Westamerica Common Stock and ValliCorp Common Stock, and expected trading ranges and multiples for each on a stand-alone basis and for the two companies on a combined basis and the ValliCorp Board's evaluation of the financial terms of the Merger and their effect on the shareholders of ValliCorp and the ValliCorp Board's belief that such terms are fair to ValliCorp's shareholders, based in part on the expression of Montgomery's opinion as to the fairness to ValliCorp's shareholders of the consideration to be paid by Westamerica in the Merger;

    (9) the expectation that for federal income tax purposes the Merger will constitute a tax-free reorganization to ValliCorp's shareholders;

    (10) the expectation that the Merger will be accounted for under the pooling of interests method of accounting;

    (11) the terms and conditions of the Agreements;

    (12) the likelihood of the Merger being approved by the appropriate regulatory authorities; and

    (13) the structure of the Merger and the resulting corporate entities.

  Based upon all of these matters, and such other matters as deemed relevant, the ValliCorp Board unanimously approved the Agreements, the Merger and the transactions contemplated thereby.

  THE BOARD OF DIRECTORS OF VALLICORP UNANIMOUSLY RECOMMENDS THAT VALLICORP SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF VALLICORP'S FINANCIAL ADVISOR

  General. Pursuant to an engagement letter dated July 16, 1996 (the "Engagement Letter"), ValliCorp engaged Montgomery to assist in identifying opportunities for maximizing shareholder value, including the potential sale of ValliCorp, and advising ValliCorp in connection with such opportunities. Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. ValliCorp selected Montgomery to render the opinion on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities. No limitations were imposed by ValliCorp on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  At a meeting of the ValliCorp Board on November 11, 1996, Montgomery delivered its oral opinion that the consideration to be received by the holders of ValliCorp Common Stock pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. Montgomery's oral opinion was subsequently confirmed in writing as of such date.

  THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE VALLICORP BOARD, DATED NOVEMBER 11, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY MONTGOMERY, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT (AS DEFINED ABOVE) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. MONTGOMERY'S OPINION IS DIRECTED TO THE VALLICORP BOARD, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF VALLICORP COMMON STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO

ANY HOLDER OF VALLICORP COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE VALLICORP SPECIAL MEETING.

  In connection with its November 11, 1996 opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to ValliCorp and Westamerica, including the consolidated financial statements for recent years and interim periods to September 30, 1996 and certain other relevant financial and operating data relating to ValliCorp and Westamerica made available to Montgomery from published sources and from the internal records of ValliCorp and Westamerica; (ii) reviewed the Agreement;
(iii) reviewed certain publicly available information concerning the trading of, and the trading market for, ValliCorp Common Stock and Westamerica Common Stock; (iv) compared ValliCorp and Westamerica from a financial point of view with certain other companies in the banking industry which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of ValliCorp certain information of a business and financial nature regarding ValliCorp, furnished to Montgomery by them, including financial forecasts and related assumptions of ValliCorp; (vii) reviewed and discussed with representatives of the management of Westamerica certain information of a business and financial nature regarding Westamerica, including third party analyst estimates with respect to Westamerica; (viii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with ValliCorp's counsel; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

  In connection with its review, Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for ValliCorp provided to Montgomery by its management, the financial forecasts for Westamerica derived from Zack's consensus earnings estimates, and the forecasts regarding the impact of cost savings on the combined companies, Montgomery assumed for purposes of its opinion and with ValliCorp's consent that the forecasts were reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of ValliCorp, Westamerica and the combined companies and that they provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there were no material changes in ValliCorp's or Westamerica's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to it. Montgomery relied on advice of counsel to ValliCorp as to all legal matters with respect to ValliCorp, the Merger and the Agreement. ValliCorp acknowledged that Montgomery did not discuss with ValliCorp's independent accountants any financial reporting matters with respect to ValliCorp, the Merger or the Agreement. ValliCorp informed Montgomery, and Montgomery assumed, that the Merger would be recorded as a "pooling of interests" under generally accepted accounting principles. Montgomery assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations.

  Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and it assumed, with ValliCorp's consent, that such allowances for each of ValliCorp and Westamerica are in the aggregate adequate to cover such losses. In addition, Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of ValliCorp or Westamerica, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of, November 11, 1996. Accordingly, although subsequent developments may affect Montgomery's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

  Set forth below is a brief summary of the report presented by Montgomery to the ValliCorp Board on November 11, 1996 in connection with its opinion.

  Analysis of Selected Merger Transactions. Montgomery reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Montgomery reviewed 73 transactions involving acquisitions of banks based in California announced since January 1, 1992 (the "California Bank Acquisitions"), 29 transactions involving selected acquisitions of banks in the United States with consideration between $200 million and $500 million announced since January 1, 1992 (the "National Bank Acquisitions") and five acquisitions of commercial banks by Westamerica since September 1, 1991 (the "Westamerica Bank Acquisitions"). For each bank acquired or to be acquired in such transactions, Montgomery analyzed data illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, purchase price to deposits, purchase price to tangible book value and purchase price to last 12 months' ("LTM") earnings.

  The figures for the California Bank Acquisitions, National Bank Acquisitions and Westamerica Bank Acquisitions produced, respectively: (i) median percentage of premium to core deposits of 6.18%, 10.78% and 4.73%; (ii) median percentage of purchase price to deposits of 15.96%, 18.05% and 11.42%; (iii) median multiple of purchase price to tangible book value of 1.60x, 2.16x and 1.67x; and (iv) median multiple of purchase price to LTM earnings of 16.82x, 16.57x and 28.98x. In comparison, based upon an assumed purchase price of $21.00 for each share of ValliCorp Common Stock, Montgomery determined that the consideration to be received by the holders of ValliCorp Common Stock in the Merger represented a percentage of premium to core deposits of 17.74%, a percentage of purchase price to deposits of 26.47%, a multiple of price to tangible book value of 2.49x and a multiple of price to ValliCorp's LTM earnings for the 12 months ended September 30, 1996 of 39.11x.

  Montgomery used the National Bank Acquisitions to analyze premiums paid compared to the sellers' stock price at various times prior to the announcement of the acquisition. These figures for all of the identified transactions produced, (i) a median premium to the seller's stock price one month prior to announcement of 30.0%; (ii) a median premium to the seller's stock price six days prior to announcement of 25.4%; and (iii) a median premium to the seller's stock price the day prior to announcement of 15.2%. In comparison, based upon an assumed purchase price of $21.00 per share of ValliCorp Common Stock, the consideration payable by Westamerica in the Merger exceeded ValliCorp's stock price one month prior to November 8, 1996 by 32.3%, the stock price six days prior to November 8, 1996 by 33.3% and the stock price one day prior to November 8, 1996 by 16.7%.

  No other company or transaction used in the above analysis as a comparison is identical to ValliCorp or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which ValliCorp and the Merger are being compared.

  Contribution Analysis. Montgomery analyzed the contribution of each of ValliCorp and Westamerica to, among other things, total tangible common equity, assets, latest 12 months' net income, gross loans and core deposits of the pro forma combined companies at or for the period ended September 30, 1996. This analysis showed, among other things, that based on pro forma combined balance sheets for ValliCorp and Westamerica at September 30, 1996, ValliCorp would have contributed 34.79% of tangible common equity, 34.46% of assets, 38.36% of loans and 35.53% of core deposits. Pro forma income statements for the latest 12 months ended September 30, 1996 indicated that ValliCorp would have contributed 17.44% of the net income of the pro forma combined companies. Based upon analysis assuming an Average Price for Westamerica Common Stock of $51.25 and therefore an exchange ratio in the Merger of .4098 shares of Westamerica Common Stock for each share of ValliCorp Common Stock, holders of ValliCorp Common Stock would own approximately 38.58% of the combined companies based on fully diluted shares outstanding on November 11, 1996.

  Dilution Analysis. Using estimates of future earnings of ValliCorp and Westamerica prepared by ValliCorp management and Westamerica's 1997 Zack's consensus earnings estimate, respectively, Montgomery compared the fiscal year 1997 estimated earnings per share for Westamerica to the fiscal year 1997 estimated earnings per share of the common stock of the pro forma combined companies. Based on an exchange ratio in the Merger of .4098 shares of Westamerica Common Stock for each share of ValliCorp Common Stock, the proposed transaction would have a dilutive impact on Westamerica's estimated earnings. This analysis did not account for costs associated with the Merger or expense savings or other synergies that may result from the Merger.

  The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the ValliCorp Board or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the ValliCorp Board. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of ValliCorp or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ValliCorp or Westamerica. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be received by the holders of ValliCorp Common Stock in the Merger and were provided to the ValliCorp Board in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Montgomery in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

  As described above under the heading "--Reasons for the Merger;
Recommendations of the Boards of Directors", Montgomery's opinion and presentation to the ValliCorp Board were among the many factors taken into consideration by the ValliCorp Board in making its determination to approve the Agreement.

  Pursuant to the Engagement Letter, ValliCorp paid Montgomery a retainer fee of $100,000 upon engagement, a fee of $500,000 upon delivery of its November 11, 1996 fairness opinion and an additional $500,000 upon the mailing of this Joint Proxy Statement/Prospectus. Additionally, Montgomery will receive approximately $1,600,000 upon the closing of the Merger (based upon assumed consideration payable in the Merger of $21.00 per ValliCorp Share). Accordingly, a significant portion of Montgomery's fee is contingent upon the closing of the Merger. ValliCorp has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, including any fees and disbursements for Montgomery's legal counsel and other experts retained by Montgomery. ValliCorp has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. Over the past two years, Montgomery has provided investment banking services to ValliCorp for which it has been paid fees totaling $418,775.

  In the ordinary course of its business, Montgomery may trade equity securities of Westamerica and ValliCorp for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF WESTAMERICA'S FINANCIAL ADVISOR

  Westamerica retained Hoefer & Arnett ("H&A") to render financial advisory and investment banking services in connection with the proposed Merger of Westamerica with ValliCorp pursuant to an engagement letter dated as of May 31, 1996. H&A has rendered a written opinion (the "H&A Fairness Opinion") to the Westamerica Board of Directors to the effect that the consideration to be paid by Westamerica in the Merger is fair, from a financial point of view, to the holders of Westamerica Common Stock. No limitations were imposed by the Westamerica Board of Directors upon H&A with respect to the investigations made or procedures followed in rendering the H&A Fairness Opinion.

  THE FULL TEXT OF THE H&A FAIRNESS OPINION, DATED AS OF NOVEMBER 11, 1996, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY H&A, IS ATTACHED HERETO AS ANNEX D. WESTAMERICA SHAREHOLDERS ARE URGED TO READ THE H&A FAIRNESS OPINION IN ITS ENTIRETY. IN FURNISHING SUCH FAIRNESS OPINION, H&A DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. THE SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED AND ASSUMPTIONS USED BY H&A SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH FAIRNESS OPINION. THE H&A FAIRNESS OPINION IS DIRECTED TO THE WESTAMERICA BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID BY WESTAMERICA IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY WESTAMERICA SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE WESTAMERICA SPECIAL MEETING. NO OTHER EXPERTS NAMED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE BEEN INVOLVED IN OR CONSULTED WITH RESPECT TO THE H&A FAIRNESS OPINION.

  In arriving at its opinion, H&A has reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to ValliCorp and Westamerica, including consolidated financial statements for recent years and unaudited interim periods to September 30, 1996; (iii) certain other publicly available financial and other information concerning Westamerica and ValliCorp and the trading markets for the publicly traded securities of Westamerica and ValliCorp; (iv) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions H&A believes relevant to its inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of Westamerica or a committee thereof in connection with the Merger. H&A has held discussions with senior management of Westamerica and of ValliCorp concerning their past and current operations, financial condition and prospects.

  H&A reviewed with the senior management of Westamerica earnings projections for Westamerica as a stand-alone entity, assuming the Merger does not occur. H&A reviewed ValliCorp's five-year Strategic Plan and 1997 Profit Improvement Plan for ValliCorp as a stand-alone entity, assuming the Merger does not occur. H&A also reviewed with the senior management of Westamerica the projected operating cost savings reasonably expected by Westamerica to be achieved in each such year resulting from the Merger with ValliCorp. Certain financial projections for the combined companies and for Westamerica and ValliCorp as stand-alone entities were derived by H&A based partially upon the projections described above, as well as H&A's own assessment of general economic, market and financial conditions.

  H&A took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the banking industry generally. H&A considered such financial and other factors as it deemed appropriate under the circumstances. The H&A Fairness Opinion was necessarily based upon conditions as they existed and could only be evaluated on the date thereof and the information made available to H&A through the date thereof.

  In conducting its review and in arriving at its Fairness Opinion, H&A relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. H&A relied upon the management of Westamerica and ValliCorp as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings. H&A also assumed, without independent verification, that the aggregate allowances for loan losses for Westamerica and ValliCorp were adequate to cover such losses. H&A did not make or obtain any evaluations or appraisals of the property of Westamerica or ValliCorp, nor did H&A examine any individual loan credit files. The H&A Fairness Opinion is limited to the fairness, from a financial point of view, to the shareholders of Westamerica of the consideration to be paid by Westamerica in the Merger which was determined by arms' length negotiations and does not address Westamerica's underlying decision to proceed with the Merger.

  In connection with rendering its Fairness Opinion to the Westamerica Board of Directors, H&A performed certain financial analyses, which are summarized below. The summary set forth below does not purport to be a complete description of the presentation by H&A to Westamerica's Board or of the analyses performed by H&A. H&A believes that its analysis must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the H&A Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, H&A made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Westamerica and ValliCorp. Any estimates contained in H&A's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by H&A was assigned a greater significance by H&A than any other.

  Neither Westamerica nor ValliCorp publicly discloses internal management financial forecasts and projections of the type provided to H&A in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections and projected operating cost savings prepared by H&A were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

  Set forth below is a brief summary of the analysis performed by H&A in reaching its Fairness Opinion. H&A assumed for purposes of its opinion that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. Unless otherwise noted in this analysis, H&A used an Exchange Ratio of .4098 shares of Westamerica Common Stock at time of closing, the level at which ValliCorp Common Stock would be exchanged if the Effective Date (as defined in the Agreement) were the same as the date of the H&A Fairness Opinion. The Exchange Ratio and possible adjustments to the Exchange Ratio were developed pursuant to extensive negotiations between Westamerica and ValliCorp. H&A analyzed certain effects of the Merger assuming an Exchange Ratio, among others, of .4098. The .4098 does not necessarily reflect the highest possible Exchange Ratio under the terms of the Agreement, and there can be no assurance that the Exchange Ratio as finally determined in accordance with the Agreement will not be higher than
 .4098. The analysis also focuses on core financial and operating projections and statistics which are not specifically adjusted for non-recurring charges, unless otherwise stated.

  Pro Forma Merger and Contribution Analysis. H&A analyzed the changes in the amount of earnings, book value and indicated dividends attributable to one share of Westamerica Common Stock before the Merger to those attributable to one share of Westamerica Common Stock as a result of the proposed Merger. The following assumptions regarding earnings and dividends underlie the pro forma results. The analysis assumes a dividend payout ratio consistent with Westamerica's recent historical dividend payout ratio. The analysis further assumes, unless otherwise stated, Merger-related operating cost savings to be fully realized during 1997 and assumes the Merger is completed during the second quarter of 1997. These projected operating cost savings represent approximately 43% of ValliCorp's projected non-interest expense on a pre-tax basis. This level of projected operating cost savings, expressed as a percent of the target institution's projected non-interest expense, is within a range of the level of operating cost savings, expressed as a percent of the target institution's non-interest expense, achieved by Westamerica in previous transactions reviewed by H&A. H&A performed pro forma merger analyses assuming the stated earnings projections and the Merger-related projected operating cost savings by Westamerica. In addition, H&A analyzed certain pro forma merger scenarios in order to assess the impact on Westamerica of some levels of volatility in ValliCorp's and Westamerica's projected earnings as well as volatility of the levels of Merger-related projected operating cost savings. The impact on Westamerica of volatility in ValliCorp's earnings was shown by calculating pro forma results assuming ValliCorp's earnings as projected, as well as Westamerica's earnings to the pro forma results. H&A also examined the earnings impact on Westamerica resulting at those projected earnings, the impact on Westamerica of volatility in the level of Merger-related projected operating cost savings was shown by calculating pro forma results assuming cost savings as projected, as well as 75% to 125% of ValliCorp's projected earnings. In order to measure the impact on Westamerica of volatility of Westamerica's earnings to the pro forma results, H&A also examined the earnings impact on Westamerica resulting at those levels of ValliCorp earnings if Westamerica achieved 75% and 125% of its projected earnings. The impact on Westamerica of volatility in the level of Merger-related projected operating cost savings was shown by calculating pro forma results assuming cost savings as projected, as well as 125% and 75% of projected cost savings. H&A analyzed the changes in earnings and book value for the years 1998, 1999 and 2000 resulting from various combinations of stand-alone and pro forma projected earnings and cost savings volatility assumptions described above. The analyses showed that for the year 1998 the change in earnings per share ranged from 0.27% to 51.84% and the change in book value per share ranged from -4.75% to -0.27%. For the year 1999 the change in earnings per share ranged from -0.21% to 54.32% and the change in book value per share ranged from -4.26% to 3.82%. For the year 2000 the change in earnings per share ranged from -0.68% to 56.84% and the change in book value per share ranged from -3.88% to 7.77%.

  Analysis of Other Merger Transactions. H&A analyzed other bank merger and acquisition transactions where the total target asset size was over $750 million and less than $3 billion for the periods January 1, 1995 to November 11, 1996. The transactions analyzed were: Magna Group/Homeland Bankshares, ABN-AMRO Holding/CNBC Bancorp, Inc., Hibernia Corporation/C M Bank Holding Co., ABN-AMRO Holding/Comerica Bank-IL, US Bancorp/California Bancshares, NationsBank Corp./Charter Bancshares, Firstar Corp/American Bancorp., Norwest Corporation/Victoria Bankshares, Peoples Heritage Financial/Bank of NH Corp., Regions Financial/First National Bancorp, Mercantile Bancorp/Hawkeye Bancorp, NationsBank Corp./Intercontinental Bank, Union Planters Corp/Capital Bancorp, Meridian Commerce Corp/Central Corporation, and Comerica Inc./Metrobank. This analysis showed that the Exchange Ratio represented a multiple of: (i) 2.40x ValliCorp's tangible book value compared to a high multiple of 3.17x, a median multiple of 2.01x and a low multiple of 1.37x for the comparable transactions;
(ii) 21.00x ValliCorp's latest 12 months' earnings per share, compared to a high multiple of 19.12x, a median multiple of 15.38x, and a low multiple of 12.74x for the comparable transactions. H&A noted that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

  Discounted Cash Flow Analysis. H&A examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, that would be attained if Westamerica remained independent through 2001 or was acquired in 2001 by a larger financial institution, with the present value of the combined institutions at an Exchange Ratio, among others, of .4098. The results produced in the analysis did not purport to be indicative of actual values or expected values of Westamerica or the shares of Westamerica Common Stock. All cases were analyzed assuming realization of the operating cost savings, in the amounts and time periods previously indicated, unless otherwise stated (see Pro Forma Merger and Contribution Analysis above).

  In calculating the present values through the discounted cash flow analysis, H&A analyzed the effect of possible earnings volatility and potential Merger-related operating cost savings volatility, among other items, by assuming varying levels of projected earnings for Westamerica and ValliCorp. The three cases examined were: Westamerica earnings as projected and ValliCorp earnings as projected; Westamerica earnings 75% of projected earnings and ValliCorp earnings 125% of projected earnings; and Westamerica earnings 125% of projected earnings and ValliCorp earnings 75% of projected earnings. Pro forma combined cash flows were calculated assuming the combinations of the cash flows in each of these cases, and were compared to the cash flows of Westamerica on a stand-alone basis as well as to the cash flows of Westamerica acquired in 2001 by a larger financial institution. All cases were analyzed assuming realization of the operating cost savings, in the amounts and time periods previously indicated, unless otherwise stated (see Pro Forma Merger and Contribution Analysis above).

  The discount rates used ranged from 10.0% to 14.0%. For the Westamerica stand-alone analyses, the terminal price multiples applied to 2001 estimated earnings per share ranged from 12.00x to 18.00x. The lower levels of the price-to-earnings per share multiples range reflected an estimated future trading range of Westamerica, while the higher levels of the price-to-earnings per share multiples were more indicative of a future sale of Westamerica's stock to a larger financial institution. For the pro forma combined analyses, the terminal price-to-earnings per share multiples also ranged from 12.00x to 18.00x.

  For the Westamerica stand-alone analyses, the cash flows were comprised of the projected stand-alone dividends per share in years 1997 through 2001 plus the terminal value of Westamerica Common Stock at year-end 2001 (calculated by applying each one of the assumed terminal price-to-earnings per share multiplies as stated above to 2001 projected Westamerica earnings per share). For the pro forma combined analyses, the cash flows were comprised of the projected pro forma combined dividends per share in years 1997 through 2001 plus the terminal value of the pro forma combined entity's stock at year-end 2001 (calculated by applying each one of the assumed terminal price-to-earnings per share multiples as stated above to 2001 projected pro forma combined earnings per share). H&A also calculated the present values that would be attained in each case if 75% or 125% of projected operating cost savings were realized.

  These analyses showed a range of stand-alone present values per share for Westamerica from $37.96 to $72.07, as compared to a range of pro forma combined present values per share of $50.97 to $60.30. These analyses do not purport to be indicative of actual values or expected values of the shares of Westamerica Common Stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected ValliCorp earnings raised (lowered) the resulting present value for a given level of Westamerica earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

  Comparable Company Analysis. H&A examined recent historical data on Westamerica and ValliCorp based upon information from ValliCorp's 1995 Annual Report to Shareholders and subsequent quarterly information. H&A analyzed certain credit and operating statistics for Westamerica and ValliCorp, comparing these statistics to data for a peer group of California banks using the publicly available Hoefer & Arnett Banking Universe, West and Southwest Coverage Area, Second Quarter 1996 Performance Updates (the "Universe"). The Universe includes 86 independent California banking institutions. Both Westamerica and ValliCorp are included in the Universe. The comparisons made are of or for the period ending June 30, 1996, unless otherwise noted. In this analysis, for comparison purposes, H&A used the closing stock prices of ValliCorp and Westamerica for August 30, 1996, prices which coincide with stock prices and comparative pricing data which appear in the Universe. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies.

                                            VALLICORP  WESTAMERICA INDEX MEDIAN
                                            ---------- ----------- ------------
   Total assets............................ $1,258,059 $2,504,881    $213,712
   Market capitalization (1)...............    211,865    473,801      23,900
   Price to tangible equity per share (1)..      1.85x      2.03x       1.31x
   Tangible equity to tangible assets......      9.82%      9.33%       8.95%
   Nonperforming assets to total assets
    (2)....................................      1.34%      0.60%       1.10%
   Loan loss reserve to nonperforming
    loans..................................     90.12%    402.47%     134.98%
   Return on assets........................      1.18%      1.51%       1.23%
   Return on equity........................     11.80%     16.49%      12.67%
   Efficiency ratio (3)....................     61.80%     55.12%      67.64%

--------
(1) Statistics calculated based on bid prices at August 30, 1996, the latest available prices prior to publishing the second quarter 1996 Universe.
(2) Nonperforming assets include loans which are 90 days past due and still accruing in addition to nonaccrual and restructured loans and other real estate owned.
(3) Efficiency ratio represents noninterest expenses as a percent of total revenues.

  H&A is an investment banking firm continually engaged in the valuation of businesses and securities, including financial institutions and their securities, in connection with mergers and acquisitions, negotiated underwritings, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. H&A is a market maker in the common shares of both Westamerica and ValliCorp. H&A has previously provided investment banking services to Westamerica and has provided investment banking services to companies acquired by both Westamerica and ValliCorp.

  Financial Advisory Fees. In consideration of the rendering of financial advice and for the preparation and rendering of the H&A Fairness Opinion, Westamerica has agreed to pay H&A a fee to be paid at closing equal to 0.75% of the aggregate consideration paid to the shareholders of ValliCorp on the date of closing. Such fee is contingent on the Merger being consummated. Westamerica will also reimburse H&A for up to $40,000 of its reasonable out-of-pocket expenses which may be incurred in connection with the rendering of the H&A Fairness Opinion. Westamerica has agreed to indemnify H&A, its affiliates, and their respective partners, directors, officers, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. No portion of the fee is contingent upon the conclusions reached in the H&A Fairness Opinion.

EFFECTIVE DATE OF THE MERGER

  The Agreement provides that the Merger will be effective upon the date of the filing with the California Secretary of State of a duly executed Plan of Merger and officers' certificates prescribed by Section 1103 of the GCL and/or other documents as required by the DGCL, or at such time thereafter as is provided by mutual agreement in the Merger Agreement (the "Effective Time"). The date on which the Merger is effective as specified in the Merger Agreement is referred to herein as the Effective Date. Although the parties have not adopted any formal timetable, it is presently anticipated that the Merger will be consummated during the second quarter of 1997 assuming all of the conditions set forth in the Agreement are theretofore satisfied or waived.

PURCHASE PRICE AND POTENTIAL ADJUSTMENTS

  The Purchase Price to be paid for each share of ValliCorp Common Stock is $21.00 of value in Westamerica Common Stock, subject to adjustment under certain circumstances as discussed herein and in the Agreement.

  Specifically, as set forth in the Agreement, the Purchase Price to be paid to ValliCorp shareholders in the form of Westamerica Common Stock will be as follows. If the average closing price of Westamerica Common Stock on the NMS for a period of 20 consecutive trading days ending five trading days prior to the Effective Date (the "Average Price") is between $48.69 and $53.81 (inclusive), then ValliCorp shareholders will receive $21.00 of value in Westamerica Common Stock for each outstanding share of ValliCorp Common Stock (thus, the Exchange Ratio is determined by dividing $21.00 by the Average Price). If the Average Price is above $53.81, the Exchange Ratio will be adjusted such that ValliCorp shareholders will receive the equivalent of 40% of the appreciation above that amount. Under this formula, for every $1.00 that the Average Price is above $53.81, ValliCorp shareholders will receive approximately an additional $0.16 of value in Westamerica Common Stock. If the Average Price is below $48.69, then the Exchange Ratio is fixed at .4313 so that ValliCorp shareholders will receive .4313 of a share of Westamerica Common Stock in exchange for each share of ValliCorp Common Stock; provided, however, that if the Average Price falls below $46.13, the Board of Directors of ValliCorp may choose to either maintain an Exchange Ratio of .4313 or exercise a right to terminate the Agreement. If ValliCorp exercises its right to terminate the Agreement, Westamerica may choose to either increase the Exchange Ratio to a ratio which will provide approximately $19.90 of value in Westamerica Common Stock for each ValliCorp Share (whereupon no termination shall have occurred), or allow the Agreement to be terminated.

  The following table illustrates a range of possible Exchange Ratios based upon the illustrated Average Prices of Westamerica Common Stock:

                                                                   EQUIVALENT
                       AVERAGE PRICE                                VALUE OF
                      OF WESTAMERICA                   EXCHANGE VALLICORP COMMON
                       COMMON STOCK                     RATIO        STOCK
                      --------------                   -------- ----------------
     Less than $48.69................................   .4313   Less than $21.00
       $48.69........................................   .4313        $21.00
        50.00........................................   .4200        21.00
        51.00........................................   .4118        21.00
        52.00........................................   .4038        21.00
        53.00........................................   .3962        21.00
        53.81........................................   .3903        21.00
        55.00........................................   .3852        21.19
        56.00........................................   .3811        21.34
        57.00........................................   .3772        21.50
        58.00........................................   .3733        21.65
        59.00........................................   .3697        21.81
        60.00........................................   .3661        21.97

  In addition, the Purchase Price may be further adjusted downward based on a measure of ValliCorp's consolidated stockholders' equity calculated in the manner and based on certain adjustments set forth in the Agreement. Generally, at the end of the quarter prior to the Effective Date, ValliCorp's stockholders' equity (calculated in the manner set forth in the Agreement) must be greater than or equal to $138,885,000. If said amount is less than $138,885,000 but more than $125,000,000, then the Exchange Ratio will be adjusted downward based on a formula set forth in the Agreement. The formula takes the consolidated stockholders' equity calculated in the manner set forth in the Agreement, divides it by $138,885,000 (to determine the fraction of book value attained) and then multiplies the result by the prior Exchange Ratio to yield the adjusted Exchange Ratio. However, if said consolidated stockholders' equity is below $125,000,000, Westamerica may terminate the Merger Agreement.

  The following table illustrates a range of possible adjusted Exchange Ratios based upon various levels of ValliCorp's consolidated stockholders' equity calculated in the manner set forth in the Agreement.

                                                 VALLICORP'S CONSOLIDATED
    AVERAGE PRICE                                  STOCKHOLDERS' EQUITY
          OF                              --------------------------------------
     WESTAMERICA                          $138,885,000
     COMMON STOCK                           OR MORE    $131,942,500 $125,000,000
    -------------                         ------------ ------------ ------------
       $48.69...........................     .4313        .4097        .3882
        50.00...........................     .4200        .3990        .3780
        51.00...........................     .4118        .3912        .3706
        52.00...........................     .4038        .3837        .3635
        53.00...........................     .3962        .3764        .3566
        53.81...........................     .3903        .3708        .3512
        55.00...........................     .3852        .3659        .3467
        56.00...........................     .3811        .3621        .3430
        57.00...........................     .3772        .3583        .3395
        58.00...........................     .3733        .3547        .3360
        59.00...........................     .3697        .3512        .3327
        60.00...........................     .3661        .3478        .3295

  The above table can be used to determine the potential purchase price per share of ValliCorp Common Stock (in the form of Westamerica Common Stock) by multiplying the Exchange Ratio from any particular point in the table by the Average Price corresponding to said Exchange Ratio.

  If the Average Price at the Effective Date is the same as the closing price
of Westamerica Common Stock on      , 1997 of $   and assuming ValliCorp's
consolidated stockholders' equity remains above $138,885,000, the exchange
ratio would be     which equates to a purchase price of $   per ValliCorp
Share.

CONVERSION OF SHARES OF VALLICORP COMMON STOCK

  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of ValliCorp Common Stock, each issued and outstanding ValliCorp Share (other than fractional shares) will be converted into the right to receive shares of Westamerica Common Stock as discussed above. See "--Purchase Price and Potential Adjustments." All such ValliCorp Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the Westamerica Shares into which such ValliCorp Shares have been converted. Certificates previously representing ValliCorp Shares shall be exchanged for certificates representing whole shares of Westamerica Common Stock issued in consideration therefor upon the surrender of such certificates. Cash will be paid in lieu of any fractional share of Westamerica Common Stock. See "--Exchange of ValliCorp Stock Certificates; Fractional Interests." From and after the Effective Date, the holders of certificates formerly representing ValliCorp Shares shall cease to have any rights with respect thereto.

EXCHANGE OF VALLICORP STOCK CERTIFICATES; FRACTIONAL INTERESTS

  Prior to the Effective Date, Westamerica has agreed to appoint Chemical Trust Company of California or its successor as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Westamerica Common Stock, and at and after the Effective Date, Westamerica will issue and deliver to the Exchange Agent certificates representing the shares of Westamerica Common Stock, to be delivered to holders of ValliCorp Shares. As soon as practicable after the Effective Date, each holder of ValliCorp Shares, upon surrender to the Exchange Agent of one or more certificates for such ValliCorp Shares for cancellation, will be entitled to receive a certificate representing the number of shares of Westamerica Common Stock into which such number of ValliCorp Shares will have been converted and a payment in cash with respect to fractional shares, if any. Each certificate representing shares of Westamerica Common Stock will bear a notation incorporating the terms of the Amended Rights Agreement by reference and will evidence the Rights as set forth in and subject to the terms of the Amended Rights Agreement. Certificates issued for the shares of Westamerica Common Stock will be deemed to be certificates for said Rights. For a discussion of the Amended Rights Agreement, see "Description of Westamerica Capital Stock and Indebtedness-- Shareholder Rights Plan."

  No dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of Westamerica Common Stock after the Effective Date will be paid to persons entitled to receive such certificates for shares of Westamerica Common Stock until such persons surrender their certificates representing ValliCorp Shares. Upon surrender of certificates representing ValliCorp Shares, the holder thereof will be paid, without interest, any dividends or other distributions with respect to the shares of Westamerica Common Stock as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

  If any certificate for shares of Westamerica Common Stock is to be issued in a name other than that in which the certificate for ValliCorp Shares surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange will pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of Westamerica Common Stock in a name other than the registered holder of the certificate surrendered, or such persons will establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

  All dividends or distributions, and any cash to be paid in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing ValliCorp Shares and unclaimed at the end of one year from the Effective Date, will (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing ValliCorp Shares who has not surrendered such certificate to the Exchange Agent will, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such shares of Westamerica Common Stock and dividends or distributions or cash, as the case may be.

  No fractional shares of Westamerica Common Stock will be issued to holders of ValliCorp Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica Common Stock will receive, at the time of surrender of the certificate or certificates representing such holder's ValliCorp Shares, an amount in cash equal to the Average Price multiplied by the fraction of a share of Westamerica Common Stock to which such holder otherwise would be entitled. No such holder will be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.

TREATMENT OF STOCK OPTIONS

  On the Effective Date, the obligations under any stock option plans of ValliCorp will be assumed by Westamerica. On the Effective Date, options to purchase shares of ValliCorp Common Stock issued pursuant to ValliCorp's stock option plans or stock option plans of companies acquired by ValliCorp that are outstanding will be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which will equal the exercise price per share for the options immediately prior to the Merger, divided by the Exchange Ratio), the number of shares of Westamerica Common Stock the option holder would have received pursuant to the Merger if he or she had exercised all his or her options immediately prior thereto. Under the terms of ValliCorp's director stock option plan and key employee stock option plan, all stock options held by ValliCorp directors and officers under those plans will vest upon the Merger. Except as noted above, each ValliCorp stock option will otherwise continue on terms and conditions that are consistent with those that were applicable on the Effective Date.

  Westamerica has agreed that it will, for purposes of the ValliCorp director stock option plan, at or immediately following the Effective Date, offer each current non-officer Director of ValliCorp (who does not become a director of Westamerica) a position as Director or advisory Director of ValliWide and that should ValliWide be merged into any other subsidiary of Westamerica each current non-officer Director will be offered a position, for purposes of said director stock option plan, as an advisory Director of the successor in interest to ValliWide.

  Subject to the mutual intent of the parties that the Merger will be accounted for under the pooling of interests method, ValliCorp will otherwise amend its option plans and obtain any required shareholder approval of such option plan amendments and will amend, as necessary, any and all option agreements (including obtaining any required participant consents) prior to the Effective Date to make them consistent with the terms of the Agreement.

COVENANTS OF WESTAMERICA AND VALLICORP; CONDUCT OF BUSINESS PRIOR TO THE
MERGER

  The Agreement contains covenants of Westamerica and ValliCorp concerning, among other things, (i) the cooperation of each party in obtaining all necessary or appropriate government approvals in order to cause the Merger to be consummated; (ii) the prompt notification by either party of any event which would cause or constitute a breach of any of the representations, warranties or covenants of that party; (iii) the right of each party to review each other's books and records and the delivery of financial statements to both parties; (iv) the cooperation by both parties in the issuance of any press releases; (v) restrictions on ValliCorp's ability to enter into a merger, consolidation, or other takeover proposal involving any third party;
(vi) the requirement that in the event Westamerica agrees to be acquired by a third party that said third party agree to carry out the terms and provisions of the Agreement; (vii) certain restrictions on increases in compensation of directors, officers, employees or agents of ValliCorp and its subsidiaries;
(viii) restrictions on the payment of dividends by ValliCorp; and (ix) the termination, modification or merger of ValliCorp's employee welfare benefits plan into Westamerica's employee welfare benefits plan.

  Westamerica has agreed to honor in accordance with their terms all employment, severance and employee benefits and compensation plans, contracts, agreements, arrangements, and understandings disclosed to Westamerica as of November 11, 1996 (collectively, the "ValliCorp Employment Arrangements"), and ValliCorp has agreed to notify Westamerica substantially concurrently with the making of any salary increase or bonus payment required due to a contractual obligation under the terms of any ValliCorp Employment Arrangement. Westamerica and ValliCorp have also agreed that, promptly following the Effective Time, Westamerica shall, at a meeting of its directors (or pursuant to written consent), take those actions necessary to cause three persons who are directors of ValliCorp to become directors of Westamerica. Westamerica has also agreed that, following the Effective Date it will indemnify all persons who are or become directors or officers of ValliCorp or any of its subsidiaries prior to the Effective Date to the fullest extent permitted by applicable law on the basis set forth in the Agreement, and all rights to indemnification and all limitations on liability existing in favor of said directors and officers in effect on November 11, 1996 shall survive the Merger and be honored by Westamerica for six years after the Effective Date. Westamerica will also cause all such directors and officers to be covered by ValliCorp's existing directors' and officers' liability insurance policy for no less than three years after the Effective Date, provided that Westamerica will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the most recent premium paid by ValliCorp.

  Westamerica will reserve and make available for issuance in connection with the Merger and in accordance with the terms of the Agreement (i) the Westamerica Common Stock; and (ii) the maximum number of shares of Westamerica Common Stock to which holders of Convertible Debentures or the optionholders of ValliCorp may be entitled to at or after the Effective Date. Westamerica will also use all reasonable efforts to cause the shares of Westamerica Common Stock to be issued in the Merger and the shares of Westamerica Common Stock to be reserved for issuance upon exercise of former ValliCorp stock options to be approved for listing on the NMS, subject to official notice of issuance, prior to the Closing Date.

  ValliCorp has agreed that neither ValliCorp nor its subsidiaries will make or approve any increase in the compensation payable or to become payable by ValliCorp to any of its (or its subsidiaries') directors, officers, employees or agents with annual base salaries in excess of $50,000 (excluding compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement) except such increases in compensation or bonuses payable pursuant to the terms of written agreements between ValliCorp (or its subsidiaries) and its directors, officers, employees or agents (which agreements have been previously disclosed as of November 11, 1996 and have not been amended on or after the date of the Agreement), nor will any other bonus payment or any agreement or commitment to make a bonus payment in excess of $5,000 be made other than pursuant to incentive plans as set forth in the Agreement (except with Westamerica's prior approval which shall not be unreasonably withheld). Further, no employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement will be entered into by ValliCorp or its subsidiaries with any directors, officers, employees or agents, unless Westamerica has given its prior written consent (which will not be unreasonably withheld). Without the prior written consent of Westamerica (which will not be unreasonably withheld) or except as necessary to comply with the orders, directives or requests of its regulators, neither ValliCorp nor its subsidiaries will hire any new employee at an annual base salary in excess of $50,000 per year.

  The Agreement provides that ValliCorp and its subsidiaries will conduct their respective businesses in the ordinary course as such were conducted prior to entering into the Agreement. The Agreement further provides that, unless Westamerica has given its previous written consent to any act or omission to the contrary (which consent shall not be unreasonably withheld), ValliCorp and its subsidiaries will, until the Effective Date, cause their respective officers to: (i) use all commercially reasonable efforts to preserve their respective businesses and business organizations intact; (ii) use all commercially reasonable efforts to preserve the goodwill of customers and others having business relations with them and take no action that would impair the benefit to Westamerica of the goodwill of ValliCorp and its subsidiaries or the other benefits of the Merger; (iii) consult with Westamerica as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business; (iv) maintain their respective properties in customary repair, working order and condition (reasonable wear and tear excepted); (v) comply in all material respects with all laws, regulations and decrees applicable to the conduct of their respective businesses; (vi) use all commercially reasonable efforts to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry; (vii) use, in cooperation with Westamerica, all reasonable efforts to keep available to Westamerica the services of their present officers and employees (it being understood that ValliCorp and its subsidiaries shall have the right to terminate the employment of any officer or employee in accordance with their established employment procedures); (viii) comply in all material respects with all orders, agreements and memoranda of understanding with respect to ValliCorp and its subsidiaries made by or with the Commission, Federal Reserve Board, FDIC, or any other regulatory authority of competent jurisdiction, and promptly forward to Westamerica all communications received from any such authority and inform Westamerica of any material restrictions imposed by any governmental authority on the business of ValliCorp or its subsidiaries; (ix) file in a timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities; and (x) conduct such environmental audits as ValliCorp or Westamerica deems necessary prior to foreclosure or otherwise (if information is or becomes available indicating a risk of environmental contamination) on any property concerning which ValliCorp or any ValliCorp Subsidiary has knowledge that asbestos or asbestos-containing materials, PCBs or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of any such audits to and consult with Westamerica regarding the significance of the audit prior to the foreclosure on any such property; provided, however, that if Westamerica requests any environmental audit(s) which is (are) not required by applicable law or regulation or ValliCorp's existing policies, Westamerica shall pay the costs of any such audit(s).

  The Agreement further provides that ValliCorp and its subsidiaries will not without the prior written consent (such consent not to be unreasonably withheld) of Westamerica, among other things, (i) sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets or stock except in the Ordinary Course of Business, and only then for adequate value, without recourse and consistent with its customary practice, provided that ValliCorp will not sell or otherwise transfer all or any portion of its mortgage servicing portfolio; (ii) with respect to any extension of credit in excess of $100,000, waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business; (iii) make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its officers except in the Ordinary Course of Business consistent with ValliCorp's established loan procedures and in compliance with Federal Reserve Board Regulation O as applicable to ValliCorp and its subsidiaries under relevant state or federal law; (iv) take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity except as agreed by the parties and as further discussed below under the subsection "--Structural Changes to Certain ValliWide Branches"; and (v) settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than $100,000 in which it is a party.

  The Agreement also provides that ValliCorp and its subsidiaries will not without the prior consent (such consent not to be unreasonably withheld) of Westamerica, among other things, (i) commit to or renew any loan with a principal amount in excess of $250,000, unless Westamerica's comments concerning said commitment are addressed by ValliWide; provided, however, that if any loan commitment or loan renewal involves a loan to a borrower who has
(a) any other classified or criticized asset, (b) a total lending relationship of $250,000 or more, or (c) a renewal involving a classified or criticized asset, then the relevant loan subject to this provision shall be $100,000;
(ii) purchase any investment security with a maturity in excess of three years, or sell any investment security in which a gain is recognized; (iii) issue any certificate of deposit with a rate of interest which exceeds the prevailing rates at commercial banks in ValliWide's market area; (iv) commit to new capital commitments or expenditures in excess of $50,000; and (v) commit to make any construction loan if based on existing construction loans and anticipated fundings such commitment would, with respect to ValliCorp and its subsidiaries on an aggregate basis, cause their respective total construction loans and construction loan commitments outstanding at the Effective Date to exceed their respective level of construction loans and construction loan commitments as of October 31, 1996 (provided, however, that notwithstanding the foregoing, ValliCorp may make or commit to make up to an additional $10,000,000 in construction loans over the amount of such construction loans and commitments thereof existing as of said date).

  Except with the prior written consent of Westamerica, neither ValliCorp nor any ValliCorp Subsidiary will amend its Certificate or Articles of Incorporation or Association, as the case may be, or Bylaws; make any change in its respective authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its respective stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option or warrant relating to, or right to acquire, or security convertible into, shares of its respective capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, capital stock or other equity security of its respective company, or agree to do any of the foregoing except with respect to the exercise of stock options or voluntary conversion of the Convertible Debentures currently outstanding on the date of the Agreement.

  Except with the prior written consent of Westamerica, neither ValliCorp nor any ValliCorp Subsidiary will propose, declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution) other than regular quarterly cash dividends on its common stock in amounts substantially equivalent to dividends paid in the two years prior to the Agreement date, provided that no ValliCorp Subsidiary will declare or pay a cash dividend if as a result thereof the ValliCorp Subsidiary would cease to be adequately capitalized within the meaning of applicable bank regulations. The parties agreed that ValliCorp may increase its quarterly dividend to a level that is no more than
 .4098 times Westamerica's then current dividend.

  After the date of the Agreement, each of Westamerica and ValliCorp will coordinate with the other the declaration of any dividends in respect of Westamerica Common Stock and ValliCorp Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Westamerica Common Stock or ValliCorp Common Stock not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Westamerica Common Stock and/or ValliCorp Common Stock and any shares of Westamerica Common Stock any such holder receives in exchange therefor in the Merger.

  No Merger or Solicitation. ValliCorp will not, nor will it permit any ValliCorp Subsidiaries, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any ValliCorp Subsidiaries, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that prior to receipt of ValliCorp shareholder approval of the Merger, to the extent required by the fiduciary obligations of the Board of Directors of ValliCorp, as determined in good faith by the Board of Directors based on the advice of independent counsel, ValliCorp may, (i) in response to an unsolicited Takeover Proposal, with prompt notification to Westamerica, furnish information with respect to ValliCorp and its Subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by ValliCorp's independent counsel) and answer questions about such information (but not the terms of any possible Takeover Proposal) with such Person and (ii) upon receipt by ValliCorp of an unsolicited Takeover Proposal, with prompt notification to Westamerica, participate in negotiations regarding such Takeover Proposal. "Takeover Proposal" means any written inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of the assets of ValliCorp or any of its Subsidiaries, other than the transactions contemplated by the Agreement and the Stock Option Agreement, or of 50% or more of any class of equity securities of ValliCorp or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of ValliCorp or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving ValliCorp or any of its Subsidiaries other than the transactions contemplated by the Agreement and the Stock Option Agreement.

  Except as allowed in the Agreement, neither the Board of Directors of ValliCorp nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Westamerica, the approval or recommendation by such Board of Directors or any such committee of the Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the receipt of ValliCorp shareholder approval, the Board of Directors of ValliCorp, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of independent counsel, may (subject to the following sentences) withdraw or modify its approval or recommendation of the Agreement or the Merger, approve or recommend any Superior Proposal (as defined below), enter into an agreement with respect to such Superior Proposal or terminate the Agreement, in each case at any time after the third Business Day following Westamerica's receipt of a written notice advising Westamerica that the ValliCorp Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to a Superior Proposal will necessitate an additional three Business Day period). In addition, if ValliCorp proposes to enter into an agreement with respect to any Takeover Proposal, it will concurrently with entering into such agreement pay, or cause to be paid, to Westamerica the Termination Fee as described below. For purposes of the Agreement, "Superior Proposal" means any bona fide written Takeover Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of ValliCorp Common Stock then outstanding or all or substantially all of the assets of ValliCorp and otherwise on terms which the Board of Directors of ValliCorp determines in its good faith judgment that said bona fide Takeover Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and (based on the advice of a financial advisor of nationally recognized reputation) would, if consummated, be more favorable to ValliCorp's shareholders from a financial point of view than the Merger.

  In addition to the obligation of ValliCorp set forth in the preceding paragraph, ValliCorp promptly will advise Westamerica orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry. ValliCorp will keep Westamerica fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

  If the Agreement is terminated pursuant to its terms other than by Westamerica or ValliCorp solely because the Federal Reserve Board or Superintendent issues a final order denying approval of the Merger, a failure of the condition requiring Westamerica shareholder approval of the Merger occurs, or other than by ValliCorp pursuant to a Material Adverse Effect which has occurred with respect to Westamerica and its subsidiaries taken as a whole since September 30, 1996 or pursuant to a material breach by either party not cured within 30 days after written notice thereof, and an Acquisition Event (as defined below) occurs within 18 months after the date of such termination, ValliCorp will pay promptly, but in no event later than two Business Days after the occurrence of such Acquisition Event, by wire transfer of immediately available Federal Funds to such account as Westamerica will designate, $6 million (the "Termination Fee") (but only if a Termination Fee has not theretofore been paid in accordance with the second preceding paragraph). For purposes of this subsection, the term "Acquisition Event" means any of the following: (i) any Person (other than Westamerica or any subsidiary thereof) will have acquired pursuant to a tender offer or otherwise beneficial ownership of 20% or more of the outstanding shares of ValliCorp Common Stock; (ii) ValliCorp or ValliWide will have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than Westamerica or a Subsidiary thereof) to (a) effect a merger, consolidation or similar transaction (or series of unrelated and non-integrated mergers, consolidations or similar transactions) involving ValliCorp or ValliWide (other than a merger, consolidation or similar transaction in which those holders of ValliCorp Common Stock outstanding immediately prior to each such transaction continue to own at least 80% of the ValliCorp Common Stock outstanding immediately after such transaction), (b) sell, lease or otherwise dispose of assets of ValliCorp or its subsidiaries representing 20% or more of the consolidated assets of ValliCorp and its subsidiaries, or (c) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of ValliCorp or its subsidiaries (but excluding a series of unrelated and non-integrated issues, sales or other dispositions).

  Westamerica has agreed that, in the event ValliCorp makes payment of the Termination Fee to Westamerica upon the occurrence of an Acquisition Event in accordance with the terms of the preceding paragraph, neither Westamerica nor any of its Affiliates will for a period of five years after the payment of said Fee (the last day of such period, the "Standstill Termination Date"), unless specifically invited in writing to do so by ValliCorp and then only to the extent stated therein, in any manner acquire or agree to acquire or make any proposal to acquire, directly or indirectly, the beneficial ownership of any common stock, equity securities or other securities having voting power with respect to the election of directors of ValliCorp ("Voting Equity"), or any other securities convertible into Voting Equity or any options, warrants or other rights to acquire Voting Equity (such convertible securities, options, warrants or other rights, together with Voting Equity, being hereinafter called "Voting Securities") of ValliCorp or its Affiliates. From the date the Termination Fee is paid until the Standstill Termination Date, neither Westamerica nor any of its Affiliates will, except with the express written consent of ValliCorp and then only to the extent stated in such written consent, make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Regulation 14A under the Exchange Act) to vote or seek to advise or influence any person with respect to the voting of any Voting Securities of ValliCorp or its Affiliates. Westamerica has agreed that, from the date a Termination Fee is paid until the Standstill Termination Date, neither it nor any of its Affiliates will (i) make any Acquisition Proposal (as defined below) or proposal with respect to a Business Combination (as defined below), joint venture, or any other extraordinary business arrangement, including, but not limited to, a business arrangement which could result in a change of control of ValliCorp, in each case in respect of ValliCorp or any of its Affiliates, (ii) take any initiatives involving ValliCorp that would otherwise require ValliCorp to make a public announcement or make any public comment or proposal with respect to any Acquisition Proposal or Business Combination, (iii) join a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of Voting Securities of ValliCorp or otherwise become a "person" within the meaning of section 13(d)(3) of the Exchange Act with respect to any Voting Securities of ValliCorp or its Affiliates,
(iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, (v) knowingly advise, assist or encourage any third party in connection with any of the foregoing, or (vi) otherwise seek to control or influence ValliCorp or its management or Board of Directors. "Acquisition Proposal" means any tender offer or exchange offer or proposal to ValliCorp (including, without limitation, any proposal or offer to shareholders of ValliCorp) with respect to a Business Combination or involving the purchase of 25% or more of the outstanding Voting Securities of ValliCorp. "Business Combination" means (i) a merger, consolidation, acquisition, scheme or other analogous arrangement in which ValliCorp is a constituent corporation or party and pursuant to which Voting Securities of ValliCorp are or may be exchanged for cash, securities or other property or (ii) a sale of all or substantially all of the assets of ValliCorp and its Affiliates. Notwithstanding anything in the Agreement to the contrary, Westamerica may vote any ValliCorp Common Stock it beneficially owned as of November 11, 1996 or sell said stock through any broker/dealer.

  ValliCorp Accruals and Reserves. Prior to the Effective Date, ValliCorp and its subsidiaries will review and, to the extent determined necessary or advisable by Westamerica in its sole discretion, consistent with GAAP and the accounting rules, regulations and interpretations of the Commission and its staff, modify and change its loan, OREO, accrual and reserve policies and practices (including loan classifications and levels of tax, loan and OREO reserves and accruals) to (A) reflect Westamerica's plans with respect to the conduct of ValliCorp's business following the Merger, and (B) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a mutually satisfactory basis with those of Westamerica. Prior to the Effective Date, ValliCorp also will adjust loan loss and OREO reserves
(A) in a manner consistent with its policies and practices as in effect on the date hereof and (B) as may be appropriate, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the Commission and its staff, to the extent determined by Westamerica to be necessary or advisable in its sole discretion in light of the then anticipated post-closing grading, classification or disposition of certain ValliCorp assets; provided, however, that ValliCorp has agreed in no event will its reserve for loan losses constitute less than 100% of total Nonperforming Loans (as defined below) and 1.6% of total loans as of the close of business on the last Business Day of the calendar quarter preceding the month during which the Effective Date occurs.

  "Nonperforming Loans" mean all loans, leases, other extensions of credit or commitments of ValliCorp and its subsidiaries finally classified by, among others, ValliCorp, its subsidiaries or any bank regulatory agency as "Doubtful," "Loss" or words of similar import in the case of loans (or that would have been so classified in the case of other interest-bearing assets which would be subject to a provision for loan and lease losses) or any loans or extensions of credit which are on nonaccrual or accruing and 90 days or more past due in the payment of principal and interest.

  The parties have agreed to cooperate in preparing for the implementation of the adjustments contemplated by the above paragraph. Notwithstanding the foregoing, ValliCorp will not be obligated to take in any respect any action pursuant to the above paragraph (other than pursuant to the preceding sentence) unless and until Westamerica acknowledges that, as of the date of said acknowledgment, certain material conditions to its obligation to consummate the Merger have been satisfied or waived and Westamerica reasonably believes the Merger will close.

  As of the end of the calendar quarter immediately prior to the Effective Date, ValliCorp and its subsidiaries will create on their books one or more reserves and accruals adequate to cover a reasonable estimate, as mutually agreed to by Westamerica and ValliCorp, of the loss contingencies (consistent with GAAP) associated with any of the litigation matters or claims previously disclosed or any environmental contamination on any property of ValliCorp or any ValliCorp Subsidiary as to which environmental audits will be conducted, unless outside counsel to ValliCorp has rendered its written opinion to the parties hereto that the likelihood of the incurrence of such loss is remote; provided, however, that if the parties hereto cannot agree on what constitutes a reasonable estimate of such amount by 15 days prior to the end of such quarter, then either Westamerica or ValliCorp may require that such matter be submitted to counsel independent of all parties hereto, which will be satisfactory to both Westamerica and ValliCorp, for resolution. Such independent counsel will render a written determination with respect to the matter not later than 15 days after the end of such calendar quarter. Such determination will be conclusive and binding on the parties to the Agreement.

  As of the end of the calendar quarter immediately prior to the Effective Date, ValliCorp and its subsidiaries will create on their books such tax reserves and accruals as will be adequate to cover a reasonable estimate, as mutually agreed to by Westamerica and ValliCorp, of tax accruals, interest and penalties (consistent with GAAP) associated with or related to any existing or threatened tax audit. If Westamerica and ValliCorp cannot agree on what constitutes a reasonable estimate of such tax liability by 15 days prior to the end of such quarter, then the matter will be submitted forthwith to the independent accountants of Westamerica and ValliCorp for resolution, provided that if such independent accountants are unable to resolve the matter by agreement by the end of such quarter, the matter will be referred to a third independent accounting firm, selected by the mutual agreement of Westamerica and ValliCorp, who will determine the matter within 15 days of the end of such calendar quarter. Such determination will be conclusive and binding on the parties to the Agreement.

  Asset Review. ValliCorp will continue to engage its internal asset review examiners to identify potential losses with respect to loans and other assets on the books of ValliCorp and its Subsidiaries and who will have reviewed all Nonperforming Assets and other classified or criticized assets as of a date within three months preceding the Effective Date. ValliCorp will promptly provide a copy of such reports to Westamerica. Prior to January 31, 1997, all assets of ValliCorp and its Subsidiaries, including classified or criticized and Nonperforming Assets, may be reviewed by Westamerica and Westamerica may provide a report thereon to ValliCorp setting forth Westamerica's grading or other assessment thereof (including accounting treatment and loss recognition) utilizing ValliCorp's regular loan/OREO review criteria consistent with GAAP and RAP. ValliCorp may either accept and implement Westamerica's grading or other assessments (including accounting treatment and loss recognition) concerning loans or OREO by January 31, 1997, or, if it does not agree with Westamerica's conclusions as set forth in the report, refer the matter for resolution by one or more of the independent loan and appraisal experts agreed upon by the parties (the "Independent Loan Reviewer" or "Independent Appraiser") who will immediately review and/or appraise said loan(s) or OREO utilizing ValliCorp's regular loan/OREO review criteria consistent with GAAP and RAP. The parties have agreed that if the Independent Loan Reviewer believes it necessary to retain an Independent Appraiser (or if such an Appraiser is required by the penultimate sentence below), the selection and supervision thereof of said Appraiser will be at the discretion and under the control of the Independent Loan Reviewer. ValliCorp and its subsidiaries have agreed to recognize on their books and records all loan losses and record all OREO at their net realizable value (and record related OREO expenses) based on the review/appraisal by the Independent Loan Reviewer or Independent Appraiser no later than March 15, 1997. With respect to any OREO, based on all known information available from time to time, if it appears that the then current independent appraisals may not be accurate or upon request of and at the expense of Westamerica, ValliCorp will immediately obtain updated independent appraisals by an Independent Appraiser (utilizing ValliCorp's regular criteria consistent with GAAP and RAP) and provide copies of all such appraisals to Westamerica. Any new or additional write-downs or OREO expenses will be recorded immediately upon receiving any updated independent appraisal.

  Structural Changes to Certain ValliWide Branches. With respect to five ValliWide branches, ValliCorp had determined prior to November 11, 1996 to close or consolidate those branches (the "Category A Branches"), and ValliCorp has agreed that up to eight additional branches may be sold, closed or consolidated by it (the "Category B Branches"), subject to regulatory approvals. Except as otherwise agreed by the parties, ValliCorp has agreed to use its commercially reasonable efforts to effect closure, consolidation or sale of the

Categories A and B Branches prior to the end of the calendar quarter immediately prior to the Effective Date, provided that as to the Category B Branches, ValliCorp will not be required to actually effect closure, consolidation or sale of any such branches if under the circumstances then existing it is reasonably likely that any of certain material conditions to the Merger set forth in the Agreement will not be satisfied.

  Retention Bonuses. The parties have agreed to cooperate in all reasonable respects to, by mutual agreement, identify those persons who will receive retention bonus payments. Such retention bonus payments will be payable to those persons identified pursuant to the foregoing sentence in accordance with the terms of retention agreements, which agreements will be in a form reasonably acceptable to Westamerica.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER

  The Agreement contains representations and warranties by Westamerica and ValliCorp regarding, among other things, the following: their respective organization; good standing under the laws of their jurisdiction of incorporation or organization; authorization to enter into the Agreements; corporate power to carry out the terms of the Agreements; capitalization; ownership and capitalization of subsidiaries; the accuracy of Commission documents and regulatory filings; the lack of any material adverse change; the absence of undisclosed liabilities; legal actions and proceedings; employee benefit plans; the accuracy of their respective financial statements, books and records; compliance with laws, regulations and decrees; brokers and finders; pooling of interests; loan loss reserves; information furnished for inclusion in the Registration Statement or Joint Proxy Statement/Prospectus; derivatives contracts and structured notes; and various aspects of their loans and other assets.

  ValliCorp has made further representations and warranties to Westamerica regarding the following: regulatory proceedings; the timely filing of tax returns; title to its real property; certain environmental liabilities; employment agreements and contracts, as well as compensation of officers and employees; certain contracts; insurance; the completeness and accuracy of its Certificate or Articles of Incorporation, bylaws, books and records; restrictions on investments; transactions with affiliates; the nonexistence of brokered deposits; steps taken for exemption of the transaction from Delaware takeover laws; and receipt of a fairness opinion of Montgomery regarding the Merger.

  The Merger will occur only if all required government approvals are in effect or have been obtained (without the imposition of any conditions or requirements as determined by the Board of Directors of Westamerica or ValliCorp in its reasonable judgment which, in general, materially and adversely affect the economic and business benefits to the parties of the Merger) (see "--Required Regulatory Approvals"), the Agreements are approved by the majority of the outstanding shares of ValliCorp Common Stock and of Westamerica Common Stock and the representations and warranties of the parties are true and correct in all material respects, and all covenants complied with, in all material respects, on and as of the Effective Date.

  Consummation of the Merger is subject to satisfaction of certain other conditions or the waiver of such conditions by the party entitled to do so. Such conditions include, among other things, the following: (i) the absence, on a consolidated basis, of any Material Adverse Effect to either party since September 30, 1996; (ii) the effectiveness of a registration statement with respect to the shares of Westamerica Common Stock to be issued to ValliCorp shareholders as a result of the Merger; (iii) the approval for listing on the NMS of the shares of Westamerica Common Stock that may be issued in the Merger; (iv) delivery by Westamerica to ValliCorp of a certificate, dated the Closing Date and signed by Westamerica's Chairman, President or any Executive Vice President to the effect that the conditions regarding representations, warranties and covenants are satisfied; (v) receipt by ValliCorp of an opinion of Westamerica's counsel, dated the Effective Date; (vi) receipt of an opinion of legal counsel to Westamerica to the effect that, among other things, under federal tax laws, the Merger will not result in any recognized gain or loss to Westamerica or ValliCorp and, except for any cash received in lieu of any fractional shares, no gain or loss will be recognized by holders of ValliCorp Common Stock who receive Westamerica Common Stock in exchange for the ValliCorp Common Stock which they hold (see "--Certain Federal Income Tax Consequences"); (vii) receipt by ValliCorp from KPMG of letters addressed to ValliCorp not more than two Business Days prior to the effective date of the Registration Statement

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

and a date not more than ten Business Days prior to the Effective Date, with respect to certain financial information regarding Westamerica, each in form and substance which is customary in transactions of the nature contemplated by the Agreement; (viii) lack of an occurrence of an event that will preclude, in the opinion of KPMG, the Merger from being accounted for as a pooling of interests and receipt of a letter from KPMG to the effect that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles (see "--Accounting Treatment"); (ix) receipt by each party of such certificates and closing documents as counsel for each party reasonably requests; and (x) receipt by each party (or satisfaction of forthcoming receipt) of all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to ValliCorp or Westamerica, as the case may be, and no such consent or license or permit will have been withdrawn or suspended, unless the failure to obtain such consents, individually or in the aggregate, would not have a Material Adverse Effect on ValliCorp or Westamerica, as the case may be.

  In addition, certain other conditions must be satisfied, or be waived by Westamerica, in order for Westamerica to be obligated to consummate the Merger, including, but not limited to, the conditions that (i) Westamerica has received noncompetition agreements from each Non-Employee Director; (ii) ValliCorp will have delivered to Westamerica a certificate to the effect that the conditions set forth in the Agreement have been satisfied; (iii) Westamerica will have received from Deloitte & Touche LLP ("Deloitte & Touche") letters addressed to Westamerica dated not more than two Business Days prior to the effective date of the Registration Statement and a date not more than ten Business Days prior to the Effective Date, with respect to certain financial information regarding ValliCorp, each in form and substance which is customary in transactions of the nature contemplated by the Agreement; (iv) Westamerica will have received opinions of legal counsel to ValliCorp satisfactory to Westamerica, dated the Effective Date; (v) the rights issued pursuant to the ValliCorp Rights Agreement will not have become nonredeemable, exercisable, distributed or triggered pursuant to terms of such agreement; (vi) no investigation, legal action, proceeding or legal impediment pertaining to the Merger shall have arisen or be pending or threatened which, in the reasonable opinion of Westamerica, so adversely affects the anticipated economic and business benefits to Westamerica of the transactions contemplated by the Agreement as to render consummation of such transactions inadvisable;
(vii) at least three days prior to Closing, Westamerica will have received a letter from each director of ValliWide and any other ValliCorp Subsidiary tendering his or her resignation as of the Effective Date; and (vii) Westamerica will have received consolidated financial statements of ValliCorp and its subsidiaries (which financial statements will be accompanied by those footnotes required by GAAP), as of December 31, 1996. Such financial statements (referred to in the preceding paragraph) will also have been audited by Deloitte & Touche, which audit shall have been conducted in accordance with generally accepted auditing standards; and such financial statements shall be accompanied by the auditor's report, which shall state that in Deloitte & Touche's opinion, such financial statements present fairly, in all material respects, the financial position and results of ValliCorp and its subsidiaries as of the date of such financial statements in accordance with GAAP, and which report and opinion will not be qualified in a manner not acceptable to Westamerica in the exercise of its business judgment. Based on the audited balance sheet, ValliCorp must have a consolidated book value (calculated as set forth in the Agreement) as of December 31, 1996 of at least $138,885,000. Based on said audited balance sheet (calculated as set forth in the Agreement) and ValliCorp's unaudited consolidated balance sheet as of March 31, 1997, ValliCorp must have a consolidated book value as of March 31, 1997 of at least $138,885,000. No more than ten Business Days after March 31, 1997 or the quarter end immediately preceding the Effective Date, whichever occurs last, Westamerica will have received a consolidated balance sheet of ValliCorp and its subsidiaries as of such quarter end. Based on said balance sheet, ValliCorp must have a consolidated book value (calculated as set forth in the Agreement) as of such quarter end of at least $138,885,000. The parties agreed that if ValliCorp's consolidated book value (calculated as set forth in the Agreement) as of March 31, 1997 (or subsequent quarter end, if applicable) is less than $138,885,000 but more than $125,000,000, then the Exchange Ratio as adjusted for all other adjustments provided for in the Agreement will be adjusted downward according to the following formula (and no failure of a condition will have occurred):

                                       Book Value (March 31, 1997
  Exchange Ratio = [Prior Exchange X or subsequent quarter end, if applicable)]
                                     -----------------------------------------
                        Ratio                   $138,885,000

If ValliCorp's consolidated book value (calculated as set forth in the Agreement) as of the end of the calendar quarter preceding the Effective Date is less than $125,000,000, this condition will not be satisfied. See "-- Purchase Price and Potential Adjustments."

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

  Upon the consummation of the Merger, the separate corporate existence of ValliCorp will cease and ValliCorp will be merged with and into Westamerica, and ValliWide will be a subsidiary of Westamerica. It is also anticipated that ValliWide will be merged into Westamerica Bank during mid-1997. At that time, it is anticipated that five ValliWide branches located in Fresno, Kern and Sacramento counties will have been closed or consolidated and that up to an additional eight ValliWide branches may (subject to regulatory approvals) have been closed, sold or consolidated. In most cases, management of Westamerica expects that Westamerica will be able to serve customers of said branches at other existing Westamerica or ValliWide branches. All rights, franchises and interests of ValliCorp will be assumed by and vested in Westamerica. The Articles of Incorporation and Bylaws of Westamerica in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation and Bylaws of Westamerica following the Merger. With the exception of three ValliCorp directors to be added to Westamerica's board, the directors and executive officers of Westamerica immediately prior to the Effective Date will be the directors and executive officers of Westamerica following the Merger. Each other current non-officer director of ValliCorp will be offered a position as a director or advisory director of ValliWide at or immediately following the Effective Date.

  ValliCorp has agreed that ValliCorp's employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, may be terminated, frozen, modified or merged into Westamerica's employee benefit plans before, on or after the Effective Date, as determined by Westamerica in its sole discretion, subject to compliance with applicable law. ValliCorp will continue to pay all administrative and termination expenses for the ValliCorp plans prior to the Effective Date.

REQUIRED REGULATORY APPROVALS

  The Merger must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the provisions of the BHC Act. This federal statute provides that no transaction may be approved which would result in a monopoly or (i) which would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for a merger, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the companies and the banks concerned and the convenience and needs of the community to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the requirements of the Community Reinvestment Act of 1977, as amended, are not satisfied.

  Westamerica expects to file a final application to merge ValliCorp with and into Westamerica in December 1996. Receipt of final regulatory approval by the Federal Reserve Board is a precondition to the consummation of the Merger. See "--Representations and Warranties; Conditions to the Merger." Westamerica expects that the Federal Reserve Board will act on and approve its application in the first half of 1997.

  A transaction approved by the Federal Reserve Board may not be consummated for at least 30 days (in some circumstances a 15-day waiting period is allowed) after such approval. During such period, the Department of Justice may commence a legal action challenging the transaction under federal antitrust laws. If the Department of Justice does not commence a legal action during such 30-day period (in some circumstances a 15-day waiting period is allowed), it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

  The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to an application for approval under the BHC Act and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

  The Merger must also be approved by the California Superintendent of Banks (the "Superintendent") pursuant to the California Financial Code which provides, in relevant part, that no person shall, directly or indirectly, acquire control of a bank or controlling person of a bank without the Superintendent's approval. Pursuant to the California Financial Code, the Superintendent shall approve an application to acquire control if he finds that none of the following factors are true: (i) that the proposed acquisition of control would result in a monopoly or would be in furtherance of any combination to monopolize the business of banking in any part of California;
(ii) that the effect of the proposed acquisition of control in any section of the state may be substantially to lessen competition or to tend to create a monopoly or be in restraint of trade, and that the anticompetitive effects of the proposed acquisition are not clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community; (iii) that the financial condition of any acquiring person is such as might jeopardize the financial stability of the bank or controlling person, or prejudice the interests of the depositors, creditors or shareholders; (iv) that plans or proposals to merge or consolidate the bank or the controlling person, or to make any other major changes in the business, corporation structure or management of the bank or the controlling person are not fair and reasonable to the depositors, creditors and shareholders; (v) that the competence, experience or integrity of any acquiring person indicates that it would not be in the interest of the depositors, creditors or shareholders of the bank or the controlling person or in the interest of the public to permit such person to control the bank or the controlling person;
(vi) that the proposed acquisition is unfair, unjust or inequitable to the bank or the controlling person or to the depositors, creditors or shareholders of the bank or the controlling person; or (vii) that the applicant neglects, fails or refuses to furnish to the Superintendent all the information required by the Superintendent.

  Westamerica expects to file with the Superintendent an application to acquire control of ValliCorp and ValliWide in December 1996. Receipt of final regulatory approval by the Superintendent is a precondition to consummation of the Merger. Westamerica expects the Superintendent will act on and approve its application in the first half of 1997.

  In addition to the prior approval of the Merger by the Federal Reserve Board and the Superintendent, consummation of the Merger is conditioned upon receipt of all other governmental consents and approvals required by law, including but not limited to those required with respect to the closure or consolidation of certain ValliWide branches. See "--Management and Operations Following the Merger."

  Under the Agreement, prior to the Merger, all Governmental Approvals shall be in effect, and all conditions or requirements prescribed by law or any Governmental Approval shall be satisfied. However, no Governmental Approval shall be deemed to have been received if it imposes any condition or requirement or disapproves any aspect of any applications which, in the reasonable opinion of the Board of Directors of Westamerica or ValliCorp materially and adversely affects the anticipated economic and business benefits to Westamerica or ValliCorp of the transactions contemplated by the Agreement as to render consummation of such transaction inadvisable. For purposes of the Agreement, no condition, requirement or disapproval shall be deemed to so adversely affect the anticipated economic and business benefits to Westamerica or ValliCorp of the transactions contemplated by the Agreement as to render consummation of such transactions inadvisable, if such condition does not materially differ from conditions regularly imposed by the governmental authority in orders approving transactions of the type contemplated by the Agreement or compliance with such condition, requirement or disapproval would not (A) require or prevent the taking of any action inconsistent with the manner in which Westamerica or ValliCorp has conducted its business previously or as contemplated by the Agreement, (B) have a Material Adverse Effect upon Westamerica or ValliCorp, or (C) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by the Agreement.

  Based on current precedents, the respective managements of Westamerica and ValliCorp believe that the Merger and other consents and approvals related to the closure or consolidation of ValliWide branches will be approved by the Federal Reserve Board and the Superintendent and the Merger will not be subject to challenge by the Department of Justice under federal antitrust laws. However, no assurance can be provided that the Federal Reserve Board, the Superintendent or the Department of Justice will concur in this assessment or that, in connection with the grant of any approval by the Federal Reserve Board or the Superintendent, any action taken, or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or transactions contemplated thereby, will not contain conditions or requirements which so materially and adversely affect the anticipated economic and business benefits of the Merger as further described in the Agreement. If such a material and adverse condition or requirement is imposed in connection with a Governmental Approval, a condition to Westamerica's obligation to consummate the Merger will be deemed not to have occurred and Westamerica will have the right to terminate the Agreement.

AMENDMENT; TERMINATION

  The Agreement and Merger Agreement may be amended or supplemented at any time by mutual agreement of the parties. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby.

  The Agreement and Merger Agreement may be terminated as follows: (i) by the mutual consent of the Boards of Directors of both Westamerica and ValliCorp at any time prior to the consummation of the Merger; (ii) by the Board of Directors of Westamerica on or after August 15, 1997, if (A) any of the conditions precedent of Westamerica in the Agreement have not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and ValliCorp has failed to complete the Merger; (iii) by the Board of Directors of Westamerica if a Material Adverse Effect has occurred with respect to ValliCorp and its subsidiaries taken as a whole since September 30, 1996, or there has been failure or prospective failure on the part of ValliCorp or ValliWide to comply with its obligations under the Agreement, or any failure or prospective failure to comply with any of the conditions precedent; (iv) by Westamerica if, after the date of the Agreement, any person (other than Westamerica or any subsidiary thereof) becomes and remains for 10 Business Days the beneficial owner of 10% or more of the then outstanding shares of ValliCorp or any Person (other than Westamerica or a Subsidiary thereof) commences a bona fide tender offer or exchange offer to acquire at least 10% of the then outstanding shares of ValliCorp; (v) by the Board of Directors of ValliCorp on or after August 15, 1997, if (A) any of the conditions precedent of ValliCorp have not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica has failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if Westamerica is contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated by the Agreement, such nonfulfillment will not give ValliCorp the right to terminate the Agreement until the earlier of (A) 12 months after the date of the Agreement and (B) 60 days after the completion of such litigation and of any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise any waiting period with respect thereto; (vi) by the Board of Directors of ValliCorp if
(A) a Material Adverse Effect occurs with respect to Westamerica and its subsidiaries taken as a whole since September 30, 1996, or (B) there has been failure or prospective failure to comply with any condition precedent of ValliCorp; and (vii) by the Board of Directors of ValliCorp, if the Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-day period commencing one day after the Determination Date, if the Average Price as of the Determination Date of shares of Westamerica Common Stock shall be less than $46.13 (the "Minimum Price"); subject, however, to the following three sentences. If ValliCorp elects to exercise its termination right pursuant to the immediately preceding sentence, it will give prompt written notice to Westamerica; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the two-day period commencing on the day after receipt of such notice, Westamerica will have the option in the case of a failure to satisfy the condition set forth in this clause, of adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest ten thousandth), the numerator of which is the product of the Minimum Price and .4313 and the denominator of which is the Average Price. If Westamerica makes an election contemplated by the preceding sentence, within such two-day period, it will give prompt written notice to ValliCorp of such election and the revised Exchange Ratio, whereupon no termination will have occurred pursuant to the foregoing and the Agreement will remain in effect in accordance with its terms (except as the Exchange Ratio will have been so modified), and any references in the Agreement to "Exchange Ratio" will thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to the foregoing. "Determination Date" means the last day of the 20 trading day period referred to in the definition of Average Price.

  If there has been a material breach by either party in the performance of any obligations under the Agreement, which will not have been cured within 30 days after written notice thereof has been given to the defaulting party, the nondefaulting party will have the right to terminate the Agreement upon written notice to the other party. In any event, the nondefaulting party will have no obligation to consummate any transaction or take any further steps toward such consummation contemplated under the Agreement until such breach is cured.

EXPENSES

  Unless otherwise agreed by the parties in writing or as otherwise provided in the Agreement, each party hereto will bear and pay all costs and expenses incurred by it incident to preparing, entering into and carrying out the Agreement and to consummating the Merger, including fees and expenses of its own financial consultants, accountants and counsel, except that Westamerica and ValliCorp each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and this Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, if the Agreement and the Merger Agreement are terminated by either party pursuant to a willful breach by the other party of any representation, warranty, covenant or agreement, and provided that the terminating party shall not have been in breach of any representation and warranty (in any material respect), covenant or agreement contained herein or in the Merger Agreement, then the breaching party shall bear and pay all the costs and expenses incurred by the parties, with respect to the fees and expenses of financial and other consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by the Agreement, including the preparation of the Registration Statement and this Joint Proxy Statement/Prospectus and the solicitation of proxies, in each case that are not employees of the party that incurred such fees and expenses. Final settlement with respect to the payment of such fees and expenses by the parties shall be made within 30 days of the termination of the Agreement and the Merger Agreement.

  Notwithstanding anything to the contrary contained in the Agreement, the aggregate amount of gain realized by Westamerica pursuant to the Stock Option Agreement from ValliCorp (or the Substitute Option Seller (as defined in the Stock Option Agreement)), when added to the Termination Fee, if any, received by Westamerica, may not in the aggregate exceed $15,000,000, and, in the event Westamerica realizes gain in excess of such amount under the Stock Option Agreement from the Company (or the Substitute Option Seller), Westamerica has agreed promptly to pay back to ValliCorp, by wire transfer of immediately available funds, the amount of such excess.

AGREEMENTS WITH VALLICORP DIRECTORS

  Westamerica has entered into a Shareholder Agreement with each of ValliCorp's directors, all of whom are shareholders of ValliCorp (the "ValliCorp Directors"), pursuant to which the ValliCorp Directors have agreed generally (i) to vote all shares of ValliCorp Common Stock as to which they have sole or shared voting power (the "Shares") in favor of the approval of the Agreement, thereby increasing the likelihood that the Agreement will be approved by the shareholders of both companies and (ii) not to sell or otherwise transfer any of their shares of ValliCorp Common Stock prior to the Effective Time that will alter or affect in any way the right to vote the Shares, except (a) with the prior written consent of Westamerica or (b) to change such right from that of a shared right of the shareholder to vote the Shares to a sole right of the shareholder to vote the Shares.

  The Shareholder Agreements cover, in the aggregate, [697,449] shares of
ValliCorp's Common Stock or [    %] of ValliCorp's outstanding shares as of
the Record Date.

NONCOMPETITION AGREEMENTS

  The non-employee directors of ValliCorp and ValliWide (collectively, the "Non-Employee Directors") have entered into noncompetition agreements (the "Noncompetition Agreements") with Westamerica. Pursuant to the Noncompetition Agreements, as of the Effective Time, except as director, officer or employee of Westamerica or any subsidiary thereof, the Non-Employee Directors will not be permitted to, without the prior written consent of Westamerica, (i) directly or indirectly, within Calaveras, Fresno, Kern, Kings, Madera, Merced, Nevada, Placer, Stanislaus, Tulare, Tuolumne, Sacramento, San Luis Obispo or Yolo Counties (the "Counties") in the State of California, whether or not for compensation, engage in, or have any material interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, shareholder holding, directly or indirectly, 5% or more of the voting securities thereof, partner, consultant or adviser or otherwise) that engages in any activity within any of the Counties which is the same as, similar to, or competitive with any material activity now engaged in by ValliCorp or ValliWide or any transferee of all or substantially all of the assets of Westamerica, ValliCorp, or their Subsidiaries or any other successor thereof (except that nothing in the Noncompetition Agreements shall prohibit any of the Non-Employee Directors from providing professional services, such as legal or accounting advice, to clients) (and except that a Non-Employee Director may engage in an activity otherwise prohibited if such activity is conducted by or through any entity which has operations in the Counties if such Non-Employee Director's occupation, activity, assignment or duties with or for such entity do not directly or indirectly relate to or involve the entity's business, operations or other activities in the Counties); or (ii) induce any employee of ValliCorp or ValliWide to leave the employ of Westamerica or any subsidiary thereof.

  The Noncompetition Agreements require the Non-Employee Directors to treat as confidential all information concerning the records, properties, books, contracts, commitments and affairs of Westamerica (which includes but is not limited to, in the case of the Noncompetition Agreements, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public), of ValliCorp or their respective subsidiaries. If a Noncompetition Agreement is terminated or expires, the Non-Employee Directors will continue to treat all such information as confidential and will return such documents and any electronic storage media concerning such information as will reasonably be requested by Westamerica.

STOCK OPTION AGREEMENT

  The following is a summary of the material provisions of the Stock Option Agreement entered into between Westamerica and ValliCorp following the execution of the Agreement (the "Stock Option Agreement"), which is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stock Option Agreement. Certain capitalized terms which are used but not defined herein have the meanings assigned thereto in the Stock Option Agreement.

  The Stock Option Agreement could have the effect of discouraging persons who now or prior to the Effective Date might be interested in acquiring all or a significant interest in ValliCorp from considering or proposing such an acquisition, even if such persons were prepared to propose greater consideration per share for ValliCorp Common Stock than the consideration per share represented by the pricing structure in the Agreement. In addition, the Agreement provides that ValliCorp and its subsidiaries will not, directly or indirectly, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal. See "Summary--Covenants."

  Shares Subject to the Option. The Stock Option Agreement provides for the purchase by Westamerica of up to 3,474,187 shares, subject to certain adjustments, of ValliCorp Common Stock (the "Option Shares") at an exercise price, subject to certain adjustments, of $18.00 per share, payable in cash (the "Stock Option"). The Option Shares, if issued pursuant to the Stock Option Agreement, would represent approximately 19.9% of the issued and outstanding shares (excluding treasury shares) of ValliCorp's Common Stock after giving effect to the issuance of any shares pursuant to an exercise of the Stock Option and in no event will the number of Option Shares exceed 19.9% of ValliCorp's issued and outstanding Common Stock.

  Adjustment of Number of Shares Subject to the Option. The number of shares of ValliCorp Common Stock subject to the Stock Option will be increased to the extent that ValliCorp issues additional shares of Common Stock (otherwise than pursuant to an exercise of the Stock Option) such that the number of Option Shares will continue to equal 19.9% of the then issued and outstanding shares of ValliCorp Common Stock without giving effect to the issuance of shares pursuant to an exercise of the Stock Option. In the event that ValliCorp issues or agrees to issue any shares of Common Stock (other than as permitted under the Agreement) at a price less than $18.00 per share (or lower than an adjusted price per share), the exercise price will be equal to such lesser price. The number of shares of ValliCorp Common Stock subject to the Stock Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, or similar event relating to ValliCorp.

  Exercise of the Option. Westamerica or any other holder or holders of the Stock Option (collectively, the "Holder") may exercise the Stock Option, in whole or in part, subject to regulatory approval, at any time within 30 days (subject to extension as provided in the Stock Option Agreement) after both an "Initial Triggering Event" and a "Subsequent Triggering Event" (as such terms are hereinafter defined) occur prior to termination of the Stock Option.

  "Initial Triggering Event" is defined as the occurrence of any of the following events:

    (i) ValliCorp or any ValliCorp Subsidiary, without Westamerica's prior written consent, shall enter into an agreement with any person (other than Westamerica or any subsidiary of Westamerica (individually, a "Westamerica Subsidiary," and collectively, "Westamerica Subsidiaries")) to engage in, or the ValliCorp Board recommends that the holders of ValliCorp Common Stock approve or accept (other than as contemplated by the Agreement), (x) a merger or consolidation, or similar transaction, involving ValliCorp or any significant ValliCorp subsidiary, (y) the purchase, lease, or other acquisition representing 15% or more of the consolidated assets of ValliCorp or any significant ValliCorp subsidiary, or (z) the purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of ValliCorp or any significant ValliCorp subsidiary (each of the transactions described in the preceding clauses (x), (y) and (z) being referred to in this paragraph and in the Stock Option Agreement as an "Acquisition Transaction");

    (ii) ValliCorp or any ValliCorp subsidiary, without having received Westamerica's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Westamerica or a Westamerica Subsidiary, or the ValliCorp Board shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, its recommendation that the holders of ValliCorp Common Stock approve the transactions contemplated by the Agreement;

    (iii) any person (other than Westamerica, any Westamerica Subsidiary or any ValliCorp subsidiary acting in a fiduciary capacity) shall acquire beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of ValliCorp Common Stock;

    (iv) any person (other than Westamerica or any Westamerica Subsidiary) shall make a bona fide proposal to ValliCorp or its shareholders by public announcement or written communication, that is or becomes subject to public disclosure to engage in an Acquisition Transaction;

    (v) a third party shall make a proposal to ValliCorp or its shareholders to engage in an Acquisition Transaction, followed by ValliCorp breaching any covenant or obligation contained in the Agreement, such breach entitling Westamerica to terminate the Agreement, and such breach not being cured prior to the date that Westamerica sends notice of its exercise of the Stock Option to ValliCorp; or

    (vi) any person (other than Westamerica or any Westamerica Subsidiary), other than in connection with a transaction to which Westamerica has given its prior written consent, shall file an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  "Subsequent Triggering Event" is defined as either (A) the acquisition by any person of beneficial ownership of 15% or more of the then outstanding Common Stock, or (B) the occurrence of the Initial Triggering Event described in clause (i) above, except that the percentage referenced to in subclause (z) shall be 15%.

  Termination of the Option. The Stock Option Agreement terminates (i) at the effective time of the Merger, (ii) upon termination of the Agreement in accordance with the terms thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, or (iii) 12 months after termination of the Agreement following the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event occurs after or continues beyond such termination, the Stock Option will terminate 12 months from the expiration of the last Initial Triggering Event, but in no event more than 18 months after such termination).

  Within 30 days (subject to extension as provided in the Stock Option Agreement) after a Subsequent Triggering Event and prior to the termination of the Stock Option, Westamerica (on behalf of itself or any subsequent Holder) may demand that the Stock Option and the related Option Shares be registered under the Securities Act. Upon such demand, ValliCorp must promptly prepare, file and keep current a shelf registration, subject to certain exceptions. Westamerica is entitled to two such registrations so long as the second request is within 18 months of the first request.

  Notwithstanding any other provision of the Stock Option Agreement, if a Holder, the owner of the Option Shares from time to time (the "Owner"), or certain related parties offer or propose to engage in an Acquisition Transaction (other than as contemplated by the Agreement) without the prior written consent of ValliCorp, then (i) in the case of a Holder or related party thereof, the Stock Option held by it will immediately terminate and be of no further force or effect and (ii) in the case of an Owner or any related party thereof, the Option Shares held by it will be repurchasable by ValliCorp immediately at the then applicable Stock Option exercise price.

  If the Stock Option terminates under certain circumstances as described in the Stock Option Agreement, Westamerica (or any subsequent Holder) may have as many as 30 days subsequent to such termination to exercise the Stock Option (or Substitute Option (as hereinafter defined)) in connection with the resale of ValliCorp Common Stock or other securities pursuant to a registration statement as provided in the Stock Option Agreement.

  Repurchase at Option of Westamerica. Within 30 days (subject to extension as provided in the Stock Option Agreement) after a Subsequent Triggering Event and prior to termination of the Stock Option, subject to regulatory approval, ValliCorp is required (i) at the request of the Holder, to repurchase the Stock Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (x) the "market/offer price" (as hereinafter defined) exceeds (y) the then applicable Stock Option exercise price, multiplied by the number of shares for which the Stock Option may then be exercised plus Westamerica's Out-of-Pocket Expenses (as hereinafter defined) to the extent not previously reimbursed; and (ii) at the request of the Owner, to repurchase such number of Option Shares from the Owner as the Owner designates at a price per share (the "Option Share Repurchase Price") equal to the "market/offer price" multiplied by the number of Option Shares so designated plus Westamerica's out-of-pocket expenses to the extent not previously reimbursed. "Out-of-Pocket Expenses" means Westamerica's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including legal, accounting, and investment banking fees. "Market/offer price" means the highest of (A) the highest price per share of ValliCorp Common Stock at which a tender offer or exchange offer therefor has been made, (B) the price per share of ValliCorp Common Stock to be paid by any third party pursuant to an agreement with ValliCorp, (C) the highest closing price for shares of ValliCorp Common Stock quoted on the NMS or other principal trading market, if applicable, within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Stock Option or the Owner gives notice of the required repurchase of the Option Shares, as the case may be, or (D) in the event of a sale representing 15% or more of ValliCorp's net assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of ValliCorp as determined by a nationally recognized investment banking firm, selected by the Holder or the Owner, as the case may be, divided by the number of shares of ValliCorp Common Stock outstanding at the time of such sale.

  Substitute Option. In the event that, prior to termination of the Stock Option, ValliCorp enters into an agreement (i) to consolidate with or merge into any entity other than Westamerica or any Westamerica Subsidiary and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any entity other than Westamerica or any Westamerica Subsidiary to merge into ValliCorp with ValliCorp as the continuing or surviving corporation, but in connection therewith the then outstanding shares of ValliCorp Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares or share equivalents of the merged company, or (iii) to sell or transfer all or substantially all of its assets to any entity other than to Westamerica or any Westamerica Subsidiary, then the Stock Option will be converted into, or exchanged for, an option (a "Substitute Option") to purchase shares of common stock of, at the Holder's option, either the continuing or surviving corporation of a merger or a consolidation, the transferee of all or substantially all of ValliCorp's assets, or the person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Stock Option Agreement. To the extent possible, the Substitute Option will contain other terms and conditions that are the same as those in the Stock Option Agreement (after giving effect to the provisions described in the next paragraph).

  Repurchase of Substitute Option or Shares. Subject to regulatory approval, the issuer of a Substitute Option will be required to repurchase such option at the request of the holder thereof and to repurchase any shares of such issuer's common stock ("Substitute Common Stock") issued upon exercise of a Substitute Option ("Substitute Shares") at the request of the owner thereof. The repurchase price for a Substitute Option will equal the amount by which
(A) the "Highest Closing Price" (as hereinafter defined) exceeds (B) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Shares to be repurchased, plus Westamerica's Out-of-Pocket Expenses. As used herein, "Highest Closing Price" means the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Substitute Option or the Owner gives notice of the required repurchase of Substitute Shares, as the case may be.

  Assignability. Neither Westamerica nor ValliCorp may assign any of its respective rights and obligations under the Stock Option Agreement or the Stock Option to any other person without the other party's written consent, except that if a Subsequent Triggering Event occurs prior to termination of the Stock Option, within 30 days thereafter (subject to extension as provided in the Stock Option Agreement), Westamerica, subject to the Stock Option Agreement, may assign in whole or in part its rights and obligations thereunder. In addition, until 30 days after the Federal Reserve Board approves an application by Westamerica to acquire the Option Shares, Westamerica may not assign its rights under the Stock Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of ValliCorp, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on Westamerica's behalf, or (iv) any other manner approved by the Federal Reserve Board.

  Notice of Exercise. In the event Westamerica (or any subsequent Holder) wishes to exercise the Stock Option, it must send to ValliCorp a written notice (the date of which is referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a "Closing Date" not less than three nor more than 60 days from the Notice Date. If the purchase and sale of the Stock Option cannot be consummated because of an applicable judgment, decree, order, law or regulation, the period of time referred to in this paragraph shall run from the date that the restriction on consummation lapses. If prior notification of or approval of the Federal Reserve Board is required, Westamerica (or any subsequent Holder) will promptly file the required notice or application. In such a case, the period of time referred to in this paragraph will run from the date the notification period expires or any necessary approval is granted. In no event shall the Closing Date be more than 18 months after the related Notice Date.

  The rights and obligations of Westamerica under the Stock Option Agreement are subject to receipt of any required regulatory approvals. Without the prior approval of the Federal Reserve Board, Westamerica may not acquire more than 5% of the outstanding Common Stock of ValliCorp. Westamerica intends to file an application for such approval as soon as practicable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  As a condition to consummation of the Merger, ValliCorp and Westamerica must each receive an opinion from Westamerica's counsel to the effect that, based upon the assumptions and understandings contained in the opinion, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly, for federal income tax purposes:

    (i) the Merger will not result in any recognized gain or loss to ValliCorp, Westamerica or the Westamerica shareholders (other than dissenting shareholders of Westamerica);

    (ii) no gain or loss will be recognized by holders of ValliCorp Common Stock who receive solely Westamerica Common Stock in exchange for the ValliCorp Common Stock which they hold;

    (iii) the holding period of Westamerica Common Stock exchanged for ValliCorp Common Stock will include the holding period of the ValliCorp Common Stock for which it is exchanged, assuming the shares of ValliCorp Common Stock are capital assets in the hands of the holder thereof at the Effective Time;

    (iv) a holder of ValliCorp Common Stock receiving cash in the exchange in lieu of a fractional interest in Westamerica Common Stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by Westamerica, resulting in the cash such holder receives in lieu of such fractional share interest being treated as having been received as full payment in exchange for stock redeemed as provided in
  Section 302(a) of the Code; and

    (v) the basis of the Westamerica Common Stock received in the exchange will be the same as the basis of the ValliCorp Common Stock for which it was exchanged, less any basis attributable to fractional shares for which cash is received.

Westamerica's legal counsel have advised Westamerica that they currently expect to be able to deliver the foregoing opinion.

  Each person who holds an unexercised option to acquire ValliCorp Common Stock pursuant to the ValliCorp option plans at the Effective Time and who receives an option to acquire Westamerica Common Stock in exchange therefor should not recognize any gain or loss at the time of the exchange, provided that such option (i) was issued in connection with the performance of services and (ii) did not when issued and does not at the Effective Time have a readily ascertainable fair market value (within the meaning of Section 1.83-7(b) of the Income Tax Regulations). Any such unexercised option to acquire ValliCorp Common Stock which was an "incentive stock option" prior to the Merger should remain an "incentive stock option" after its conversion into an option to acquire Westamerica Common Stock.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH VALLICORP SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

  ValliCorp and Westamerica expect that the Merger will qualify for pooling of interests accounting treatment. Under this method of accounting, Westamerica's prior period financial statements will be restated on a combined basis with those of ValliCorp, with all intercompany accounts being eliminated and all expenses relating to the Merger being deducted from combined income.

  It is a condition to Westamerica's obligation to consummate the Merger that, among other things, Westamerica receive a letter from KPMG Peat Marwick LLP ("KPMG"), its independent public accountants, to the effect that KPMG believes that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission. In addition, it is also a condition to such obligation of Westamerica that no determination will have been made by any court, tribunal, regulatory agency or other governmental entity that the Merger fails or will fail to qualify for pooling of interests accounting treatment.

TRADING MARKETS FOR STOCK

  The Westamerica Common Stock is listed on the NMS. Westamerica intends to cause the shares of Westamerica Common Stock to be issued in the Merger and the shares of Westamerica Common Stock to be reserved for issuance upon the exercise of existing ValliCorp stock options to be approved for listing on the NMS, subject to official notice of issuance, prior to the Effective Date.

  The ValliCorp Common Stock is currently listed on the NMS. If the Merger is consummated, Westamerica will take action to cause such shares to cease to be listed on the NMS and public trading of such shares will cease.

RESALES OF WESTAMERICA COMMON STOCK

  The Westamerica Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any ValliCorp shareholder who may be deemed to be an "affiliate" of Westamerica or ValliCorp for purposes of Rule 145 under the Securities Act. Each director and executive officer of ValliCorp is deemed to be such an affiliate. It is expected that each such director and each other person deemed to be an affiliate will enter into an agreement with Westamerica providing that such person will not transfer any Westamerica Common Stock received in the Merger, except in compliance with the Securities Act and applicable rules thereunder. See "--Representations and Warranties; Conditions to the Merger."

                        DISSENTERS' RIGHTS OF APPRAISAL

VALLICORP SHAREHOLDERS

  UNDER THE DGCL, DISSENTERS' RIGHTS ARE NOT AVAILABLE TO VALLICORP SHAREHOLDERS BECAUSE VALLICORP COMMON STOCK IS LISTED ON THE NMS AND HELD OF RECORD BY MORE THAN 2,000 SHAREHOLDERS.

APPRAISAL RIGHTS OF WESTAMERICA SHAREHOLDERS

  Because Westamerica Common Stock is traded on NMS, dissenters' rights will be available to the shareholders of Westamerica only if the holders of five percent (5%) or more of Westamerica Common Stock make a written demand upon Westamerica for the purchase of dissenting shares in accordance with Chapter 13 of the GCL ("Chapter 13"). If this condition is satisfied and the Merger is consummated, shareholders of Westamerica who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive an amount equal to the fair market value of their shares as of November 11, 1996, the day before the public announcement of the Merger. The high, low and closing sales prices for Westamerica Stock on November 11, 1996 were $52.50, $52.00 and $52.25, respectively. A copy of Chapter 13 of the GCL is attached hereto as Annex E and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Westamerica shareholders and is qualified in its entirety by reference to Annex E.

  In order to be entitled to exercise dissenters' rights, a shareholder of Westamerica must vote "Against" the Merger. Thus, any Westamerica shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "Against" the Merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "For" the Merger, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose any dissenters' rights. In addition, if the shareholder abstains from voting his or her shares, the shareholder will lose his or her dissenters' rights.

  Furthermore, in order to preserve his or her dissenters' rights, a Westamerica shareholder must make a written demand upon Westamerica for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of November 11, 1996. Such demand must be addressed to Westamerica, 1108 Fifth Avenue, San Rafael, California 94901;
Attention: Assistant Corporate Secretary, and must be received by Westamerica not later than the date of the Westamerica Special Meeting. A vote "Against" the Merger does not constitute such written demand.

  If the holders of five percent (5%) or more of the outstanding shares of Westamerica Common Stock have submitted a written demand for Westamerica to purchase their shares, these demands are received by Westamerica on or before the date of the Westamerica Special Meeting and the Merger is approved by the shareholders, Westamerica will have 10 days after such approval to send to those shareholders who have voted against the approval of the Merger written notice of such approval accompanied by a copy of Chapter 13, a statement of the price determined by Westamerica to represent the fair market value of the dissenting shares as of November 11, 1996, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must surrender to Westamerica, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Westamerica Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  If Westamerica and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  If Westamerica denies that the shares surrendered are dissenting shares, or Westamerica and the dissenting shareholder fail to agree upon a fair market value of such shares of Westamerica Common Stock, then the dissenting shareholder of Westamerica must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost.

If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

  A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Westamerica consents to such withdrawal.

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Combined Consolidated Financial Statements give effect to the Merger on a pooling of interests basis. The Unaudited Pro Forma Combined Consolidated Statements of Income assume the Merger was effective as of the beginning of each of the nine months ended September 30, 1996 and 1995 and each of the years ended December 31, 1995, 1994 and 1993. For a description of the pooling of interests accounting with respect to the Merger, see "The Merger--Accounting Treatment." This pro forma financial data and the accompanying notes should be read in conjunction with and are qualified in their entirety by the historical consolidated financial statements of Westamerica and the supplemental consolidated financial statements of ValliCorp, including the respective notes thereto, and the unaudited condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference.

  The pro forma financial data do not give effect to any potential cost savings which may be achieved subsequent to the Merger.

  The pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated as of the date or the beginning of the periods indicated or that may be obtained in the future.

     SUMMARY UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                            --------------------  ------------------------------
                              1996        1995      1995        1994      1993
                            --------    --------  --------    --------  --------
Interest Income:
 Loans....................  $154,224    $163,895  $217,824    $192,504  $181,709
 Money market assets and
  funds sold..............     3,369       2,344     3,880       2,375     2,177
 Trading account securi-
  ties....................         1           1         1           2         6
 Investment securities ...    46,394      46,121    61,996      61,757    53,273
                            --------    --------  --------    --------  --------
   Total interest income..   203,988     212,361   283,701     256,638   237,165
Interest Expense:
 Deposits.................    57,609      61,938    83,434      64,873    68,074
 Funds purchased..........     8,077       6,588     8,706       5,600     2,061
 Notes and mortgages pay-
  able....................     3,066       2,714     3,487       2,848     2,116
                            --------    --------  --------    --------  --------
   Total interest expense.    68,750      71,240    95,627      73,321    72,251
                            --------    --------  --------    --------  --------
Net Interest Income.......   135,238     141,121   188,074     183,317   164,914
Provision for loan losses.     9,154      12,133    15,228      11,378    13,503
                            --------    --------  --------    --------  --------
Net Interest Income After
 Provision for Loan
 Losses...................   126,084     128,988   172,846     171,939   151,411
Non-Interest Income:
 Service charges on de-
  posit accounts..........    16,905      16,509    21,268      21,812    21,033
 Merchant credit card.....     3,499       2,603     3,594       3,266     2,770
 Mortgage banking.........     1,536       1,652     2,069       4,791     9,668
 Financial services com-
  missions................       852         662       850         885       839
 Trust fees...............       275         494       615         751       689
 Net investment securities
  gains (losses)..........        57        (126)      (94)        (53)      583
 Other....................     3,556       3,622     5,927       5,477     8,667
                            --------    --------  --------    --------  --------
   Total non-interest in-
    come..................    26,680      25,416    34,229      36,929    44,249
Non-Interest Expense:
 Salaries and related ben-
  efits...................    46,065      50,581    66,464      70,433    69,096
 Occupancy................    12,761      12,210    16,783      16,080    15,660
 Equipment................     7,671       8,158    11,092      10,442    10,470
 Check & data processing..     4,466       3,650     5,605       6,209     5,384
 Professional fees........     3,752       4,717     6,253       6,016     5,666
 Other real estate owned..       758       1,247     1,830         877    12,186
 FDIC insurance...........        77       3,511     3,780       7,272     6,930
 Merger costs.............     5,121         280       700       3,367         0
 Other....................    20,550      22,972    29,453      29,432    35,835
                            --------    --------  --------    --------  --------
   Total non-interest ex-
    pense.................   101,221     107,326   141,960     150,128   161,227
                            --------    --------  --------    --------  --------
Income Before Income Tax-
 es.......................    51,543      47,078    65,115      58,740    34,433
 Provision for income tax-
  es......................    17,164      15,709    21,929      20,627    11,103
                            --------    --------  --------    --------  --------
Net Income................  $ 34,379    $ 31,369  $ 43,186    $ 38,113  $ 23,330
                            ========    ========  ========    ========  ========
Average shares outstand-
 ing(1)...................    15,170(2)   15,411    15,399(2)   15,408    14,183
Per Share Data
 Earnings per share(1)....  $   2.27    $   2.04  $   2.80    $   2.47  $   1.64

  See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    NINE MONTHS ENDED SEPTEMBER 30, 1996
                              -------------------------------------------------
                                                                WESTAMERICA AND
                                                     PRO FORMA   VALLICORP PRO
                              WESTAMERICA VALLICORP ADJUSTMENTS FORMA COMBINED
                              ----------- --------- ----------- ---------------
Interest Income:
 Loans.......................  $ 93,224    $61,000     $           $154,224
 Money market assets and
  funds sold.................         0      3,369                    3,369
 Trading account securities..         1          0                        1
 Investment securities.......    36,727      9,703      (36)         46,394
                               --------    -------     ----        --------
   Total interest income.....   129,952     74,072      (36)        203,988
Interest Expense:
 Deposits....................    35,951     21,656                   57,607
 Funds purchased.............     7,717        360                    8,077
 Notes and mortgages payable.     2,070        996                    3,066
                               --------    -------     ----        --------
   Total interest expense....    45,738     23,012        0          68,750
                               --------    -------     ----        --------
 Net Interest Income.........    84,214     51,060      (36)        135,238
Provision for loan losses....     3,525      5,629                    9,154
                               --------    -------     ----        --------
 Net Interest Income After
  Provision for Loan Losses..    80,689     45,431      (36)        126,084
Non-Interest Income:
 Service charges on deposit
  accounts...................     9,651      7,254                   16,905
 Merchant credit card........     2,020      1,479                    3,499
 Mortgage banking............       994        542                    1,536
 Financial services commis-
  sions                             572        280                      852
 Trust fees..................       275          0                      275
 Net investment securities
  gains......................        35         22                       57
 Other.......................     2,735        821                    3,556
                               --------    -------     ----        --------
   Total non-interest income.    16,282     10,398        0          26,680
Non-Interest Expense:
 Salaries and related bene-
  fits.......................    28,579     17,486                   46,065
 Occupancy...................     7,914      4,847                   12,761
 Equipment...................     4,139      3,532                    7,671
 Check & data processing.....     2,973      1,493                    4,466
 Professional fees...........     1,605      2,147                    3,752
 Other real estate owned.....       326        432                      758
 FDIC insurance..............        16         61                       77
 Merger costs................         0      5,121                    5,121
 Other.......................    10,745      9,805                   20,550
                               --------    -------     ----        --------
   Total non-interest ex-
    pense....................    56,297     44,924        0         101,221
                               --------    -------     ----        --------
Income Before Income Taxes...    40,674     10,905      (36)         51,543
 Provision for income taxes..    12,708      4,471      (15)         17,164
                               --------    -------     ----        --------
Net Income...................  $ 27,966    $ 6,434     $(21)       $ 34,379
                               ========    =======     ====        ========
Average shares outstand-
 ing(1)......................     9,672     13,525                   15,170(2)
Per Share Data
 Earnings per share(1).......  $   2.89    $  0.48                 $   2.27

  See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    NINE MONTHS ENDED SEPTEMBER 30, 1995
                              -------------------------------------------------
                                                                WESTAMERICA AND
                                                     PRO FORMA   VALLICORP PRO
                              WESTAMERICA VALLICORP ADJUSTMENTS FORMA COMBINED
                              ----------- --------- ----------- ---------------
Interest Income:
 Loans.......................  $ 96,507    $67,388     $           $163,895
 Money market assets and
  funds sold.................       276      2,068                    2,344
 Trading account securities..         1          0                        1
 Investment securities.......    33,933     12,188                   46,121
                               --------    -------     ----        --------
   Total interest income.....   130,717     81,644        0         212,361
Interest Expense:
 Deposits....................    35,949     25,989                   61,938
 Funds purchased.............     6,394        194                    6,588
 Notes and mortgages payable.     1,373      1,341                    2,714
                               --------    -------     ----        --------
   Total interest expense....    43,716     27,524        0          71,240
                               --------    -------     ----        --------
Net Interest Income..........    87,001     54,120        0         141,121
Provision for loan losses....     4,320      7,813                   12,133
                               --------    -------     ----        --------
Net Interest Income After
 Provision for Loan Losses...    82,681     46,307        0         128,988
Non-Interest Income:
 Service charges on deposit
  accounts...................     9,528      6,981                   16,509
 Merchant credit card........     1,767        836                    2,603
 Mortgage banking............     1,093        559                    1,652
 Financial services commis-
  sions......................       472        190                      662
 Trust fees..................       494          0                      494
 Net investment securities
  gains (losses).............        19       (145)                    (126)
 Other.......................     2,717        905                    3,622
                               --------    -------     ----        --------
   Total non-interest income.    16,090      9,326        0          25,416
Non-Interest Expense:
 Salaries and related bene-
  fits.......................    31,642     18,939                   50,581
 Occupancy...................     8,005      4,205                   12,210
 Equipment...................     4,680      3,478                    8,158
 Check & data processing.....     3,213        437                    3,650
 Professional fees...........     3,597      1,120                    4,717
 Other real estate owned.....       604        643                    1,247
 FDIC insurance..............     2,185      1,326                    3,511
 Merger costs................         0        280                      280
 Other.......................    12,594     10,378                   22,972
                               --------    -------     ----        --------
   Total non-interest ex-
    pense....................    66,520     40,806        0         107,326
                               --------    -------     ----        --------
Income Before Income Taxes...    32,251     14,827        0          47,078
 Provision for income taxes..     9,775      5,934                   15,709
                               --------    -------     ----        --------
Net Income...................  $ 22,476    $ 8,893     $  0        $ 31,369
                               ========    =======     ====        ========
Average shares outstand-
 ing(1)......................     9,893     13,464                   15,411
Per Share Data:
 Earnings per share(1).......  $   2.27    $  0.66                 $   2.04

  See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31, 1995
                              --------------------------------------------------
                                                                 WESTAMERICA AND
                                                      PRO FORMA   VALLICORP PRO
                              WESTAMERICA VALLICORP  ADJUSTMENTS FORMA COMBINED
                              ----------- ---------  ----------- ---------------
Interest Income:
 Loans.......................  $128,264   $ 89,560      $           $217,824
 Money market assets and
  funds sold.................       276      3,604                     3,880
 Trading account securities..         1          0                         1
 Investment securities.......    45,836     16,160                    61,996
                               --------   --------      ----        --------
   Total interest income.....   174,377    109,324         0         283,701
Interest Expense:
 Deposits....................    48,479     34,955                    83,434
 Funds purchased.............     8,403        303                     8,706
 Notes and mortgages payable.     1,730      1,757                     3,487
                               --------   --------      ----        --------
   Total interest expense....    58,612     37,015         0          95,627
                               --------   --------      ----        --------
Net Interest Income..........   115,765     72,309         0         188,074
Provision for loan losses....     5,595      9,633                    15,228
                               --------   --------      ----        --------
Net Interest Income After
 Provisions for Loan Losses..   110,170     62,676         0         172,846
Non-Interest Income:
 Service charges on deposit
  accounts...................    12,734      8,534                    21,268
 Merchant credit card........     2,422      1,172                     3,594
 Mortgage banking............     1,479        590                     2,069
 Financial services commis-
  sions......................       611        239                       850
 Trust fees..................       615          0                       615
 Net investment securities
  gains (losses).............        19       (113)                      (94)
 Other.......................     3,653      2,274                     5,927
                               --------   --------      ----        --------
   Total non-interest income.    21,533     12,696         0          34,229
                               --------   --------      ----        --------
Non-Interest Expense:
 Salaries and related bene-
  fits.......................    41,171     25,293                    66,464
 Occupancy...................    10,684      6,099                    16,783
 Equipment...................     6,255      4,837                    11,092
 Check & data processing.....     4,239      1,366                     5,605
 Professional fees...........     3,905      2,348                     6,253
 Other real estate owned.....       890        940                     1,830
 FDIC insurance..............     2,375      1,405                     3,780
 Merger costs................         0        700                       700
 Other.......................    16,821     12,632                    29,453
                               --------   --------      ----        --------
   Total non-interest ex-
    pense....................    86,340     55,620         0         141,960
                               --------   --------      ----        --------
Income Before Income Taxes...    45,363     19,752         0          65,115
 Provision for income taxes..    13,979      7,950                    21,929
                               --------   --------      ----        --------
Net Income...................  $ 31,384   $ 11,802      $  0        $ 43,186
                               ========   ========      ====        ========
Average shares outstand-
 ing(1)......................     9,877     13,525                    15,399 (2)
Per Share Data:
 Earnings per share(1).......  $   3.18   $   0.88                  $   2.80

  See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31, 1994
                              -------------------------------------------------
                                                                WESTAMERICA AND
                                                     PRO FORMA   VALLICORP PRO
                              WESTAMERICA VALLICORP ADJUSTMENTS FORMA COMBINED
                              ----------- --------- ----------- ---------------
Interest Income:
 Loans.......................  $120,115   $ 72,389     $           $192,504
 Money market assets and
  funds sold.................     1,367      1,008                    2,375
 Trading account securities..         2          0                        2
 Investment securities.......    44,610     17,147                   61,757
                               --------   --------     ----        --------
   Total interest income.....   166,094     90,544        0         256,638
Interest Expense:
 Deposits....................    41,967     22,906                   64,873
 Funds purchased.............     5,281        319                    5,600
 Notes and mortgages payable.     2,612        236                    2,848
                               --------   --------     ----        --------
   Total interest expense....    49,860     23,461        0          73,321
                               --------   --------     ----        --------
Net Interest Income..........   116,234     67,083        0         183,317
Provision for loan losses....     7,420      3,958                   11,378
                               --------   --------     ----        --------
Net Interest Income After
 Provision for Loan Losses...   108,814     63,125        0         171,939
Non-Interest Income:
 Service charges on deposit
  accounts...................    12,948      8,864                   21,812
 Merchant credit card........     2,401        865                    3,266
 Mortgage banking............     4,270        521                    4,791
 Financial services commis-
  sions......................       673        212                      885
 Trust fees..................       751          0                      751
 Net investment securities
  gains (losses).............       (60)         7                      (53)
 Other.......................     5,016        461                    5,477
                               --------   --------     ----        --------
   Total non-interest income.    25,999     10,930        0          36,929
Non-Interest Expense:
 Salaries and related bene-
  fits.......................    45,106     25,327                   70,433
 Occupancy...................    10,632      5,448                   16,080
 Equipment...................     6,149      4,293                   10,442
 Check & data processing.....     4,466      1,743                    6,209
 Professional fees...........     4,079      1,937                    6,016
 Other real estate owned.....       623        254                      877
 FDIC insurance..............     4,683      2,589                    7,272
 Merger costs................         0      3,367                    3,367
 Other.......................    18,603     10,829                   29,432
                               --------   --------     ----        --------
   Total non-interest ex-
    pense....................    94,341     55,787        0         150,128
                               --------   --------     ----        --------
Income Before Income Taxes...    40,472     18,268        0          58,740
 Provision for income taxes..    12,810      7,817                   20,627
                               --------   --------     ----        --------
Net Income...................  $ 27,662   $ 10,451     $  0        $ 38,113
                               ========   ========     ====        ========
Average shares outstand-
 ing(1)......................     9,916     13,402                   15,408
Per Share Data
 Earnings per share(1).......  $   2.79   $   0.78                 $   2.47

  See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31, 1993
                              -------------------------------------------------
                                                                WESTAMERICA AND
                                                     PRO FORMA   VALLICORP PRO
                              WESTAMERICA VALLICORP ADJUSTMENTS FORMA COMBINED
                              ----------- --------- ----------- ---------------
Interest Income:
 Loans.......................  $124,060   $ 57,649     $           $181,709
 Money market assets and
  funds sold.................     1,159      1,018                    2,177
 Trading account securities..         6                                   6
 Investment securities.......    40,750     12,523                   53,273
                               --------   --------     ----        --------
   Total interest income.....   165,975     71,190        0         237,165
Interest Expense:
 Deposits....................    47,123     20,951                   68,074
 Funds purchased.............     2,018         43                    2,061
 Notes and mortgages payable.     2,017         99                    2,116
                               --------   --------     ----        --------
   Total interest expense....    51,158     21,093        0          72,251
                               --------   --------     ----        --------
Net Interest Income..........   114,817     50,097        0         164,914
Provision for loan losses....    10,581      2,922                   13,503
                               --------   --------     ----        --------
Net Interest Income After
 Provision for Loan Losses...   104,236     47,175        0         151,411
 Non-Interest Income:
 Service charges on deposit
  accounts...................    13,920      7,113                   21,033
 Merchant credit card........     2,338        432                    2,770
 Mortgage banking............     8,052      1,616                    9,668
 Financial services commis-
  sions......................       839          0                      839
 Trust fees..................       689          0                      689
 Net investment securities
  gains......................       351        232                      583
 Other.......................     7,617      1,050                    8,667
                               --------   --------     ----        --------
   Total non-interest income.    33,806     10,443        0          44,249
Non-Interest Expense
 Salaries and related bene-
  fits.......................    49,163     19,933                   69,096
 Occupancy...................    11,822      3,838                   15,660
 Equipment...................     7,514      2,956                   10,470
 Check & data processing.....     4,297      1,087                    5,384
 Professional fees...........     4,313      1,353                    5,666
 Other real estate owned.....    11,589        597                   12,186
 FDIC insurance..............     4,952      1,978                    6,930
 Merger costs................         0          0                        0
 Other.......................    27,791      8,044                   35,835
                               --------   --------     ----        --------
   Total non-interest ex-
    pense....................   121,441     39,786        0         161,227
                               --------   --------     ----        --------
Income Before Income Taxes...    16,601     17,832        0          34,433
 Provision for income taxes..     4,507      6,596                   11,103
                               --------   --------     ----        --------
Net Income...................  $ 12,094   $ 11,236     $  0        $ 23,330
                               ========   ========     ====        ========
Average shares outstand-
 ing(1)......................     9,884     10,490                   14,183
Per Share Data:
 Earnings per share(1).......  $   1.22   $   1.08                 $   1.64

  See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                         AT SEPTEMBER 30, 1996
                         -------------------------------------------------------
                                                                 WESTAMERICA AND
                                                   PRO FORMA      VALLICORP PRO
                         WESTAMERICA VALLICORP   ADJUSTMENTS(5)  FORMA COMBINED
                         ----------- ----------  --------------  ---------------
        ASSETS:
 Cash and cash equiva-
  lents................. $  153,553  $  189,314     $              $  342,867
 Money market assets....        250           0                           250
 Trading account securi-
  ties..................          0           0                             0
 Loans held for sale....          0       3,898                         3,898
 Investment securities
  available for sale....    700,114     178,551      (1,964)(3)       876,701
 Investment securities
  held to maturity......    199,641      20,103                       219,744
 Loans, net of reserve
  for loan losses.......  1,381,949     865,899                     2,247,848
 Other real estate
  owned.................      5,313       3,607                         8,920
 Premises and equipment,
  net...................     34,947      29,857                        64,804
 Interest receivable and
  other assets..........     53,400      38,326                        91,726
                         ----------  ----------     --------       ----------
   Total assets......... $2,529,167  $1,329,555     $ (1,964)      $3,856,758
                         ==========  ==========     ========       ==========
      LIABILITIES:
 Deposits:
  Non-interest bearing.. $  496,425  $  292,792     $              $  789,217
  Interest bearing:
   Transaction..........    356,166     517,503                       873,669
   Savings & Time.......  1,216,552     340,655                     1,557,207
                         ----------  ----------     --------       ----------
   Total deposits.......  2,069,143   1,150,950            0        3,220,093
 Funds purchased........    163,960       8,700                       172,660
 Liability for interest,
  taxes and other ex-
  penses................     24,364       9,133         (131)          33,366
 Notes and mortgages
  payable...............     42,500      21,396                        63,896
                         ----------  ----------     --------       ----------
   Total liabilities....  2,299,967   1,190,179         (131)       3,490,015
Shareholders' Equity:
 Common stock...........     93,430         140           (1)(3)      186,006
                                                     (92,437)(4)
 Capital surplus........          0      94,097       (1,653)(3)            0
                                                     (92,444)(4)
 Unrealized gain (loss)
  on securities avail-
  able for sale.........      4,978      (2,037)        (179)(3)        2,762
 Treasury stock.........          0          (7)           7 (4)            0
 Retained earnings......    130,792      47,183                       177,975
                         ----------  ----------     --------       ----------
  Total shareholders'
   equity...............    229,200     139,376       (1,833)         366,743
                         ----------  ----------     --------       ----------
   Total liabilities and
    shareholders' equi-
    ty.................. $2,529,167  $1,329,555     $ (1,964)      $3,856,758
                         ==========  ==========     ========       ==========

  See Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

    NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(1) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica and ValliCorp pro forma combined average shares outstanding have been calculated using the number of Westamerica average shares outstanding during the periods presented, increased by the anticipated number of shares of Westamerica Common Stock to be issued to ValliCorp shareholders using an Exchange Ratio of .4098, assuming an Average Price of a share of Westamerica Common Stock of $51.25, for each of the average shares of ValliCorp Common Stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such pro forma per share data assumes no dissenting Westamerica shareholders and no exercise of outstanding ValliCorp or Westamerica stock options or other similar rights or conversion of ValliCorp Convertible Debentures. The Exchange Ratio is subject to potential adjustments in certain circumstances as provided in the Agreement.

    See "The Merger--Purchase Price and Potential Adjustments." See also "Pro Forma Combined Financial Information."

(2) During the nine months ended September 30, 1996 and the 12 months ended December 31, 1995, Westamerica owned 108,164 and 1,699 average shares of ValliCorp Common Stock, respectively. Amounts indicated have been adjusted to eliminate these shares as a result of the Merger.

(3) On September 30, 1996, Westamerica owned 115,500 shares of ValliCorp Common Stock with a cost basis of $1,653,699. Amounts indicated here have been adjusted to eliminate these shares as a result of the Merger.

(4) Pro forma pooling of interests adjustment to reflect the capital structure of Westamerica.

(5) Merger-related expenses to be incurred by Westamerica and ValliCorp subsequent to September 30, 1996 are currently estimated to be $10 million after-tax based on information available as of the date of this Joint Proxy Statement/Prospectus. These expenses, relating to separation and benefit costs, professional and investment banking fees, and other nonrecurring Merger-related expenses, will be charged against income of the combined company upon consummation of the Merger or the period in which such costs are incurred. Accordingly, the effect of these costs has not been reflected in the pro forma combined financial information. The amount of Merger-related costs included or disclosed in these unaudited pro forma combined financial statements may change as additional information becomes available.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET QUOTATIONS

  Both the Westamerica Common Stock and the ValliCorp Common Stock are listed and traded on the NMS. As of the Record Date, there were approximately [3,500]
holders of record of ValliCorp Common Stock and approximately [   ] holders of
record of Westamerica Common Stock.

  The following table sets forth for Westamerica Common Stock and the ValliCorp Common Stock the high and low closing prices for the quarters indicated.

                                                      WESTAMERICA    VALLICORP
                                                     COMMON STOCK  COMMON STOCK
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
   1995
    First Quarter................................... $33.25 $29.50 $16.50 $14.00
    Second Quarter..................................  37.50  33.00  16.75  14.50
    Third Quarter...................................  38.50  36.50  18.75  13.75
    Fourth Quarter..................................  43.25  38.50  14.50  12.00
   1996
    First Quarter................................... $47.50 $42.25 $15.75 $13.50
    Second Quarter..................................  51.00  46.00  17.13  12.50
    Third Quarter...................................  51.50  46.25  19.25  14.50
    Fourth Quarter (through December   , 1996) .....

  At the close of business on November 11, 1996, immediately prior to the first public announcement of the Merger, the high, low and closing prices for Westamerica Common Stock on the NMS were $52.50, $52.00 and $52.25, respectively.

  At the close of business on November 11, 1996, immediately prior to the first public announcement of the Merger, the high, low and closing prices for ValliCorp Common Stock on the NMS were $18.75, $18.25 and $18.75, respectively.

DIVIDENDS AND DIVIDEND POLICY

  The following table sets forth the per share cash dividends declared by Westamerica and paid by ValliCorp for the periods indicated:

                                                       WESTAMERICA   VALLICORP
                                                       COMMON STOCK COMMON STOCK
                                                       ------------ ------------
   1994
    First Quarter.....................................    $0.15        $0.08
    Second Quarter....................................     0.15         0.08
    Third Quarter.....................................     0.17         0.08
    Fourth Quarter....................................     0.17         0.08
   1995
    First Quarter.....................................    $0.17        $0.09
    Second Quarter....................................     0.20         0.09
    Third Quarter.....................................     0.20         0.09
    Fourth Quarter....................................     0.20         0.09
   1996
    First Quarter.....................................    $0.23        $0.10
    Second Quarter....................................     0.23         0.10
    Third Quarter.....................................     0.23         0.10
    Fourth Quarter....................................     0.26         0.10

  Westamerica has paid quarterly cash dividends since it commenced operations on January 1, 1973. Westamerica is subject to certain regulatory and contractual restrictions on its ability to pay dividends. Holders of Westamerica Common Stock are entitled to receive dividends as and when declared by the Board of Directors of Westamerica out of funds legally available therefor under the laws of the State of California. The GCL provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The GCL further provides that in the event sufficient retained earnings are not available for the proposed distribution a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, it meets two conditions, which generally stated are as follows: (i) the corporation's assets must equal at least 125% of its liabilities; and (ii) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

  Westamerica is also subject to certain restrictions on its ability to pay dividends under the terms of a certain debt agreement. See "Description of Westamerica Capital Stock and Indebtedness--Debt Agreement."

  Beginning in the second quarter of 1991, ValliCorp implemented a dividend policy which established a regular quarterly cash dividend program. ValliCorp's objective is to maintain a consistent quarterly cash dividend representing a dividend payout ratio of between twenty percent (20%) and twenty-five percent (25%) of net income. However, management considers various other factors in determining this dividend, including ValliCorp's current and projected net income, current dividend yield, and regulatory capital requirements, with particular emphasis on exceeding the applicable regulatory capital requirements. There are regulatory limitations on cash dividends that may be paid by ValliCorp, as well as limitations on cash dividends that may be paid by ValliCorp's subsidiary bank, ValliWide, which could, in turn, limit ValliCorp's ability to pay dividends.

  Under Delaware law, holders of ValliCorp Common Stock are entitled to receive dividends when and as declared by ValliCorp's Board of Directors out of funds legally available therefor, subject to the dividend preference, if any, on preferred stock that may be outstanding in the future. As a Delaware corporation, ValliCorp may make stock repurchases or redemptions that do not impair capital and may pay dividends out of any surplus account or out of net profits of the current and preceding fiscal years, subject to certain limitations. Under Delaware law, surplus may be created by a reduction of capital and may be distributed by board action, so long as capital is maintained in an amount not less than the aggregate par value of the remaining outstanding shares plus the stated value of any shares not having par value. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and is not determined on a consolidated basis.

  Pursuant to the terms of the Agreement, ValliCorp and ValliWide are subject to certain covenants which may restrict their ability to pay or increase dividends. See "The Merger--Covenants of Westamerica and ValliCorp; Conduct of Business Prior to the Merger."

  The Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve Board's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

                 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

GENERAL

  Upon consummation of the Merger, the shareholders of ValliCorp will become shareholders of Westamerica.

  Westamerica is a California corporation and, accordingly, is governed by the GCL and by its Articles of Incorporation (the "Westamerica Articles") and Bylaws (the "Westamerica Bylaws"). ValliCorp is a Delaware Corporation and is governed by the DGCL and by its Certificate of Incorporation (the "ValliCorp Certificate") and Bylaws (the "ValliCorp Bylaws"). The ValliCorp Certificate and the ValliCorp Bylaws differ in certain material respects from the Westamerica Articles and Westamerica Bylaws.

  The following is a general comparison of certain similarities and material differences between the rights of Westamerica and ValliCorp shareholders under their respective governing law and charter documents. This discussion is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the GCL and the DGCL, the common law thereunder and the full text of the Westamerica Articles, Westamerica Bylaws, ValliCorp Certificate and ValliCorp Bylaws.

CERTAIN ANTI-TAKEOVER MEASURES

  Some of the provisions in the Westamerica Articles and the Westamerica Bylaws discussed below may deter efforts to obtain control of Westamerica on a basis which some shareholders might deem favorable. Such provisions are designed to encourage any person attempting a change in control of Westamerica to enter into negotiations with the Board of Directors of Westamerica. For example, the Westamerica Articles contain an "interested person" provision, requiring the affirmative vote of more than a majority of the outstanding shares of Westamerica Common Stock for certain transactions with an "interested person," including a sale of assets, merger or consolidation transaction. See "--Westamerica "Interested Person" Provisions." In addition, the Westamerica Board of Directors is authorized to issue Preferred Stock or Class B Common Stock which may have the effect of delaying or preventing a change in control of Westamerica. See "Description of Westamerica Capital Stock and Indebtedness--Preferred Stock and Class B Common Stock." The foregoing anti-takeover measures may decrease the likelihood that a person or group would obtain control of Westamerica or may perpetuate incumbent management.

  Some of the provisions in the ValliCorp Certificate and ValliCorp Bylaws discussed below may deter efforts to obtain control of ValliCorp on a basis which some shareholders might deem favorable as further discussed below.

QUORUM REQUIREMENTS

  The Westamerica Bylaws provide that the presence in person or by proxy of the holders of one-third of the shares entitled to vote at any meeting of the shareholders shall constitute a quorum for the transaction of business. The ValliCorp Bylaws provide that a majority of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes.

CUMULATIVE VOTING

  Under the GCL, the holders of Westamerica Common Stock, upon notice given by a shareholder at a shareholders' meeting in compliance with the GCL, may cumulate votes for the election of directors. Under cumulative voting, each share is entitled to a number of votes equal to the number of directors to be elected. Votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. On all other matters, each share of Westamerica Common Stock has one vote. Under cumulative voting, shareholders who own far less than a majority of a corporation's outstanding stock can obtain representation on the Board of Directors. If voting is not conducted by cumulative voting, each share is entitled to one vote and the holders of a majority of shares voting at the meeting can elect all of the directors if they choose to do so, and the other shareholders cannot elect any director.

  Under the DGCL, the shareholders of ValliCorp are not entitled to cumulate their votes in the election of directors unless ValliCorp's certificate of incorporation so provides. The ValliCorp Certificate does not provide for cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

  The Westamerica Bylaws, pursuant to the GCL, require that each director be elected for a term ending at the next annual meeting of shareholders and until his or her successor is duly elected and qualified. Pursuant to the Bylaws, the authorized number of directors shall be not less than 8 nor more than 15. The number of directors is currently fixed at 11.

  The ValliCorp Certificate, pursuant to the DGCL, provides for a classified Board of Directors. The board is divided into three classes, designated Class "A", Class "B" and Class "C". Class "A" initially consisted of four (4) directors, Class "B" initially consisted of four (4) directors and Class "C" initially consisted of five (5) directors. There are now two (2) directors in Class "A," four (4) in Class "B," and five (5) in Class "C." Each class serves a three year term, but the terms of the classes are staggered over three years.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

  Section 317 of the GCL ("Section 317") expressly grants to each California corporation the power to indemnify its directors, officers and agents against certain liabilities and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that such rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, with respect to liability incurred in connection with any of the following acts for which the liability of directors may not be limited under the GCL: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived a personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;
(vi) acts or omissions arising out of certain interested party transactions; or (vii) acts in connection with illegal distributions, loans or guarantees.

  With respect to all proceedings other than shareholder derivative actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred by him in connection with the proceeding.

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

  The Westamerica Articles eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law and grant to Westamerica the power to indemnify its directors, officers and agents through agreements with such persons or through bylaw provisions, or both, in excess of the indemnification otherwise permitted by Section 317, subject to applicable statutory prohibitions upon indemnification.

  The Westamerica Bylaws obligate Westamerica to indemnify its directors and provide that Westamerica has the right but not the obligation to indemnify its officers and other agents against liabilities and expenses incurred in the performance of their duties, subject to the prohibitions of the GCL.

  Westamerica maintains directors' and officers' liability insurance policies that indemnify its directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, Westamerica has entered into separate indemnification agreements with its directors and officers that require Westamerica, among other things, (i) to maintain directors' and officers' insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as agents of Westamerica to the fullest extent permitted by California law.

  The Westamerica Bylaws and indemnification agreements with its directors entitle the directors of Westamerica to be indemnified against liabilities and reasonable expenses incurred in connection with any claims brought against them by reason of the fact that they are or were directors and are expressly stated to be contract rights. Westamerica directors have been granted the right to be paid by Westamerica the expenses incurred in defending the proceedings specified above in advance of their final disposition, but the indemnification agreements require the directors to undertake to return any amounts advanced to the extent that it is ultimately determined that they were not legally entitled to be indemnified by Westamerica in the proceeding. The Westamerica Bylaws and the indemnification agreements grant to the directors the right to bring suit against Westamerica to recover unpaid amounts claimed with respect to indemnification and any expenses incurred in bringing such an action. The Westamerica Bylaws and the indemnification agreements provide that while it is a defense to such a suit that indemnification is prohibited by the GCL, the burden of proving such a defense is on Westamerica.

  The Westamerica Bylaws and the indemnification agreements obligate Westamerica to indemnify its directors except (i) where such indemnification is prohibited by law; (ii) with respect to settlements made by the directors without the prior approval of Westamerica; and (iii) for any expenses or liabilities incurred in connection with proceedings brought by the directors against Westamerica, other than actions brought to enforce its indemnification obligations.

  Federal law authorizes the FDIC to limit, by regulation or order, the payment of indemnification by insured banks or bank holding companies to their directors and officers. Pursuant to this authority, the FDIC has proposed a regulation that permits the payment of indemnification by banks and bank holding companies to institution-affiliated directors, officers and other parties only if certain requirements are satisfied. If adopted as presently written, this regulation would permit an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's board of directors, in good faith, certifies in writing that the individual has a substantial likelihood of prevailing on the merits and that the payment of indemnification will not adversely affect the institution's safety and soundness. An institution's board of directors is obligated to cease making or authorizing indemnification payments in the event that it believes, or reasonably should believe, that the conditions discussed in the preceding sentence are no longer being met. Further, an institution's board of directors must provide the FDIC and any other appropriate bank regulatory agency with prior written notice of any authorization of indemnification. In addition, indemnification payments related to an administrative proceeding or civil action instituted by an appropriate federal bank regulatory agency are limited to the payment or reimbursement of reasonable legal or other professional expenses. Finally, the director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from certain institutional activity.

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

  Under the ValliCorp Bylaws, if ValliCorp does not elect to assume the defense of a lawsuit brought against one of its directors or executive officers, as defined in the ValliCorp Bylaws, it must advance expenses incurred by the director or executive officer subject to delivery of an undertaking by or on behalf of the director or executive officer to repay the expenses only if it is ultimately determined that the director or executive officer is not entitled to indemnification. However, ValliCorp is not required to advance expenses or to assume the defense in a particular proceeding if the corporation's disinterested directors or an independent board committee determines in good faith that, in all likelihood, the director or executive officer will not be entitled to indemnification under the ValliCorp Bylaws.

  The ValliCorp Bylaws are broader than the DGCL and provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or executive officer of ValliCorp (or was serving at the request of ValliCorp as a director, officer, employee or agent for another entity) while serving in such capacity shall, except in certain suits initiated by such persons, be indemnified and held harmless by ValliCorp, to the full extent authorized by the DGCL, as in effect (or, to the extent authority for indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act ("ERISA") excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person), reasonably incurred or suffered by such person in connection therewith.

  THE DGCL PROVIDES THAT RIGHTS TO INDEMNIFICATION AND ADVANCEMENT OF EXPENSES NEED NOT BE LIMITED TO THOSE EXPRESSLY PROVIDED BY STATUTE. As a result, under the DGCL and the ValliCorp Bylaws, ValliCorp would be permitted to indemnify its directors, executive officers and employees, within the limits established by law and public policy, pursuant to an express contract, bylaw or charter provision, shareholder vote, or otherwise.

  As noted above, the ValliCorp Certificate generally requires ValliCorp to indemnify its directors and executive officers to the fullest extent permitted by the DGCL and, in most respects, is intended to provide the maximum protection available under the DGCL. Because this provision is tied to the DGCL, it may be modified by future changes in such law without further shareholder action. The ValliCorp Bylaws expressly provide however, that any such modification would be effective (for acts or omissions prior to the date of a change) only to the extent it would provide broader indemnification rights than those available under then existing law. In addition, the ValliCorp Bylaws provide that all rights to indemnification and advances granted by such Bylaws shall be deemed to be contractual obligations between ValliCorp and its directors and executive officers. Accordingly, the Bylaw provision cannot be repealed without the consent of the indemnitee. Repeal or modification of the Bylaw provision would only be effective on a prospective basis and would not affect rights to indemnification and expense advances in effect at the time of any act or omission that is the subject of a proceeding against a director or executive officer. Indemnification under any contract or agreement entered into between ValliCorp and its directors and executive officers would likewise not be affected by any such Bylaw repeal or modification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and other agents of ValliCorp pursuant to the foregoing provisions or otherwise, ValliCorp has been advised that, in the opinion of the Commission, such indemnification is contrary to public policy expressed in the Securities Act and is therefore unenforceable, absent a decision to the contrary by a court of competent jurisdiction.

ELIMINATION OF DIRECTORS' MONETARY LIABILITY FOR BREACH OF DUTY OF CARE

  The ValliCorp Certificate provides that, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no director of ValliCorp shall be personally liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director. The fiduciary duty is a duty of care owed by directors in making corporate business decisions. The Delaware Supreme Court has held that the

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

duty of care requires the exercise of an informed business judgment. An informed business judgment means that directors have informed themselves of all material information reasonably available to them. Having become so informed, they then must act with requisite care in the discharge of their duties.

  The ValliCorp Certificate does not eliminate the duty of care but eliminates the remedy of monetary damage awards occasioned by breaches of that duty. Thus, any shareholder may seek to enjoin proposed transaction from occurring or seek other non-monetary relief. After the transaction has occurred, however, the shareholders would no longer have a claim for monetary damages against the directors based on a breach of the duty of care even if that breach involved gross negligence on the part of the directors.

  The ValliCorp Certificate does not limit or eliminate liability arising from or based upon (a) any breach of a director's duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) acts under Title 8, Section 174 of the DGCL, which imposes liability on all directors, except absent or dissenting directors, under whose administration there occurs a willful or negligent violation of certain purchases or stock redemptions, or (d) any transaction from which a director derived an improper personal benefit. Thus, liability for monetary damages still exists if it is based on these grounds.

  The Westamerica Articles currently provide that the liability of directors for monetary damages is eliminated to the fullest extent permissible under the GCL. The provision relieves directors of Westamerica of liability to Westamerica for simple negligence but not for liability where the director was either grossly negligent or guilty of a willful breach of his or her loyalty to Westamerica. The Westamerica Articles do not, and under the GCL cannot, eliminate or limit the liability of a director resulting from the following actions:

    (a) acts or omissions that involve intentional conduct or a knowing and culpable violation of law;

    (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on part of the director;

    (c) any transaction from which a director derived an improper personal benefit;

    (d) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

    (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

    (f) any transaction between the corporation and (i) a director, or (ii) a corporation, firm or association in which the director has a material financial interest; or

    (g) any distribution to shareholders, and for any loan or guaranty to officers or directors, that violates specified provisions of the GCL.

SHAREHOLDER MEETINGS AND ACTION BY WRITTEN CONSENT

  The Westamerica Bylaws provide for shareholder action by written consent, including the requirement for unanimous written consent for the election of directors. The Westamerica Bylaws permit a director to be elected at any time to fill a vacancy on the board of directors that has not been filled by the directors by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. The ValliCorp Bylaws provide that any action required or permitted to be taken by shareholders of ValliCorp must be effected at an annual or special meeting and may not be effected by any consent in writing by the shareholders.

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AMENDMENT OF BYLAWS

  The Westamerica Bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. The Westamerica Bylaws require that if the Westamerica Articles set forth the number of authorized directors of Westamerica, the authorized number of directors may be changed only by an amendment of the Westamerica Articles. The Westamerica Articles do not currently set forth the number of authorized directors.

  Subject to the rights of shareholders to amend the bylaws, the Westamerica Bylaws provide that the bylaws may be adopted, amended or repealed by its Board of Directors.

  The ValliCorp Certificate provides that a majority of the directors or the affirmative vote of two-thirds of the voting power of the outstanding shares of Common Stock is required to approve amendments to the ValliCorp Bylaws.

REMOVAL OF DIRECTORS

  Under the GCL, a director of Westamerica may be removed without cause by a majority of the outstanding shares entitled to vote, provided that the shares voted against such removal would not be sufficient to elect the director under California's cumulative voting rules. The GCL also allows removal of a director for cause by the Superior Court.

  The ValliCorp Certificate provides that directors may be removed without cause by the affirmative vote of at least sixty-six and two-thirds percent
(66 %) of the outstanding shares. They may be removed for cause upon a vote of the majority of outstanding shares. The ValliCorp Bylaws define "cause" to mean: (i) declaration of unsound mind by order of court; (ii) conviction of a felony or misdemeanor involving moral turpitude; (iii) a final judgment by a court of competent jurisdiction that the director committed a gross dereliction of his or her duties as a director which resulted in material injury to ValliCorp; (iv) a final judgment by a court of competent jurisdiction that the director willfully violated any banking law, rule, regulation or final cease-and-desist order entered by federal or state banking regulations; or (v) a final judgment by a court of competent jurisdiction that the director engaged in intentional misconduct or a knowing violation of law, and that such misconduct or violation resulted in both material injury to ValliCorp and an improper substantial personal benefit.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  The Westamerica Bylaws provide that vacancies occurring on the Westamerica Board of Directors may be filled by a vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the shareholders or by court order may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting or by written consent of a majority of the outstanding shares entitled to vote. The Westamerica Bylaws also provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors, except that any election by written consent, other than to fill a vacancy created by removal of a director, requires the consent of a majority of the outstanding shares entitled to vote. In addition, the GCL provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office,
(i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for such directors may call a special meeting of shareholders; or (ii) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire Board of Directors.

  The ValliCorp Bylaws provide that a vacancy on the Board of Directors occurring for cause during the course of the year, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors or by the shareholders at a special or annual meeting. These provisions further provide that any directors so appointed will serve for the remainder of the full term for which elected, and no decrease in the

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

number of directors shall reduce the term of any incumbent. Under the DGCL, however, if at the time of filling any vacancy or newly created directorship the directors then in office constitute less than a majority of the entire Board of Directors as constituted immediately prior to any such increase, the Delaware Court of Chancery may, under certain circumstances, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Additionally, when a director has been removed from office with or without cause by the shareholders, the shareholders have the right to fill such vacancy by the affirmative vote of at least a majority of the voting power of the then outstanding stock. If the shareholders fail to fill such vacancy, the Board may then do so as set forth above.

AMENDMENT OF ARTICLES OR CERTIFICATE

  The Westamerica Articles may be amended if such amendment is approved by the Board of Directors and by a majority of the outstanding shares of Westamerica. Under certain circumstances the articles of a California corporation may be amended without shareholder approval in connection with stock splits.

  Under the DGCL, the ValliCorp Certificate may be amended if such amendment is approved by the Board of Directors and by a majority of the shareholders. In addition, if ValliCorp were to have more than one class of stock outstanding, amendments that would adversely affect the rights of any class would require the vote of a majority of the shares of that class. The ValliCorp Certificate further provides that the vote of two-thirds ( 2/3) of all of the outstanding shares of the Stock of ValliCorp entitled to vote is required to amend or repeal the provisions of the ValliCorp Certificate relating to:

    (a) The elimination of the right of the shareholders to call a special shareholders' meeting and the elimination of the right of shareholders to act without a meeting (see "--Limitation on Action by Shareholders--Call of Annual Meetings of Shareholders and Action by Shareholders Without a Meeting" below);

    (b) The number of authorized directors, the right of such directors to change that number and to fill vacancies on the Board of Directors, the terms of office of the members of the Board of Directors and the provisions setting forth the vote of the shareholders required to remove a director for cause;

    (c) The authority of the Board of Directors and the shareholders to amend the ValliCorp Bylaws;

    (d) The elimination of directors' personal liability for monetary damages arising from their negligence and gross negligence;

    (e) The percentage of the shares of ValliCorp necessary to amend the ValliCorp Certificate; and

    (f) The authority of the directors to consider factors other than price when evaluating whether to accept an offer to take over ValliCorp.

In addition, the vote of a majority of the shareholders other the any Interested Shareholder (as defined in Section 203 of the DGCL, but generally a holder of 15% or more of the voting power of all stock of the corporation) is required to approve amendments to amend or repeal the provision permitting the directors to consider factors other than price in evaluation takeover bids.

NOTICE OF SHAREHOLDER BUSINESS

  Under the Westamerica Bylaws, a shareholder must give 14 to 50 days prior notice to Westamerica's Corporate Secretary of any business the shareholder wishes to bring before an annual meeting of shareholders, except that if less than 21 days' notice of the date of the meeting is given to shareholders, a shareholder must provide notice to Westamerica within seven days of the date Westamerica mailed notice of the annual meeting. The notice must contain a brief description of the business that the shareholder wishes to bring before the meeting, the reasons for conducting such business at the meeting, the name and residential address of the proposing shareholder, the number of shares the shareholder owns and any material interest of the shareholder in the business that the shareholder wishes to bring before the meeting.


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

  The ValliCorp Bylaws provide that at a meeting of the shareholders no matter will be considered unless notice of such matter is provided to the corporation thirty (30) days before the meeting or, if on the day notice of the meeting is given to the shareholders less than forty (40) days remain until the meeting, ten (10) days after notice is given (the "Notice Date").

NOTICE OF DIRECTOR NOMINATIONS

  Under the Westamerica Bylaws, a shareholder must give 14 to 50 days prior notice to Westamerica's Corporate Secretary if the shareholder wishes to nominate any person for election as a Westamerica director at any meeting called for the election of directors, except that if less than 21 days notice of the meeting is given to shareholders, a shareholder must provide notice to Westamerica within seven days of the date Westamerica mailed notice of the meeting. The notice of the shareholder to nominate must contain the following information: the name and address of each proposed nominee; the principal occupation of each proposed nominee; the total number of shares of stock of Westamerica that the shareholder expects will be voted for each proposed nominee; the name and residence address of the shareholder; and the number of shares of stock of Westamerica owned by the shareholder.

  ValliCorp shareholders are also not permitted to nominate individuals to serve as directors of ValliCorp unless notice of such nomination is given to ValliCorp by the Notice Date.

LIMITATION ON ACTION BY SHAREHOLDERS--CALL OF ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS AND ACTION BY SHAREHOLDERS WITHOUT A MEETING

  The Westamerica Bylaws provide that annual meetings of shareholders may be called by the President, the Chairman of the Board of Directors, the Board of Directors, or the holders of not less than 10% of the shares entitled to vote at the meeting. Under the Westamerica Bylaws a special meeting of the shareholders may be called at any time by the board of directors, or by the chairman of the board, or by the president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. Under the GCL, unless otherwise provided in the articles of incorporation, any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Westamerica Articles do not provide otherwise.

  The ValliCorp Bylaws provide that annual meetings may be called by a majority of the total number of authorized directors or the holders of at least ten percent (10%) of the voting power of the then outstanding stock. The ValliCorp Certificate provides that its shareholders may act only at an annual or special meeting and not by written consent.

WESTAMERICA "INTERESTED PERSON" PROVISION

  The Westamerica Articles contain an "interested person" provision which applies to transactions with persons or entities holding 10% or more of the outstanding shares of Westamerica Common Stock (an "Interested Person"). Subject to certain exceptions, the Interested Person provision requires that the affirmative vote of 80% of the outstanding shares of Westamerica Common Stock is required to authorize any of the following transactions with an Interested Person: (i) a merger or consolidation; (ii) the sale or disposition of all or a substantial part of Westamerica's assets to an Interested Person;
(iii) the purchase or other acquisition by Westamerica of all or a substantial part of the assets of an Interested Person; or (iv) any other transaction with an Interested Person which requires the approval of the Westamerica shareholders pursuant to the GCL.

  The special approval requirements of the Interested Person provision do not apply if the transaction in question was (i) approved by the Westamerica Board of Directors before the other person or entity involved became an Interested Person; or (ii) approved by a majority of the Westamerica Board of Directors while the

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

other person or entity was an Interested Person and the consideration to be received by Westamerica shareholders is not less per share than the highest price per share (including brokerage commissions and/or dealer fees) paid by the Interested Person for any shares of Westamerica stock from the time the Interested Person obtained beneficial ownership in excess of 5% of the outstanding shares of Westamerica Common Stock. This Interested Person provision may have the effect of deterring efforts to change control of Westamerica on a basis which some shareholders may deem favorable.

DELAWARE ANTI-TAKEOVER STATUTE

  Section 203 of the DGCL would prohibit a "business combination" (defined generally to include mergers, sales and leases of assets, issuances of securities and similar transactions) by ValliCorp or a subsidiary with an Interested Shareholder within three years after the person or entity becomes an Interested Shareholder, unless (a) prior to the person or entity becoming an Interested Shareholder, the business combination or the transaction pursuant to which such person or entity became an Interested Shareholder shall have been approved by the Board of Directors of ValliCorp, (b) upon the consummation of the transaction in which the person or entity became an Interested Shareholder, the Interested Shareholder holds at least 85% of the voting stock of ValliCorp (excluding shares held by persons who are both officers and directors of ValliCorp and shares held by certain employee benefit plans), or (c) the business combination is approved by the Board of Directors of ValliCorp and by the holders of at least two-thirds ( 2/3) of the outstanding voting stock of ValliCorp, excluding shares held by the Interested Shareholder. The Merger is not subject to the limitations set forth in Section 203.

  The GCL requires that in certain transactions involving tender offers or acquisition proposals made to a target corporation's shareholders by a person who either (a) controls the target corporation, (b) is an officer or director of the target or is controlled by an officer or director, or (c) is an entity in which a director or executive officer of the target has a material interest, a written opinion of an independent expert be provided as to the fairness of the consideration to the shareholders of the target corporation. The statute also provides that if a competing proposal is made at least ten
(10) days before shareholders are to vote or shares are to be purchased under the pending offer by the affiliated party, the latter offer must be communicated to shareholders and they must be given a reasonable opportunity to revoke their vote or withdraw their shares, as the case may be.

SERIES A PREFERRED STOCK PURCHASE RIGHTS ACCOMPANYING VALLICORP COMMON STOCK

  ValliCorp adopted a shareholder rights plan pursuant to a Rights Agreement between ValliCorp and First Interstate Bank of California dated as of March 25, 1996. Subsequently, ChaseMellon Shareholder Services, L.L.C. became the Rights Agent. On November 11, 1996 the Rights Agreement was amended to provide that the Agreements and transactions contemplated thereby will not result in the grant of any Rights to any person or enable or require the Rights to be exercised or triggered. Each outstanding share of ValliCorp Common Stock is accompanied by one Right to purchase Series A Preferred Stock of ValliCorp under terms of said Agreement. The Rights may have the effect of encouraging potential acquirors of ValliCorp to negotiate with the Board of Directors and may also discourage potential acquirors in certain circumstances.

  Westamerica also has a shareholders rights plan which is discussed at "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."

CONSIDERATION OF FACTORS OTHER THAN PRICE

  Although both the DGCL and the GCL require the board of directors to act in the best interests of its shareholders, judicial decisions under the GCL are unclear as to whether a board may consider factors other than the price per share when making a determination whether a transaction is in the best interests of a company and its shareholders. The ValliCorp Certificate includes a provision expressly stating that, in evaluating any tender or exchange offer made for the securities of ValliCorp, or if another type of business combination with ValliCorp is proposed, it is proper for the directors to consider the best interests of ValliCorp as a whole, including without limitation, whether the transaction is in the best interests of ValliCorp's shareholders, complies with state and

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federal laws, provides a fair and adequate price per share, and has adverse social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with ValliCorp and the communities in which ValliCorp conducts its business. The ValliCorp Board of Directors is also expressly authorized to conduct investigations into such matters. The Westamerica Articles do not include any similar type of provision.

SHAREHOLDER VOTE FOR MERGERS AND OTHER REORGANIZATIONS

  Generally, the GCL requires a shareholder vote for mergers and other reorganizations in more situations than does Delaware law. For example, the DGCL generally provides for a vote by the shareholders of each "constituent corporation" to a merger and by shareholders of a corporation selling all or substantially all of its assets, whereas, in addition to the foregoing, California provides for a shareholder vote (a) of an acquiring corporation in either a share-for-share exchange or a sale-of-assets reorganization, and (b) of a parent corporation (even though it is not a "constituent corporation") whose equity securities are being issued in connection with a corporate reorganization such as a triangular merger. With certain exceptions, the GCL also requires a class vote when a shareholder vote is required in connection with these transactions. In contrast, the DGCL generally does not require class voting, except where the transaction involves an amendment to the certificate of incorporation that affects a class of shares adversely.

  The DGCL does not require a shareholder vote of the surviving constituent corporation in a merger if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged after the merger, and (c) the merger involves issuance of no more than 20% of the shares of the surviving corporation outstanding immediately prior to such issuance. California law contains a similar exception to its voting requirements for reorganizations where shareholder control is not diluted by more than one-sixth as a result of the reorganization.

INSPECTION OF SHAREHOLDER LISTS

  The GCL provides a right of inspection of corporation's shareholder list to any shareholder holding five percent (5%) or more of a corporation's voting shares or a shareholder holding one percent (1%) or more of a corporation's shares who has filed a Schedule 14B with the Commission (Schedule 14B is filed in connection with certain proxy contests relating to the election of directors). In addition, the GCL provides a right of inspection of shareholder lists by any shareholder for a purpose reasonably related to such holder's interest as a shareholder. The DGCL does not provide any similar absolute right of inspection, but does permit any shareholder of record to inspect the shareholder list for any purpose reasonably related to such person's interest as a shareholder and, for a ten-day period preceding a shareholders' meeting, for any purpose germane to the meeting.

           DESCRIPTION OF WESTAMERICA CAPITAL STOCK AND INDEBTEDNESS

  The authorized capital stock of Westamerica consists of 50,000,000 shares of Westamerica Common Stock, without par value, and 1,000,000 shares each of Class B Common Stock and Preferred Stock. As of the Record Date,
                shares of Westamerica Common Stock and no shares of either the Class B Common Stock or the Preferred Stock were outstanding and an additional shares of the authorized Westamerica Common Stock were available for future grant and reserved for issuance to holders of outstanding stock options and restricted performance shares under Westamerica's stock option plans.

COMMON STOCK

  Holders of Westamerica Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the Westamerica Bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Westamerica's Board of Directors. There are legal and regulatory

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

restrictions on the ability of Westamerica to declare and pay dividends. See "Market Price and Dividend Information--Dividends and Dividend Policy." Westamerica is also subject to certain restrictions on its ability to pay dividends and the amount thereof under the terms a certain debt agreement. See "--Debt Agreement." In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference for securities with a priority over the Westamerica Common Stock. Attached to each outstanding share of Westamerica Common Stock is a Right which entitles the holder to certain rights as set forth in the Amended and Restated Rights Agreement. See "--Shareholder Rights Plan." Shareholders of Westamerica Common Stock have no preemptive or conversion rights. Westamerica Common Stock is not subject to calls or assessments. The transfer agent and registrar for Westamerica Common Stock is Chemical Trust Company of California.

PREFERRED STOCK AND CLASS B COMMON STOCK

  The Westamerica Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of the Preferred Stock and the Class B Common Stock and may establish series of such stock and determine the variations between series. If and when any Preferred Stock is issued, the holders of Preferred Stock may have a preference over holders of Westamerica Common Stock upon the payment of dividends, upon liquidation of Westamerica, in respect of voting rights and in the redemption of the capital stock of Westamerica. The Westamerica Articles provide that except as otherwise provided by law or by the Westamerica Board of Directors, shares of Class B Common Stock shall have no voting rights. The issuance of any Preferred Stock or Class B Common Stock may have the effect of delaying, deferring or preventing a change in control of Westamerica without further action of its shareholders. The issuance of such stock with voting and conversion rights may adversely affect the voting power of the holders of Westamerica Common Stock. Westamerica has no present plans to issue any shares of Preferred Stock or Class B Common Stock.

DEBT AGREEMENT

  Westamerica is a party to a certain debt agreement containing restrictions on the payment of dividends and the amount thereof, as well as financial and other covenants, as described below.

  In 1996 Westamerica issued and sold $22,500,000 aggregate principal amount of its 7.11% Senior Notes due February 1, 2006, payable semiannually, pursuant to a Senior Note Agreement dated as of February 1, 1996. The Senior Notes require that commencing February 1, 2000 and ending February 1, 2005 Westamerica shall make principal repayments of the lesser of $3,214,286 or the principal amount then outstanding. The Senior Note Agreement contains covenants and other provisions usual and customary for senior indebtedness of this type including, but not limited to, capital debt maintenance ratios, maintenance of specified levels of consolidated tangible net worth, limitations on indebtedness, a fixed charge coverage ratio and restrictions on the payment of dividends or other distributions. Westamerica is in full compliance with the terms of the Debt Agreement.

  The Senior Note Agreement does not prohibit Westamerica from executing and delivering the Agreements or consummating the Merger, nor does it currently limit the payment of regular quarterly dividends.

SHAREHOLDER RIGHTS PLAN

  On December 18, 1986, the Board of Directors of Westamerica adopted a "Shareholder Rights Plan" by declaring a dividend distribution of one Right for each outstanding share of Westamerica Common Stock, payable to shareholders of record on January 20, 1987 and future Westamerica Shares. The terms of the Rights were amended by the Westamerica Board of Directors on September 28, 1989, May 25, 1992 and March 23, 1995. When exercisable, each Right entitles the holder to purchase from Westamerica one share of Westamerica Common Stock at a price of $65 per share (the "Exercise Price"), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in and qualified in their entirety by reference to the Amended and Restated Rights Agreement dated as of March 23, 1995 between Westamerica and Chemical Trust Company of California, the Rights Agent.

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

  Until a Distribution Date occurs, as described below, the Rights are not exercisable and remain attached to the shares of Westamerica Common Stock associated therewith. The Rights will become exercisable and trade separately from the Westamerica Common Stock and a Distribution Date will occur on the tenth day (or such later date as a majority of the Westamerica Board of Directors may determine) following the earlier to occur of (i) a public announcement that an Acquiring Person has become the beneficial owner of securities having 15% or more of Westamerica's voting power; or (ii) ten days (unless such date is extended by the Westamerica Board of Directors) following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any Acquiring Person having beneficial ownership of securities having 15% or more of such voting power.

  Unless the Rights are earlier redeemed, in the event that a person or group of affiliated or associated persons becomes the beneficial owner of securities having 15% or more of the voting power of all then outstanding voting securities of Westamerica (unless pursuant to a tender or exchange offer for all outstanding shares of Westamerica Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of Westamerica to be in the best interests of Westamerica and its shareholders), then each holder of a Right (other than an Acquiring Person, whose rights will thereupon become null and void) will for at least a 60-day period thereafter have the right, when exercisable, to receive upon exercise (subject to the last sentence of this paragraph) that number of shares of Westamerica Common Stock having a market value of twice the exercise price of the Right, to the extent available. If a sufficient number of shares are not available, the holder will also receive a common stock equivalent (such as preferred stock or another equity security with at least the same economic value as the Westamerica Common Stock) which, together with the Westamerica Common Stock received, has an aggregate market value of twice the exercise price of the Right (the "Subscription Right"). Subject to applicable law, the Board of Directors, at its option, may at any time after a Person becomes an Acquiring Person (but not after the acquisition by such Person of 50% or more of the outstanding Common Stock), exchange all or part of the then outstanding and exercisable Rights (except for Rights which have become void) for shares of Common Stock equivalent to one share of Common Stock per Right ("Exchange Shares") or, alternatively, for substitute consideration consisting of cash, common stock or common stock equivalents, debt securities or other assets (or any combination thereof) ("Substitute Consideration").

  Unless the Rights are earlier redeemed or the Board of Directors exercises its option to exchange the Rights for Exchange Shares or Substitute Consideration, in the event that, after the first date of public announcement by Westamerica or an Acquiring Person that an Acquiring Person exists, (i) Westamerica is acquired in a merger or consolidation; (ii) any bank subsidiary of Westamerica is acquired in a merger or consolidation; or (iii) 50% or more of Westamerica's assets or earnings power are sold, then each holder of a Right (other than such Acquiring Person) will thereafter have the right to receive, upon exercise and payment of the exercise price of the Right, that number of shares of common stock of the surviving entity in the business combination, which at the time of such transaction would have a market value of at least two times the exercise price of the Right.

  At any time prior to a person becoming an Acquiring Person without Westamerica's consent, Westamerica may redeem the Rights in whole, but not in part, at a price of $0.05 per Right (the "Redemption Price"). The Rights may also be redeemed under certain circumstances: (i) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as an Acquiring Person beneficially owns securities having less than 15% of Westamerica's voting power and at the time of redemption there are no other persons who are Acquiring Persons; or (ii) in connection with a business combination involving Westamerica but not involving an Acquiring Person.

  Immediately upon the action of the Westamerica Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Unless earlier redeemed by Westamerica, the Rights will expire at the close of business on December 31, 1999. The foregoing description of the Amended and Restated Rights Agreement and the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement and the Appointment and Acceptance Agreement.

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

  The Westamerica Shareholder Rights Plan may discourage or make more difficult or expensive certain mergers, tender offers or other purchases of Westamerica Common Stock. The Westamerica Shareholder Rights Plan therefore may deprive shareholders in certain circumstances of an opportunity to sell some or all of their shares at a premium over then prevailing market prices. Moreover, the Westamerica Shareholder Rights Plan may decrease the likelihood that a person or group would take control of Westamerica through such a tender offer, merger or other purchase of stock and remove incumbent management even if the holders of a majority of Westamerica's voting stock would favor such a change of control. Dilution of stock interests under the Westamerica Shareholder Rights Plan generally would not result from a proxy contest to take control of Westamerica, even if the proxy contest were to be successful. However, the Westamerica Shareholder Rights Plan will effectively limit to less than 15% the percentage of the Westamerica Common Stock outstanding which may be beneficially owned by the person or group soliciting proxies in opposition to the Westamerica Board of Directors. This may discourage a person or group from waging, or decrease its prospects for winning, a proxy contest.

AUTOMATIC DIVIDEND REINVESTMENT SERVICE AND EMPLOYEE STOCK PURCHASE PLAN

  Pursuant to the Westamerica Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan, Westamerica provides eligible shareholders and employees of Westamerica and its subsidiaries a method of investing cash dividends and optional cash payments in additional shares of Westamerica Common Stock without payment of any brokerage commission or service charge. The Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan include certain dollar limitations on optimal cash payments.

            DESCRIPTION OF VALLICORP CAPITAL STOCK AND INDEBTEDNESS

  The authorized capital stock of ValliCorp is 45,000,000 shares consisting of 5,000,000 shares of Preferred Stock, par value one cent ($.01) per share, and 40,000,000 shares of Common Stock, par value one cent ($.01) per share. As of
the Record Date, there were           shares of Common Stock and no shares of
Preferred Stock outstanding. As of such date, an additional            shares
of the authorized Common Stock were reserved for issuance pursuant to outstanding stock options or available for grant under stock option plans of ValliCorp.

  Although ValliCorp has not issued Preferred Stock to date, ValliCorp is authorized to issue Preferred Stock without obtaining the approval of the holders of ValliCorp's Common Stock. The Board of Directors of ValliCorp has broad authority relating to the issuance of Preferred Stock, including the authority to set one or more series of Preferred Stock, to fix the number of shares constituting any such series, and to fix or alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued class or series of preferred stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of ValliCorp. Such issuance could also adversely affect the voting power of holders of ValliCorp Common Stock. The Board of Directors of ValliCorp has filed with the Delaware Secretary of State a Certificate of Designations, Powers and Preferences of Series A Junior Participating Preferred Stock which authorizes the issuance of the Series A Preferred Stock. A discussion of the Series A Preferred Stock of ValliCorp appears below under "--Series A Preferred Stock Purchase Rights."

COMMON STOCK

  Holders of ValliCorp Common Stock are entitled to receive dividends when and as declared by ValliCorp's Board of Directors, out of funds legally available therefor, subject to the dividend preference, if any, on preferred stock that may be outstanding and also subject to the restrictions set forth in the DGCL.

  A Delaware corporation may make stock repurchases or redemptions that do not impair capital, and may pay dividends out of any surplus account or out of net profits of the current and preceding fiscal years, subject to certain limitations. Under Delaware law, surplus may be created by a reduction of capital and may be distributed

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

by board action, so long as capital is maintained in an amount not less than the aggregate par value of the remaining outstanding shares plus the stated value of any shares not having par value. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and is not determined on a consolidated basis.

  Dividends on the ValliCorp Common Stock will be paid when and if the Board of Directors of ValliCorp declares such dividends. The payment of cash dividends by ValliCorp will depend on various factors, including its earnings and capital requirements, and other financial conditions under the terms of ValliCorp's debentures. See "--Debt Agreements" below. In addition, the payment of cash dividends by ValliWide is subject to certain statutory and bank regulatory requirements.

  All voting rights with respect to ValliCorp are vested in the holders of ValliCorp Common Stock. However, if ValliCorp issues Preferred Stock in the future, such stock may have voting rights, and the voting rights of the holders of ValliCorp Common Stock may be affected thereby. Each share of ValliCorp Common Stock is entitled to one vote.

  Holders of ValliCorp Common Stock have no preemptive rights, which are rights to subscribe to a pro rata amount of any shares or other securities which ValliCorp offers in the future. Therefore, shares of ValliCorp Common Stock or other securities may be offered in the future to the investing public or to existing shareholders at the discretion of the Board of Directors.

  The holders of ValliCorp Common Stock will be entitled to share equally in the net assets of ValliCorp in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of senior securities that may be outstanding. ValliCorp Common Stock is not subject to assessment, as the ValliCorp Restated Certificate of Incorporation does not confer upon its Board of Directors the authority to order such assessment. There are no conversion rights, redemption provisions or sinking fund provisions applicable to shares of ValliCorp Common Stock.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  Pursuant to the Dividend Reinvestment and Stock Purchase Plan (the "ValliCorp Reinvestment and Purchase Plan") approved by the ValliCorp Board of Directors in December 1995, ValliCorp provides eligible shareholders and employees of ValliCorp and its subsidiary with a method of investing cash dividends and optional cash payments in additional shares of ValliCorp Common Stock without payment of any brokerage commission or service charge. The ValliCorp Reinvestment and Purchase Plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares). The ValliCorp Reinvestment and Purchase Plan will terminate on the Effective Date. Following the Merger, former ValliCorp shareholders who become Westamerica shareholders will be eligible to participate in and will receive information regarding the Westamerica Automatic Dividend Reinvestment Service. See "Description of Indebtedness--Automatic Dividend Reinvestment Service and Employee Stock Purchase Plan."

SERIES A PREFERRED STOCK PURCHASE RIGHTS

  On March 25, 1996, the Board of Directors of ValliCorp declared a dividend distribution of one Right for each outstanding share of ValliCorp Common Stock to shareholders of record at the close of business on April 8, 1996. One Right will also be distributed for each share of Common Stock issued after April 8, 1996 until the Distribution Date (as described below). Each Right entitles the registered holder to purchase from ValliCorp a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock at a price (the "Purchase Price") of $45 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

  Initially, the Rights will be attached to all ValliCorp Common Stock certificates representing shares then outstanding, and no separate certificates (the "Rights Certificates") will be distributed. The Rights will separate

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

from the ValliCorp Common Stock and a Distribution Date will occur upon the earlier of (a) the close of business on the tenth business day after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of ValliCorp Common Stock (the "Stock Acquisition Date") or (b) the close of business on the tenth business day after the latest of (i) the date of a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 10% or more of the outstanding shares of ValliCorp Common Stock, or (ii) the date on which all regulatory approvals required for acquisition of stock pursuant to the tender or exchange offer referred to in clause (i) have been obtained or waived, or (iii) the date on which any approval required of the security holders of the person or group publishing or sending or giving the tender or exchange offer referred to in clause (i) for the acquisition of stock pursuant to such tender or exchange offer is obtained or waived.

  Until the Distribution Date (a) the Rights will be evidenced by the ValliCorp Common Stock certificates and will be transferred with and only with such ValliCorp Common Stock certificates, (b) new ValliCorp Common Stock certificates issued after April 8, 1996 will contain a notation incorporating the Rights Agreement by reference, and (c) the surrender for transfer of any certificates for ValliCorp Common Stock outstanding will also constitute the transfer of the Rights associated with the ValliCorp Common Stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 8, 2006, unless earlier redeemed by ValliCorp as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities of ValliCorp and as otherwise determined by the ValliCorp Board of Directors, only shares of ValliCorp Common Stock issued prior to the Distribution Date will be issued with Rights.

  In the event that at any time following the Distribution Date, a person becomes the beneficial owner of 10% or more of the then outstanding shares of ValliCorp Common Stock (a "Triggering Event"), each holder of a Right will thereafter have the right to purchase at the time specified in the Rights Agreement, upon exercise and payment of the Purchase Price, Units of Series A Preferred Stock having a value equal to two times the Purchase Price of the Right. For this purpose, a Unit of Series A Preferred Stock is deemed to have the same value as the market price of ValliCorp Common Stock at that time. One Unit of Preferred Stock has rights which are comparable in terms of dividends and voting power and upon liquidation to one share of Common Stock. The rights and privileges of the Series A Preferred Stock are set forth in the Rights Agreement (the "Certificate of Designations, Powers, and Preferences of Series A Junior Participating Preferred Stock" being an exhibit thereto), and the foregoing description is qualified by reference thereto. Alternatively, upon the occurrence of an event described in the first sentence of this paragraph, the ValliCorp Board of Directors would have the discretion, upon exercise of Rights, to distribute to the exercising holders thereof, Units of Series A Preferred Stock (or, in certain circumstances, cash, property, or other securities of ValliCorp) having a value equal to the difference between the Purchase Price of the Rights and the value of the consideration which would be transferred to the holders of the Rights upon such exercise, in the absence of the exercise by the Board of Directors of its discretion to invoke the provisions described in this sentence.

  Notwithstanding the foregoing, following the occurrence of any of the events set forth in the first sentence of the preceding paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by ValliCorp as set forth below.

  For example, at a Purchase Price of $45 per Right, each Right not owned by an Acquiring Person (or by certain related parties) would, following an Acquiring Person's becoming the beneficial owner of 10% or more of the ValliCorp Common Stock, entitle the holder of the Right to purchase $90 worth of Series A Preferred Stock (or other consideration as noted above) for $45. Assuming that the ValliCorp Common Stock had a per share market value of $15 at such time, the holder of each valid Right would be entitled to purchase six Units of Series A Preferred Stock, having rights comparable to six shares of ValliCorp Common Stock, for $45. Alternatively, at the discretion of the ValliCorp Board of Directors, following an event set forth in the first sentence of this paragraph, without payment of the Purchase Price, each Right would entitle its holder to receive from ValliCorp three Units of Series A Preferred Stock (or other consideration as noted above), based on the assumptions described in this paragraph.

  In the event that, at any time following the Stock Acquisition Date, (a) ValliCorp is acquired in a merger or other business combination transaction in which ValliCorp is not the surviving corporation, or (b) 50% or more of ValliCorp's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right. The events set forth in this paragraph are also included in the phrase "Triggering Event."

  A person or group of affiliated persons will not trigger the separation and exercisability of the Rights if such person or group becomes the beneficial owner of 10% or more of the ValliCorp Common Stock solely as a result of ValliCorp reducing the number of outstanding shares, unless such person or group subsequently acquires an additional 1.0% or more of the then outstanding shares of ValliCorp Common Stock.

  In general, ValliCorp may redeem the Rights in whole, but not in part, at a price of $.001 per Right, at any time until ten business days following the Stock Acquisition Date. After the redemption period has expired, ValliCorp's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less then 10% of the outstanding shares of ValliCorp Common Stock in a transaction or series of transactions not involving ValliCorp and there are no other Acquiring Persons. Immediately upon the action of the ValliCorp Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of ValliCorp including, without limitation, the right to vote or receive dividends. While the distribution of the Rights will not be taxable to shareholders or to ValliCorp, ValliCorp shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of ValliCorp or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of ValliCorp prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by such Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made when the Rights are not redeemable.

  On November 11, 1996, the Rights Agreement was amended to provide that the Agreements and transactions contemplated thereby will not result in the grant of any Rights to any person or enable or require the Rights to be exercised or triggered.

  A copy of the Rights Agreement has been filed with the Commission as an exhibit to a Registration Statement on Form 8-A dated April 4, 1996. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire ValliCorp without the approval of the Board of Directors. The Rights, however, should

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

not affect any prospective offeror willing to make an offer for all outstanding shares of ValliCorp Common Stock at a fair price and otherwise in the best interests of ValliCorp and its shareholders as determined by the ValliCorp Board of Directors or affect any prospective offeror willing to negotiate with such Board. The Rights should not interfere with any merger or other business combination approved by the ValliCorp Board of Directors since such Board may, at its option, at any time until ten days following the Stock Acquisition Date redeem the then outstanding Rights at the redemption price.

DEBT AGREEMENTS

  As of September 30, 1996, ValliCorp had outstanding approximately $136,406 principal amount of its Floating Rate Optional Convertible Subordinated Debentures ("Optional Debentures") convertible into shares of ValliCorp Common Stock at $5.50 per share. Interest on the Optional Debentures accrues at the annual floating rate of prime plus 0.75% and is paid quarterly. The principal is payable quarterly in installments of $22,734, with the final payment due April 1, 1998.

  As of September 30, 1996, ValliCorp had outstanding approximately $727,500 in principal amount of its Floating Rate Mandatory Convertible Subordinated Debentures ("Mandatory Debentures") convertible into shares of ValliCorp Common Stock at $5.50 per share. Interest on the Mandatory Debentures accrues at the annual floating rate of prime plus 1.50% and is paid quarterly. To the extent not converted prior to that date, the principal must be converted into ValliCorp Common Stock on April 1, 1998, the maturity date.

  Both the Optional and the Mandatory Debentures are subordinate to the claims of creditors of ValliCorp, except for claims of holders of the debentures ranking on a parity with or junior to such Debentures. As of September 30, 1996, the Optional and Mandatory Debentures were convertible into approximately 157,073 shares of ValliCorp Common Stock.

                                    EXPERTS

  The consolidated financial statements of Westamerica as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, Arthur Andersen LLP, and Grant Thornton LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

  The supplemental consolidated financial statements of ValliCorp as of December 31, 1995 and 1994 and for the years then ended incorporated by reference from ValliCorp's Registration Statement on Form S-4 (No. 333-06411) in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which includes an emphasis paragraph relating to the restatement of the supplemental consolidated financial statements for poolings of interests subsequent to the date of the historical financial statements and an explanatory paragraph referring to a 1994 change in method of accounting for securities) which is incorporated by reference herein. The consolidated financial statements of El Capitan Bancshares, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period then ended (combined with those of ValliCorp in the supplemental consolidated financial statements) have been audited by Grant Thornton LLP, as stated in their report which is incorporated by reference herein. Such supplemental consolidated financial statements of ValliCorp are incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of ValliCorp (before giving effect to the 1996 poolings of interests with El Capitan Bancshares, Inc. and CoBank Financial Corporation and the 1994 pooling of interests with Mineral King Bancorp, Inc.) for the year ended December 31, 1993, have been audited by Ernst & Young LLP, and the consolidated financial statements of Mineral King Bancorp, Inc. for the year ended December 31, 1993 have been audited by Price Waterhouse LLP, as stated in their reports, which are incorporated by reference herein. The consolidated financial statements of CoBank Financial Corporation for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP as stated in their report referred to in the preceding paragraph. The supplemental consolidated financial statements of ValliCorp for such year included in this Joint Proxy Statement/Prospectus give retroactive effect to the combination of ValliCorp, Mineral King Bancorp, Inc., El Capitan Bancshares, Inc., and CoBank Financial Corporation, using the pooling of interests accounting method. Such combination for the year ended December 31, 1993 was also audited by Deloitte & Touche LLP, as stated in their report referred to in the preceding paragraph. Such supplemental consolidated financial statements of ValliCorp for the year ended December 31, 1993 have been incorporated herein by reference in this Joint Proxy Statement/Prospectus in reliance upon the reports of such firms, given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of Westamerica Common Stock offered hereby and certain legal matters in connection with the Merger will be passed upon for Westamerica by Pillsbury Madison & Sutro LLP, San Francisco, California.

                            SOLICITATION OF PROXIES

  Each of Westamerica and ValliCorp will bear the cost of the solicitation of proxies from their respective shareholders. In addition to solicitation by mail, the directors, officers and employees of Westamerica and ValliCorp may solicit proxies from their respective shareholders by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Westamerica and ValliCorp will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

                         PROPOSALS OF SECURITY HOLDERS

  As specified in ValliCorp's Proxy Statement dated April 12, 1996, the deadline for shareholders to submit proposals for inclusion in the proxy statement and form of proxy for the 1997 Annual Meeting of Shareholders of ValliCorp is December 12, 1996. All proposals should be submitted in accordance with the applicable provisions of ValliCorp's bylaws. However, if the Merger is consummated as contemplated by the Agreements, ValliCorp will no longer exist as a separate legal entity and there will be no 1997 ValliCorp Annual Meeting of Shareholders.

  Proposals of shareholders of Westamerica to be considered for inclusion in Westamerica's proxy statement for the 1997 annual meeting should have been received at Westamerica's offices, 1108 Fifth Avenue, San Rafael, California 94901, no later than November 19, 1996.

                                                                         ANNEX A




--------------------------------------------------------------------------------




                      AGREEMENT AND PLAN OF REORGANIZATION



                                     Among



                           VALLICORP HOLDINGS, INC.,


                                 VALLIWIDE BANK



                                      And



                           WESTAMERICA BANCORPORATION



                                  DATED AS OF

                               NOVEMBER 11, 1996





--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

ARTICLE 1  Definitions........................................................ 1

ARTICLE 2  The Merger......................................................... 7
     2.1   Effective Date..................................................... 7
     2.2   Effect of the Merger............................................... 7
     2.3   Conversion of ValliCorp Common Stock............................... 8
     2.4   Fractional Shares.................................................. 9
     2.5   Surrender of Shares of ValliCorp Common Stock...................... 9
     2.6   No Further Transfers of Shares of ValliCorp Common Stock.......... 10
     2.7   Adjustments....................................................... 10
     2.8   Treatment of Stock Options........................................ 11

ARTICLE 3  Representations and Warranties of ValliCorp and ValliWide......... 11
     3.1   Capital Structure of ValliCorp.................................... 12
     3.2   Organization, Standing and Authority of ValliCorp................. 13
     3.3   Ownership of Subsidiaries; Capital Structure of Subsidiaries...... 13
     3.4   Authorized and Effective Agreement................................ 14
     3.5   SEC Documents; Regulatory Filings................................. 15
     3.6   Financial Statements; Books and Records........................... 15
     3.7   Material Adverse Change........................................... 16
     3.8   Absence of Undisclosed Liabilities................................ 16
     3.9   Properties........................................................ 17
     3.10  Tax Matters....................................................... 20
     3.11  Employee Benefit Plans............................................ 21
     3.12  Certain Contracts................................................. 23
     3.13  Legal Actions and Proceedings..................................... 24
     3.14  Compliance with Laws, Regulations and Decrees..................... 24
     3.15  Brokers and Finders............................................... 25
     3.16  Insurance......................................................... 26
     3.17  Pooling of Interests.............................................. 26
     3.18  Certificate or Articles, Bylaws, Books and Records................ 26
     3.19  Loans and Other Assets............................................ 26
     3.20  Restrictions on Investments....................................... 27
     3.21  Collective Bargaining and Employment Agreements................... 27
     3.22  Compensation of Officers and Employees............................ 28
     3.23  Loan Loss Reserves................................................ 28
     3.24  Transactions With Affiliates...................................... 28
     3.25  Information in Registration Statement............................. 28
     3.26  No Brokered Deposits.............................................. 29
     3.27  Ownership of WABC Common Stock.................................... 29
     3.28  Delaware Takeover Laws Inapplicable............................... 29
     3.29  Derivatives Contracts; Structured Notes; Etc...................... 29

     3.30  Fairness Opinion............................................................ 29

ARTICLE 4  Representations and Warranties of WABC...................................... 30
     4.1   Capital Structure of WABC................................................... 30
     4.2   Organization, Standing and Authority of WABC................................ 30
     4.3   Ownership of WABC Subsidiaries; Capital Structure of WABC
           Subsidiaries................................................................ 30
     4.4   Organization, Standing and Authority of WABC Subsidiaries................... 31
     4.5   Authorized and Effective Agreement.......................................... 31
     4.6   SEC Documents; Regulatory Filings........................................... 32
     4.7   Financial Statements; Books and Records..................................... 32
     4.8   Material Adverse Change..................................................... 33
     4.9   Absence of Undisclosed Liabilities.......................................... 33
     4.10  Legal Proceedings........................................................... 33
     4.11  Compliance with Laws........................................................ 34
     4.12  Brokers and Finders......................................................... 35
     4.13  Information in Registration Statement....................................... 35
     4.14  Pooling of Interests........................................................ 35
     4.15  Tax Matters................................................................. 35
     4.16  Employee Benefit Plans...................................................... 37
     4.17  Loans and Other Assets...................................................... 39
     4.18  Loan Loss Reserves.......................................................... 40
     4.19  Derivatives Contracts; Structured Notes; Etc................................ 40

ARTICLE 5  Covenants................................................................... 41
     5.1   Covenants of WABC........................................................... 41
           (a)   Approval by WABC's Shareholders....................................... 41
           (b)   Reservation, Issuance and Registration of WABC Common
                 Stock................................................................. 41
           (c)   Government Approvals.................................................. 41
           (d)   Press Releases........................................................ 42
           (e)   Takeover Proposals.................................................... 42
           (f)   ValliCorp Employees; Directors and Management;
                 Indemnification....................................................... 42
           (g)   Financial Statements.................................................. 45
           (h)   Stock Exchange Listing................................................ 46
     5.2   Covenants of ValliCorp...................................................... 46
           (a)   Approval by ValliCorp's Shareholders.................................. 46
           (b)   Shareholder Lists and Other Information............................... 46
           (c)   Government Approvals.................................................. 46
           (d)   Financial Statements.................................................. 46
           (e)   Compensation.......................................................... 47
           (f)   Conduct of Business in the Ordinary Course............................ 48
           (g)   Press Releases........................................................ 52
           (h)   No Merger or Solicitation............................................. 52
           (i)   ValliCorp 401(k) Plan, Profit Sharing Plan and Benefit Plans.......... 56

           (j)   ValliCorp Accruals and Reserves....................................... 56
           (k)   Asset Review.......................................................... 58
           (l)   Changes in Capital Stock; ValliCorp Dividends......................... 59
           (m)   Indebtedness.......................................................... 60
           (n)   Execution and Delivery of Stock Option Agreement...................... 60
           (o)   Noncompetition Agreements............................................. 60
     5.3   Covenants of WABC and ValliCorp............................................. 60
           (a)   Proxy Statement; Registration Statement............................... 60
           (b)   Commercially Reasonable Efforts....................................... 61
           (c)   Investigation......................................................... 61
           (d)   Access to Properties, Books and Records; Confidentiality.............. 62
           (e)   Accounting Methods.................................................... 62
           (f)   Affiliates............................................................ 62
           (g)   Structural Changes to Certain ValliWide Branches...................... 63
           (h)   FHLB Advances and Security Agreement.................................. 63
           (i)   Available for Sale Investment Securities Portfolio of ValliCorp....... 64
           (j)   Retention Bonus Payments.............................................. 64
           (k)   Notification re: Book Value Test...................................... 64
     5.4   Closing..................................................................... 64
           (a)   Closing Date.......................................................... 64
           (b)   Delivery of Documents................................................. 64
           (c)   Filings............................................................... 64

ARTICLE 6  Conditions Precedent........................................................ 65
     6.1   Conditions Precedent - WABC and ValliCorp................................... 65
     6.2   Conditions Precedent - ValliCorp............................................ 66
     6.3   Conditions Precedent - WABC................................................. 67

ARTICLE 7  Termination, Waiver and Amendment........................................... 70
     7.1   Termination................................................................. 70
           (a)   Termination........................................................... 70
           (b)   Notice................................................................ 72
           (c)   Breach of Obligations................................................. 72
           (d)   Termination and Expenses.............................................. 72
     7.2   Survival of Representations, Warranties and Covenants....................... 72
     7.3   Amendment or Supplement..................................................... 72

ARTICLE 8  Miscellaneous............................................................... 73
     8.1   Fees and Expenses........................................................... 73
     8.2   Entire Agreement; Severability.............................................. 73
     8.3   Binding Agreement........................................................... 74
     8.4   No Assignment............................................................... 74
     8.5   Notices..................................................................... 74
     8.6   Captions.................................................................... 75
     8.7   Counterparts................................................................ 75
     8.8   Governing Law............................................................... 76

     8.9   Attorneys' Fees................................................... 76
     8.10  Specific Performance.............................................. 76
     8.11  Waivers........................................................... 76



Annexes

Annex A - Plan of Merger



Exhibits

Exhibit 5.2(a)          Form of Shareholder Agreement
Exhibit 5.2(o)(i)       Form of Noncompetition Agreement (Directors)
Exhibit 5.2(o)(ii)      Noncompetition Agreement Signatories
Exhibit 5.3(f)(i)       Form of Affiliates Agreement (ValliCorp)
Exhibit 5.3(f)(ii)      Form of Affiliates Agreement (WABC)
Exhibit 6.2(d)          Opinion of Pillsbury Madison & Sutro LLP
Exhibit 6.3(g)          Opinion of ValliCorp Counsel

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of November 11, 1996, among ValliCorp Holdings, Inc., a Delaware corporation having its principal executive office at 8405 North Fresno Street, Fresno, California ("ValliCorp"), ValliWide Bank, a California chartered bank having its principal executive office at 8401 North Fresno Street, Fresno, California ("ValliWide"), and Westamerica Bancorporation, a California corporation having its principal executive office at 1108 Fifth Avenue, San Rafael, California ("WABC").

                             W I T N E S S E T H:

     WHEREAS, the Boards of Directors of the parties hereto deem it advisable and in their best interests and the interests of their respective shareholders that ValliCorp shall be merged with and into WABC ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger");

     WHEREAS, the Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein and intending to be legally bound hereby, the parties hereto do hereby agree as follows:


                                   ARTICLE 1

                                  Definitions
                                  -----------

     1.1 "Acquisition Event" shall have the meaning set forth in Section 5.2(h)(4).

     1.2 "Acquisition Proposal" shall have the meaning set forth in Section 5.2(h)(5).

     1.3 "Affiliates" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

     1.4 "Amended Rights Agreement" shall mean that certain Amended and Restated Rights Agreement between WABC and Chemical Trust Company of California, as Rights Agent, dated as of March 23, 1995.

     1.5  "Applications" shall have the meaning set forth in Section 3.25.

     1.6 "Associates" means associates as defined in Rule 405 under the Securities Act.

     1.7 "Average Price" means the average of the closing prices of WABC Common Stock as quoted on the Nasdaq for the 20 consecutive trading days immediately preceding five trading days prior to the Effective Date, rounded to four decimal places, whether or not trades occurred on those days (subject to adjustment as provided below). The term "trading day" shall mean a day on which trading generally takes place on the Nasdaq and on which trading in WABC Common Stock has not been halted or suspended. In the event WABC pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or distribution with respect to the WABC Common Stock between the date of this Agreement and the Effective Time, appropriate adjustments will be made to the Average Price of WABC Common Stock.

     1.8 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

     1.9 "Business Combination" shall have the meaning set forth in Section 5.2(h)(5).

     1.10 "Business Day" shall mean a day on which commercial banks are open for business in California and which is not a Saturday or Sunday.

     1.11  "Call Reports" shall have the meaning set forth in Section 3.5.

     1.12 "Capital Transactions" shall have the meaning set forth in Section 6.3(l).

     1.13 "Claim" shall mean any and all actions, causes of action, claims, costs, counterclaims, cross-claims, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in law, equity or otherwise, and whether presently known or unknown.

     1.14  "Closing" shall have the meaning set forth in Section 5.4(a).

     1.15 "Closing Date" shall mean the date specified pursuant to Section 5.4(a) hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.16  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.17  "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

     1.18 "Convertible Debentures" shall have the meaning set forth in Section 3.1(a).

     1.19  "Covered Parties" shall have the meaning set forth in Section
5.1(f)(3).

     1.20  "Derivatives Contract" shall have the meaning set forth in Section
3.29.

     1.21 "Determination Date" shall have the meaning set forth in Section 7.1(a)(7).

     1.22  "Determination Letters" shall have meaning set forth in Section
3.11(j).

     1.23  "DGCL" shall mean the Delaware General Corporation Law.

     1.24  "DPC Shares" shall have the meaning set forth in Section 2.3(b)(2).

     1.25  "Effective Date" shall have the meaning set forth in Section 2.1.

     1.26  "Effective Time" shall have the meaning set forth in Section 2.1.

     1.27 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.28 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.29  "Exchange Agent" shall have the meaning set forth in Section 2.5(a).

     1.30  "Exchange Ratio" shall have the meaning set forth in Section
2.3(a)(i).

     1.31  "FDIA" shall mean the Federal Deposit Insurance Act.

     1.32  "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.33 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     1.34  "GAAP" shall have the meaning set forth in Section 3.6.

     1.35  "GCL" shall have the meaning set forth in Section 2.1.

     1.36 "Government Approvals" shall have the meaning set forth in Section 5.1(c).

     1.37 "Governmental Entity" shall have the meaning set forth in Section 3.4(d).

     1.38 "Independent Appraiser" or "Independent Loan Reviewer" shall have the meaning set forth in Section 5.2(k).

     1.39  "IRS" shall mean the Internal Revenue Service.

     1.40  "Letter Agreement" shall have the meaning set forth in Section
5.3(d).

     1.41 "Material Adverse Effect" shall mean, with respect to ValliCorp or WABC, as the case may be, a material adverse effect on the financial condition, assets, business or results of operations of such party and its subsidiaries taken as a whole, or on the ability of such party to consummate the transactions contemplated hereby. For purposes of this Agreement, the parties agree that if any action is or actions are taken by ValliCorp or ValliWide solely at WABC's request or by WABC solely at ValliCorp's request (or with the consent of the other party or pursuant to this Agreement) which results in a condition or occurrence, or result in conditions or occurrences, which would otherwise constitute a Material Adverse Effect (but for this sentence), said action(s), condition(s) or occurrence(s) shall not be considered in determining whether a Material Adverse Effect has occurred, unless said action(s), condition(s) or occurrence(s) had been planned by the party impacted thereby prior to the date hereof or it was or they were required by applicable law, regulation, GAAP, RAP or order of a regulatory agency.

     1.42  "Merger" shall have the meaning set forth in the Recitals.

     1.43  "Minimum Price" shall have the meaning set forth in Section
7.1(a)(7).

     1.44  "Nonperforming Assets" shall mean all Nonperforming Loans and OREO.

     1.45 "Nonperforming Loans" shall mean all loans, leases, other extensions of credit or commitments of ValliCorp and the ValliCorp Subsidiaries finally classified by ValliCorp, the ValliCorp Subsidiaries, any bank regulatory agency, or ValliCorp's independent auditors as "Doubtful," "Loss" or words of similar import in the case of loans (or that would have been so classified in the case of other interest-bearing assets which would be subject to a provision for loan and lease losses) or any loans or extensions of credit which are on nonaccrual or accruing and 90 days or more past due in the payment of principal or interest.

     1.46  "OCC" shall have the meaning set forth in Section 5.1(g)(3).

     1.47  "Ordinary Course of Business" shall have the meaning set forth in
Section 5.2(f)(1).

     1.48  "OREO" shall have the meaning set forth in Section 3.19(a).

     1.49 "Person" or "person" shall mean any individual, corporation, association, partnership, limited liability company, group (as defined in section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     1.50  "Plan of Merger" shall have the meaning set forth in the Recitals.

     1.51 "Previously Disclosed" shall mean disclosed in a letter from the party making such disclosure and delivered to the other party. The disclosure of any matter by one party to the other for any purpose in the aforesaid letter shall be deemed to be disclosure for all purposes thereunder; provided that each party shall attempt to disclose matters therein wherever relevant. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

     1.52 "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents), together with any supplements thereto, sent to the shareholders of ValliCorp and WABC to solicit their respective approvals of the Agreement, the Plan of Merger and any other matters properly before said shareholders.

     1.53  "RAP" shall have the meaning set forth in Section 3.7.

     1.54 "Registration Statement" shall mean the registration statement with respect to the WABC Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

     1.55 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity or its subsidiaries to issue, sell, pledge, assign or otherwise encumber, or to purchase, redeem or otherwise acquire, any of its or their capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.56 "SEC Documents" shall mean all reports and registration statements filed by a party hereto pursuant to the Securities Laws.

     1.57  "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.58 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the Commission promulgated thereunder; and applicable state securities laws, rules and regulations.

     1.59  "Standstill Termination Date" shall have the meaning set forth in
Section 5.2(h)(5).

     1.60 "Stock Option Agreement" shall mean the Stock Option Agreement dated of even date herewith granted by ValliCorp to WABC to induce WABC to enter into this Agreement.

     1.61  "Superintendent" shall mean the California Superintendent of Banks.

     1.62 "Superior Proposal" shall have the meaning set forth in Section 5.2(h)(2).

     1.63  "Surviving Corporation" shall have the meaning set forth in Section
2.2.

     1.64 "Takeover Proposal" shall have the meaning set forth in Section 5.2(h)(1).

     1.65  "Termination Fee" shall have the meaning set forth in Section
5.2(h)(4).

     1.66 "Trust Account Shares" shall have the meaning set forth in Section 2.3(b)(2).

     1.67 "ValliCorp Certificate" shall have the meaning set forth in Section 2.3(b)(1).

     1.68 "ValliCorp Common Stock" shall have the meaning set forth in Section 3.1(a).

     1.69 "ValliCorp Financial Statements" shall mean (i) the consolidated balance sheets of ValliCorp as of September 30, 1996 and as of December 31, 1995, 1994, 1993, 1992 and 1991 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the period ended September 30, 1996 and each of the five years ended December 31, 1995, 1994, 1993, 1992 and 1991 as filed by ValliCorp in SEC Documents and (ii) the consolidated balance sheets of ValliCorp and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by ValliCorp in SEC Documents with respect to periods ended subsequent to September 30, 1996.

     1.70  "ValliCorp Plans" shall have the meaning set forth in Section
3.11(j).

     1.71  "ValliCorp Preferred Stock" shall have the meaning set forth in
Section 3.1(a).

     1.72  "ValliCorp Rights Agreement" shall have the meaning set forth in
Section 3.1(a).

     1.73 "ValliCorp Subsidiary" or "ValliCorp Subsidiaries" shall have the meaning set forth in Section 3.3.

     1.74  "ValliCorp Trusts" shall have the meaning set forth in Section
3.11(j).

     1.75  "Violation" shall have the meaning set forth in Section 3.4(c).

     1.76  "Voting Equity" shall have the meaning set forth in Sections
5.2(h)(5).

     1.77 "Voting Securities" shall have the meaning set forth in Section 5.2(h)(5).

     1.78 "WABC Common Stock" shall mean the common stock, no par value, of WABC.

     1.79 "WABC Financial Statements" shall mean (i) the consolidated balance sheets of WABC as of September 30, 1996 and as of December 31, 1995, 1994, 1993, 1992 and 1991 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the periods ended September 30, 1996 and each of the five years ended December 31, 1995, 1994, 1993, 1992 and 1991 as filed by WABC in SEC Documents and (ii) the consolidated balance sheets of WABC and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by WABC in SEC Documents with respect to periods ended subsequent to September 30, 1996.

     1.80  "WABC Plans" shall have the meaning set forth in Section 4.16(j).

     1.81  "WABC Rights" shall have the meaning set forth in Section 2.5(a).

     1.82 "WABC Subsidiary" or "WABC Subsidiaries" shall have the meaning set forth in Section 4.3.

     1.83  "WABC Trusts" shall have the meaning set forth in Section 4.16(j).


                                   ARTICLE 2

                                   The Merger
                                   ----------

     2.1  Effective Date.  Subject to the terms and conditions of this
          --------------
Agreement, the Merger shall become effective upon the filing with the California Secretary of State and the Delaware Secretary of State of a duly executed Plan of Merger and officers' certificates prescribed by section 1103 of the California General Corporation Law (the "GCL") and/or other documents as required by the DGCL, or at such time thereafter as is provided by mutual agreement in the Plan of Merger (the "Effective Time"). The date on which the Effective Time occurs as specified in the Plan of Merger shall be referred to herein as the "Effective Date."

     2.2  Effect of the Merger.  Subject to the terms and conditions of this
          --------------------
Agreement and the Plan of Merger, at the Effective Time, ValliCorp shall be merged with and into WABC and WABC shall be the surviving corporation (the "Surviving Corporation") in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of ValliCorp and WABC in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Time, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer; the separate existence of ValliCorp shall cease and the corporate existence of WABC as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as each of ValliCorp and WABC and shall be subject to all of their duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of WABC and ValliCorp; and any claim existing or action or proceeding pending by or against WABC or ValliCorp may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either WABC or ValliCorp shall be impaired by reason of the Merger.

     2.3  Conversion of ValliCorp Common Stock.  At the Effective Time, subject
          ------------------------------------
to Sections 2.3(c) and 2.4 hereof, by virtue of the Merger and without any action on the part of WABC, ValliCorp or the holder of any ValliCorp Common
Stock:

     (a) Each share of ValliCorp Common Stock issued and outstanding prior to the Effective Time (other than shares of ValliCorp Common Stock held (x) in ValliCorp's treasury or (y) directly or indirectly by WABC or ValliCorp or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares) shall be converted into the right to receive per share consideration in the amount calculated as set forth hereinbelow in the form of WABC Common Stock, unless said Exchange Ratio is further adjusted pursuant to Section 6.3(l) or 7.1(a)(7), as follows:

          (i) If the Average Price of WABC Common Stock is not less than $48.69 and is not more than $53.81, the Exchange Ratio shall be determined by dividing $21.00 by the Average Price (the "Exchange Ratio");

          (ii) Subject to Section 7.1(a)(7), if the Average Price is less than $48.69, the Exchange Ratio shall be .4313; and

          (iii) If the Average Price is greater than $53.81, the Exchange Ratio shall be adjusted, as follows:


Exchange Ratio =        $21.00    -     $21.00            x 40% +   $21.00
                       --------      -------------                ----------
                        $53.81       Average Price
                                                                 Average Price


     (b)(1) All of the shares of ValliCorp Common Stock converted into WABC Common Stock pursuant to this Article 2 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "ValliCorp Certificate") previously representing any such shares of ValliCorp Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of WABC Common Stock and (ii) cash in lieu of fractional shares into which the shares of ValliCorp Common Stock represented by such ValliCorp Certificate have been converted pursuant to this Section 2.3 and Section 2.4 hereof.

     (b)(2) At the Effective Time, all shares of ValliCorp Common Stock that are owned by ValliCorp as treasury stock and all shares of ValliCorp Common Stock that are owned directly or indirectly by WABC or ValliCorp or any of their respective Subsidiaries (other than shares of ValliCorp Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of WABC Common Stock that are similarly held, whether held directly or indirectly by WABC or ValliCorp, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of ValliCorp Common Stock held by WABC or ValliCorp or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of ValliCorp Common Stock, and shares of WABC Common Stock that are similarly held, whether held directly or indirectly by WABC or ValliCorp or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of WABC or other consideration shall be delivered in exchange therefor. All shares of WABC Common Stock that are owned by ValliCorp or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued stock of WABC. Subject to Section 2.3(c), each share of WABC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be converted or otherwise affected by the Merger.

        (c) From and after the Effective Date, the holders of ValliCorp Certificates formerly representing shares of ValliCorp Common Stock shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 262 of the DGCL. All shareholders of WABC Common Stock shall be entitled to dissenters' rights under the GCL to the extent set forth in Chapter 13 of the GCL.

        2.4  Fractional Shares.  Notwithstanding any other provision hereof, no
             -----------------
fractional shares of WABC Common Stock shall be issued to holders of shares of ValliCorp Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of WABC Common Stock shall receive, at the time of surrender of the ValliCorp Certificates, an amount in cash equal to the Average Price, multiplied by the fraction of a share of WABC Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

        2.5  Surrender of Shares of ValliCorp Common Stock.
             ---------------------------------------------

        (a) Prior to the Effective Date, WABC shall appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to ValliCorp and WABC, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the WABC Common Stock, and at and after the Effective Date, WABC shall issue and deliver to the Exchange Agent certificates representing the shares of WABC Common Stock, as shall be required to be delivered to holders of shares of ValliCorp Common Stock pursuant to Section 2.3 of this Agreement. As soon as practicable after the Effective Date, each holder of shares of ValliCorp Common Stock converted pursuant to Section 2.3, upon surrender to the Exchange Agent of one or more ValliCorp Certificates for cancellation, will be entitled to receive a certificate representing the number of shares of WABC Common Stock determined in accordance with Section 2.3 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.4. All references in this Agreement and the Plan of Merger to WABC Common Stock shall be deemed to include the corresponding rights ("WABC Rights") to purchase shares of WABC Common Stock pursuant to the Amended Rights Agreement, except where the context otherwise requires, and each certificate representing shares of WABC Common Stock will bear a notation incorporating the Amended Rights Agreement by reference. Certificates issued for shares of WABC Common Stock shall be deemed to be certificates for the WABC Rights.

        (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of WABC Common Stock after the Effective Date will be paid to persons entitled to receive such certificates for shares of WABC Common Stock until such persons surrender their ValliCorp Certificates. Upon surrender of such ValliCorp Certificate, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of WABC Common Stock as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

        (c) If any certificate for shares of WABC Common Stock is to be issued in a name other than that in which the ValliCorp Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of WABC Common Stock in a name other than the registered holder of the ValliCorp Certificate surrendered, or such persons shall establish to the satisfaction of WABC and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

        (d) All dividends or distributions, and any cash to be paid in lieu of fractional shares pursuant to Section 2.4, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered ValliCorp Certificates representing shares of ValliCorp Common Stock and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to WABC, and after such time any holder of a ValliCorp Certificate who has not surrendered such ValliCorp Certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to WABC for payment or delivery of such dividends or distributions or cash, as the case may be.

        2.6  No Further Transfers of Shares of ValliCorp Common Stock.  At the
             --------------------------------------------------------
Effective Date, the stock transfer books of ValliCorp shall be closed and no transfer of shares of ValliCorp Common Stock theretofore outstanding shall thereafter be made.

        2.7  Adjustments.  If, between the date of this Agreement and the
             -----------
Effective Date, the outstanding shares of WABC Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of WABC Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of ValliCorp Common Stock shall be correspondingly adjusted.

        2.8  Treatment of Stock Options.
             --------------------------

        (a) On the Effective Date, the obligations under any stock option plans of ValliCorp shall be assumed by WABC. On the Effective Date, options to purchase shares of ValliCorp Common Stock issued pursuant to ValliCorp's stock option plans or stock option plans of companies acquired by ValliCorp that are outstanding shall be converted, without any action on the part of the holders thereof, into options to acquire, upon payment of the adjusted exercise price (which shall equal the exercise price per share for the options immediately prior to the Merger, divided by the Exchange Ratio), the number of shares of WABC Common Stock the option holder would have received pursuant to the Merger if he or she had exercised all his or her options immediately prior thereto. WABC acknowledges that the transactions contemplated hereby will accelerate the vesting of all stock options outstanding under the Key Employees Stock Option Plan and the Directors Stock Option Plan, and WABC agrees that all such options under the Key Employees Stock Option Plan and Directors Stock Option Plan shall be immediately exercisable in full from and after the Effective Date. Except as noted above each ValliCorp stock option shall otherwise continue on terms and conditions that are consistent with those that were applicable on the Effective Date.

        (b) The ValliCorp Directors Stock Option Plan shall be deemed to be amended by ValliCorp to the effect that a non-officer Director's service does not terminate as long as he remains a Director or advisory Director of ValliWide or its successors on and after the Effective Date. WABC covenants that it will, for purposes of the Directors Stock Option Plan, at or immediately following the Effective Date, offer each current non-officer Director of ValliCorp (who does not become a director of WABC) a position as Director or advisory Director of ValliWide and that should ValliWide be merged into any other subsidiary of WABC each current non-officer Director shall be offered a position, for purposes of the Directors Stock Option Plan, as an advisory Director of the successor in interest to ValliWide.

        (c) Subject to the mutual intent of the parties that the Merger will be accounted for under the pooling-of-interests method, ValliCorp shall otherwise amend its option plans and obtain any required shareholder approval of such option plan amendments and shall amend, as necessary, any and all option agreements (including obtaining any required participant consents) prior to the Effective Date to make them consistent with this Section 2.8.


                                   ARTICLE 3

           Representations and Warranties of ValliCorp and ValliWide
           ---------------------------------------------------------

        ValliCorp, with respect to ValliCorp, and ValliWide, with respect to ValliWide, hereby represent and warrant to WABC as follows, except, in the case of each representation and warranty contained in this Article 3, as Previously
Disclosed:

        3.1  Capital Structure of ValliCorp.
             ------------------------------

        (a) The authorized capital stock of ValliCorp consists of (i) 40,000,000 shares of common stock, $.01 par value ("ValliCorp Common Stock"), 13,984,039 shares of which, as of the date hereof, are issued and outstanding and no shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share ("ValliCorp Preferred Stock"), none of which are issued and outstanding. No other equity securities of ValliCorp have been issued or are outstanding. As of the date hereof, no shares of ValliCorp Preferred Stock or ValliCorp Common Stock were reserved for issuance, except that (i) 886,689 shares of ValliCorp Common Stock were reserved for issuance upon the exercise of stock options, at a weighted average exercise price of $12.2642 per share, all of which have been granted pursuant to ValliCorp's stock option plans or stock option plans of companies acquired by ValliCorp (as Previously Disclosed), (ii) 250,000 shares of ValliCorp Preferred Stock were reserved for issuance upon exercise of rights pursuant to the Rights Agreement dated as of March 25, 1996, between ValliCorp and First Interstate Bank of California, as amended (the "ValliCorp Rights Agreement"), and (iii) 152,939 shares of ValliCorp Common Stock were reserved for issuance pursuant to ValliCorp's Mandatory Convertible Subordinated Debentures due 1998 and Optional Convertible Subordinated Debentures due 1998 (collectively, "Convertible Debentures"). Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate ValliCorp or the ValliCorp Subsidiaries to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any ValliCorp Common Stock or any other equity security of ValliCorp or the ValliCorp Subsidiaries; or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of ValliCorp Common Stock or any other equity security of ValliCorp or the ValliCorp Subsidiaries. The outstanding common stock of ValliCorp has been duly and validly registered with the Commission pursuant to the Exchange Act, to the extent required thereunder. As of the date hereof, neither ValliCorp nor the ValliCorp Subsidiaries have any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of ValliCorp (or the ValliCorp Subsidiaries) on any matter or to approve the transactions contemplated hereby, other than the Convertible Debentures. All outstanding shares of ValliCorp Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Said stock has been issued in compliance with all applicable Securities Laws. The stock options described in clause (i) of the fourth sentence of this Section 3.1(a) were granted and, upon issuance in accordance with the terms of the outstanding options, such shares shall be issued, in compliance with all applicable laws. ValliCorp does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of ValliCorp or any ValliCorp Subsidiary and except for rights issued pursuant to the ValliCorp Rights Agreement. None of the shares of ValliCorp's capital stock has been issued in violation of the preemptive rights of any person. ValliCorp has taken all action necessary so that the approval, execution and delivery of this Reorganization Agreement, the Stock Option Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the acquisition of shares of ValliCorp Common Stock by WABC pursuant to the Stock Option Agreement, do not and will not result in the grant of any Rights to any person under the ValliCorp Rights Agreement or enable, require or otherwise cause the Rights thereunder to be exercised, distributed or triggered and in no event will WABC become an Acquiring Person within the meaning of the ValliCorp Rights Agreement.

        (b) The authorized capital stock of ValliWide consists of 6,000,000 shares of common stock, $2.00 par value, 50 shares of which, as of the date hereof, are issued and outstanding. No other equity securities of ValliWide have been issued or are outstanding. No shares of equity securities of ValliWide were reserved for issuance. All outstanding shares of common stock of ValliWide have been duly authorized and validly issued and are fully paid and nonassessable (except pursuant to the California Financial Code). Said stock has been issued in compliance with all applicable Securities Laws.

        3.2  Organization, Standing and Authority of ValliCorp.  Each of
             -------------------------------------------------
ValliCorp and its Subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Through its banking subsidiary, ValliWide, ValliCorp holds current valid licenses to engage in the commercial banking business in California at its banking offices in California and, along with ValliWide, ValliCorp is in material compliance with all agreements, understandings or orders of the Federal Reserve Board, the FDIC, the Superintendent or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties. Neither the scope of the business of ValliCorp or its Subsidiaries nor the location of their properties requires any of them to be licensed to do business in any jurisdiction other than the State of California. The deposits of ValliWide are insured by the FDIC to the maximum extent permitted by applicable law and regulation. ValliCorp is a bank holding company registered under the Bank Holding Company Act. ValliWide is a member of the Federal Reserve System.

        3.3  Ownership of Subsidiaries; Capital Structure of Subsidiaries.
             ------------------------------------------------------------
Except as listed below, neither ValliCorp nor ValliWide owns, directly or indirectly, a five percent or greater equity interest or interest convertible into a five percent or greater equity interest in any corporation, bank or other Person (collectively, the "ValliCorp Subsidiaries" and, individually, a "ValliCorp Subsidiary").

        Name of Subsidiary                         Ownership
        ------------------                         ---------

        ValliWide Bank                             Wholly Owned

        Commerce Securities Corporation            Wholly Owned by ValliWide

        California Valley Securities Corporation   Wholly Owned by ValliWide

        The outstanding shares of capital stock of each ValliCorp Subsidiary have been duly authorized and validly issued and are fully paid and, except for ValliWide, nonassessable, and all such shares are directly or indirectly owned by ValliCorp free and clear of all liens, claims and encumbrances. No ValliCorp Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any ValliCorp Subsidiary, and there are no agreements, understandings or commitments relating to the right of ValliCorp to vote or to dispose of said shares. None of the shares of capital stock of any ValliCorp Subsidiary has been issued in violation of the preemptive rights of any person.

        3.4  Authorized and Effective Agreement.
             ----------------------------------

        (a) Each of ValliCorp and ValliWide, as applicable, has all requisite corporate power and authority to enter into this Agreement, the Plan of Merger and the Stock Option Agreement and, subject to the adoption of this Agreement and the Plan of Merger by the holders of ValliCorp Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ValliCorp or ValliWide, as applicable (including without limitation the approval of this Agreement by the unanimous vote of all members of ValliCorp's Board of Directors, which approval includes a resolution directing, subject to Sections 5.2(a) and 5.2(h) hereof, that the Proxy Statement contain a recommendation by the Board of Directors that the shareholders of ValliCorp approve this Agreement and the transactions contemplated hereby), subject in the case of this Agreement only to the provisions of Section 5.2(h) and the affirmative vote of the holders of a majority of the outstanding shares of ValliCorp Common Stock as required under the DGCL and ValliCorp's Restated Certificate of Incorporation and Bylaws. The Board of Directors of ValliCorp has directed that this Agreement and the Plan of Merger be submitted to ValliCorp's shareholders for approval at a special meeting to be held as soon as practicable. This Agreement has been duly executed and delivered by ValliCorp and ValliWide, and the Stock Option Agreement has been duly executed and delivered by ValliCorp.

        (b) Assuming the accuracy of the representation contained in Section 4.5(b) hereof, this Agreement, the Plan of Merger and the Stock Option Agreement constitute legal, valid and binding obligations of ValliCorp and ValliWide, as applicable, enforceable against ValliCorp and ValliWide, as applicable, in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c) Neither the execution and delivery of this Agreement, the Plan of Merger or the Stock Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by ValliCorp and ValliWide, as applicable, with any of the provisions hereof or thereof shall (i) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to any provision of the articles or certificate of incorporation or association, charter or by-laws of ValliCorp or any ValliCorp Subsidiary, (ii) cause a Violation of any loan or credit agreement, note, bond, mortgage, indenture, license, lease or other agreement, instrument or obligation, or (iii) assuming the consents which are Previously Disclosed are duly obtained, result in any Violation of any order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to ValliCorp or any ValliCorp Subsidiary.

        (d) No consent, approval, order or authorization of, or declaration, notice, filing or registration with, any court, administrative agency or commission or other governmental or regulatory authority, or instrumentality, foreign or domestic (each, a "Governmental Entity"), is required by or with respect to ValliCorp or any ValliCorp Subsidiary in connection with the execution, delivery and performance of this Agreement, the Plan of Merger and the Stock Option Agreement or the consummation by ValliCorp and ValliWide, as applicable, of the transactions contemplated hereby or thereby.

        3.5  SEC Documents; Regulatory Filings.  ValliCorp has filed all SEC
             ---------------------------------
Documents and other documents required by the Securities Laws and such SEC Documents and other documents complied, as of their respective dates, in all material respects with the Securities Laws. As of their respective dates, none of such SEC Documents and other documents contained, as of the date hereof, or will contain, as to documents filed after the date hereof, any untrue statement of material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify
--------  -------
information as of any earlier date. ValliCorp and each of the ValliCorp Subsidiaries has filed all material documents and reports relating to ValliCorp and the ValliCorp Subsidiaries required to be filed by them with the SEC, Federal Reserve Board, FDIC, Superintendent or any other governmental authority having jurisdiction over their businesses or any of their assets or properties, and such documents and reports conformed in all material respects with the applicable statutes, regulations and instructions (including regulatory accounting practices) in existence as of the date of filing of such documents and reports. ValliWide has delivered to WABC true and complete copies of its most recent annual and quarterly Consolidated Reports of Condition and Income filed with the Federal Reserve Board and Superintendent and will promptly deliver to WABC true and complete copies of such reports after the filing thereof with the Federal Reserve Board and Superintendent (as such reports have since the time of their filing been amended, or may after their filing, if after the date hereof, be amended, the "Call Reports").

        3.6  Financial Statements; Books and Records.  The ValliCorp Financial
             ---------------------------------------
Statements fairly present the consolidated financial position of ValliCorp and its consolidated subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of ValliCorp and its consolidated subsidiaries for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applicable to financial institutions applied on a consistent basis except as disclosed therein. Such consolidated financial statements as of any fiscal year end have been audited by independent auditors and include an unqualified opinion(s) of such auditing firm(s) to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of ValliCorp at the dates indicated and for the periods then ending. The books and records (including ValliCorp Financial Statements) of ValliCorp and each ValliCorp Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound and such books and records have been properly kept and maintained. The financial records of ValliCorp and the ValliCorp

Subsidiaries have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect. Management of ValliCorp believes that the data processing equipment, data transmission equipment, related peripheral equipment and software used by ValliCorp in the operation of its business to generate and retrieve its financial records are adequate for the current needs of ValliCorp.

        3.7  Material Adverse Change.  ValliCorp has not, on a consolidated
             -----------------------
basis, suffered any material adverse change in its financial condition, assets, business or results of operations from the financial condition, assets, business or results of operations indicated in the financial statements of ValliCorp at December 31, 1995, which financial statements have heretofore been provided to WABC. For purposes of this Section, the parties agree that if any action is or actions are taken by ValliCorp or ValliWide solely at WABC's request (or with the consent of WABC or pursuant to this Agreement) which results in a condition or occurrence, or results in conditions or occurrences, which would otherwise constitute a Material Adverse Effect (but for this sentence), said action(s), condition(s) or occurrence(s) shall not be considered in determining whether a Material Adverse Effect has occurred, unless said action(s), condition(s) or occurrence(s) had been planned by ValliCorp prior to the date hereof or it was or they were required by applicable law, regulation, GAAP, regulatory accounting practices ("RAP") or order of a regulatory agency.

        3.8  Absence of Undisclosed Liabilities.  Neither ValliCorp nor any
             ----------------------------------
ValliCorp Subsidiary has incurred or discharged, and is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), that is material to ValliCorp on a consolidated basis, or that, when combined with all similar liabilities, would be material to ValliCorp on a consolidated basis, except for items reflected on or for which reserves have been established in the unaudited balance sheets of ValliCorp and the ValliCorp Subsidiaries as of September 30, 1996 in accordance with GAAP, and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1996. No agreement pursuant to which any loans or other assets have been or will be sold by ValliCorp entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by ValliCorp, to cause ValliCorp or the ValliCorp Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against ValliCorp or the ValliCorp Subsidiaries. No cash, stock or other dividend or any other distribution with respect to (i) the stock of ValliCorp, or (ii) except as disclosed in writing to WABC as of the date hereof or hereafter, the ValliCorp Subsidiaries, has been declared, set aside or paid. Except as Previously Disclosed, no shares of the stock of ValliCorp or the ValliCorp Subsidiaries have been purchased, redeemed or otherwise acquired, directly or indirectly, by ValliCorp since December 31, 1994, and no agreements have been made to do the foregoing.

     3.9  Properties.
          ----------

     (a) ValliCorp or the ValliCorp Subsidiaries have good, marketable and insurable title, free and clear of all liens, encumbrances, charges, defaults, equitable interests and the right of possession, subject to existing leaseholds as heretofore disclosed to WABC, to all real properties and good title to all other property and assets, tangible and intangible, which are reflected on the ValliCorp Financial Statements as of December 31, 1995, or acquired after such date (except property held as lessee under leases disclosed in writing to WABC prior to the date hereof and except personal property sold or otherwise disposed of since December 31, 1995, in the ordinary course of ValliCorp's business), except (i) liens for taxes or assessments not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such other liens and encumbrances and imperfections of title, if any, as do not materially affect the value of such property as reflected in ValliCorp's balance sheet as of December 31, 1995, or as currently shown on the books and records of ValliCorp and the ValliCorp Subsidiaries and which do not interfere with or impair its present and continued use, or (iv) exceptions disclosed in title reports and preliminary title reports, copies of which have heretofore been provided to WABC. To ValliCorp's knowledge, all tangible properties of ValliCorp and the ValliCorp Subsidiaries conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of ValliCorp and the ValliCorp Subsidiaries with book values of $250,000 or more are in a good state of maintenance and repair (reasonable wear and tear excepted) and are adequate for the current business of ValliCorp or the ValliCorp Subsidiaries.

     (b)(1) For purposes of this Section 3.9(b) only, the following terms shall have the indicated meaning:

             "Business" means the business conducted at any Real Property (as defined below).

             "Environmental Law" means any and all applicable federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to the environment, or to any Hazardous Substances (as defined below).

             "Hazardous Substances" means any chemical, compound, material, mixture, living organism or substance that is now defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Laws as a "hazardous waste," "hazardous substance," "hazardous material," "extremely hazardous waste," "infectious waste," "toxic substance," or "toxic pollutants," such materials, including without limitation, oil, waste oil, petroleum, waste petroleum, polychlorinated biphenyls ("PCBs"), asbestos, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

             "Real Property" means all interests in real property of ValliCorp or the ValliCorp Subsidiaries, including without limitation, interests in fee, leasehold, interest as mortgagee or secured party, or option or contract to purchase or acquire.

             "Reportable Quantity" means the quantity set forth in 40 C.F.R.
     Part 302 as it is in effect on the effective date of this Agreement for the particular Hazardous Substances set forth therein. With respect to Hazardous Substances not listed in that part, if any, "reportable quantity" means one (1) pound. "Reportable Quantity" shall be determined based on a single release or series of related releases or threatened releases.

             "To ValliCorp's knowledge" shall mean to the best knowledge, after reasonable inquiry, of the following officers of ValliCorp or ValliWide:
     Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer, and General Counsel.

     (2) Except as Previously Disclosed, to ValliCorp's knowledge, there are no pending or threatened claims, actions or proceedings against ValliCorp or any person relating to:

             (i) any asserted liability of ValliCorp or any of its Affiliates or any current or prior owner, operator, occupier or user of any Real Property under any Environmental Law, including without limitation, the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

             (ii) any handling, storage, use or disposal of Hazardous Substances on, under or within any Real Property or any transportation or removal of Hazardous Substances to or from any Real Property;

             (iii) any actual or threatened discharge, release or emission of Hazardous Substances from, on, under or within any Real Property into the air, water, surface water, groundwater, land surface or subsurface strata; or

             (iv) any actual or asserted claims for personal injuries, illness or damage to real or personal property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from, on, under, within or into, or transported from or to, any Real Property.

     (3) Except as Previously Disclosed, to ValliCorp's knowledge, no Hazardous Substances are present on, under or within any Real Property (except those Hazardous Substances used in the normal course of operating or maintaining the business of ValliCorp or any ValliCorp Subsidiary) and, except as Previously Disclosed, the presence of these Hazardous Substances does not violate any Environmental Law. Except as Previously Disclosed, to ValliCorp's knowledge, there are no storage tanks underground or otherwise present on any Real Property and all such tanks Previously Disclosed comply with applicable law, all permits in respect thereof are in full force and effect and there have been no releases or discharges of Hazardous Substances from such tanks to the environment.

     (4) To ValliCorp's knowledge, no Hazardous Substances have been, or have been threatened to be, discharged, released or emitted in a Reportable Quantity into the air, water, surface water, groundwater, land surface or subsurface strata or transported to or from the Real Property except in accordance with Environmental Laws (in particular, but without limitation, in accordance with any permits issued pursuant thereto) and as Previously Disclosed. To ValliCorp's knowledge all notifications, remediation, removal or other response actions of any kind whatsoever, in respect of such discharges, releases and emissions which are required by Environmental Laws, and by applicable agreements with third parties, have been made within the time limits prescribed by such Environmental Laws and such third party agreements. Copies of all such notifications or documents relating to any remediation,removal or response action have previously been provided to WABC.

     (5) To ValliCorp's knowledge, except as Previously Disclosed, ValliCorp and its Affiliates are in compliance, in all material respects, with all Environmental Laws related to the ownership, operation, use and occupation of the Real Property.

     (6) To ValliCorp's knowledge, except as Previously Disclosed, no part of any Real Property is listed on CERCLIS or the National Priorities List created pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, as a site containing Hazardous Substances.

     (7) ValliCorp has provided WABC with copies of all material notices required under any Environmental Law with respect to the Real Property at which the business of ValliCorp or ValliCorp's Subsidiaries is conducted, including without limitation, notices required under California Health & Safety Code section 25359.7.

     (8) All properties held by ValliCorp or the ValliCorp Subsidiaries under leases are held by them under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of ValliCorp, and ValliCorp enjoys quiet and peaceful possession of such leased property. ValliCorp and the ValliCorp Subsidiaries are not in default in any material respect under any material lease, agreement or obligation regarding their properties to which they are a party or by which they are bound.

     (9) Except as Previously Disclosed, all of ValliCorp's and the ValliCorp Subsidiaries' rights and obligations under the leases referred to in Section 3.9(b)(8) above do not require the consent of any other party to the transactions contemplated by this Agreement.

     3.10  Tax Matters.
           -----------

     (a) ValliCorp and each ValliCorp Subsidiary have timely filed federal income tax returns for each year through December 31, 1995 and have timely filed, or caused to be filed, all other federal, state, county, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to ValliCorp or any ValliCorp Subsidiary, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required to be filed by each of them, and each such return, report or other information is complete and accurate in all material respects. All taxes, fees and other governmental charges, including any interest and penalties thereon, due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such amounts, except where any such failure to pay or establish adequate reserves, except those that are being contested in good faith, which contested matters existing as of the date hereof have been disclosed to WABC in writing and through the Effective Date any other contested matters will have been disclosed to WABC in writing, and, as of the Effective Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. ValliCorp or the ValliCorp Subsidiaries have not been requested to give any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by any of them for any period and, as of the date of this Agreement and the Effective Date (except as disclosed to WABC in writing with respect to occurrences after the date hereof) (A) there are no claims pending against ValliCorp and the ValliCorp Subsidiaries for any alleged deficiency in the payment of any taxes, and ValliCorp does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes; and (B) to the knowledge of ValliCorp, there have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property with a book value in excess of $250,000 owned in whole or in part by ValliCorp and the ValliCorp Subsidiaries or to the best of ValliCorp's knowledge, of any real property with aggregate remaining lease payments of $250,000 or more leased by ValliCorp and the ValliCorp Subsidiaries. Neither ValliCorp nor any ValliCorp Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     (b) Neither ValliCorp nor any ValliCorp Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against ValliCorp or any ValliCorp Subsidiary which have not been settled and paid.

     (c) ValliCorp has made available to WABC copies of all its and the ValliCorp Subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991.

     (d) No consent has been filed relating to ValliCorp pursuant to section 341(f) of the Code.

     3.11  Employee Benefit Plans.
           ----------------------

     (a) ValliCorp has heretofore delivered to WABC an accurate list setting forth all qualified pension or profit-sharing plans, any deferred compensation, stock option, consulting, bonus or group insurance contract, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other material fringe benefit plans, trust agreements, arrangements and commitments of ValliCorp and the ValliCorp Subsidiaries, if any, or any other material incentive, welfare or employee benefit plan or agreement maintained or contributed to by ValliCorp or any ValliCorp Subsidiary for the benefit of employees or former employees of ValliCorp or any ValliCorp Subsidiary, together with copies of all such plans, agreements, arrangements and commitments that are documented, and any and all written contracts of employment. ValliCorp has also made available to WABC any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such plans and contracts and will make available to WABC upon request (i) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan. None of such plans is a multiemployer plan (within the meaning of section 3(37) of ERISA).

     (b) Neither ValliCorp nor any ValliCorp Subsidiary (nor any pension plan maintained by any of them) has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to section 4007 of ERISA, all of which have been fully paid. No reportable event under section 4043(b) of ERISA has occurred with respect to any such pension plan, other than a reportable event that occurs by reason of the transactions contemplated by this Agreement or an event for which the 30-day notice requirement has been waived by the Pension Benefit Guaranty Corporation.

     (c) Neither ValliCorp nor any ValliCorp Subsidiary participates in, or has incurred any liability under section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as such term is defined in ERISA).

     (d) With respect to each employee benefit plan (as defined in section 3(3) of ERISA) of ValliCorp which is subject to the reporting, disclosure and record retention requirements set forth in the Code and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis in all material respects.

     (e) With respect to each employee benefit plan (as defined in section 3(3) of ERISA) of ValliCorp which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

          (1) Any act or omission by ValliCorp, a ValliCorp Subsidiary or any of their employees constituting a material violation of section 402 of ERISA;

          (2) Any act or omission by ValliCorp, a ValliCorp Subsidiary or any of their employees constituting a violation of section 403 of ERISA;

          (3) Any act or omission by ValliCorp or any of the ValliCorp Subsidiaries, or by any director, officer or employee thereof, constituting a violation of sections 404 and 405 of ERISA;

          (4) To the knowledge of ValliCorp or any of the ValliCorp Subsidiaries, any act or omission by any other person constituting a violation of section 404 or 405 of ERISA;

          (5) Any act or omission by ValliCorp, a ValliCorp Subsidiary or any of their employees which constitutes a violation of sections 406 or 407 of ERISA and is not exempted by section 408 of ERISA or which constitutes a violation of section 4975(c) of the Code and is not exempted by section 4975(d) of the Code; or

          (6) Any act or omission by ValliCorp, a ValliCorp Subsidiary or any of their employees constituting a violation of section 503, 510 or 511 of ERISA.

     (f) All contributions, premiums or other payments due from ValliCorp and the ValliCorp Subsidiaries to (or under) any plan listed in subsection (a) have been fully paid or adequately provided for to the extent required by GAAP, on the audited financial statements for the year ended December 31, 1995 and period ended September 30, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis.

     (g) Each plan of ValliCorp complies in all material respects with the applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder; (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder; and (iii) the Americans with Disabilities Act.

     (h) Each plan of ValliCorp complies in all material respects with the applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder. ValliCorp does not sponsor or contribute to any retiree medical plan.

     (i) ValliCorp has heretofore made available to WABC the names of each director, officer and employee of ValliCorp and the ValliCorp Subsidiaries as of September 30, 1996.

     (j) With respect to each employee pension plan (within the meaning of section 3(2) of ERISA) that is sponsored or maintained by ValliCorp or a ValliCorp Subsidiary and that is intended to be "qualified" under section 401(a) of the Code (the "ValliCorp Plans") and their related trusts (the "ValliCorp Trusts"), as of the Effective Time (i) the ValliCorp Plans will in all material respects be (and currently are) in compliance with all the applicable requirements of section 401(a) of the Code; (ii) the ValliCorp Plans and ValliCorp Trusts have received favorable determination letters from the IRS ("Determination Letters") with respect to their initial qualification and, if applicable, covering the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984, the Retirement Equity Act of 1984 and the Tax Reform Act of 1986; (iii) ValliCorp shall not have amended the ValliCorp Plans or administered the ValliCorp Plans in such a manner since receipt of the most recent Determination Letter that would preclude the issuance of a favorable Determination Letter to the ValliCorp Plans and ValliCorp Trusts and if the ValliCorp Plans and ValliCorp Trusts were terminated they could be amended as necessary to receive a favorable Determination Letter; (iv) no contributions have exceeded the limitations set forth in section 415 of the Code; (v) all material filings required to be filed by ValliCorp or the ValliCorp Plan administrator with the IRS, Department of Labor and any other governmental agencies with respect to the ValliCorp Plans and the ValliCorp Trusts for all periods ending at or prior to the Effective Time will have been made on a timely basis by ValliCorp or the ValliCorp Plan administrator; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of section 4975 of the Code; and (vii) there shall have been no action, claim or demand of any kind known to ValliCorp brought or threatened by any potential claimant or representative of such claimant (other than routine claims for benefits) under the ValliCorp Plans or ValliCorp Trusts where ValliCorp may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in ValliCorp's September 30, 1996 financial statements or an insurer of ValliCorp has agreed to defend against and pay the amount of any resulting liability without reservation.

     3.12  Certain Contracts.  As of the date of this Agreement and the
           -----------------
Effective Date (except as Previously Disclosed), neither ValliCorp nor any ValliCorp Subsidiary is a party to, or is bound by, any contract or other agreement made in the ordinary course of business which involves aggregate future payments by or to ValliCorp or the ValliCorp Subsidiaries of more than $100,000 and which is made for a fixed period expiring more than one year from the date hereof, and ValliCorp and the ValliCorp Subsidiaries are not parties to or bound by any agreement not made in the ordinary course of business which is to be performed at or after the date hereof (in each case, excluding loans, lines of credit, loan commitments, letters of credit or deposits to which ValliCorp or the ValliCorp Subsidiaries are a party). Each of the contracts and agreements disclosed to WABC pursuant to this Section 3.12 is a legal and binding obligation of ValliCorp or the ValliCorp Subsidiary which is a party thereto (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) on the part of ValliCorp or the ValliCorp Subsidiary which is a party thereto exists with respect thereto. Except as Previously Disclosed, no power of attorney or similar authorization given directly or indirectly by ValliCorp or the ValliCorp Subsidiaries is currently outstanding.

     3.13  Legal Actions and Proceedings.  Except as disclosed to WABC in
           -----------------------------
writing with respect to occurrences after the date hereof, to the knowledge of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Credit Officer or the General Counsel or other in-house lawyers at the date of this Agreement and the Effective Date, there are no actions, suits, proceedings, investigations or claims instituted, pending or, to the knowledge of such officers of ValliCorp, threatened against ValliCorp or any ValliCorp Subsidiary or against any asset, interest or right of ValliCorp or any ValliCorp Subsidiary or to which ValliCorp or any ValliCorp Subsidiary is a party before any court, any arbitrator of any kind or any government agency, and ValliCorp and the ValliCorp Subsidiaries are not subject to any potential adverse claim, the outcome of which could reasonably be expected to involve the payment or receipt of any amount in excess of $50,000, unless an insurer of ValliCorp has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by ValliCorp or the ValliCorp Subsidiaries of a monetary amount, which could materially adversely affect ValliCorp or the ValliCorp Subsidiaries or their business or property or the transactions contemplated hereby. To the knowledge of ValliCorp, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. ValliCorp has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing and Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of ValliCorp, threatened against ValliCorp or the ValliCorp Subsidiaries.

     3.14  Compliance with Laws, Regulations and Decrees.
           ---------------------------------------------

     (a) ValliCorp and each ValliCorp Subsidiary have the corporate power to own or lease their properties and to conduct their businesses as currently conducted, is in compliance with and is not in default of any statutes and regulations applicable to the conduct of its business and the ownership of their properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of ValliCorp or the ValliCorp Subsidiaries or is not likely to otherwise have a Material Adverse Effect on ValliCorp or the ValliCorp Subsidiaries, considered individually or taken as a whole.

     (b) ValliCorp and the ValliCorp Subsidiaries have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of ValliCorp and the ValliCorp Subsidiaries as now being conducted. All compliance or corrective action relating to ValliCorp and the ValliCorp Subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over ValliCorp and the ValliCorp Subsidiaries have been taken within the times specified by said authorities or agencies. As of the date of this Agreement and the Effective Date (except as disclosed to WABC in writing with respect to occurrences after the date hereof), ValliCorp and the ValliCorp Subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that ValliCorp and the ValliCorp Subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of ValliCorp or any ValliCorp Subsidiary.

     (c) Except as Previously Disclosed, neither ValliCorp nor any ValliCorp Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, any bank regulator which requires notification of the board of directors or action or responses by the board of directors or which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has ValliCorp or any ValliCorp Subsidiary been advised by any bank regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, supervisory letter, commitment letter or similar submission. ValliCorp and the ValliCorp Subsidiaries have paid all assessments made or imposed by any governmental agency.

     (d) ValliCorp and each of the ValliCorp Subsidiaries have undergone full regulatory compliance examinations, including Community Reinvestment Act compliance, in 1996, have taken all corrective action required as a result of such examinations and as of the date hereof are in compliance with all requirements arising from such examinations.

     3.15  Brokers and Finders.  Neither ValliCorp nor any ValliCorp Subsidiary,
           -------------------
nor any of their respective officers, directors or employees, has employed any broker, agent, finder, consultant, financial advisor or other party or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, other than outside counsel and independent auditors and except for ValliCorp's retention of Montgomery Securities to perform certain financial advisory services. ValliCorp has provided WABC with a true and accurate copy of its agreement(s) with Montgomery Securities.

     3.16  Insurance.  ValliCorp has Previously Disclosed a list identifying all
           ---------
insurance policies maintained on behalf of ValliCorp and the ValliCorp Subsidiaries. All of the material insurance policies and bonds maintained by ValliCorp and the ValliCorp Subsidiaries are in full force and effect, ValliCorp and the ValliCorp Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of ValliCorp, such insurance coverage is adequate for ValliCorp and the ValliCorp Subsidiaries. Since December 31, 1995, there has not been any damage to, destruction of, or loss of any assets of ValliCorp and the ValliCorp Subsidiaries (whether or not covered by insurance) that could have a Material Adverse Effect on ValliCorp. Neither ValliCorp nor any ValliCorp Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither ValliCorp nor any ValliCorp Subsidiary has been refused any insurance coverage sought or applied for, and ValliCorp has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of ValliCorp or any ValliCorp Subsidiary. The deposits of ValliWide are insured by the FDIC in accordance with the FDIA, and ValliWide has paid all assessments and filed all reports required by the FDIA.

     3.17  Pooling of Interests.  ValliCorp knows of no reason relating to it or
           --------------------
any of the ValliCorp Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

     3.18  Certificate or Articles, Bylaws, Books and Records.  The copies of
           --------------------------------------------------
the Certificate or Articles of Incorporation or Articles of Association and Bylaws of ValliCorp and the ValliCorp Subsidiaries that have been provided to WABC are complete and accurate copies thereof as in effect on the date hereof. The minute books of ValliCorp and the ValliCorp Subsidiaries which have been made available to WABC contain a complete and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and shareholders. The Certificate or Articles of Incorporation or Association and Bylaws of ValliCorp and the ValliCorp Subsidiaries and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulator to the extent required by law.

     3.19  Loans and Other Assets.
           ----------------------

     (a) ValliCorp has disclosed to WABC prior to the date hereof and the Effective Date the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by ValliCorp and the ValliCorp Subsidiaries that have been finally classified by any bank regulatory agency, ValliCorp's independent auditors, or the management of ValliCorp or any ValliCorp Subsidiary as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import. All such assets or portions thereof classified "Loss" have been charged off on a timely basis in full, collected or otherwise placed in a bankable condition. ValliCorp regularly reviews and appropriately classifies its and the ValliCorp Subsidiaries' loans and other assets in accordance with all applicable legal and regulatory requirements and GAAP. ValliCorp has disclosed to WABC the amounts and identities of all other real estate owned ("OREO") that have been finally classified as of the date hereof or hereafter (with respect to subsequent occurrences) by ValliCorp's independent auditors, management or any bank regulatory agency. As of the date hereof and the last day of the month preceding the month during which the Effective Date occurs, the recorded values of all

OREO on the books of ValliCorp and the ValliCorp Subsidiaries do or will accurately reflect the net realizable values of each OREO parcel thereof in compliance with GAAP and applicable RAP. ValliCorp and the ValliCorp Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO including but not limited to taxes, maintenance and repairs as required by GAAP and RAP.

     (b) All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of ValliCorp and the ValliCorp Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes known to ValliCorp (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as Previously Disclosed to WABC or reserved for in the unaudited balance sheet of ValliCorp as of September 30, 1996 in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. ValliCorp and the ValliCorp Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of ValliCorp and the ValliCorp Subsidiaries.

     3.20  Restrictions on Investments.  Except for pledges to secure public and
           ---------------------------
trust deposits and repurchase agreements in the ordinary course of business, none of the investments reflected in the ValliCorp balance sheet as of September 30, 1996, and none of the investments made by ValliCorp and the ValliCorp Subsidiaries since September 30, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of ValliCorp or the ValliCorp Subsidiaries freely to dispose of such investment at any time.

     3.21  Collective Bargaining and Employment Agreements.  Except as
           -----------------------------------------------
Previously Disclosed, ValliCorp and the ValliCorp Subsidiaries do not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management or its board of directors, or any management or consultation agreement not terminable at will by ValliCorp or the ValliCorp Subsidiaries without liability and no such contract or agreement has been requested by, or is under discussion by management or its directorate with, any group of employees relating to their employment, any member of management or any other Person. There are no material controversies pending between ValliCorp or the ValliCorp Subsidiaries and any current or former employees relating to their employment, and, to the best of ValliCorp's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

     3.22  Compensation of Officers and Employees.  Except as Previously
           --------------------------------------
Disclosed to WABC, (i) no officer or employee of ValliCorp or the ValliCorp Subsidiaries is receiving aggregate direct remuneration at a rate exceeding $50,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from ValliCorp or the ValliCorp Subsidiaries or WABC to any employee or consultant of ValliCorp and the ValliCorp Subsidiaries.

     3.23  Loan Loss Reserves.  The reserve for loan losses in ValliCorp's
           ------------------
balance sheets dated September 30, 1996, December 31, 1996 and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans.

     3.24  Transactions With Affiliates.  Except as may arise in the ordinary
           ----------------------------
course of business, ValliCorp has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of ValliCorp and the ValliCorp Subsidiaries, or any spouse or child of any of them, or to any of their Affiliates or Associates. ValliCorp has not entered into any other transactions with the employees or directors of ValliCorp and the ValliCorp Subsidiaries or any spouse or child of any of them, or any of their Affiliates or Associates, in any case that would be required to be disclosed under Item 404 of Regulation S-K except as Previously Disclosed to WABC. Any such transactions have been on terms no less favorable than those which would prevail in an arm's-length transaction with an independent third party.

     3.25  Information in Registration Statement.  The information pertaining to
           -------------------------------------
ValliCorp and the ValliCorp Subsidiaries which has been or will be furnished to WABC for or on behalf of ValliCorp for inclusion in the Registration Statement or the Proxy Statement does not and will not contain any untrue statement of any material fact or omit or will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that
                                                         --------  -------
information as of a later date shall be deemed to modify information as of any earlier date. All financial statements of ValliCorp included in the Proxy Statement will present fairly the consolidated financial condition and results of operations of ValliCorp and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. ValliCorp shall promptly advise WABC in writing if prior to the Effective Time ValliCorp shall obtain knowledge of any facts that would make it necessary to amend the Registration Statement, the Proxy Statement or any Application, or to supplement the prospectus, in order to make the statements therein not misleading or to comply with applicable law. The information pertaining to ValliCorp and the ValliCorp Subsidiaries which has been or will be furnished to WABC on behalf of ValliCorp for inclusion in the applications to be filed to obtain the Government Approvals (the "Applications") was or will be prepared in all material respects in accordance with applicable statutes, regulations and instructions (including regulatory accounting practices) in existence as of the date of filing of the Applications.

     3.26  No Brokered Deposits.  Except as Previously Disclosed, ValliCorp and
           --------------------
ValliWide do not now have and shall not accept prior to or have on the Effective Date any

"brokered deposits" as such deposits are defined by applicable regulations of the FDIC as of the date hereof.

     3.27  Ownership of WABC Common Stock.  As of the date hereof, neither
           ------------------------------
ValliCorp nor any ValliCorp Subsidiary (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of WABC.

     3.28  Delaware Takeover Laws Inapplicable.  The Board of Directors of
           -----------------------------------
ValliCorp has taken all actions required to be taken by it to provide that this Agreement and any amendment or revision thereto, and the transactions contemplated hereby or thereby, shall be exempt from the requirements of section 203 of the DGCL.

     3.29  Derivatives Contracts; Structured Notes; Etc.  Except as Previously
           ---------------------------------------------
Disclosed, neither ValliCorp nor any ValliCorp Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and Previously Disclosed. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of ValliCorp or one of the ValliCorp Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. ValliCorp and each of the ValliCorp Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to ValliCorp's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on ValliCorp.

     3.30  Fairness Opinion.  The Board of Directors of ValliCorp has received
           ----------------
an opinion of Montgomery Securities dated the date hereof to the effect that the Exchange Ratio is fair, from a financial point of view, to ValliCorp's shareholders.

                                ARTICLE 4

                     Representations and Warranties of WABC
                     --------------------------------------

     WABC hereby represents and warrants to ValliCorp and ValliWide as follows, except, in the case of each representation and warranty contained in this
Article 4, as Previously Disclosed:

     4.1  Capital Structure of WABC.  All outstanding shares of WABC capital
          -------------------------
stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of WABC's capital stock has been issued in violation of the preemptive rights of any person. The shares of WABC Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

     4.2  Organization, Standing and Authority of WABC.  Each of WABC and
          --------------------------------------------
its Subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Through its banking subsidiaries, Westamerica Bank and Bank of Lake County, WABC holds current valid licenses to engage in the commercial banking business in California at its banking offices in California and, along with both Westamerica Bank and Bank of Lake County, WABC is in material compliance with all agreements, understandings or orders of the Federal Reserve Board, the FDIC, the Superintendent or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties. Neither the scope of the business of WABC or its Subsidiaries nor the location of their properties requires any of them to be licensed to do business in any jurisdiction other than the State of California. The deposits of Westamerica Bank and Bank of Lake County are insured by the FDIC to the maximum extent permitted by applicable law and regulation. WABC is a bank holding company registered under the Bank Holding Company Act. Westamerica Bank is a member of the Federal Reserve System.

     4.3  Ownership of WABC Subsidiaries; Capital Structure of WABC
          ---------------------------------------------------------
Subsidiaries.  WABC does not own, directly or indirectly, 25% or more of the
------------
outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively, the "WABC Subsidiaries" and, individually, a "WABC Subsidiary"). The outstanding shares of capital stock of the WABC Subsidiaries are validly issued and outstanding, fully paid and (except as provided in the California Financial Code) nonassessable and all such shares are directly or indirectly owned by WABC free and clear of all liens, claims and encumbrances. No WABC Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any WABC Subsidiary and, there are no agreements, understandings or commitments relating to the right of WABC to vote or to dispose of said shares. None of the shares of capital stock of any WABC Subsidiary has been issued in violation of the preemptive rights of any person.

     4.4  Organization, Standing and Authority of WABC Subsidiaries.  Each WABC
          ---------------------------------------------------------
Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each WABC Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on WABC.

     4.5  Authorized and Effective Agreement.
          ----------------------------------

     (a) WABC has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WABC, except that the affirmative vote of the holders of a majority of the outstanding shares eligible to vote is required to approve the principle terms of the Merger and the Plan of Merger in accordance with California law. The Board of Directors of WABC has directed that this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby be submitted to WABC's shareholders for approval at a special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section
3.4(b) hereof, this Agreement, the Plan of Merger and the Stock Option Agreement constitute legal, valid and binding obligations of WABC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and civil laws affecting creditors' rights generally, and subject, as to enforceability, to equitable principles of general applicability.

     (c) Neither the execution and delivery of this Agreement, the Plan of Merger and the Stock Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by WABC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of WABC or any WABC Subsidiary, (ii) assuming the consents and approvals contemplated by Section 5.3(b)(1) hereof and which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of WABC or any WABC Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 5.3(b)(1) hereof and which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to WABC or any WABC Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on WABC.

     (d) Except for approvals specified in Section 5.3(b)(1) hereof, except as Previously Disclosed and except as expressly referred to in this Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by WABC on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

     4.6  SEC Documents; Regulatory Filings.  WABC has filed all SEC Documents
          ---------------------------------
and other documents required by the Securities Laws and such SEC
Documents and other documents complied, as of their respective dates, in all material respects with the Securities Laws. As of their respective dates, none of such SEC Documents and other documents contained, as of the date hereof, or will contain, as to documents filed after the date hereof, any untrue statement of material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify
--------  -------
information as of any earlier date. WABC and each of the WABC Subsidiaries has filed all material documents and reports relating to WABC and the WABC Subsidiaries required to be filed by them with the SEC, Federal Reserve Board, FDIC, Superintendent or any other governmental authority having jurisdiction over their businesses or any of their assets or properties, and such documents and reports conformed in all material respects with the applicable statutes, regulations and instructions (including regulatory accounting practices) in existence as of the date of filing of such documents and reports.

     4.7  Financial Statements; Books and Records.  The WABC Financial
          ---------------------------------------
Statements fairly present the consolidated financial position of WABC and its consolidated subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of WABC and its consolidated subsidiaries for the periods then ended in conformity with GAAP applicable to financial institutions applied on a consistent basis except as disclosed therein. Such consolidated financial statements as of any fiscal year end have been audited by independent auditors and include an unqualified opinion(s) of such auditing firm(s) to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of WABC at the dates indicated and for the periods then ending. The books and records (including the WABC Financial Statements) of WABC and each WABC Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound and such books and records have been properly kept and maintained. The financial records of WABC and the WABC Subsidiaries have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with GAAP at the time in effect. Management of WABC believes that the data processing equipment, data transmission equipment, related peripheral equipment and software used by WABC in the operation of its business to generate and retrieve its financial records are adequate for the current needs of WABC.

          4.8  Material Adverse Change.  WABC has not, on a consolidated basis,
               -----------------------
suffered any material adverse change in its financial condition, assets, business or results of operations indicated in the financial statements of WABC at December 31, 1995, which financial statements have heretofore been provided to ValliCorp. For purposes of this Section, the parties agree that if any action is or actions are taken by WABC solely at ValliCorp's request (or with the consent of ValliCorp) which results in a condition or occurrence, or results in conditions or occurrences, which would otherwise constitute a Material Adverse Effect (but for this sentence), said action(s), condition(s) or occurrence(s) shall not be considered in determining whether a Material Adverse Effect has occurred, unless said action(s), condition(s) or occurrence(s) had been planned by WABC prior to the date hereof or it was or they were required by applicable law, regulation, GAAP, RAP or order of a regulatory agency.

          4.9  Absence of Undisclosed Liabilities.  Neither WABC nor any WABC
               ----------------------------------
Subsidiary has incurred or discharged, and is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), that is material to WABC on a consolidated basis, or that, when combined with all similar liabilities, would be material to WABC on a consolidated basis, except for items reflected on or for which reserves have been established in the unaudited balance sheets of WABC and the WABC Subsidiaries as of September 30, 1996 in accordance with GAAP, and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1996. No agreement pursuant to which any loans or other assets have been or will be sold by WABC entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by WABC, to cause WABC or the WABC Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against WABC or the WABC Subsidiaries. No cash, stock or other dividend or any other distribution with respect to (i) the stock of WABC, or (ii) except as disclosed in writing to ValliCorp as of the date hereof or hereafter, the WABC Subsidiaries, has been declared, set aside or paid. Except as Previously Disclosed, no shares of the stock of WABC or the WABC Subsidiaries have been purchased, redeemed or otherwise acquired, directly or indirectly, by WABC since December 31, 1994, and no agreements have been made to do the foregoing.

          4.10  Legal Proceedings.  There are no actions, suits or proceedings
                -----------------
instituted, pending or, to the knowledge of WABC, threatened against WABC or any WABC Subsidiary or against any asset, interest or right of WABC or any WABC Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on WABC. To the knowledge of WABC, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on WABC.

          4.11  Compliance with Laws.
                --------------------

          (a) WABC and each WABC Subsidiary have the corporate power to own or lease their properties and to conduct their businesses as currently conducted, is in compliance with and is not in default of any statutes and regulations applicable to the conduct of its business and the ownership of their properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of WABC or the WABC Subsidiaries or is not likely to otherwise have a Material Adverse Effect on WABC or the WABC Subsidiaries, considered individually or taken as a whole.

          (b) Except as Previously Disclosed, WABC and the WABC Subsidiaries have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of WABC and the WABC Subsidiaries as now being conducted. All compliance or corrective action relating to WABC and the WABC Subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over WABC and the WABC Subsidiaries have been taken within the times specified by said authorities or agencies. As of the date of this Agreement and the Effective Date (except as disclosed to ValliCorp in writing with respect to occurrences after the date hereof), WABC and the WABC Subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that WABC and the WABC Subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of WABC or any WABC Subsidiary.

          (c) Except as Previously Disclosed, neither WABC nor any WABC Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, any bank regulator which requires notification of the board of directors or action or responses by the board of directors or which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has WABC or any WABC Subsidiary been advised by any bank regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, supervisory letter, commitment letter or similar submission. WABC and the WABC Subsidiaries have paid all assessments made or imposed by any governmental agency.

          (d) WABC and each of the WABC Subsidiaries have undergone full regulatory compliance examinations, including Community Reinvestment Act compliance, in 1996, have taken all corrective action required as a result of such examinations and as of the date hereof are in compliance with all requirements arising from such examinations.

          4.12  Brokers and Finders.  Neither WABC nor any WABC Subsidiary, nor
                -------------------
any of their respective officers, directors or employees, has employed any broker, agent, finder, consultant, financial advisor or other party or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, other than outside counsel and independent auditors and except for WABC's retention of Hoefer & Arnett, Inc. to perform certain financial advisory services.

          4.13  Information in Registration Statement.  The information
                -------------------------------------
pertaining to WABC and the WABC Subsidiaries which will be included in the Registration Statement or the Proxy Statement, excluding any information in the Registration Statement or Proxy Statement provided by ValliCorp, will not contain any untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be
            --------  -------
deemed to modify information as of any earlier date. All financial statements of WABC included in the Proxy Statement will present fairly the consolidated financial condition and results of operations of WABC and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. WABC shall promptly advise ValliCorp in writing if, prior to the Effective Time, WABC shall obtain knowledge of any facts that would make it necessary to amend the Registration Statement, the Proxy Statement or any Application, or to supplement the prospectus, in order to make the statements therein not misleading or to comply with applicable law. The information pertaining to WABC and the WABC Subsidiaries which will be included in the Applications, excluding any information in the Applications provided by ValliCorp, was or will be prepared in all material respects in accordance with applicable statutes, regulations and instructions (including regulatory accounting practices) in existence as of the date of filing of the Applications.

          4.14  Pooling of Interests.  WABC knows of no reason relating to it or
                --------------------
any of its Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

          4.15  Tax Matters.
                -----------

          (a) WABC and each WABC Subsidiary have timely filed federal income tax returns for each year through December 31, 1995 and have timely filed, or caused to be filed, all other federal, state, county, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to WABC or any WABC Subsidiary, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required to be filed by each of them, and each such return, report or other information is complete and accurate in all material respects. All taxes, fees and other governmental charges, including any interest and penalties thereon, due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such amounts, except where any such failure to pay or establish adequate reserves, except those that are being contested in good faith, which contested matters existing as of the date hereof have been disclosed to ValliCorp in writing and through the Effective Date any other contested matters will have been disclosed to ValliCorp in writing, and, as of the Effective Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. WABC or the WABC Subsidiaries have not been requested to give any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by any of them for any period and, as of the date of this Agreement and the Effective Date (except as disclosed to ValliCorp in writing with respect to occurrences after the date hereof) (A) there are no claims pending against WABC and the WABC Subsidiaries for any alleged deficiency in the payment of any taxes, and, except as Previously Disclosed, WABC does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes; and (B) to the knowledge of WABC, there have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property with a book value in excess of $250,000 owned in whole or in part by WABC and the WABC Subsidiaries or to the best of WABC's knowledge, of any real property with aggregate remaining lease payments of $250,000 or more leased by WABC and the WABC Subsidiaries. Neither WABC nor any WABC Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

          (b) Neither WABC nor any WABC Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against WABC or any WABC Subsidiary which have not been settled and paid.

          (c) WABC has made or will make available to ValliCorp copies of all its and the WABC Subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991.

          (d) No consent has been filed relating to WABC pursuant to section 341(f) of the Code.

          4.16  Employee Benefit Plans.
                ----------------------

          (a) WABC has made or will make available to ValliCorp an accurate list setting forth all qualified pension or profit-sharing plans, any deferred compensation, stock option, consulting, bonus or group insurance contract, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other material fringe benefit plans, trust agreements, arrangements and commitments of WABC and the WABC Subsidiaries, if any, or any other material incentive, welfare or employee benefit plan or agreement maintained or contributed to by WABC or any WABC Subsidiary for the benefit of employees or former employees of WABC or any WABC Subsidiary, together with copies of all such plans, agreements, arrangements and commitments that are documented, and any and all written contracts of employment. WABC has made or will make available to ValliCorp any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such plans and contracts and will make available to ValliCorp upon request (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan. None of such plans is a multiemployer plan (within the meaning of section 3(37) of ERISA).

          (b) Neither WABC nor any WABC Subsidiary (nor any pension plan maintained by any of them) has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to section 4007 of ERISA, all of which have been fully paid. No reportable event under section 4043(b) of ERISA has occurred with respect to any such pension plan, other than a reportable event that occurs by reason of the transactions contemplated by this Agreement or an event for which the 30 day notice requirement has been waived by the Pension Benefit Guaranty Corporation.

          (c) Neither WABC nor any WABC Subsidiary participates in, or has incurred any liability under section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as such term is defined in ERISA).

          (d) With respect to each employee benefit plan (as defined in section 3(3) of ERISA) of WABC which is subject to the reporting, disclosure and record retention requirements set forth in the Code and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis in all material respects.

          (e) With respect to each employee benefit plan (as defined in section 3(3) of ERISA) of WABC which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

          (1) Any act or omission by WABC, a WABC Subsidiary or any of their employees constituting a material violation of section 402 of ERISA;

          (2) Any act or omission by WABC, a WABC Subsidiary or any of their employees constituting a violation of section 403 of ERISA;

          (3) Any act or omission by WABC or any of the WABC Subsidiaries, or by any director, officer or employee thereof, constituting a violation of sections 404 and 405 of ERISA;

          (4) To the knowledge of WABC or any of the WABC Subsidiaries, any act or omission by any other person constituting a violation of section 404 or 405 of ERISA;

          (5) Any act or omission by WABC, a WABC Subsidiary or any of their employees which constitutes a violation of section 406 or 407 of ERISA and is not exempted by section 408 of ERISA or which constitutes a violation of section 4975(c) of the Code and is not exempted by section 4975(d) of the Code; or

          (6) Any act or omission by WABC, a WABC Subsidiary or any of their employees constituting a violation of section 503, 510 or 511 of ERISA.

     (f) All contributions, premiums or other payments due from WABC and the WABC Subsidiaries to (or under) any plan listed in subsection (a) have been fully paid or adequately provided for to the extent required by GAAP, on the audited financial statements for the year ended December 31, 1995 and unaudited Financial Statements for the period ended September 30, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis.

     (g) Each plan of WABC complies in all material respects with the applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder; (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder; and (C) the Americans with Disabilities Act.

     (h) Each plan of WABC complies in all material respects with the applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder. WABC does not sponsor or contribute to any retiree medical plan.

     (i) WABC has made or will make available to ValliCorp the names of each director, officer and employee of WABC and the WABC Subsidiaries as of September 30, 1996.

     (j) With respect to each employee pension plan (within the meaning of section 3(2) of ERISA) that is sponsored or maintained by WABC or a WABC Subsidiary and that is intended to be "qualified" under section 401(a) of the Code (the "WABC Plans") and their related trusts (the "WABC Trusts"), as of the Effective Time (i) the WABC Plans will in all material respects be (and currently are) in compliance with all the applicable requirements of section 401(a) of the Code; (ii) the WABC Plans and WABC Trusts have received favorable Determination Letters with respect to their initial qualification and, if applicable, covering the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984, the Retirement Equity Act of 1984 and the Tax Reform Act of 1986; (iii) WABC shall not have amended the WABC Plans or administered the WABC Plans in such a manner since receipt of the most recent Determination Letter that would preclude the issuance of a favorable Determination Letter to the WABC Plans and WABC Trusts and if the WABC Plans and WABC Trusts were terminated they could be amended as necessary to receive a favorable Determination Letter; (iv) no contributions have exceeded the limitations set forth in section 415 of the Code; (v) all filings required to be filed by WABC or the WABC Plan administrator with the IRS, Department of Labor and any other governmental agencies with respect to the WABC Plans and the WABC Trusts for all periods ending at or prior to the Effective Time will have been made on a timely basis by WABC or the WABC Plan administrator; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of section 4975 of the Code; and (vii) there shall have been no action, claim or demand of any kind known to WABC brought or threatened by any potential claimant or representative of such claimant (other than routine claims for benefits) under the WABC Plans or WABC Trusts where WABC may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in WABC's September 30, 1996, financial statements or an insurer of WABC has agreed to defend against and pay the amount of any resulting liability without reservation.

     4.17  Loans and Other Assets.
           ----------------------

     (a) WABC has or will make available to ValliCorp a list disclosing and will disclose prior to the Effective Date the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by WABC and the WABC Subsidiaries that have been classified by any bank regulatory agency, WABC's independent auditor, outside reviewer or the management of WABC or any WABC Subsidiary as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import. All such assets or portions thereof classified "Loss" have been charged off on a timely basis in full, collected or otherwise placed in a bankable condition. WABC regularly reviews and appropriately classifies its and the WABC Subsidiaries' loans and other assets in accordance with all applicable legal and regulatory requirements and GAAP. WABC has Previously Disclosed to ValliCorp the amounts and identities of all OREO that have been classified as of the date hereof or hereafter (with respect to subsequent occurrences) by WABC's independent auditor, any outside reviewer, management or any bank regulatory agency. As of the date hereof and the last day of the month preceding the month during which the Effective Date occurs, the recorded values of all OREO on the books of WABC and the WABC Subsidiaries do or will accurately reflect the net realizable values of each OREO parcel thereof in compliance with

GAAP and RAP. WABC and the WABC Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO including but not limited to taxes, maintenance and repairs as required by GAAP and RAP.

     (b) All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of WABC and the WABC Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as Previously Disclosed to ValliCorp or reserved for in the unaudited balance sheet of WABC as of September 30, 1996 in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. WABC and the WABC Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of WABC and the WABC Subsidiaries.

     4.18  Loan Loss Reserves.  The reserve for loan losses in WABC's balance
           ------------------
sheets dated September 30, 1996, December 31, 1996 and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans.

     4.19  Derivatives Contracts; Structured Notes; Etc.  Except as Previously
           ---------------------------------------------
Disclosed, neither WABC nor any WABC Subsidiary is a party to or has agreed to enter into any Derivatives Contract or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and Previously Disclosed. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of WABC or one of the WABC Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. WABC and each of the WABC Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to WABC's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on WABC.

                                   ARTICLE 5

                                   Covenants
                                   ---------

          5.1  Covenants of WABC.
               -----------------

          (a)  Approval by WABC's Shareholders.  WABC shall cause this Agreement
               -------------------------------
and the Merger to be submitted promptly for the approval of its shareholders at a special or regular meeting to be called and held in accordance with applicable laws. WABC shall use all commercially reasonable efforts to cause such meeting of its shareholders to take place not later than March 17, 1997. WABC and ValliCorp shall coordinate and cooperate with respect to the timing of said meeting and the date on which ValliCorp holds its shareholder meeting. In connection with the call of such meeting, WABC shall cause the Proxy Statement to be mailed to its shareholders. Subject to section 5 of the Securities Act, section 14 of the Exchange Act and the fiduciary duties of the Board of Directors under applicable law, the Board of Directors of WABC shall at all times prior to and during such meeting of WABC's shareholders recommend that the transactions contemplated hereby be adopted and approved by WABC's shareholders and shall, subject to such matters, use its commercially reasonable efforts to cause such adoption and approval.

          (b)  Reservation, Issuance and Registration of WABC Common Stock.
               -----------------------------------------------------------
WABC shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the WABC Common Stock; and (ii) the maximum number of shares of WABC Common Stock to which holders of Convertible Debentures or the optionholders of ValliCorp may be entitled to hereunder at or after the Effective Date. All WABC Common Stock will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, be duly authorized, legally and validly issued, fully paid and nonassessable. As promptly as practicable after the date hereof, WABC shall file and cause to be declared effective pursuant to the Securities Act one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the Securities Act and in compliance with all applicable state securities laws and regulations.

          (c)  Government Approvals.  Prior to the Effective Date, WABC, with
               --------------------
the cooperation of ValliCorp and the ValliCorp Subsidiaries, shall use its commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Federal Reserve Board under the Bank Holding Company Act; (ii) the prior approval of the Superintendent under the California Financial Code; and (iii) all other consents and approvals of government agencies as are required by law or otherwise (including those required pursuant to Section 5.3(g)) and shall do any and all acts deemed by WABC to be reasonably necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All consents or approvals referred to in clauses (i), (ii) and (iii) of this Section 5.1(c) are hereinafter referred to as the "Government Approvals." Notwithstanding anything herein to the contrary, in connection with the Government Approvals, WABC shall not be obligated to take any action pursuant to this Section 5.1(c) if the taking of such action or the obtaining of such consent or approval or obtaining any authorization, order or exemption would not, in WABC's reasonable opinion, be required to be taken under Section 6.1(h).

          (d)  Press Releases.  WABC shall not issue any press release or
               --------------
written statement for general circulation relating to the Merger, this Agreement or the Plan of Merger unless previously provided to ValliCorp for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with ValliCorp in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that WABC may, without the consent of ValliCorp, make any disclosures with regard to this Agreement or the Merger which, based on the advice of its counsel, are required under any applicable law or regulation.

          (e)  Takeover Proposals.  WABC shall not accept any offer from any
               ------------------
third party regarding a Takeover Proposal (as defined in Section 5.2(h)(1), however, references therein to ValliCorp shall be deemed for purposes of this
Section 5.1(e) to refer to WABC) of WABC with any other entity unless such offer is expressly conditioned upon the performance by WABC or its successor in interest of its obligations under this Agreement. WABC acknowledges that the restrictions and agreements contained in this Section 5.1(e) of this Agreement are reasonable and necessary to protect the legitimate interests of ValliCorp, and that any violation of this Section 5.1(e) will cause substantial and irreparable injury to ValliCorp that would not be quantifiable and for which no adequate remedy would exist at law and agrees and consents to, in addition to all other remedies which may be available to ValliCorp, the entry of an injunction by any court of competent jurisdiction against consummation of any transaction involving WABC and another party which does not comply with this
Section 5.1(e) until such transaction does comply with this Section 5.1(e).

          (f)  ValliCorp Employees; Directors and Management; Indemnification.
               --------------------------------------------------------------

               (1) WABC agrees to honor in accordance with their terms all employment, severance and employee benefit and compensation plans, contracts, agreements, arrangements, and understandings Previously Disclosed (collectively, the "ValliCorp Employment Arrangements"), and ValliCorp agrees to notify WABC substantially concurrently with the making of any salary increase or bonus payment required due to a contractual obligation under the terms of any ValliCorp Employment Arrangement.

               (2) Promptly following the Effective Time WABC shall, at a meeting of its directors (or pursuant to a written consent), take those actions necessary to cause three (3) persons who are directors of ValliCorp to become directors of WABC.

               (3) From and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is as of the date hereof, or who becomes prior to the Effective Date, a director or officer of ValliCorp or any ValliCorp Subsidiary (the "Covered Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to
          (i) the fact that he is or was a director, officer, or employee of ValliCorp, any of the ValliCorp Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Plan of Merger, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date with respect to matters occurring prior to the Effective Date, provided the Covered Party acted in good faith and in a manner he/she believed to be in the best interests of Vallicorp or the applicable Vallicorp Subsidiary (or other standard of conduct applicable under the circumstances), WABC shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, subject, however, to any applicable provisions of federal banking law or regulation, each such Covered Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Party to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date with respect to matters occurring prior to the Effective Date), the Covered Parties as a group may retain counsel reasonably satisfactory to them; provided, however, that (x)
                                           --------  -------
          WABC shall have the right to assume the defense thereof and upon such assumption WABC shall not be liable to any Covered Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Covered Party in connection with the defense thereof, except that if WABC elects not to assume such defense or counsel for the Covered Parties reasonably advises the Covered Parties that there are issues which raise conflicts of interest between WABC and the Covered Parties, the Covered Parties may retain counsel (subject to the following sentence) reasonably satisfactory to them, and WABC shall pay the reasonable fees and expenses of such counsel for the Covered Parties, (y) WABC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (z) WABC shall have no obligation hereunder to any Covered Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Covered Party in the manner contemplated hereby is prohibited by applicable law or regulation. For purposes of this Section, the Covered Parties as a group may retain only one law firm reasonably acceptable to the group unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. Notwithstanding anything to the contrary contained elsewhere herein, WABC's agreement set forth above shall be limited to cover claims only to the extent those claims are not covered under Vallicorp's directors' and officers' or any other insurance policies. WABC's obligations under this Section 5.1(f)(3) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim .

               (4) WABC agrees that all rights to indemnification and all limitations on liability existing in favor of the Covered Parties as provided in their Certificate or Articles of Incorporation, By-Laws or similar governing document as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by WABC or its successors from and after the Effective Time as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification
                          --------  -------
          in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim. WABC hereby expressly assumes the indemnification obligations of ValliCorp under the following agreements: (i) Section 6.8 of the Agreement and Plan of Reorganization between ValliCorp and Mineral King Bancorp, Inc. dated as of June 20, 1994; (ii) Section 6.7 of the Agreement and Plan of Reorganization between ValliCorp and El Capitan Bancshares, Inc. dated as of May 11, 1995, as amended; (iii) Section 6.6 of the Agreement and Plan of Reorganization between ValliCorp and CoBank Financial Corporation dated as of July 20, 1995, as amended; and (iv) Section
          6.7 of the Agreement and Plan of Reorganization between ValliCorp and Auburn Bancorp dated as of March 27, 1996.

               (5) WABC, from and after the Effective Date, will directly or indirectly cause the persons who served as directors or officers of ValliCorp and the ValliCorp Subsidiaries on or before the Effective Date to be covered by ValliCorp's existing directors' and officers' liability insurance policy (provided that WABC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) or so-called tail coverage obtained in connection with ValliCorp's directors' and officers' liability insurance policies in effect as of the Effective Date; provided that WABC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by ValliCorp for such insurance. Subject to the preceding sentence, such insurance coverage, shall commence on the Effective Date and will be provided for a period of no less than three (3) years after the Effective Date. From the date hereof through the Effective Date and subject to the foregoing, ValliCorp shall use its best efforts to arrange for tail coverage related to its then current policies of directors' and officers' liability insurance and following the Effective Date WABC shall exercise those rights which it may have to in order to commence such coverage.

               (6) In the event WABC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of WABC assume the obligations set forth in this section.

               (7) The provisions of Section 5.1(f)(3), (4), (5) and (6) are intended to be for the benefit of, and shall be enforceable by, each Covered Party and their respective heirs and representatives. In the event any Covered Party brings any action or suit to enforce any rights under the aforesaid subsections, the prevailing party shall be entitled to reasonable legal fees and costs pursuant to Section 8.9 (as if he were a party to this Agreement).

          (g)  Financial Statements.
               --------------------

               (1) WABC has delivered, or shall promptly deliver when available, to ValliCorp prior to the Effective Date true and correct copies of the WABC Financial Statements.

               (2) WABC and its Subsidiaries have delivered, or shall deliver promptly when available, to ValliCorp, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to WABC's shareholders after December 31, 1994.

               (3) WABC and its Subsidiaries have delivered, or shall deliver promptly when available, to ValliCorp true and complete copies of their respective Annual Report to Shareholders for the years ended December 31, 1995 and 1994, all periodic reports required to be filed by it or them pursuant to section 13(a) or 15(d) of the Exchange Act since December 31, 1993, all registration statements filed by WABC with the SEC since December 31, 1993, all proxy statements and other written material furnished to WABC's shareholders since December 31, 1994, and all other material reports, including call reports, relating to WABC and its Subsidiaries filed by WABC and its Subsidiaries with the SEC, the FDIC, the Superintendent, the Federal Reserve Board, or Comptroller of the Currency ("OCC") during 1994 through the date hereof and prior to the Effective Date. Except where prohibited by law, WABC and its Subsidiaries shall promptly provide ValliCorp (or its counsel) with copies of all other filings (other than information or documents therein as to which WABC is not permitted to disclose said information or document to third parties) with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

          (h)  Stock Exchange Listing. WABC shall use all reasonable efforts to
               ----------------------
cause the shares of WABC Common Stock to be issued in the Merger and the shares of WABC Common Stock to be reserved for issuance upon exercise of former ValliCorp stock options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

          5.2  Covenants of ValliCorp.
               ----------------------

          (a)  Approval by ValliCorp's Shareholders.  ValliCorp shall cause the
               ------------------------------------
Merger, this Agreement and the Plan of Merger to be submitted promptly for the approval of its shareholders at a regular or special meeting to be called and held in accordance with applicable laws. ValliCorp shall use all commercially reasonable efforts to cause such meeting of its shareholders to take place not later than March 17, 1997. ValliCorp and WABC shall coordinate and cooperate with respect to the timing of said meeting and the date on the same day on which WABC holds its shareholder meeting. In connection with the call of such meeting, ValliCorp shall cause the Proxy Statement to be mailed to its shareholders. Subject to Section 5.2(h) herein, Section 5 of the Securities Act and Section 14 of the Exchange Act, the Board of Directors of ValliCorp shall at all times prior to and during such meeting of ValliCorp shareholders recommend that the transactions contemplated hereby be adopted and approved by the ValliCorp shareholders and, subject to such matters, use its commercially reasonable efforts to cause such adoption and approval. At the time of execution and delivery of this Agreement, individual members of the Board of Directors of ValliCorp shall have delivered to WABC a Shareholder Agreement substantially in the form attached hereto as Exhibit 5.2(a). Except with the prior approval of WABC and except for the election of directors and the ratification of the selection of independent auditors at a regular meeting, neither ValliCorp nor any member of its Board of Directors shall, at the ValliCorp shareholders' meeting, submit any other matters for approval of its shareholders.

     (b)   Shareholder Lists and Other Information.  After execution hereof,
           ---------------------------------------
ValliCorp shall from time to time make available to WABC, upon request, a list of its shareholders and their addresses, a list showing all transfers of ValliCorp or the ValliCorp Subsidiaries' common stock (and any other classes of stock) and such other information as WABC shall reasonably request regarding both the ownership and prior transfers of the common stock of ValliCorp and the ValliCorp Subsidiaries.

     (c)   Government Approvals.  ValliCorp will (and will take all commercially
           --------------------
reasonable actions to cause the ValliCorp Subsidiaries to) cooperate in all reasonable respects with WABC in their undertaking in Section 5.1(c) to obtain the Government Approvals.

     (d)   Financial Statements.
           --------------------

           (i) ValliCorp has delivered, or shall promptly deliver when available, to WABC prior to the Effective Date true and correct copies of the ValliCorp Financial Statements.

          (ii) ValliCorp and the ValliCorp Subsidiaries have delivered, or shall deliver promptly when available, to WABC, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to ValliCorp's shareholders and/or directors after December 31, 1991.

          (iii) ValliCorp and the ValliCorp Subsidiaries have delivered, or shall deliver promptly when available, to WABC true and complete copies of their respective Annual Report to Shareholders for the years ended December 31, 1995 and 1994, all periodic reports required to be filed by it or them pursuant to section 13(a) or 15(d) of the Exchange Act since December 31, 1993, all registration statements filed by ValliCorp with the SEC since December 31, 1993, any final offering materials filed with the Superintendent by the ValliCorp Subsidiaries since December 31, 1993, all proxy statements and other written material furnished to ValliCorp's or the ValliCorp Subsidiaries' shareholders since December 31, 1993, and all other material reports, including call reports, relating to ValliCorp and its Subsidiaries filed by ValliCorp and the ValliCorp Subsidiaries with the SEC, FDIC, Superintendent, Federal Reserve Board, or OCC during 1993 through the date hereof and the Effective Date. Except where prohibited by law, ValliCorp and the ValliCorp Subsidiaries shall promptly provide WABC (or its counsel) with copies of all other filings with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

     (e)  Compensation.  ValliCorp and the ValliCorp Subsidiaries shall not make
          ------------
or approve any increase in the compensation payable or to become payable by ValliCorp to any of its (or the ValliCorp Subsidiaries') directors, officers, employees or agents with annual base salaries in excess of $50,000 (excluding compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement) except such increases in compensation or bonuses payable pursuant to the terms of written agreements between ValliCorp (or the ValliCorp Subsidiaries) and its directors, officers, employees or agents (which agreements have been Previously Disclosed and have not been amended on or after the date hereof), nor shall any other bonus payment or any agreement or commitment to make a bonus payment in excess of $5,000 be made other than pursuant to incentive plans as set forth in the next sentence (except with WABC's prior approval which shall not be unreasonably withheld). Nothing herein shall prevent the payment to ValliCorp or ValliCorp Subsidiary employees of salary increases or bonus payments approved by the Compensation Committee of ValliCorp's Board of Directors; provided, however,
                                                          --------  -------
that any such proposed salary increases and bonus payments in excess of $5,000 shall be consistent with ValliCorp's present policies, procedures and plans in effect for the calendar year 1996 (which shall also be applicable to calendar year 1997 unless and until modified by WABC after the Effective Date), if all such policies, procedures and plans have been Previously Disclosed to WABC;

provided, further, however, that to enable WABC to have a reasonable opportunity
--------  -------  -------
to verify such consistency, ValliCorp shall notify WABC in writing of any such intended bonuses or salary increases at least 15 days prior to advising the employee thereof and WABC shall not within such time have reasonably interposed an objection based upon the failure of such proposed action to satisfy such criteria. Further, no employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement will be entered into by ValliCorp or the ValliCorp Subsidiaries with any directors, officers, employees or agents, unless WABC has given its prior written consent (which shall not be unreasonably withheld). Without the prior written consent of WABC (which shall not be unreasonably withheld) or except as necessary to comply with the orders, directives or requests of its regulators, neither ValliCorp nor the ValliCorp Subsidiaries shall hire any new employee at an annual base salary in excess of $50,000 per year.

     (f)  Conduct of Business in the Ordinary Course.  Prior to the Effective
          ------------------------------------------
Time, ValliCorp and the ValliCorp Subsidiaries:

          (1) Shall conduct their respective businesses in the ordinary course as heretofore conducted except to the extent otherwise contemplated herein. For purposes of this Agreement, the "Ordinary Course of Business" of ValliCorp and the ValliCorp Subsidiaries shall consist of the banking and related businesses as presently conducted by ValliCorp and the ValliCorp Subsidiaries and permitted under the Bank Holding Company Act, the California Financial Code and other applicable laws and, provided ValliCorp has consulted with WABC, shall include the sale of OREO and real estate held for sale. For purposes of this Section 5.2(f), if ValliCorp seeks any consent required hereunder from an officer authorized or designated by WABC for said purpose and WABC has not approved or disapproved the request within one Business Day after the consent has been requested, said consent shall be deemed to have been approved. Unless WABC has given its previous written consent (subject to the preceding sentence) to any act or omission to the contrary (which consent shall not be unreasonably withheld), ValliCorp and the ValliCorp Subsidiaries shall, until the Effective Date, cause their respective officers to:

          (A) use all commercially reasonable efforts to preserve their respective businesses and business organizations intact;

          (B) use all commercially reasonable efforts to preserve the goodwill of customers and others having business relations with them and take no action that would impair the benefit to WABC of the goodwill of ValliCorp and the ValliCorp Subsidiaries or the other benefits of the Merger;

          (C) consult with WABC as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

          (D) maintain their respective properties in customary repair, working order and condition (reasonable wear and tear excepted);

          (E) comply in all material respects with all laws, regulations and decrees applicable to the conduct of their respective businesses;

          (F) use all commercially reasonable efforts to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

          (G) use, in cooperation with WABC, all reasonable efforts to keep available to WABC the services of their present officers and employees (it being understood that ValliCorp and the ValliCorp Subsidiaries shall have the right to terminate the employment of any officer or employee in accordance with their established employment procedures);

          (H) comply in all material respects with all orders, agreements and memoranda of understanding with respect to ValliCorp and the ValliCorp Subsidiaries made by or with the SEC, Federal Reserve Board, FDIC, or any other regulatory authority of competent jurisdiction, and promptly forward to WABC all communications received from any such authority and inform WABC of any material restrictions imposed by any governmental authority on the business of ValliCorp or the ValliCorp Subsidiaries;

          (I) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

          (J) conduct such environmental audits as ValliCorp or WABC deems necessary prior to foreclosure or otherwise (if information is or becomes available indicating a risk of environmental contamination) on any property concerning which ValliCorp or any ValliCorp Subsidiary has knowledge that asbestos or asbestos-containing materials, PCBs or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of any such audits to and consult with WABC regarding the significance of the audit prior to the foreclosure on any such property; provided, however, that if WABC requests any environmental
                    --------  -------
     audit(s) which is (are) not required by applicable law or regulation or ValliCorp's existing policies, WABC shall pay the costs of any such audit(s);

          (K) not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets or stock except in the Ordinary Course of Business, and only then for adequate value, without recourse and consistent with its customary practice; provided, however, that notwithstanding Section
                          --------  -------
     5.2(f)(1) hereof ValliCorp shall not sell or otherwise transfer all or any portion of its mortgage servicing portfolio;

          (L) with respect to any extension of credit in excess of $100,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

          (M) not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with ValliCorp's established loan procedures and in compliance with Federal Reserve Board Regulation O as applicable to ValliCorp and the ValliCorp Subsidiaries under relevant state or federal law;

          (N) not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity except pursuant to Section 5.3(g) hereof; and

          (O) shall not settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than $100,000 in which it is a party.

          (2) ValliCorp and the ValliCorp Subsidiaries will not, without first having obtained the written consent (subject to the third sentence of clause (f)(1) above) of WABC (which consent will not be unreasonably withheld), cause the officers of ValliCorp or the ValliCorp Subsidiaries to:

          (A) commit to or renew any loan with a principal amount exceeding $250,000 (subject to the proviso at the end of this subsection), unless WABC's comments concerning said commitment are addressed by ValliWide after WABC has been presented with the same information provided to the relevant loan committee (or loan officer, if no committee approval is required) and such other information as WABC may reasonably request has been provided in order to allow WABC to make an informed judgment; provided, however, that
                                                       --------  -------
     if any new loan commitment or loan renewal involves a loan to a borrower (or his Associates and Affiliates) who has (i) any other classified or criticized asset, (ii) a total lending relationship of $250,000 or more, or
     (iii) a renewal involving a classified or criticized asset, then the relevant loan subject to this subsection shall be $100,000;

          (B) purchase any investment security with a maturity in excess of three years, or, notwithstanding the consent standard in subsection (ii) above, sell any investment security in which a gain is recognized;

          (C) issue any certificate of deposit with a rate of interest which exceeds the prevailing rates at commercial banks in ValliWide's market area;

          (D)  commit to any new capital expenditure in excess of $50,000;

          (E) commit to make any construction loan if based on existing construction loans and anticipated fundings such commitment would, with respect to ValliCorp and the ValliCorp Subsidiaries on an aggregate basis, cause their respective total construction loans and construction loan commitments outstanding at the Effective Date to exceed their respective level of construction loans and construction loan commitments as of the month end preceding the date hereof; provided, however, that
                                          --------  -------
     notwithstanding the foregoing, ValliCorp may make or commit to make up to an additional $10,000,000 in construction loans (subject to its existing lending criteria as of the date hereof as Previously Disclosed to WABC) over the amount of such construction loans and commitments thereof existing as of the date hereof; provided, further, however, that any such
                            --------  -------  -------
     construction loan which is in excess of the applicable amount specified in
     Section 5.2(f)(2)(A) above, shall not be made or committed to be made unless ValliCorp shall have given WABC at least one Business Day's advance written notice of the proposal to make such loan or commitment, which written notice shall provide to WABC the same information provided to the relevant loan committee (or loan officer, if no committee approval is required) of ValliCorp or the applicable ValliCorp Subsidiary, and shall have furnished WABC with such other information as WABC may reasonably have requested, and unless the comments of WABC on the proposal shall have thereafter been addressed by ValliCorp or the applicable ValliCorp Subsidiary. For purposes of this subsection, the phrase "construction loan commitments" shall include both disbursed and undisbursed loan commitments. The construction loans and construction loan commitments of ValliCorp and the ValliCorp Subsidiaries as of the month end prior to the date of this Agreement shall have been Previously Disclosed; or

          (3) ValliCorp and the ValliCorp Subsidiaries shall promptly notify WABC in writing if any one of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Credit Officer or the General Counsel or any other in-house lawyer becomes aware of the occurrence of any of the following:

          (A) the classification of any loans, leases, other extensions of credit or commitments, or other interest-bearing assets of ValliCorp and its Subsidiaries of $100,000 or more by any internal bank examiner, management, any bank regulatory agency or ValliCorp's independent auditor(s) as "Other Loans Especially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import in the case of loans (or that would have been so classified in the case of other assets, had they been loans) and the placement of any interest-bearing asset on a watch list whether by said persons or entities; or

          (B) the filing or commencement of any legal or regulatory action or other proceeding or investigation involving ValliCorp or the ValliCorp Subsidiaries.

     (g)  Press Releases.  ValliCorp and the ValliCorp Subsidiaries shall not
          --------------
issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to WABC for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with WABC in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that ValliCorp may, without the consent of WABC, make any disclosure with regard to this Agreement or the Merger which, based on the advice of its counsel, is required under any applicable law or regulation.

     (h)  No Merger or Solicitation.
          -------------------------

          (1) ValliCorp shall not, nor shall it permit any ValliCorp Subsidiaries, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any ValliCorp Subsidiaries, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below), or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal;

     provided, however, that prior to receipt of the ValliCorp shareholder
     --------  -------
     approval described in Section 5.2(a), to the extent required by the fiduciary obligations of the Board of Directors of ValliCorp, as determined in good faith by the Board of Directors based on the advice of independent counsel, ValliCorp may, (A) in response to an unsolicited Takeover Proposal and subject to compliance with Section 5.2(h)(3), furnish information with respect to ValliCorp and its Subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by ValliCorp's independent counsel) and answer questions about such information (but not the terms of any possible Takeover Proposal) with such Person and (B) upon receipt by ValliCorp of an unsolicited Takeover Proposal and subject to compliance with Section 5.2(h)(3), participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of ValliCorp or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of ValliCorp or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of ValliCorp or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.2(h)(1) by ValliCorp. For purposes of this Agreement, "Takeover Proposal" means any written inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of the assets of ValliCorp or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Stock Option Agreement, or of 50% or more of any class of equity securities of ValliCorp or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of ValliCorp or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving ValliCorp or any of its Subsidiaries other than the transactions contemplated by this Agreement and the Stock Option Agreement.

          (2) Except as set forth herein, neither the Board of Directors of ValliCorp nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to WABC, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the receipt of the shareholder approval described in Section 5.2(a), the Board of Directors of ValliCorp, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of independent counsel, may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any Superior Proposal (as defined below), enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the third Business Day following WABC's receipt of a written notice advising WABC that the ValliCorp Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to a Superior Proposal shall necessitate an additional three Business Day period). In addition, if ValliCorp proposes to enter into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to WABC the Termination Fee (as defined in Section 5.2(h)(4)) in accordance with the provisions of Section 5.2(h)(4). For purposes of this Agreement, "Superior Proposal" means any bona fide written Takeover Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of ValliCorp Common Stock then outstanding or all or substantially all the assets of ValliCorp and otherwise on the terms which the Board of Directors of ValliCorp determines in its good faith judgment that said bona fide Takeover Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and (based on the advice of a financial advisor of nationally recognized reputation) would, if consummated, be more favorable to ValliCorp's shareholders from a financial point of view than the Merger.

          (3)  In addition to the obligation of ValliCorp set forth in paragraph
     (2) above, the Company promptly shall advise WABC orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry. ValliCorp will keep WABC fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

          (4) If this Agreement is terminated pursuant to its terms other than by WABC or ValliCorp solely because the Federal Reserve Board or Superintendent shall have issued a final order denying approval of the Merger, a failure of the condition in Section 6.1(a)(ii) occurs, or other than by ValliCorp pursuant to Section 7.1(a)(6)(i) or Section 7.1(c), and an Acquisition Event shall occur after the date hereof and within 18 months after the date of such termination, ValliCorp shall pay promptly, but in no event later than two Business Days after the occurrence of such Acquisition Event, by wire transfer of immediately available Federal Funds to such account as WABC shall designate, $6 million (the "Termination Fee") (but only if a Termination Fee shall not theretofore have been paid under
     Section 5.2(h)(2) hereof). For purposes of this subsection, the term "Acquisition Event" shall mean any of the following: (i) any Person (other than WABC or any Subsidiary thereof) shall have acquired pursuant to a tender offer or otherwise beneficial ownership of 20% or more of the outstanding shares of ValliCorp Common Stock; (ii) ValliCorp or ValliWide shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than WABC or a Subsidiary thereof) to (A) effect a merger, consolidation or similar transaction (or series of unrelated and non-integrated mergers, consolidations or similar transactions) involving ValliCorp or ValliWide (other than a merger, consolidation or similar transaction in which those holders of ValliCorp Common Stock outstanding immediately prior to each such transaction continue to own at least 80% of the ValliCorp Common Stock outstanding immediately after such transaction),
     (B) sell, lease or otherwise dispose of assets of ValliCorp or the ValliCorp Subsidiaries representing 20% or more of the consolidated assets of ValliCorp and the ValliCorp Subsidiaries, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of ValliCorp or the ValliCorp Subsidiaries (but excluding a series of unrelated and non-integrated issues, sales or other dispositions).

          (5) WABC covenants and agrees that, in the event ValliCorp makes payment of the Termination Fee to WABC upon the occurrence of an Acquisition Event in accordance with the terms of paragraph (4) above, neither WABC nor any of its Affiliates will for a period of five years after the payment of said Fee (the last day of such period, the "Standstill

     Termination Date"), unless specifically invited in writing to do so by ValliCorp and then only to the extent stated therein, in any manner acquire or agree to acquire or make any proposal to acquire, directly or indirectly, the beneficial ownership of any common stock, equity securities or other securities having voting power with respect to the election of directors of ValliCorp ("Voting Equity"), or any other securities convertible into Voting Equity or any options, warrants or other rights to acquire Voting Equity (such convertible securities, options, warrants or other rights, together with Voting Equities, being hereinafter called "Voting Securities") of ValliCorp or its Affiliates. From the date the Termination Fee is paid until the Standstill Termination Date, neither WABC nor any of its Affiliates will, except with the express written consent of ValliCorp and then only to the extent stated in such written consent, make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Regulation 14A under the Exchange
     Act) to vote or seek to advise or influence any person with respect to the voting of any Voting Securities of ValliCorp or its Affiliates. WABC covenants and agrees that, from the date the Termination Fee is paid until the Standstill Termination Date, neither it nor any of its Affiliates shall
     (i) make any Acquisition Proposal (as defined below) or proposal with respect to a Business Combination (as defined below), joint venture, or any other extraordinary business arrangement, including, but not limited to, a business arrangement which could result in a change of control of ValliCorp, in each case in respect of ValliCorp or any of its Affiliates,
     (ii) take any initiatives involving ValliCorp that would otherwise require ValliCorp to make a public announcement or make any public comment or proposal with respect to any Acquisition Proposal or Business Combination,
     (iii) join a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of Voting Securities of ValliCorp or otherwise become a "person" within the meaning of section 13(d)(3) of the Exchange Act with respect to any Voting Securities of ValliCorp or its Affiliates, (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, (v) knowingly advise, assist or encourage any third party in connection with any of the foregoing, or (vi) otherwise seek to control or influence ValliCorp or its management or Board of Directors. "Acquisition Proposal" shall mean any tender offer or exchange offer or proposal to ValliCorp (including, without limitation, any proposal or offer to stockholders of ValliCorp) with respect to a Business Combination or involving the purchase of 25% or more of the outstanding Voting Securities of ValliCorp. "Business Combination" shall mean (a) a merger, consolidation, acquisition, scheme or other analogous arrangement in which ValliCorp is a constituent corporation or party and pursuant to which Voting Securities of ValliCorp are or may be exchanged for cash, securities or other property or (b) a sale of all or substantially all of the assets of ValliCorp and its Affiliates. Notwithstanding anything herein to the contrary, nothing herein shall prevent or restrict WABC from voting any ValliCorp Common Stock it beneficially owns as of the date hereof or from selling said stock through any broker/dealer.

     (i)  ValliCorp 401(k) Plan, Profit Sharing Plan and Benefit Plans.  On and
          ------------------------------------------------------------
after the Effective Date all persons who are employed by ValliCorp and/or ValliCorp Subsidiaries on such date shall be eligible for benefits which in the aggregate are no less favorable with respect to their employment by WABC and its Subsidiaries after the Effective Date than those generally afforded to other employees of WABC and its Subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that for purposes of determining eligibility for and vesting of such employee benefits, service with ValliCorp or a ValliCorp Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of WABC. ValliCorp agrees that the ValliCorp 401(k) Plan or any other 401(k) plans may be terminated, frozen, modified or merged into the appropriate WABC qualified plans before or after the Effective Date, as determined by WABC in its sole discretion and that the ValliCorp Profit Sharing Plans and other qualified plans may be terminated, frozen, modified or merged into the appropriate WABC qualified plans after the Effective Time; provided,
                                                                    ---------
however, that Vallicorp shall not be required to take any such action prior to
-------
the Effective Date unless and until WABC acknowledges that all conditions to its obligation to consummate the Merger in Sections 6.1(a), (b), (g), (h), 6.3(a),
(b), (c), (h), (i), (j), (k) and (l) have been satisfied or waived and WABC reasonably believes the Merger will close. ValliCorp and any ValliCorp Subsidiaries will not cash out any unused vacation solely as a result of the termination of its vacation plan and WABC will recognize the unused, accrued vacation of ValliCorp's and the ValliCorp Subsidiaries' vacation plans under its plan subject to the WABC plan's limitations on the accrual of unused vacation;

provided, however, that any employee of ValliCorp or any ValliCorp Subsidiary
--------  -------
who has unused, accrued vacation time which exceeds the amount of such time such employee would be entitled to accrue under WABC's plans shall be paid for such excess time as soon as practicable after the Effective Date. ValliCorp's and the ValliCorp Subsidiaries' severance policy will be amended immediately before the Effective Date to state that no severance pay will be paid solely as a result of the transactions contemplated hereunder. Effective as of the Closing Date, WABC shall assume liability for severance pay payable to any employee of ValliCorp or ValliWide who is terminated by WABC after the Closing Date. Such payment shall be made pursuant to WABC's normal severance policy, and WABC shall compute severance pay by giving all employees of ValliCorp and ValliWide full credit for all years of service since their date of last hire with ValliCorp or ValliWide, as the case may be, except that employees of ValliCorp or ValliWide who joined ValliCorp or ValliWide prior to the date hereof as the result of the acquisition of another institution will also be given full credit for service with such institution.

     (j)  ValliCorp Accruals and Reserves.  (1) Prior to the Effective Date,
          -------------------------------
ValliCorp and the ValliCorp Subsidiaries shall review and, to the extent determined necessary or advisable by WABC in its sole discretion, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, OREO, accrual and reserve policies and practices (including loan classifications and levels of tax, loan and

OREO reserves and accruals) to (i) reflect WABC's plans with respect to the conduct of ValliCorp's business following the Merger, and (ii) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a mutually satisfactory basis with those of WABC.

     (2) Prior to the Effective Date, ValliCorp also will adjust loan loss and OREO reserves (i) in a manner consistent with its policies and practices as in effect on the date hereof and (ii) as may be appropriate, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, to the extent determined by WABC to be necessary or advisable in its sole discretion in light of the then anticipated post-closing grading, classification or disposition of certain ValliCorp assets; provided, however, that ValliCorp agrees in no event shall
                  --------  -------
ValliCorp's reserve for loan losses constitute less than 100% of total Nonperforming Loans and 1.6% of total loans as of the close of business on the last Business Day of the calendar quarter preceding the month during which the Effective Date occurs.

     (3) The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 5.2(j). Notwithstanding the foregoing, ValliCorp shall not be obligated to take in any respect any such action pursuant to subsections 5.2(j)(1)(i), (1)(ii) or 2(ii) (other than pursuant to the preceding sentence) unless and until WABC acknowledges that, as of the date of said acknowledgment, all conditions to its obligation to consummate the Merger in Sections 6.1(a), (b), (g), (h) and 6.3(a), (b), (c),
(h), (i), (j), (k) and (l) have been satisfied or waived and WABC reasonably believes the Merger will close.

     (4) As of the end of the calendar quarter immediately prior to the Effective Date, ValliCorp and the ValliCorp Subsidiaries shall create and maintain on their books one or more reserves and accruals adequate to cover a reasonable estimate, as mutually agreed to by WABC and ValliCorp, of the loss contingencies (consistent with GAAP) associated with any of the litigation matters, claims Previously Disclosed or similar matters arising after the date hereof or any environmental contamination on any property of ValliCorp or any ValliCorp Subsidiary as to which environmental audits shall be conducted pursuant to Section 5.2(f)(1)(J) hereof, unless outside counsel to ValliCorp shall have rendered its written opinion to the parties hereto that the likelihood of the incurrence of such loss is remote; provided, however, that if
                                                     --------  -------
the parties hereto cannot agree on what constitutes a reasonable estimate of such amount by 15 days prior to the end of such quarter, then either WABC or ValliCorp may require that such matter be submitted to counsel independent of all parties hereto, which shall be satisfactory to both WABC and ValliCorp, for resolution. Such independent counsel shall be a retired general counsel or director of litigation of a major publicly-held company in the financial services industry. Each of WABC and ValliCorp shall be entitled to make, within five days after such date, one written submission of not more than five pages in length to such independent counsel and one additional submission of not more than two pages in length within five days of receipt of the other party's submission. Such independent counsel shall render a written determination with respect to the matter not later than 15 days after the end of such calendar quarter. Such determination shall be conclusive and binding on the parties hereto. The fees and expenses of such independent counsel shall be shared equally by WABC and ValliCorp.

     (5) As of the end of the calendar quarter immediately prior to the Effective Date, ValliCorp and the ValliCorp Subsidiaries shall create and maintain on their books such tax reserves and accruals as shall be adequate to cover a reasonable estimate, as mutually agreed to by WABC and ValliCorp, of tax accruals, interest and penalties (consistent with GAAP) associated with or related to any existing or threatened tax audit. If WABC and ValliCorp cannot agree on what constitutes a reasonable estimate of such tax liability by 15 days prior to the end of such quarter, then the matter shall be submitted forthwith to the independent accountants of WABC and ValliCorp for resolution, provided
                                                                     --------
that if such independent accountants are unable to resolve the matter by agreement by the end of such quarter, the matter shall be referred to a third independent accounting firm, selected by the mutual agreement of WABC and ValliCorp, who shall determine the matter within 15 days of the end of such calendar quarter. Such determination shall be conclusive and binding on the parties hereto. The fees and expenses of WABC's accountants shall be borne by WABC and those of ValliCorp's independent accountants shall be borne by ValliCorp, and the fees and expenses of any such third independent accounting firm shall be shared equally by WABC and ValliCorp.

     (k)  Asset Review.  ValliCorp shall continue to engage its internal asset
          ------------
review examiners to identify potential losses with respect to loans and other assets on the books of ValliCorp and its Subsidiaries and who shall have reviewed all Nonperforming Assets and other classified or criticized assets as of a date within three months preceding the Effective Date. ValliCorp shall promptly provide a copy of such reports to WABC. Between the date of this Agreement and January 31, 1997, all assets of ValliCorp and its Subsidiaries, including classified or criticized and Nonperforming Assets, may be reviewed by WABC and WABC may provide a report thereon to ValliCorp setting forth WABC's grading or other assessment thereof (including accounting treatment and loss recognition) utilizing ValliCorp's regular loan/OREO review criteria consistent with GAAP and RAP. WABC shall use its commercially reasonable efforts to complete such review as promptly as practicable but in any event shall complete such review by January 31, 1997. ValliCorp may either accept and implement WABC's grading or other assessments (including accounting treatment and loss recognition) concerning loans or OREO by January 31, 1997, or, if it does not agree with WABC's conclusions as set forth in the report, refer the matter for resolution by one or more of the independent loan and appraisal experts Previously Disclosed by WABC (the "Independent Loan Reviewer" or "Independent Appraiser") who shall immediately review and/or appraise said loan(s) or OREO utilizing ValliCorp's regular loan/OREO review criteria consistent with GAAP and RAP. The parties agree that if the Independent Loan Reviewer believes it necessary to retain an Independent Appraiser (or if such an Appraiser is required by the penultimate sentence below), the selection and supervision thereof of said Appraiser shall be at the discretion and under the control of the Independent Loan Reviewer. ValliCorp and the ValliCorp Subsidiaries agree to recognize on their books and records all loan losses and record all OREO at their net realizable value (and record related OREO expenses) based on the review/appraisal by the Independent Loan Reviewer or Independent Appraiser no later than March 15, 1997. WABC agrees to accept the views of the Independent Loan Reviewer and Independent Appraiser. Additionally, ValliCorp agrees that through the Effective Date, it and the ValliCorp Subsidiaries shall maintain consistent loan grades with respect to any of their respective loans which have been or are participated to any other ValliCorp Subsidiary or to ValliCorp. With respect to any OREO, based on all known information available from time to time, if it appears that the then current independent appraisals may not be accurate or upon request of and at the expense of WABC, ValliCorp shall immediately obtain updated independent appraisals by an Independent Appraiser (utilizing ValliCorp's regular criteria consistent with GAAP and RAP) and provide copies of all such appraisals to WABC. Any new or additional write-downs or OREO expenses shall be recorded immediately upon receiving any updated independent appraisal.

     (l)  Changes in Capital Stock; ValliCorp Dividends.  At or after the date
          ---------------------------------------------
hereof and at or prior to the Effective Time, except with the prior written consent of WABC or as otherwise provided in this Agreement:

          (1) Neither ValliCorp nor any ValliCorp Subsidiary shall amend its or their Certificate or Articles of Incorporation or Association, as the case may be, or Bylaws; make any change in their respective authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of their shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option or warrant relating to, right to acquire, or security convertible into, shares of their capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, capital stock or other equity security of their respective companies, or agree to do any of the foregoing except with respect to the exercise of stock options or voluntary conversion of the Convertible Debentures currently outstanding on the date hereof.

          (2) Neither ValliCorp nor any ValliCorp Subsidiary shall propose, declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution) other than regular quarterly cash dividends on its common stock in amounts substantially equivalent to dividends paid in the two years prior to the date hereof (it being understood that declaration of a quarterly dividend equal to the most recent previous quarterly dividend or pursuant to the last sentence of Section 5.2(l)(3) below will be deemed to meet this standard), provided that no ValliCorp Subsidiary shall declare or pay a cash dividend if as a result thereof the ValliCorp Subsidiary would cease to be adequately capitalized within the meaning of applicable bank regulations and except as permitted elsewhere in this Section 5.2(l), ValliCorp shall not declare, set aside or pay any dividends or other distributions prior to the Effective Time.

          (3) After the date of this Agreement, each of WABC and ValliCorp shall coordinate with the other the declaration of any dividends in respect of WABC Common Stock and ValliCorp Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of WABC Common Stock or ValliCorp Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of WABC Common Stock and/or ValliCorp Common Stock and any shares of WABC Common Stock any such holder receives in exchange therefor in the Merger. ValliCorp agrees not to increase its quarterly dividend to a level that is greater than .4098 times WABC's then current dividend, but may increase its dividend to that level without breaching this Section 5.2(l)(3).

     (m)  Indebtedness.  Neither ValliCorp nor any of the ValliCorp Subsidiaries
          ------------
shall incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of such party or guarantee any long-term debt securities of others other than in replacement for existing or maturing debt.

     (n)  Execution and Delivery of Stock Option Agreement.  ValliCorp agrees
          ------------------------------------------------
that as a condition of and inducement to WABC to enter into this Agreement it will enter into the Stock Option Agreement dated the date hereof which shall be executed and delivered to WABC immediately upon the execution and delivery of this Agreement.

     (o)  Noncompetition Agreements.  On the date of this Agreement, ValliCorp
          -------------------------
shall deliver to WABC the director noncompetition agreements in substantially the form attached hereto as Exhibit 5.2(o)(i), dated the date hereof, from the directors listed on Exhibit 5.2(o)(ii) (it being agreed by WABC that said agreements shall not be effective until the Effective Time).

     5.3  Covenants of WABC and ValliCorp.
          -------------------------------

     (a)  Proxy Statement; Registration Statement.  As promptly as practicable
          ---------------------------------------
after the date hereof, WABC and ValliCorp shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of ValliCorp and WABC in connection with the Merger and the transactions contemplated thereby and to be filed by WABC as part of the Registration Statement. WABC will advise ValliCorp, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the WABC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     (b)  Commercially Reasonable Efforts.
          -------------------------------

          (1) WABC and ValliCorp shall each use all commercially reasonable efforts in good faith, and each of them shall cause their respective subsidiaries to use all commercially reasonable efforts in good faith, to
     (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.3(a), and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

          (2) ValliCorp shall give prompt written notice to WABC, and WABC shall give prompt written notice to ValliCorp, of (i) the occurrence, impending or threatened occurrence or failure to occur, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of ValliCorp or WABC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use its best efforts to prevent or remedy such failure promptly.

     (c)  Investigation.  ValliCorp and WABC each will keep the other advised of
          -------------
all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. WABC and ValliCorp each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such
--------  -------
transactions and shall not interfere unnecessarily with normal operations. WABC and ValliCorp agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation by WABC or ValliCorp shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto, and such representations, warranties and conditions shall survive such investigation.

     (d)  Access to Properties, Books and Records; Confidentiality.  Upon
          --------------------------------------------------------
reasonable notice, WABC and ValliCorp shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and all other information concerning its business, properties and personnel as such other party may reasonably request. ValliCorp shall also provide to WABC copies of all annual management letters and opinions and other correspondence and documents in its files prepared by its certified public accountants since January 1, 1992, and shall use its commercially reasonable efforts to cause Deloitte & Touche and Ernst & Young to make available to WABC, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, their respective work papers and documentation relating to its work papers and its audits of the books and records of ValliCorp and the ValliCorp Subsidiaries. The nonpublic information provided hereunder shall be held in confidence to the extent provided in the letter agreement dated June 25, 1996, between WABC and ValliCorp (the "Letter Agreement"), the terms and provisions of which the parties hereby reaffirm. Each party shall use its commercially reasonable efforts to cause its officers, directors, employees, auditors, and attorneys to cooperate with the other in its reasonable requests for information.

     (e)  Accounting Methods.  Neither ValliCorp nor WABC shall change its
          ------------------
methods of accounting in effect at December 31, 1995, except as required by changes in GAAP as concurred in by such party's independent auditor.

     (f)  Affiliates.
          ----------

          (1) ValliCorp and WABC shall cooperate and use their commercially reasonable efforts to identify those persons who may be deemed to be "affiliates" of ValliCorp or WABC within the meaning of Rule 145 promulgated by the Commission under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment. ValliCorp and WABC shall use their respective commercially reasonable efforts to cause each person so identified to deliver to WABC, no later than 40 days prior to the Effective Date, a written agreement (which agreement shall be substantially in the form of Exhibit 5.3(f)(i) (in the case of ValliCorp Affiliates) and 5.3(f)(ii) (in the case of WABC Affiliates) hereof). Shares of WABC Common Stock issued to such Affiliates of ValliCorp and WABC in exchange for ValliCorp Common Stock or previously owned by them shall not be transferable until such time as financial results covering at least 30 days of combined operations of WABC and ValliCorp have been published within the meaning of section 201.01 of the Commission's Codification of

     Financial Reporting Policies, regardless of whether each such Affiliate has provided the written agreement referred to in this Section. WABC shall have no obligation to deliver a certificate for WABC Common Stock in exchange for the ValliCorp Certificates held by any affiliate until said affiliate has executed and delivered the written agreement described in this Section 5.3(f).

          (2) WABC shall use all commercially reasonable efforts to publish as soon as practicable after the end of the first month after the Effective Date in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     (g)  Structural Changes to Certain ValliWide Branches.  Attached to the
          ------------------------------------------------
WABC disclosure letter is a schedule of certain ValliWide branches which (a) ValliCorp has determined to close or consolidate (the "Category A Branches") and
(b) certain additional branches which ValliCorp has indicated will be sold, closed or consolidated (the "Category B Branches"). Except as set forth in the WABC disclosure letter, Vallicorp shall use its commercially reasonable efforts to effect closure, consolidation or sale (in the case of the branch designated in such disclosure letter as being offered for sale) of the Categories A and B Branches prior to the end of the calendar quarter immediately prior to the Effective Date (which efforts shall include but not be limited to the immediate preparation and filing of appropriate governmental applications to sell, close or consolidate all of said branches), provided that as to the Category B Branches, ValliCorp shall not be required to actually effect closure, consolidation or sale of any such branches if under the circumstances then existing it is reasonably likely that any of the conditions to the Merger set forth in Sections 6.1(a), (b), (c), (g), (h) or 6.2(a), (b) or 6.3(i) or (l)
will not be satisfied. Any costs, expenses or restructuring charges relating to the consolidation or closure of the Category A Branches shall be reflected on the books and records of ValliCorp for purposes of determining satisfaction of the condition set forth in Section 6.3(l) hereof, and any such costs, expenses or restructuring charges with respect to the sale, consolidation or closure of the Category B Branches shall be disregarded for such purpose but shall, except as provided in the WABC disclosure letter, be reflected on the ValliCorp Financial Statements as of the end of the calendar quarter immediately prior to the Effective Date. After the date hereof, WABC may designate other branches of ValliWide in addition to those referred to above in this subsection as WABC may deem appropriate for structural changes, including sales, consolidations and closures, for implementation after the Effective Date. Upon WABC's request, ValliCorp shall promptly cause there to be prepared and submitted to WABC for review drafts of such filings, notices or applications as may be necessary or appropriate to obtain any required Governmental Approvals with respect to such structural changes of the branches described in the immediately preceding sentence, but ValliCorp shall not be required to file or publish any thereof prior to the Effective Date.

     (h)  FHLB Advances and Security Agreement.  Following the date hereof,
          ------------------------------------
ValliCorp and ValliWide shall cooperate in all reasonable respects with WABC in connection with WABC's determination with respect to the assumption of that certain Advances and Security

Agreement dated as of January 24, 1994, entered into by and between the Federal Home Loan Bank of San Francisco and Bank of Fresno, and four confirmations of advances, dated December 15, 1995.

     (i)  Available for Sale Investment Securities Portfolio of ValliCorp.  WABC
          ---------------------------------------------------------------
and ValliCorp agree to cooperate in all reasonable respects to minimize depreciation of ValliCorp's available for sale investment securities portfolio from and after the date hereof.

     (j)  Retention Bonus Payments.  Subject to the WABC disclosure letter,
          ------------------------
ValliCorp shall not make retention bonus payments without WABC's consent (which shall not be unreasonably withheld). To that end, the parties shall cooperate in all reasonable respects to, by mutual agreement, identify those persons who shall receive retention bonus payments. Such retention bonus payments shall be payable to those persons identified pursuant to the foregoing sentence in accordance with the terms of retention agreements, which agreements shall be in a form reasonably acceptable to WABC.

     (k)  Notification re: Book Value Test.  ValliCorp shall notify WABC in
          --------------------------------
writing immediately if it determines that it will not satisfy the book value test set forth in Section 6.3(l) hereof as of December 31, 1996. If ValliCorp sends such a notice, WABC shall have ten (10) Business Days after receipt of such notice to notify ValliCorp whether it will terminate this Agreement pursuant to Section 7.1(a).

     5.4  Closing.
          -------

     (a)  Closing Date.  The closing (the "Closing") shall, unless another date,
          ------------
time or place is agreed to in writing by WABC and ValliCorp, be a date and time as soon as practicable, which shall be no later than sixty (60) days after receipt of all Government Approvals; provided, however, that in no event will
                                     --------  -------
WABC be required to close prior to May 1, 1997; and provided further that WABC shall provide ValliCorp with at least 10 calendar days' notice of the anticipated Effective Date. Notwithstanding anything to the contrary contained in this Agreement, if for any reason the adjustments required under Section 5.2(j), Section 5.2(k) or Section 5.3(g) hereof have not been recorded on ValliCorp's books for the quarter ended prior to the Effective Date, then WABC in its sole and absolute discretion may elect to close the Merger on any date up to and including August 15, 1997. The Closing will be held at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California or such other place as may be agreed by the parties.

     (b)  Delivery of Documents.  At the Closing, the opinions, certificates and
          ---------------------
other documents required to be delivered by this Agreement shall be delivered.

     (c)  Filings.  At the Closing, WABC and ValliCorp shall instruct their
          -------
respective representatives to make or confirm such filings as shall be required in the opinion of counsel to WABC and ValliCorp to give effect to the Merger.

                                   ARTICLE 6

                             Conditions Precedent
                             --------------------

          6.1  Conditions Precedent - WABC and ValliCorp.
               -----------------------------------------

          The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the holders of (i) ValliCorp Common Stock entitled to vote thereon and (ii) WABC Common Stock entitled to vote thereon;

          (b) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of WABC threatened by the Commission to suspend the effectiveness of such Registration Statement, and WABC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

          (c) No event shall have occurred that shall preclude, in the opinion of KPMG Peat Marwick, the Merger from being accounted for as a pooling of interests, and the parties shall have received a letter from KPMG Peat Marwick to the effect that the Merger shall qualify for such pooling-of-interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission;

          (d) Neither WABC nor ValliCorp or ValliWide shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement and the Plan of Merger;

          (e) The shares of WABC Common Stock that may be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance;

          (f) WABC and ValliCorp shall have each received such certificates and other closing documents as counsel for WABC and ValliCorp shall reasonably request;

          (g) Each party hereto shall have received, or the other party hereto shall have satisfied itself that such party will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to ValliCorp or WABC, as the case may be, and no such consent or license or permit shall have been withdrawn or suspended, unless the failure to obtain such consents, individually or in the aggregate, would not have a Material Adverse Effect on ValliCorp or WABC, as the case may be; and

          (h) All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to
           --------  -------
have been received if it imposes any condition or requirement or disapproves any aspect of any Application which, in the reasonable opinion of the Board of Directors of WABC or ValliCorp so materially and adversely affects the anticipated economic and business benefits to WABC or ValliCorp of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable (in which case WABC shall promptly notify ValliCorp). For purposes of this Agreement, no condition, requirement or disapproval shall be deemed to so adversely affect the anticipated economic and business benefits to WABC or ValliCorp of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable, if such condition does not materially differ from conditions regularly imposed by the governmental authority in orders approving transactions of the type contemplated by this Agreement or compliance with such condition, requirement or disapproval would not (A) require or prevent the taking of any action inconsistent with the manner in which WABC or ValliCorp has conducted its business previously or as contemplated by this Agreement, (B) have a Material Adverse Effect upon WABC or ValliCorp, or (C) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement. Notwithstanding any other provision of this subsection, the conditions set forth in this subsection shall not be deemed to be satisfied if any Governmental Approval or any order relating thereto shall contain any terms or conditions which shall be such as to prevent WABC from effecting achievement of the level of operating efficiency improvements as Previously Disclosed by WABC to ValliCorp.

          6.2  Conditions Precedent - ValliCorp.  The obligations of ValliCorp
               --------------------------------
to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Effective Date unless waived by ValliCorp pursuant to Section 8.11 hereof:

          (a) The representations and warranties of WABC set forth in Article 4 hereof that are qualified as to materiality shall be true and correct and any representations and warranties that are not so qualified shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Effective Date as though made on and as of the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) unless the failures or inaccuracies of such representations and warranties to be so true and correct could not reasonably be expected to result in or constitute, individually or in the aggregate, a Material Adverse Effect on WABC;

          (b) WABC shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Agreement and the Plan of Merger, unless the failure to perform or comply with any obligation or covenant relates to an immaterial obligation or covenant which, taken together with all similar failures, does not constitute a material failure to perform or a material failure to comply;

          (c) WABC shall have delivered to ValliCorp a certificate, dated the Closing Date and signed by its respective Chairman, President or Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

          (d) ValliCorp shall have received the opinion of Pillsbury Madison & Sutro LLP, dated the Closing Date, as to the matters specified in Exhibit 6.2(d) hereto;

          (e) ValliCorp shall have received an opinion of Pillsbury Madison & Sutro LLP in form and substance reasonably satisfactory to ValliCorp satisfying
Section 6.3(h) herein;

          (f) WABC shall not, on a consolidated basis, have suffered any Material Adverse Effect since September 30, 1996; and

          (g) ValliCorp shall have received from KPMG Peat Marwick LLP letters addressed to ValliCorp not more than two (2) Business Days prior to the effective date of the Registration Statement and a date not more than ten (10) Business Days prior to the Effective Date, with respect to certain financial information regarding WABC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

          6.3  Conditions Precedent - WABC.  The respective obligations of WABC
               ---------------------------
to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by WABC pursuant to Section 8.11 hereof:

          (a) The representations and warranties of ValliCorp and ValliWide set forth in Article 3 hereof that are qualified as to materiality shall be true and correct and any representations and warranties that are not so qualified shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Effective Date as though made on and as of the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) unless the failures or inaccuracies of such representations and warranties to be so true and correct could not reasonably be expected to result in or constitute, individually or in the aggregate, a Material Adverse Effect on ValliCorp;

          (b) ValliCorp and ValliWide shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Reorganization Agreement and the Plan of Merger, unless the failure to perform or comply with any obligation or covenant relates to an immaterial obligation or covenant which, taken together with all similar failures, does not constitute a material failure to perform or a material failure to comply;

          (c) ValliCorp shall not, on a consolidated basis, have suffered any Material Adverse Effect since September 30, 1996;

          (d) ValliCorp shall have delivered to WABC a certificate, dated the Closing Date and signed by its Chairman, President or any Executive Vice President to the effect that the conditions set forth in this Section have been satisfied;

          (e) The Rights issued pursuant to the ValliCorp Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement;

          (f) WABC shall have received from Deloitte & Touche LLP letters addressed to WABC dated not more than two (2) Business Days prior to the effective date of the Registration Statement and a date not more than ten (10) Business Days prior to the Closing Date, with respect to certain financial information regarding ValliCorp, each in form and substance which is customary in transactions of the nature contemplated by this Agreement;

          (g) WABC shall have received opinions of Lillick & Charles and McCormick, Barstow, Sheppard, Wayte & Carruth or other legal counsel to ValliCorp satisfactory to WABC, dated the Closing Date, as to the matters specified in Exhibit 6.3(g) hereto; and

          (h) WABC shall have received an opinion of Pillsbury Madison & Sutro LLP reasonably satisfactory in form and substance to WABC substantially to the effect that the Merger when consummated in accordance with the terms hereof and the Plan of Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and that the exchange of ValliCorp Common Stock to the extent exchanged for WABC Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of ValliCorp.

          (i) No investigation, legal action, proceeding or legal impediment pertaining to the Merger or any transactions contemplated hereby or related thereto or hereto shall have arisen or be pending or threatened which, in the reasonable opinion of WABC, so adversely affects the anticipated economic and business benefits to WABC of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable.

          (j) WABC shall have received executed noncompetition agreements pursuant to Section 5.2(o) with respect to the directors of ValliCorp.

          (k) At least three days prior to Closing, WABC shall have received a letter from each director of ValliWide and any other ValliCorp Subsidiary tendering his or her resignation as of the Effective Date.

          (l) Prior to March 1, 1997 (unless a later date is necessary due to the provisions of Section 5.2(k)) WABC shall have received consolidated financial statements of ValliCorp and the ValliCorp Subsidiaries (which financial statements shall be accompanied by those footnotes required by GAAP), as of December 31, 1996. Such financial statements shall be warranted by ValliCorp to present fairly the information stated therein at the date thereof, in accordance with GAAP, such accounting principles having been consistently applied (except for inconsistencies, if any, attributable to changes promulgated by the Financial Accounting

Standards Board). Such financial statements shall also have been audited by Deloitte & Touche, which audit shall have been conducted in accordance with generally accepted auditing standards; and such financial statements shall be accompanied by the auditor's report, which shall state that in Deloitte & Touche's opinion, such financial statements present fairly, in all material respects, the financial position and results of ValliCorp and the ValliCorp Subsidiaries as of the date of such financial statements in accordance with GAAP, and which report and opinion shall not be qualified in a manner not acceptable to WABC in the exercise of its business judgment. Based on said audited balance sheet, ValliCorp shall have a consolidated book value as of December 31, 1996 of at least $138,885,000. Based on said audited balance sheet and ValliCorp's unaudited consolidated balance sheet as of March 31, 1997, ValliCorp shall have a consolidated book value as of March 31, 1997 of at least $138,885,000.

          No more than ten (10) Business Days after March 31, 1997 or the quarter end immediately preceding the Effective Date, whichever shall last occur, WABC shall have received a consolidated balance sheet of ValliCorp and the ValliCorp Subsidiaries as of such quarter end. In addition, such balance sheet shall be warranted by ValliCorp to present fairly the information stated therein at the date thereof, in accordance with GAAP, such accounting principles having been consistently applied (except for inconsistencies, if any, attributable to changes promulgated by the Financial Accounting Standards Board). Based on said balance sheet, ValliCorp shall have a consolidated book value as of such quarter end of at least $138,885,000; provided, however, that
                                                       --------  -------
for purposes of preparing the preceding calculation for such quarter end any charges, writedowns, reserves, provisions and similar expenses which are required to be made pursuant to Section 5.2(j)(2)(i) (including without limitation any charges or reserves required to achieve compliance with the proviso in Section 5.2(j)(2)), (4) or (5), or Section 5.2(k) or Section 5.3(g) but not recorded in ValliCorp's books because not required to be so recorded pursuant to ValliCorp's policies and practices, shall be recorded on a pro forma basis such that the parties can determine whether the preceding book value test will be actually satisfied. Immediately upon the determination of the amount of such items pursuant to Sections 5.2(j)(2), (4) or (5), 5.2(k) and 5.3(g), ValliCorp shall record (to the extent not previously recorded) all such charges, writedowns, reserves, provisions and similar expenses to the extent consistent with GAAP in its March 31, 1997 financial statements if such financial statements have not been previously issued publicly (or subsequent quarter end financial statements if the financial statements for the quarter ended March 31, 1997 have previously been so issued).

          The parties agree that all investment banking, legal and accounting expenses in excess of $1,500,000 that have been or will be incurred by ValliCorp in connection with the Merger from and after June 25, 1996 and recorded on its books as of March 31, 1997 shall be excluded for purposes of calculating the book value tests as set forth in this Section 6.3(l). The parties further agree that the effect of Capital Transactions (as defined below), losses reflected in shareholders' equity pursuant to GAAP, if any, existing as of the date hereof, or which result after the date hereof, in ValliCorp's available for sale investment portfolio due to rising interest rates, and any adjustments to ValliCorp's books pursuant to Section 5.2(j)(1) or 2(ii) shall be disregarded for purposes of calculating the book value tests as set forth in this Section 6.3(l). "Capital Transactions" shall include all ValliCorp stock option exercises, debt conversions, ESOP and DRIP share issuances, net of any ValliCorp share repurchases, to the extent that any such exercises, conversions, issuances or repurchases shall have occurred after June 30, 1996. The parties agree that if ValliCorp's consolidated book value (determined in the manner described above) as of March 31, 1997 (or subsequent quarter end, if applicable) is less than $138,885,000 but more than $125,000,000, then the Exchange Ratio as adjusted for all other adjustments provided for in this Agreement shall be adjusted downward according to the following formula (and no failure of a condition shall have occurred):

                                             Book Value (March 31, 1997
Exchange Ratio =  Prior Exchange  X  (or subsequent quarter end, if applicable))
                      Ratio          -------------------------------------------
                                                    $138,885,000


If ValliCorp's consolidated book value (as determined in the manner described above) as of the end of the calendar quarter preceding the Effective Date is less than $125,000,000, this Section 6.3(l) shall not be satisfied.

                                   ARTICLE 7

                       Termination, Waiver and Amendment
                       ---------------------------------

     7.1  Termination.
          -----------

     (a)  Termination.  This Agreement and the Plan of Merger may be terminated
          -----------
as follows:

          (1) By the mutual consent of the Boards of Directors of both WABC and ValliCorp at any time prior to the consummation of the Merger.

          (2)  By the Board of Directors of WABC on or after August 15, 1997, if
     (A) any of the conditions in Section 6.3 to which the obligations of WABC are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived by WABC and ValliCorp shall have failed to complete the Merger.

          (3) By the Board of Directors of WABC if a Material Adverse Effect shall have occurred with respect to ValliCorp and the ValliCorp Subsidiaries taken as a whole since September 30, 1996, or there has been failure or prospective failure on the part of ValliCorp or ValliWide to comply with its obligations under this Agreement, or any failure or prospective failure to comply with any of the conditions set forth in
     Section 6.3 hereof.

          (4) By WABC if, after the date hereof, any person (other than WABC or any Subsidiary thereof) shall become and remain for ten Business Days the beneficial owner of 10% or more of the then outstanding shares of ValliCorp or any Person (other than WABC or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 10% of the then outstanding shares of ValliCorp.

          (5) By the Board of Directors of ValliCorp on or after August 15, 1997, if (A) any of the conditions contained in Section 6.2 to which the obligations of ValliCorp are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived but WABC shall have failed to complete the Merger; provided, however, that if WABC is engaged at the time
                          --------  -------
     in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Government Approvals or if WABC shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give ValliCorp the right to terminate this Agreement until the earlier of (A) twelve (12) months after the date of this Agreement and (B) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto.

          (6) By the Board of Directors of ValliCorp if (i) a Material Adverse Effect shall have occurred with respect to WABC and the WABC Subsidiaries taken as a whole since September 30, 1996, or (ii) there has been failure or prospective failure on the part of WABC to comply with its obligations under this Agreement, or (iii) any failure or prospective failure to comply with any condition set forth in Section 6.2.

          (7) By the Board of Directors of ValliCorp, if the Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-day period commencing one day after the Determination Date, if the Average Price as of the Determination Date of shares of WABC Common Stock shall be less than $46.13 (the "Minimum Price"); subject, however, to the following three sentences. If ValliCorp
              -------  -------
     elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to WABC; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the two-day period commencing on the day after receipt of such notice, WABC shall have the option in the case of a failure to satisfy the condition set forth in this clause, of adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest ten thousandth), the numerator of which is the product of the Minimum Price and .4313 and the denominator of which is the Average Price. If WABC makes an election contemplated by the preceding sentence, within such two-day period, it shall give prompt written notice to ValliCorp of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Reorganization Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section.

            For purposes of this subsection, "Determination Date" shall mean the last day of the 20 trading day period referred to in the definition of Average Price.

     (b)  Notice.  The power of termination hereunder may be exercised by WABC
          ------
or ValliCorp, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

     (c)  Breach of Obligations.  If there has been a material breach by either
          ---------------------
party in the performance of any of the obligations herein which shall not have been cured within thirty (30) days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

     (d)  Termination and Expenses.  Termination of this Agreement shall not
          ------------------------
terminate or affect the Stock Option Agreement or the representations and warranties in Article 3 insofar as they relate to the Stock Option Agreement or the obligations of the parties under Section 5.1(e), 5.2(h) or 8.1 or otherwise to pay expenses as provided elsewhere herein, to maintain the confidentiality of the other party's information pursuant to Section 5.3(d), or the provisions of this Section 7.1(d) or of Section 8.5, 8.8 or 8.9 or the second sentence of
Section 8.3 and shall not affect any agreement after such termination. The parties agree that any termination of this Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties or their respective officers or directors from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' willful breach of its covenants, agreements, representations or warranties hereunder.

     7.2  Survival of Representations, Warranties and Covenants.  No
          -----------------------------------------------------
investigation by WABC or ValliCorp made before or after the date hereof shall affect the representations and warranties which are contained in this Agreement; provided that all representations, warranties, covenants and agreements in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants and agreements that by their terms are to survive or be performed, in whole or in part, after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive WABC or ValliCorp (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either WABC or ValliCorp, the aforesaid representations, warranties, covenants and agreements being material inducements to the consummation by WABC and ValliCorp of the transactions contemplated herein.

     7.3  Amendment or Supplement.  This Reorganization Agreement and the Plan
          -----------------------
of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby.


                                   ARTICLE 8

                                 Miscellaneous
                                 -------------

     8.1  Fees and Expenses.
          -----------------

     (a) Unless otherwise agreed by the parties in writing or as otherwise provided herein, each party hereto shall bear and pay all costs and expenses incurred by it incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, including fees and expenses of its own financial consultants, accountants and counsel, except that WABC and ValliCorp each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement. Notwithstanding the foregoing provisions of this Section 8.1, if this Agreement and the Plan of Merger are terminated by either party pursuant to Section 7.1(c) hereof because of a willful breach by the other party of any representation, warranty, covenant or agreement as set forth in Section 7.1(c), and provided that the terminating party shall not have been in breach of any representation and warranty (in any material respect), covenant or agreement contained herein or in the Plan of Merger, then the breaching party shall bear and pay all the costs and expenses incurred by the parties, with respect to the fees and expenses of financial and other consultants, investment bankers, accountants, counsel printers and persons involved in the transactions contemplated by this Reorganization Agreement, including the preparation of the Registration Statement and Proxy Statement and the solicitation of proxies, in each case that are not employees of the party that incurred such fees and expenses. Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty days of the termination of this Reorganization Agreement and the Plan of Merger.

     (b) Notwithstanding anything to the contrary contained herein, the aggregate amount of gain realized by WABC pursuant to the Stock Option Agreement from ValliCorp (or the Substitute Option Seller (as defined in the Stock Option Agreement)), when added to the Termination Fee, if any, received by WABC shall not in the aggregate exceed $15,000,000, and, in the event WABC realizes gain in excess of such amount under the Stock Option Agreement from the Company (or the Substitute Option Seller), WABC undertakes promptly to pay back to ValliCorp, by wire transfer of immediately available funds, the amount of such excess.

     8.2  Entire Agreement; Severability.  This Agreement, the Plan of Merger,
          ------------------------------
the Stock Option Agreement and the documents, certificates, agreements, letters and schedules and exhibits attached or required to be delivered pursuant hereto or thereto and the Letter Agreement set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior agreements, arrangements or understandings with respect thereto. Each provision of this Agreement, the Plan of Merger and the Stock Option Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof or thereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

     8.3  Binding Agreement.  The terms and conditions of this Agreement and the
          -----------------
Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

     8.4  No Assignment.  No party hereto may assign this Agreement or any of
          -------------
its rights, privileges, duties or obligations hereunder (whether by operation of law or otherwise) to any other Person without the prior written consent of the other parties to this Agreement. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

     8.5  Notices.  All notices or other communications which are required or
          -------
permitted hereunder shall be effective only if in writing and delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to ValliCorp or ValliWide:

     ValliCorp Holdings, Inc.
     8405 North Fresno Street
     Fresno, CA 93720
     Attention:  J. Mike McGowan
                 Chairman and Chief Executive Officer
     Tele. No.:  (209) 437-5705
     Fax No.:  (209) 437-0231

     With a required copy to:

     ValliCorp Holdings, Inc.
     8405 North Fresno Street
     Fresno, California 93720
     Attention:  E. L. Herbert, Esq.
     Tele. No.:  (209) 437-5705
     Fax No.:  (209) 437-0231

     and to:

     Lillick & Charles
     Two Embarcadero Center
     San Francisco, California 94111
     Attention:  Ronald Bachli, Esq.
     Tele. No.:  (415) 984-8200
     Fax No.:  (415) 984-8300

     If to WABC:

     David L. Payne
     Chairman of the Board
     Westamerica Bancorporation
     1108 Fifth Avenue
     San Rafael, CA 94901
     Tele. No.:  (415) 257-8000
     Fax No.:  (415) 257-8015

     With a required copy to:

     Pillsbury Madison & Sutro LLP
     P.O. Box 7880
     San Francisco, CA 94120-7880
     Attention:  Jonathan D. Joseph, Esq.
     Tele. No.:  (415) 983-1000
     Fax No.:  (415) 983-1200

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

     8.6  Captions.  The captions contained in this Agreement are for reference
          --------
purposes only and are not part of this Agreement.

     8.7  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

     8.8  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law is mandatorily applicable, and the laws of California shall govern the validly and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     8.9  Attorneys' Fees.  In any action at law or suit in equity in relation
          ---------------
to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     8.10  Specific Performance.  The parties hereby acknowledge and agree that
           --------------------
the failure of either ValliCorp, ValliWide or WABC to fulfill any of its respective covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury to the other party (or parties) for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto does hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of its obligations and to the granting by any such court of the remedy of the specific performance by it of its obligations hereunder.

     8.11  Waivers.  Prior to or at the Effective Time, except with respect to
           -------
any required shareholder or regulatory approval, WABC and ValliCorp, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of ValliCorp and WABC) extend the time for the performance of any of the obligations or other acts of ValliCorp, on the one hand, or WABC, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided,
                                                                     --------
however, that no such waiver executed after approval of this Agreement and the
-------
Plan of Merger by the shareholders of ValliCorp or WABC shall change the number of shares of WABC Common Stock into which each share of ValliCorp Common Stock shall be converted pursuant to the Merger. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this
Section 8.11 shall be in accordance with the provisions of Section 8.5 hereof.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                              VALLICORP HOLDINGS, INC.



/s/ E. L. Herbert                   By /s/ J. Mike McGowan
----------------------------------     --------------------------------------
E. L. Herbert                          J. Mike McGowan
Executive Vice President, General      Chairman and Chief Executive Officer
Counsel and Secretary

(SEAL)

Attest                              VALLIWIDE BANK



/s/ E. L. Herbert                   By /s/ J. Mike McGowan
----------------------------------     --------------------------------------
E. L. Herbert                          J. Mike McGowan
Executive Vice President, General      Chairman and Chief Executive Officer
Counsel and Secretary

(SEAL)

Attest                                 WESTAMERICA BANCORPORATION



/s/ Mary Anne Bell                     By /s/ David L. Payne
----------------------------------     --------------------------------------
Mary Anne Bell                            David L. Payne
Assistant Corporate Secretary             Chairman, President and Chief
                                          Executive Officer
(SEAL)

                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER, dated as of ________________, 1996 (this "Merger Agreement"), is made and entered into by and between ValliCorp Holdings, Inc., a Delaware corporation ("Seller") and Westamerica Bancorporation, a California corporation ("Buyer").

                              W I T N E S S E T H:

     A. The Boards of Directors of Buyer and Seller have approved, and deem it advisable and in the best interests of Buyer, Seller and their respective shareholders, that Buyer and Seller consummate the business transaction provided for herein in which Seller would merge with and into Buyer (the "Merger").

     B. Buyer and Seller have entered into an Agreement and Plan of Reorganization dated as of November 11, 1996 (the "Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

     NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, the parties to this Merger Agreement hereby agree that Seller shall be merged with and into Buyer in accordance with the provisions of the laws of the State of California and the State of Delaware upon the terms and subject to the conditions set forth as follows:

     1.  The Merger.
         ----------

     1.1  Effective Time.  On ____________, 199_ and (i) upon the filing with
          --------------
the California Secretary of State of a duly executed counterpart of this Merger Agreement with the officers' certificates prescribed by Section 1103 of the California General Corporation Law attached thereto, and (ii) upon the filing with the Delaware Secretary of State of a duly executed counterpart of this Merger Agreement ("Effective Date") the Merger shall become effective. The effective time of the Merger on the Effective Date shall be 11:59 p.m., Pacific
                                                            -----
Standard Time.

     1.2  Effect of the Merger.  On the Effective Date, Seller shall be merged
          --------------------
with and into Buyer and the separate corporate existence of Seller shall cease. Buyer shall be the surviving corporation (the "Surviving Corporation") in the Merger. It shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Seller and the separate existence of Buyer as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises shall continue unaffected and unimpaired by the Merger.

     2.  Corporate Governance Matters.
         ----------------------------

     2.1 From and after the Effective Date and until thereafter amended as provided by law: (a) the Articles of Incorporation of Buyer as in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and (b) the Bylaws of Buyer as in effect immediately prior to the Effective Date shall be and continue to be the Bylaws of the Surviving Corporation.

     2.2 On the Effective Date: (a) the directors of the Surviving Corporation shall be those persons who are the directors of Buyer immediately prior to the Effective Date; and (b) the officers of the Surviving Corporation shall be those persons who are the officers of Buyer at the Effective Date. Additional members of the Board of Directors and officers of the Surviving Corporation may be elected or appointed subsequent to the Effective Date pursuant to the terms of the Agreement and in accordance with the Bylaws of the Surviving Corporation. Such directors and officers shall continue to hold office from and after the Effective Date until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected and qualified. Removal and replacement of such directors and officers, subject to any contractual rights they may have, shall be governed by the Bylaws of the Surviving Corporation and the General Corporation Law of the State of California. If, at the Effective Date, a vacancy shall exist on the Board of Directors or in the officers of Buyer, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

     3.  Conversion of Shares.
         --------------------

     3.1  Conversion of Seller Shares.  As of the Effective Date, by virtue of
          ---------------------------
the Merger and without any action on the part of the holder of the common stock of Seller, par value $.01 per share (a "Seller Share" or "Seller Common Stock"):

           (a) Each issued and outstanding Seller Share (other than fractional shares, or any shares as to which dissenters' rights have been perfected), including each attached right issued pursuant to the Rights Agreement dated as of March 25, 1996 between Seller and First Interstate Bank of California, shall be converted into _______ shares of the common stock, without par value, of Buyer ("Buyer Common Stock" or a "Buyer Share").

           (b) From and after the Effective Date, the holders of certificates formerly representing Seller Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Section 262 of the General Corporation Law of the State of Delaware.

           (c) On the Effective Date, all shares of Seller Common Stock held in the treasury of Seller or owned beneficially by any subsidiary of Seller other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Seller Common Stock owned by Buyer or owned beneficially by any subsidiary of Buyer other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

     3.2  Fractional Shares.  Notwithstanding any other provision hereof, no
          -----------------
fractional shares of Buyer Common Stock shall be issued to holders of Seller Shares. In lieu thereof, each such holder entitled to a fraction of a share of Buyer Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's Seller Shares, an amount in cash equal to the market value per share of the Common Stock of Buyer, calculated by taking the average of the closing price quoted on the Nasdaq, as reported in The Wall Street Journal, for each of the twenty consecutive trading days prior to five trading days prior to the Effective Date, rounded to 4 decimal places (whether or not there were any trades in Buyer Common Stock on such days), multiplied by the fraction of a share of Buyer Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.

     3.3  Surrender of Seller Shares.
          --------------------------

     (a) Prior to the Effective Date, Buyer shall appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to Seller and Buyer, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Buyer Common Stock, and at and after the Effective Date, Buyer shall issue and deliver to the Exchange Agent certificates representing the Buyer Common Stock, as shall be required to be delivered to holders of Seller Shares pursuant to Section 3.1 of this Merger Agreement. As soon as practicable after the Effective Date, each holder of Seller Shares converted pursuant to Section 3.1, upon surrender to the Exchange Agent of one or more certificates for such Seller Shares for cancellation, along with duly executed transmittal materials to be mailed after the Effective Date by the Exchange Agent, will be entitled to receive a certificate representing the number of shares of Buyer Common Stock determined in accordance with Section 3.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 3.2. Each certificate representing Buyer Common Stock will bear a notation incorporating the Amended Rights Agreement (as that term is defined in Section 1.4 of the Agreement) by reference and certificates representing the Buyer Common Stock will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement ("Rights"). Certificates issued for the Buyer Common Stock shall be deemed to be certificates for said Rights.

     (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Buyer Common Stock after the Effective Date will be paid to persons entitled to receive such certificates for Buyer Common Stock until such persons surrender their certificates representing Seller Shares. Upon surrender of such certificates representing Seller Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Buyer Common Stock as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

     (c) If any certificate for a Buyer Share is to be issued in a name other than that in which the certificate for a Seller Share surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Buyer Share in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Buyer and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

     (d)  All dividends or distributions, and any cash to be paid pursuant to
Section 3.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Seller Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Buyer, and after such time any holder of a certificate representing a Seller Share who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Buyer for payment or delivery of such dividends or distributions or cash, as the case may be. Buyer shall not be liable to any holder of a share of Seller Common Stock for such share (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Upon the Effective Date, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made or recognized.

     (f) In the event that prior to the Effective Date the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by recapitalization, reclassification, stock dividend, stock split or other like changes in Buyer's or Seller's capitalization, or a distribution shall be made on Buyer Common Stock or Seller Common Stock in any security convertible into Buyer Common Stock or Seller Common Stock, respectively (provided that no such action shall be taken by Seller without Buyer's prior written consent pursuant to Section 5.2 of the Agreement), then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Buyer Common Stock to be thereafter delivered pursuant to this Merger Agreement.

     3.4 All shares of Buyer Common Stock shall remain outstanding and unaffected by the Merger.

     4.  Termination and Amendment.
         -------------------------

     4.1 The obligations of the parties to effect the Merger shall be subject to all the terms and conditions contained in the Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of Seller or Buyer, this Merger Agreement shall terminate forthwith in the event that the Agreement shall be terminated as therein provided.

     4.2 This Merger Agreement may be amended by Buyer and Seller at any time prior to the Effective Date without the approval of the shareholders of Seller or Buyer with respect to any of its terms except the terms relating to the form or amount of consideration to be delivered to the Seller shareholders in the Merger. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

     4.3 This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

     5.  Miscellaneous.
         -------------

     5.1 The Agreement is and will be maintained on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 4550 Mangels Boulevard, Fairfield, California 94585.

     5.2 A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost to any stockholder of Seller or Buyer.

     5.3 The Agreement between the parties to the Merger has been approved, adopted, certified, executed and acknowledged by each of the Seller and Buyer in accordance with the requirements of Chapter 12 of the California General Corporation Law and Section 252 of the General Corporation Law of the State of Delaware.

     5.4 The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Seller, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceedings to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings and directs the Secretary of State of the State of Delaware to mail copies of such process to the following address: 4550 Mangels Boulevard, Fairfield, California 94585.

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.


                                   BUYER



                                   By
                                      -----------------------------
                                      David L. Payne, President and
                                       Chief Executive Officer



                                   By
                                      -----------------------------
                                      Mary Anne Bell, Assistant
                                       Corporate Secretary


                                   SELLER



                                   By
                                      -----------------------------
                                      J. Mike McGowan, Chairman and
                                       Chief Executive Officer



                                   By
                                      -----------------------------
                                      Edwin L. Herbert, Secretary

                                                                         ANNEX B
                            STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT, dated November 11, 1996, between Westamerica Bancorporation, a California corporation ("Buyer"), and ValliCorp Holdings, Inc., a Delaware corporation ("Seller").

                              W I T N E S S E T H:

          WHEREAS, Buyer, Seller and ValliWide Bank (Seller's subsidiary) have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

          WHEREAS, as a condition to Buyer's entering into the Merger Agreement and in consideration therefor, Seller has agreed to grant Buyer the Option (as hereinafter defined):

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. (a) Seller hereby grants to Buyer an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 3,474,187 fully paid and nonassessable shares of Seller's Common Stock, par value $.01 per share ("Common Stock"), at a price of $18.00 per share; provided, however, that
                                                        -----------------
in the event Seller issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $18.00 per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares for which
         ----------------
this Option is exercisable exceed 19.9% of the Seller's issued and outstanding common shares. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

              (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (or any treasury shares held by Seller have been or are sold after the date hereof) (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Seller or Buyer to breach any provision of the Merger Agreement.

          2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such
          --------
exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the effective time of the Merger on the Effective Date; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (provided that if an Initial Triggering Event continues or
                  --------
occurs beyond such termination, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.

              (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:


                   (i) Seller or any of its Subsidiaries (each a "Seller Subsidiary"), without having received Buyer's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than Buyer or any of its Subsidiaries (each a "Buyer Subsidiary") or the Board of Directors of Seller shall have recommended that the stockholders of Seller approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Seller or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Seller, (y) a purchase, lease or other acquisition representing 15% or more of the consolidated assets of Seller and its Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Seller or any Significant Subsidiary of Seller;

                   (ii) Seller or any Seller Subsidiary, without having received Buyer's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Buyer or a Buyer Subsidiary, or the Board of Directors of Seller shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Buyer, its recommendation that the stockholders of Seller approve the transactions contemplated by the Merger Agreement;

                   (iii) Any person other than Buyer, any Buyer Subsidiary or any Seller Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                   (iv) Any person other than Buyer or any Buyer Subsidiary shall have made a bona fide proposal to Seller or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                   (v) After a proposal is made by a third party to Seller or its stockholders to engage in an Acquisition Transaction, Seller shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Buyer to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                   (vi) Any person other than Buyer or any Buyer Subsidiary, other than in connection with a transaction to which Buyer has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

              (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                   (i) The acquisition by any person of beneficial ownership of 15% or more of the then outstanding Common Stock; or

                   (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 15%.

              (d) Seller shall notify Buyer promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Seller shall not be a condition to the right of the Holder to exercise the Option.

              (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Seller a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if
                                                            --------
the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without
                                                 ----------------
limiting the foregoing, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Buyer receives official notice that an approval of the Federal Reserve Board or any other regulatory authority required for the purchase of Option Shares (as hereinafter defined) would not be issued or granted, (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval or
(iii) Holder (or Substitute Holder) shall have the right pursuant to the last sentence of Section 7 (or Section 9) to exercise the Option (or Substitute Option), Buyer shall nevertheless be entitled to exercise its right as set forth in Section 7 and Buyer or Holder (or Substitute Holder) shall be entitled to exercise the Option (or Substitute Option) in connection with the resale of Seller Common Stock or other securities pursuant to a registration statement as provided in Section 6.

          (f) At the Closing referred to in subsection (e) of this Section 2, the Holder shall pay to Seller the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Seller, provided that failure or refusal of Seller to designate such a bank account
--------
shall not preclude the Holder from exercising the Option.

          (g) At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Seller shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Seller a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Seller shall not have redeemed the Rights (as defined in the Stockholders' Rights Plan adopted by Seller on March 25, 1996, as amended (the "Rights Agreement")), or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent rights or new rights with terms substantially the same as and at least as favorable to Buyer as are provided under the Rights Agreement or any similar agreement then in effect.

          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Seller and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Seller and will be provided to the holder hereof without charge upon receipt by Seller of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Seller a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Seller, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Seller of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Seller shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder or the Seller shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Seller shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Seller agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Seller; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding

Company Act of 1956, as amended ("BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, to cooperate fully with the Holder in preparing such applications or notices and to provide such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and the Seller duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Seller, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Seller of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Seller will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Seller, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

              (a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Buyer shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Buyer would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

              (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

          6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event (or as otherwise provided in the last sentence of Section 2(e)), Seller shall, at the request of Buyer delivered within 30 days after such Subsequent Triggering Event (or such trigger date as is provided in the last sentence of Section 2(e)) (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Buyer. Seller will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Buyer for a period of 18 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Buyer for registration of Option Shares as provided above, Seller is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Seller, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after
                                                  -----------------
any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Seller in the aggregate; and provided further, however, that if such reduction occurs, then the Seller shall
----------------
file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur (and such registration shall not be charged against the Holder). Each such Holder shall provide all information reasonably requested by Seller for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Seller shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Seller. Upon receiving any request under this Section 6 from any Holder, Seller agrees to send a copy thereof to any other person known to Seller to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days after such occurrence (or such later period as provided in Section 10 or the last sentence of Section 2(e)), Seller (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to
(x) the amount by which (A) the market/offer price (as defined below) exceeds
(B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Buyer's Out-of-Pocket Expenses (as defined below) (to the extent not previously reimbursed) and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days after such occurrence (or such later period as provided in Section 10), Seller shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated plus
(y) Buyer's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees. The term "market/offer price" shall mean the highest of (i) the highest price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Seller, (iii) the highest closing price for shares of Common Stock quoted in the New York Stock Exchange (or if Common Stock is not quoted in the New York Stock Exchange, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotation Systems, or, if the shares of Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of assets representing 15% or more of the consolidated assets of Seller and its Subsidiaries, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Seller as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Seller outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

          (b) The Holder or the Owner, as the case may be, may exercise its right to require Seller to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Seller, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Seller to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Seller shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Seller is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Seller is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Seller shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Seller is no longer so prohibited; provided, however, that if Seller at any time after delivery of a notice of
-----------------
repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Seller hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Seller shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Seller is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Seller described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          8. (a) In the event that prior to an Exercise Termination Event, Seller shall enter into an agreement (i) to consolidate with or merge into any person, other than Buyer or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Buyer or one of its Subsidiaries, to merge into Seller and Seller shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Buyer or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

              (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Seller (if other than Seller), (ii) Seller in a merger in which Seller is the continuing or surviving person, and (iii) the transferee of all or substantially all of Seller's assets.

              (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

              (3) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

              (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Seller is the issuer of the Substitute Option, the
          --------
          Average Price shall be computed with respect to a share of common stock issued by the person merging into Seller or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons,
--------
be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the

"Substitute Option Seller") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (f) Seller shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Seller hereunder.

          9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Seller shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Buyer's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Seller shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to
(x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Buyer's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Seller to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Seller, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Seller to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provision of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Seller shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Seller is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Seller is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the

Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Seller shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Seller is no longer so prohibited; provided,
                                                                       ---------
however, that if the Substitute Option Seller is at any time after delivery of a
-------
notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Seller shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Seller shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Seller is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Seller described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30 day period.

          10. The 30-day period for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

          11. Seller hereby represents and warrants to Buyer as follows:

          (a) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) Seller has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c) Seller has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

          (d) Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provisions of the Certificate of Incorporation or by-laws of Seller or any Subsidiary of Seller or, subject to obtaining any approvals or consents contemplated hereby, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any Subsidiary of Seller or their respective properties or assets which Violation would have a Material Adverse Effect on Seller.

          12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Buyer, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as provided in
Section 10); provided, however, that until the date 30 days following the date
             -----------------
on which the Federal Reserve Board approves an application by Buyer under the BHCA to acquire the shares of Common Stock subject to the Option, Buyer may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Seller, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Buyer's behalf, or (iv) any other manner approved by the Federal Reserve Board.

          13. Immediately following an Initial Triggering Event, each of Buyer and Seller will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the NASDAQ.NMS upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Buyer shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

          14. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making without the prior written consent of Seller an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Merger Agreement), then (i) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by Seller at the Option Price. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.

          15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder or Substitute Option Holder is not permitted to acquire, or Seller or Substitute Option Seller is not permitted to repurchase pursuant to
Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Seller to allow the Holder to acquire or to require Seller to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          22. In the event of any exercise of the Option by Buyer, Seller and Buyer shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                          VALLICORP HOLDINGS, INC.



                                          By: /s/ J. Mike McGowan
                                             -----------------------

                                          Name: J. Mike McGowan

Attest: /s/ E. L. Herbert                 Title: Chairman and Chief Executive
        -----------------------                   Officer

Name: E. L. Herbert

Title: Executive Vice President, General
        Counsel and Secretary


                                          WESTAMERICA BANCORPORATION



                                          By: /s/ David L. Payne
                                              ----------------------

                                          Name: David L. Payne

Attest: /s/ Mary Anne Bell                Title: Chairman, President and
        -----------------------                   Chief Executive Officer

Name: Mary Anne Bell

Title: Assistant Corporate Secretary

                                                                         ANNEX C

November 11, 1996

Board of Directors
ValliCorp Holdings, Inc.
8405 North Fresno Street
Fresno, CA 93720

Gentlemen:

We understand that ValliCorp Holdings, Inc., a Delaware corporation ("Seller"), and Westamerica Bancorporation, a California corporation ("Buyer"), propose to enter into an Agreement and Plan of Reorganization dated November 11, 1996 (the "Merger Agreement"), pursuant to which Seller will be merged with and into Buyer, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $0.01 par value per share ("Seller Common Stock"), of Seller will be converted into the right to receive the number of shares of the common stock, no par value per share ("Buyer Common Stock"), of Buyer which is equal to that number of shares determined by dividing $21.00 by the Average Price (as defined in the Merger Agreement), subject to adjustment if, among other things, the Average Price is less than $48.69 or more than $53.81 (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

ValliCorp Holdings, Inc.
November 11, 1996
Page 2


In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to September 30, 1996 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) reviewed and discussed with representatives of the management of Buyer certain information of a business and financial nature regarding the Buyer, including third party analyst estimates with respect to Buyer; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (xi) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by Seller's management, the financial forecasts for Buyer derived from third party analyst estimates, and the forecasts regarding the impact of cost savings on the combined companies, with your consent we have assumed for purposes of our opinion that the forecasts (including without limitation the assumptions regarding cost savings) have been reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of Seller, Buyer and the combined companies and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to Seller as to all legal matters with respect to Seller, the Merger and the Merger Agreement. You acknowledge that we have not discussed with Seller's independent accountants any financial reporting matters with respect to Seller, the Merger and the Merger Agreement. You have informed us, and we have

ValliCorp Holdings, Inc.
November 11, 1996
Page 3


assumed, that the Merger will be recorded as a "pooling of interests" under generally accepted accounting principles. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Seller and Buyer are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with an offering of securities of Seller and performed various investment banking services for Seller.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address any

ValliCorp Holdings, Inc.
November 11, 1996
Page 4


other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                            Very truly yours,

                                            /s/ MONTGOMERY SECURITIES

                                                                         ANNEX D

November 11, 1996

Members of the Board of Directors
Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, CA 94915

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common shares of Westamerica Bancorporation ("Westamerica") of the consideration to be paid by Westamerica, in the proposed merger (the "Merger") of ValliCorp Holdings, Inc. ("ValliCorp") with and into Westamerica. Pursuant to the Agreement and Plan of Reorganization (the "Agreement") and subject to the terms and conditions therein, each holder of common shares of ValliCorp will receive, in exchange for common shares of ValliCorp, Westamerica common shares in the ratio of 0.4098 shares of Westamerica common shares for each share of ValliCorp common stock subject certain adjustments as described in the Agreement.

We have acted for Westamerica and for the Board of Directors as financial advisor in connection with this transaction and will receive a fee for our services. We have previously provided investment banking and financial advisory services to Westamerica and have acted as financial advisor to companies acquired by both Westamerica and ValliCorp. We currently are a market maker in both Westamerica and ValliCorp common shares.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to ValliCorp and Westamerica, including consolidated financial statements for recent years and interim periods to September 30, 1996;
(iv) certain other publicly available financial and other information concerning Westamerica and ValliCorp and the trading markets for the publicly traded securities of Westamerica and ValliCorp; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Westamerica or a committee thereof in connection with the Merger. We have held discussions with senior management of Westamerica and of ValliCorp concerning their past and current operations, financial condition and prospects.

We have reviewed with senior management of Westamerica earnings projections for Westamerica as a stand-alone entity, assuming the Merger does not occur, prepared by Westamerica. We reviewed ValliCorp's five year Strategic Plan and Profit Improvement Plan for ValliCorp as a stand-alone entity, assuming the Merger does not occur

Westamerica Bancorporation
November 11, 1996
Page 2

prepared by ValliCorp. We have also reviewed with the senior management of Westamerica the projected operating cost savings reasonably expected by Westamerica resulting from the Merger with ValliCorp. Certain pro forma financial projections for the combined companies and for Westamerica and ValliCorp as stand-alone entities were derived by us based upon the projections and growth assumptions discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by us based upon the projections discussed above and believed by us to be realizable in the Merger.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of Westamerica and ValliCorp as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Westamerica and ValliCorp are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Westamerica or ValliCorp, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interests) described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of Westamerica of the consideration to be paid by Westamerica in the Merger and does not address Westamerica's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Westamerica and ValliCorp, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Westamerica and for ValliCorp; (ii) the assets and liabilities of

Westamerica Bancorporation
November 11, 1996
Page 3

Westamerica and ValliCorp, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based only upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

It is understood that this letter is for the information of the Board of Directors of Westamerica and may not be relied upon by any other person or used for any other purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of Westamerica with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration to be paid by Westamerica in the Merger is fair, from a financial point of view, to the holders of the common shares of Westamerica.

Very truly yours,


/s/ HOEFER & ARNETT INCORPORATED

                                                                         ANNEX E


                      CALIFORNIA GENERAL CORPORATION LAW


(S) 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

          (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

          (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause [(A)] or [(B)] of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

          Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

          (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

          (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

          (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court consideres equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

(S) 1306.  PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

          To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307.  DIVIDENDS ON DISSENTING SHARES

          Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

          Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

          Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for enforcement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

          If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311.  EXEMPT SHARES

          This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

          (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation ("Agents") in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

  Article VII of the Registrant's Restated Articles of Incorporation, as amended, authorizes the Registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Registrant and its shareholders. Article VII also authorizes the Registrant to provide insurance for Agents provided that, in cases where the Registrant owns all or a portion of the shares of the company issuing the insurance policy, such company and/or the policy must meet certain conditions set forth in Section 317. Article V of the Registrant's Bylaws provides for mandatory indemnification of each director of the Registrant except as prohibited by law.

  The Registrant maintains a directors' and officers' liability insurance policy that indemnifies the Registrant's directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers that require the Registrant, among other things, (i) to maintain directors' and officers' insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the Registrant to the fullest extent permitted by California law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Note: Exhibits marked with a + are incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-52146). Exhibits marked with a ++ are incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995. Each such Exhibit had the number in parentheses immediately following the description of the Exhibit herein.

  (A) Exhibits.

 EXHIBIT
 NUMBER
 -------
   2.1   Agreement and Plan of Reorganization among the Registrant, ValliCorp Holdings,
          Inc., and ValliWide Bank, dated as of November 11, 1996 (included as Annex A to the Joint Proxy Statement/Prospectus (without certain exhibits)).
   4.1+  Specimen of the Registrant's Common Stock certificate with Rights Legend. (4.1)
   4.2++ Amended and Restated Rights Agreement, dated as of March 23, 1995, between the
          Registrant and Chemical Trust Company of California. (4(a))
   4.3   The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of the
          Registrant and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the SEC upon request.
   5.1   Opinion of Pillsbury Madison & Sutro LLP.
  23.1   Consent of KPMG Peat Marwick LLP (Westamerica) (see Page II-6).
  23.2   Consent of Arthur Andersen LLP.
  23.3   Consent of Grant Thornton LLP.

 EXHIBIT
 NUMBER
 -------
  23.4   Consent of Deloitte & Touche LLP (ValliCorp) (see Page II-7).
  23.5   Consent of Ernst & Young LLP.
  23.6   Consent of Grant Thornton LLP.
  23.7   Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).
  23.8   Consent of Price Waterhouse LLP.
  23.9   Consent of Montgomery Securities.
  23.10  Consent of Hoefer & Arnett, Inc.
  24.1   Power of Attorney (see Page II-4).
  99.1   Form of proxy to be used in soliciting shareholders of Westamerica for the
          Westamerica Special Meeting.
  99.2   Form of proxy to be used in soliciting shareholders of ValliCorp for the
         ValliCorp Special Meeting.

  (B) Financial Statement Schedules: Not applicable.

ITEM 22. UNDERTAKINGS.

  (1) The undersigned Registrant hereby undertakes: (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (7) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on the 5th day of December 1996.

                                       WESTAMERICA BANCORPORATION

                                                   /s/ David L. Payne
                                       By ____________________________________
                                                     David L. Payne
                                          Chairman of the Board of Directors,
                                                     President and
                                                Chief Executive Officer

                               POWER OF ATTORNEY

  Know All Men By These Presents, that the person whose signature appears below constitutes and appoints David L. Payne his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                         TITLE                   DATE

        /s/ Etta Allen             Director                   December 5, 1996
-------------------------------
          Etta Allen

    /s/ Louis E. Bartolini         Director                   December 5, 1996
-------------------------------
      Louis E. Bartolini

  /s/ Charles I. Daniels, Jr.      Director                   December 5, 1996
-------------------------------
    Charles I. Daniels, Jr.

        /s/ Don Emerson            Director                   December 5, 1996
-------------------------------
          Don Emerson

     /s/ Dennis R. Hansen          Senior Vice President and  December 5, 1996
-------------------------------     Controller (Principal
       Dennis R. Hansen             Financial & Accounting
                                    Officer)

      /s/ Arthur C. Latno          Director                   December 5, 1996
-------------------------------
        Arthur C. Latno

                                   Director                   December  , 1996
-------------------------------
       Patrick D. Lynch

           SIGNATURE                         TITLE                    DATE

                                   Director                    December  , 1996
-------------------------------
   Catherine Cope MacMillan

                                   Director                    December  , 1996
-------------------------------
  Dwight H. Murray, Jr., M.D.

                                   Director                    December  , 1996
-------------------------------
       Ronald A. Nelson

       /s/ Carl R. Otto            Director                    December 5, 1996
-------------------------------
         Carl R. Otto

      /s/ David L. Payne           Chairman of the Board of    December 5, 1996
-------------------------------     Directors, President and
        David L. Payne              Chief Executive Officer

    /s/ Edward B. Sylvester        Director                    December 5, 1996
-------------------------------
      Edward B. Sylvester

                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Westamerica Bancorporation:

We consent to incorporation by reference in the Joint Proxy Statement/Prospectus included in the registration statement on Form S-4 of Westamerica Bancorporation related to the proposed merger of ValliCorp Holdings, Inc. with Westamerica Bancorporation of our report dated January 18, 1996, relating to the consolidated balance sheets of Westamerica Bancorporation as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Westamerica Bancorporation. On January 31, 1995 and July 17, 1995, the Company acquired PV Financial and North Bay Bancorp, respectively, on a pooling-of-interests basis. We did not audit the financial statements of PV Financial and North Bay Bancorp as of and for the years ended December 31, 1994 and 1993. Those statements, included in the 1994 and 1993 restated consolidated totals, were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for PV Financial and North Bay Bancorp, is based solely on the reports of the other auditors.

We also consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

/s/ KPMG Peat Marwick LLP
San Francisco, California
December 5, 1996

                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Westamerica Bancorporation on Form S-4 of our report relating to the supplemental consolidated financial statements of ValliCorp Holdings, Inc. and subsidiaries dated June 17, 1996 (which includes an emphasis paragraph relating to the supplemental consolidated financial statements restated for the poolings of interests subsequent to the date of the historical financial statements and includes an explanatory paragraph referring to the 1994 change in method of accounting for securities), appearing in the Proxy Statement - Prospectus, appearing in Registration Statement No. 333-06411 of ValliCorp Holdings, Inc. on Form S-4, and to the references to us under the headings "THE MERGER - Representations and Warranties; Conditions to the Merger" and "EXPERTS" in the Joint Proxy Statement - Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

December 3, 1996
Fresno, California

                                 EXHIBIT INDEX

Note: Exhibits marked with a + are incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-52146). Exhibits marked with a ++ are incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995. Each such Exhibit had the number in parentheses immediately following the description of the Exhibit herein.

 EXHIBIT
 NUMBER                        DOCUMENT DESCRIPTION
 -------                       --------------------
  2.1    Agreement and Plan of Reorganization among the Registrant,
          ValliCorp Holdings, Inc., and ValliWide Bank, dated as of
          November 11, 1996 (included as Annex A to the Joint Proxy
          Statement/Prospectus (without certain exhibits)).
  4.1+   Specimen of the Registrant's Common Stock certificate with
          Rights Legend. (4.1)
  4.2++  Amended and Restated Rights Agreement, dated as of March 23,
          1995, between the Registrant and Chemical Trust Company of
          California. (4(a))
  4.3    The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds
          10% of the total assets of the Registrant and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not
          included as exhibits to this Registration Statement. The
          Registrant agrees to furnish copies of such instruments to the
          SEC upon request.
  5.1    Opinion of Pillsbury Madison & Sutro LLP.
 23.1    Consent of KPMG Peat Marwick LLP (Westamerica) (see Page II-6).
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Grant Thornton LLP.
 23.4    Consent of Deloitte & Touche LLP (ValliCorp) (see Page II-7).
 23.5    Consent of Ernst & Young LLP.
 23.6    Consent of Grant Thornton LLP.
 23.7    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit
         5.1).
 23.8    Consent of Price Waterhouse LLP.
 23.9    Consent of Montgomery Securities.
 23.10   Consent of Hoefer & Arnett, Inc.
 24.1    Power of Attorney (see Page II-4).
 99.1    Form of proxy to be used in soliciting shareholders of
          Westamerica for the Westamerica Special Meeting.
 99.2    Form of proxy to be used in soliciting shareholders of ValliCorp for the ValliCorp Special Meeting.